            AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2002
                                           REGISTRATION STATEMENT NOS. 333-88446
                                                                    333-88446-01

________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                              -------------------

        PROVIDENT FINANCIAL GROUP, INC.                     PFGI CAPITAL CORPORATION
 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS    (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                   CHARTER)                                         CHARTER)
                     OHIO                                           MARYLAND
 (STATE OR OTHER JURISDICTION OF INCORPORATION    (STATE OR OTHER JURISDICTION OF INCORPORATION
               OR ORGANIZATION)                                 OR ORGANIZATION)
                  31-0982792                                       04-3659419
     (I.R.S. EMPLOYER IDENTIFICATION NO.)             (I.R.S. EMPLOYER IDENTIFICATION NO.)
            ONE EAST FOURTH STREET                           ONE EAST FOURTH STREET
            CINCINNATI, OHIO 45202                           CINCINNATI, OHIO 45202
                (513) 579-2000                                   (513) 579-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE      (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
 NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S     NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S
         PRINCIPAL EXECUTIVE OFFICES)                     PRINCIPAL EXECUTIVE OFFICES)
              MARK E. MAGEE, ESQ.                              MARK E. MAGEE, ESQ.
                GENERAL COUNSEL                                  GENERAL COUNSEL
        PROVIDENT FINANCIAL GROUP, INC.                  PROVIDENT FINANCIAL GROUP, INC.
            ONE EAST FOURTH STREET                           ONE EAST FOURTH STREET
            CINCINNATI, OHIO 45202                           CINCINNATI, OHIO 45202
                (513) 579-2861                                   (513) 579-2861
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND          (NAME, ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT  TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT
                 FOR SERVICE)                                     FOR SERVICE)

                              -------------------

                                 WITH COPIES TO

            ROBERT EVANS III, ESQ.                          KENNETH L. BACHMAN, ESQ.
            DANIELLE CARBONE, ESQ.                      CLEARY GOTTLIEB STEEN & HAMILTON
              SHEARMAN & STERLING                          2000 PENNSYLVANIA AVENUE NW
             599 LEXINGTON AVENUE                    WASHINGTON, DISTRICT OF COLUMBIA 20006
           NEW YORK, NEW YORK 10022                              (202) 974-1500
                (212) 848-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




PROSPECTUS

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 6, 2002


                              6,000,000 PRIDES 'sm'
             ( INITIALLY CONSISTING OF 6,000,000 INCOME PRIDES 'sm' )
                                     [LOGO]

                            PFGI CAPITAL CORPORATION
                               ------------------


   Provident Financial Group, Inc., or Provident, and PFGI Capital Corporation, its indirect subsidiary, or the REIT, are offering 6,000,000 PRIDES. The PRIDES'sm' will initially consist of Income PRIDES, each with a stated amount of $25. Each Income PRIDES will include a forward purchase contract pursuant to which you will agree to purchase shares of Provident common stock from Provident on August 17, 2005. Under the forward purchase contract, Provident will make quarterly contract adjustment payments to you at the rate of % of the stated amount per year, as described in this prospectus. Each Income PRIDES will also initially include one share of Series A non-cumulative preferred stock of the REIT, or REIT Series A preferred stock. Each share of REIT Series A preferred stock will have a liquidation preference of $25 and an initial dividend rate of
 %. Under certain circumstances described in this prospectus, the REIT Series A preferred stock will be automatically exchanged for Series A non-cumulative preferred stock, or Bank Series A preferred stock, of The Provident Bank, a wholly-owned subsidiary of Provident, or Provident Bank. The REIT Series A preferred stock will initially be held as a component of your Income PRIDES and pledged to secure your obligation to purchase Provident common stock under the related forward purchase contract. The Series A preferred stock of the REIT or Provident Bank will not trade separately from the Income PRIDES unless and until substitution is made for the Series A preferred stock or the forward purchase contract is settled early, each as described in this prospectus. The REIT may redeem the REIT Series A preferred stock upon the occurrence of the events described in this prospectus.



   Prior to this offering, there has been no public market for the Income PRIDES or the REIT Series A preferred stock. The Income PRIDES have been approved for listing on the New York Stock Exchange under the symbol 'PCE PrI.' Provident common stock is traded on the Nasdaq National Market System, or Nasdaq, under the symbol 'PFGI.' On June 5, 2002, the last reported bid price of Provident common stock on Nasdaq was $26.93 per share.

                               ------------------

   INVESTING IN THE PRIDES INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON
PAGE 18 FOR A DESCRIPTION OF RISK FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST, INCLUDING THE FOLLOWING:


    The value of the PRIDES is largely dependent upon the price of Provident common stock, which may decline.



    REIT Series A preferred stock may be exchanged without your approval or any action on your part for Bank Series A preferred stock.



    The operations and dividends of Provident, Provident Bank and the REIT are subject to bank regulatory restrictions.



    Dividends are payable on REIT Series A preferred stock and Bank Series A preferred stock only if declared and are non-cumulative.



    Conflicts of interest may arise among Provident, Provident Bank and the REIT, including those conflicts involving the current and future acquisition of all of the REIT's investments from Provident Bank.



    The REIT is entirely dependent on Provident Bank for its day-to-day operations.


   The PRIDES are not savings accounts, deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency.
                               ------------------

                                                              PER INCOME
                                                                PRIDES       TOTAL
                                                              ----------     -----
Public offering price(1)....................................      $            $
Underwriting discount.......................................      $            $
Proceeds, before expenses, to Provident and the REIT........      $            $

   (1) Plus, as applicable, authorized and unpaid dividends and accumulated contract adjustment payments from June , 2002, if settlement occurs after that date

   Merrill Lynch & Co. may also purchase up to an additional 900,000 Income PRIDES at the public offering price less the underwriting discount within 30 days of the date of this prospectus in order to cover overallotments, if any.

   None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the FDIC, the Ohio Division of Financial Institutions, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The Income PRIDES will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about June , 2002.
                               ------------------

                              MERRILL LYNCH & CO.
                               ------------------


                  The date of this prospectus is June  , 2002.

-------------------

'sm' Service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    i
FORWARD-LOOKING STATEMENTS..................................   ii
SUMMARY.....................................................    1
RISK FACTORS................................................   18
USE OF PROCEEDS.............................................   30
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................   30
CAPITALIZATION..............................................   31
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET OF THE REIT.....   32
ACCOUNTING TREATMENT........................................   33
SELECTED CONSOLIDATED FINANCIAL DATA........................   34
THE FORMATION OF THE REIT...................................   35
BUSINESS....................................................   36
MANAGEMENT..................................................   49
BENEFICIAL OWNERSHIP OF THE REIT'S COMMON STOCK.............   51
DESCRIPTION OF THE SECURITIES...............................   52
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   86
ERISA MATTERS...............................................  101
UNDERWRITING................................................  104
LEGAL MATTERS...............................................  106
EXPERTS.....................................................  106
ANNEX I -- OFFERING CIRCULAR OF PROVIDENT BANK..............  B-1

    Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to 'Provident Financial Group, Inc.' and 'Provident' are to Provident Financial Group, Inc., and not to its subsidiaries; references to 'we,' 'us' and 'our' or similar terms are to Provident Financial Group, Inc., its predecessors and its subsidiaries; references to the 'Issuers' are to Provident and the REIT; references to 'The Provident Bank' or 'Provident Bank' are to The Provident Bank, a wholly-owned subsidiary of Provident Financial Group, Inc., and not to its subsidiaries; and references to 'PFGI Capital Corporation' and 'REIT' are to PFGI Capital Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

    Provident files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Provident files at the SEC's public reference rooms in Washington, D.C.; New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at www.sec.gov.

    The SEC allows the Issuers to 'incorporate by reference' the information the Issuers file with the SEC, which means that the Issuers can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that the Issuers file later with the SEC will automatically update and supersede, as relevant, information in this prospectus. In all cases, you should rely on the more current information. The Issuers incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the Issuers stop offering securities pursuant to this prospectus:


     the description of Provident common stock contained in the Form 10 of Provident Bancorp, Inc. (a predecessor to Provident), dated September 9, 1980;


     Provident's Annual Report on Form 10-K for the year ended December 31,
     2001;

     Provident's Current Reports on Form 8-K dated January 3, 2002 and June 6, 2002;


     Provident's proxy statement dated April 5, 2002; and

     Provident's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

    You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Provident at the following address:

                          Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                            Attn: Investor Relations
                                 (513) 345-7102

    You may also obtain some of the documents incorporated by reference into this document at Provident's website, www.providentbank.com, which is, and is intended to be, an inactive textual reference only and not an active hyperlink to our website. The information contained on Provident's website is not, and is not intended to be, part of this prospectus and is not incorporated by reference into this prospectus.

    You should rely only on the information provided in this prospectus and the information incorporated by reference. The Issuers and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Issuers and the underwriters are not making an offer or sale of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates.

    The Issuers have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 that registers the securities that the Issuers are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about the Issuers and the PRIDES.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the anticipated economic scenario which could materially change anticipated credit quality trends; the ability to generate loans and leases; significant cost, delay in, or inability to execute strategic initiatives designed to increase revenues and/or manage expenses; consummation of significant business combinations or divestitures; and significant changes in accounting, tax, or regulatory practices or requirements and factors noted in connection with forward-looking statements. Additionally, borrowers could suffer unanticipated losses without regard to general economic conditions. The result of these and other factors could cause differences from expectations in the level of defaults, changes in risk characteristics of the loan and lease portfolio, and changes in the provision for loan and lease losses. Forward-looking statements speak only as of the date made. The Issuers undertake no obligations to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

                                    SUMMARY

    This summary highlights selected information found in greater detail elsewhere in this prospectus. This summary does not contain all of the information that is important to you. You should read the following summary in conjunction with the more detailed information contained in this prospectus and the documents we incorporate herein by reference, including the financial data and related notes, before making an investment decision. Unless otherwise indicated, all information contained in this prospectus assumes no exercise of Merrill Lynch & Co.'s overallotment option.

                           PROVIDENT FINANCIAL GROUP

    Provident Financial Group, Inc. is a Cincinnati-based commercial banking and financial services holding company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. Provident also provides commercial financing, equipment leasing and mortgage lending at a national level. At March 31, 2002, Provident had total assets of $15.4 billion, loans and leases of $10.2 billion, deposits of $8.9 billion and stockholders' equity of $923 million. Additionally, Provident services loans and leases for other entities, including $3.8 billion that are securitized or off-balance sheet managed assets.

    Provident's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, and its Investors Relations telephone number is
(513) 345-7102 or (800) 851-9521.

                            PFGI CAPITAL CORPORATION

GENERAL

    PFGI Capital Corporation, or the REIT, is a Maryland corporation that was incorporated on May 9, 2002. All of the REIT's common stock is owned by Provident Bank. The principal business objective of the REIT is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to the REIT's stockholders. The REIT intends to elect to be treated as a real estate investment trust for federal income tax purposes. As a real estate investment trust, the REIT generally will not be liable for federal income tax to the extent that it distributes its income to its stockholders and continues to meet a number of other requirements.

    PFGI Capital Corporation's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, and its Investors Relations telephone number is
(513) 345-7102 or (800) 851-9521.

ASSETS


    The REIT currently does not own any assets. Prior to and contemporaneously with the issuance of the REIT Series A preferred stock, Provident Bank will transfer to the REIT participation interests in commercial mortgage loans and other mortgage assets with a principal amount equal to $50 times the number of Income PRIDES issued pursuant to this offering. After giving effect to such transfer, the assets of the REIT will consist almost exclusively of participation interests in commercial mortgage loans.


DIVIDENDS


    The REIT currently expects to pay an aggregate amount of dividends with respect to the outstanding shares of its stock equal to substantially all of its real estate investment trust taxable income (as determined before any deduction for dividends paid and excluding any net capital gain). In order to remain qualified as a real estate investment trust, the REIT must, among other things, distribute annually at least 90% of its real estate investment trust taxable income (as determined before any deduction for dividends paid and excluding any net capital gain) to its stockholders. Dividends will be authorized at the discretion of the REIT's board of directors after considering the REIT's distributable funds, financial condition, and capital needs, the effect of current and pending legislation and regulations, economic conditions, tax considerations, the REIT's qualification as a real estate investment trust and other factors. Although there can be no assurances, the REIT currently expects that both its cash available for distribution to holders of REIT Series A preferred stock and its real estate investment trust taxable income will be in excess of amounts needed to pay dividends on the REIT Series A preferred stock in the foreseeable future because:


     substantially all of the REIT's mortgage assets and other authorized investments are interest-earning;

     all outstanding shares of the REIT's preferred stock represent in the aggregate only approximately 50% of the REIT's capitalization and, as a result, the scheduled distributions to be paid to the REIT with respect to its participation interests will exceed the aggregate dividends to be paid on the REIT Series A preferred stock;

     with the prior approval of the REIT's independent directors, the REIT may incur indebtedness in an aggregate amount of no more than 20% of the REIT's stockholder's equity as determined in accordance with generally accepted accounting principles; provided that the REIT may incur indebtedness in an aggregate amount not to exceed $10.0 million without such prior approval so long as, at the time of incurrence of such indebtedness, the REIT's outstanding common stockholder's equity as determined in accordance with generally accepted accounting principles is at least $150.0 million; and

     the REIT anticipates that it will have cash flows from principal payments on its commercial mortgage loan participation interests.


    The REIT's board of directors may declare dividends on the REIT common stock only to the extent necessary to meet the relevant distribution requirements necessary to avoid imposition of federal income or excise tax, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock.


MANAGEMENT


    Upon formation of the REIT, the board of directors of the REIT was composed of one member, who is an officer of Provident. Prior to the sale of the REIT Series A preferred stock to the public in this offering, the REIT intends to increase the size of its board to four members and elect three additional directors. Immediately following the closing of this offering, the REIT intends to increase the size of its board to nine members and elect five additional directors. Of the nine total directors, six will be officers of Provident Bank and/or Provident or their affiliates, and three will be independent directors who are not currently and will not be employed by or otherwise affiliated with the REIT, nor are they currently or will they be officers, directors or other affiliates of Provident or Provident Bank. The REIT has three executive officers and two additional officers, but has no other employees, and the REIT does not anticipate that it will need additional employees. All of the REIT's day-to-day activities and the servicing of the loans underlying its participation interests are administered by Provident Bank, which is the REIT's parent company.


CONFLICTS OF INTEREST


    Because the REIT's day-to-day business affairs are managed, and the mortgage and other assets of the REIT are serviced, by Provident Bank, conflicts of interest will arise from time to time between the REIT and Provident Bank. These conflicts of interest relate to, among other things, the amount, type and price of loan participation interests and other assets acquired by the REIT from Provident Bank or its affiliates or sold back by the REIT to Provident Bank; the servicing of the underlying loans; the amount of the servicing and management fees paid to Provident Bank; the treatment of new business opportunities identified by Provident Bank; and the modification of the master participation and servicing agreement and the management agreement both between the REIT and Provident Bank. The REIT intends to adopt policies that all financial dealings between Provident Bank and the REIT will be fair to all parties and consistent with market terms.


COMPENSATION TO AFFILIATES


    The REIT will pay Provident Bank a monthly servicing fee equal to (i) 1/12 multiplied by (ii) 0.125% multiplied by the average daily outstanding principal balance of the assets of the REIT during each such calendar month. The REIT will also pay Provident Bank a monthly management fee equal to (i) 1/12 multiplied by
(ii) 0.10% multiplied by the average daily outstanding principal balance of the assets of the REIT during each such calendar month. The REIT intends to pay each of its independent directors $7,000 per year for their services. None of the REIT's other affiliates receives compensation directly from the REIT, other than dividends on any of the REIT's stock owned by such affiliate.


                               THE PROVIDENT BANK

GENERAL


    The Provident Bank, an Ohio state-chartered member bank of the Federal Reserve System, is the main subsidiary of Provident Financial Group, Inc. and provides full-service retail and commercial banking operations regionally and nationally. Provident Bank and its subsidiaries are subject to supervision and examination by a number of federal and state banking agencies, including the Board of Governors of the Federal Reserve System, or Federal Reserve Board, the FDIC and the Ohio Division of Financial Institutions. You can find additional information regarding Provident Bank in the offering circular attached to this prospectus as Annex I.



    Provident Bank's executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, and its Investors Relations telephone number is
(513) 345-7102 or (800) 851-9521.


EXCHANGE EVENT


    Under the circumstances described below in 'Description of the Securities -- Description of the REIT Series A Preferred Stock -- Automatic Exchange,' your shares of REIT Series A preferred stock will be automatically exchanged for shares of Bank Series A preferred stock, without your approval or any action on your part. If shares of REIT Series A preferred stock are then components of Income PRIDES, the shares of Bank Series A preferred stock would then take the place of your shares of REIT Series A preferred stock as part of the Income PRIDES. This would represent an investment in Provident Bank and not in the REIT.


-------------------

    The following diagram outlines the ownership of Provident Bank and the REIT relevant to this offering following the consummation of this offering:


-------------------           Forward
Provident Financial           Purchase
    Group, Inc.               Contracts
   "Provident"                                     Income
  Nasdaq-traded                                    PRIDES
-------------------

         100%
         Common Stock
                              Bank Series A
-------------------           Preferred Stock -
       The                    Issuable upon
     Provident                Automatic
       Bank                   Exchange
-------------------

                              REIT Series A
         100%                 Preferred Stock
         Common Stock

---------------------
    PFGI Capital
    Corporation
      "REIT"
---------------------

                              THE OFFERING -- Q&A

WHAT ARE PRIDES?

    The PRIDES will be either Income PRIDES or Growth PRIDES. The PRIDES offered will initially consist of 6,000,000 Income PRIDES, or 6,900,000 Income PRIDES if Merrill Lynch & Co. exercises its overallotment option in full, each with a stated amount of $25. The holders of Income PRIDES may create Growth PRIDES from Income PRIDES, as described below.

WHAT ARE THE COMPONENTS OF INCOME PRIDES?

    Each Income PRIDES will consist of a forward purchase contract and, initially, one share of Series A Non-Cumulative Preferred Stock with a
liquidation preference of $25 and an initial dividend rate of    % per year
issued by the REIT (the 'REIT Series A preferred stock'). The REIT Series A preferred stock that is a component of each Income PRIDES is owned by you, but it will be pledged to Provident to secure your obligation under the forward purchase contract. If the shares of REIT Series A preferred stock are automatically exchanged for Provident Bank Series A preferred stock (the 'Bank Series A preferred stock') as described below, the Bank Series A preferred stock will replace the REIT Series A preferred stock as a component of each Income PRIDES and will be pledged to Provident to secure your obligation under the forward purchase contract. The REIT Series A preferred stock, and, after an automatic exchange of the REIT Series A preferred stock for Bank Series A preferred stock, the Bank Series A preferred stock, is referred to as the 'PRIDES preferred stock.'

    If a Special Event redemption occurs as described in this prospectus, the applicable ownership interest in the Treasury portfolio will replace the PRIDES preferred stock as a component of each Income PRIDES and will be pledged to Provident to secure your obligation under the forward purchase contract.

WHAT IS THE FORWARD PURCHASE CONTRACT?


    Each forward purchase contract underlying a PRIDES obligates the holder of the forward purchase contract to purchase, and obligates Provident to sell, on August 17, 2005, for $25, a number of newly issued shares of Provident common stock equal to the 'settlement rate.' The settlement rate will be calculated, subject to adjustment as described under 'Description of the Securities -- Description of the Forward Purchase Contracts -- Anti-dilution Adjustments,' as follows:



     if the applicable market value of Provident common stock is equal to or
     greater than the threshold appreciation price of $      , the settlement
     rate will be       ;



     if the applicable market value of Provident common stock is less than the threshold appreciation price but greater than the reference price of
     $      , the settlement rate will be equal to the $25 stated amount divided by the applicable market value; and


     if the applicable market value is less than or equal to the reference
     price, the settlement rate will be       .


    'Applicable market value' means the average of the closing price per share of Provident common stock on each of the twenty consecutive trading days ending on the fifth trading day immediately preceding August 17, 2005. The 'reference
price' is initially $      , which was the last reported bid price of Provident
common stock on Nasdaq on June  , 2002.


HOW DO I SATISFY MY OBLIGATION TO PURCHASE COMMON STOCK UNDER THE FORWARD PURCHASE CONTRACT?


    For Income PRIDES of which shares of PRIDES preferred stock remain a part, you may participate in an automatic remarketing as described below. If the remarketing is successful, the proceeds from the sale of the PRIDES preferred stock will be used in satisfaction of your obligation to settle the related forward purchase contract. In the event of a failed remarketing due to regulatory disapproval of the remarketing, you may elect to settle your forward purchase contracts using cash on or before the seventh business day before August 17, 2005. Otherwise, and in the event of a failed remarketing for any other reason, Provident will exercise its rights as a secured party to dispose of the shares of PRIDES preferred stock in accordance with applicable law and in satisfaction of your obligation to purchase Provident common stock under the related forward purchase contract, by contributing the PRIDES preferred stock to Provident Bank as a capital contribution.


    In addition to participating in the remarketing, your obligation under the forward purchase contract may also be satisfied:

     if you have created Growth PRIDES by delivering and pledging specified Treasury securities which have taken the place of your PRIDES preferred stock, or hold Income PRIDES in which the Treasury portfolio has replaced the PRIDES preferred stock as the result of a Special Event redemption, by applying the cash payments received on the pledged Treasury securities;

     if you hold Income PRIDES and have elected not to participate in the remarketing, by delivering $25 cash to the forward purchase contract agent for each forward purchase contract you are settling, in which case your PRIDES preferred stock will then be released and distributed to you free and clear of Provident's security interest;

     through the early delivery of cash to the forward purchase contract agent in an amount and in the manner described in 'Description of the Securities -- Description of the Forward Purchase Contracts -- Early Settlement;' or


     if Provident is involved in a merger, acquisition or consolidation prior to August 17, 2005 in which at least 30% of the consideration for Provident common stock consists of cash or cash equivalents, through an early settlement of the forward purchase contract as described in 'Description of the Securities -- Description of the Forward Purchase Contracts -- Early Settlement upon Cash Merger.'



    In addition, the forward purchase contracts, Provident's related rights and obligations and those of the holders of the PRIDES, including the obligation to purchase Provident common stock, will automatically terminate upon the occurrence of particular events of Provident bankruptcy, insolvency or reorganization. Upon such a termination of the forward purchase contracts, the PRIDES preferred stock or Treasury securities will be released and distributed to you. If Provident becomes the subject of a case under the U.S. bankruptcy code, a delay may occur as a result of the automatic stay under the U.S. bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.


CAN I SETTLE A FORWARD PURCHASE CONTRACT EARLY?


    Each holder has a right to settle a forward purchase contract at any time by
delivering $25 cash, in which case       shares of common stock will be issued
pursuant to the forward purchase contract. In addition, if Provident is involved in a merger in which at least 30% of the consideration for Provident common stock consists of cash or cash equivalents, then each holder of a forward purchase contract will have the right to accelerate and settle such contract at the settlement rate in effect immediately before the cash merger. If you settle your forward purchase contract early, your PRIDES preferred stock will be released and distributed to you free and clear of Provident's security interest.


    Your right to settle a forward purchase contract early is subject to the condition that, if required under the U.S. federal securities laws, Provident has a registration statement under the Securities Act in effect covering the common stock deliverable upon settlement of a forward purchase contract.

WHAT ARE THE COMPONENTS OF GROWTH PRIDES?

    Each Growth PRIDES will consist of a forward purchase contract and a 1/40th, or 2.5%, undivided beneficial ownership interest in a Treasury security. The Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on August 15, 2005. The interest in the Treasury security that is a component of each Growth PRIDES will be owned by you, but it will be pledged to Provident to secure your obligation under the forward purchase contract.

HOW CAN I CREATE GROWTH PRIDES FROM INCOME PRIDES?

    Unless the Treasury portfolio has replaced the PRIDES preferred stock as a component of Income PRIDES as a result of a Special Event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding August 17, 2005, to substitute for the related PRIDES preferred stock held by the collateral agent zero-coupon Treasury securities (CUSIP No. 912803AG8) that mature on August 15, 2005 in an aggregate principal amount at maturity equal to the liquidation preference of the PRIDES preferred stock for which substitution is being made. This substitution will create a Growth PRIDES and the PRIDES preferred stock will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. However, if a Special Event redemption has occurred and the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES, holders of Income PRIDES may make this substitution only in integral multiples of Income PRIDES on or at any time prior to the second business day immediately preceding August 17, 2005. Following this substitution, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable PRIDES preferred stock.

HOW CAN I RECREATE INCOME PRIDES FROM GROWTH PRIDES?

    Unless the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as a result of a Special Event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding August 17, 2005, to substitute PRIDES preferred stock for the related Treasury securities held by the collateral agent in an aggregate liquidation preference of such PRIDES preferred stock equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the Treasury portfolio has replaced the PRIDES preferred stock as a component of Income PRIDES as a result of a Special Event redemption, holders of the Growth PRIDES may make this substitution only in integral
multiples of       Growth PRIDES on or at any time prior to the second business day immediately preceding August 17, 2005.

WHAT PAYMENTS WILL BE MADE TO HOLDERS OF INCOME PRIDES?

    Subject to Provident's right to defer the payment of contract adjustment payments and the right of the REIT or Provident Bank, as the case may be, to not authorize and declare dividends, each holder of Income PRIDES will be entitled
to receive total cash payments at a rate of       % of the stated amount per
year, payable quarterly in arrears. These cash payments will consist of quarterly non-cumulative dividends on the PRIDES preferred stock payable by the
REIT or Provident Bank, as applicable, at the rate of       % of the liquidation
preference per year and quarterly contract adjustment payments, payable by
Provident at the rate of       % of the stated amount per year. If the board of
directors of the REIT or Provident Bank, as the case may be, does not authorize or declare a dividend on the REIT Series A preferred stock or the Bank Series A preferred stock, as the case may be, for any quarterly period, you will not be entitled to receive that dividend whether or not funds are or subsequently become available. Provident's obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to Provident's senior indebtedness.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY INCOME PRIDES INTO GROWTH PRIDES?


    Holders of Growth PRIDES will not be entitled to receive any cash distributions on their Growth PRIDES other than the quarterly contract
adjustment payments, payable by Provident at the rate of       % of the stated
amount per year, subject to Provident's right to defer the payment of such contract adjustment payments as described below. However, original issue discount, or 'OID,' will accrue on each related Treasury security for United States federal income tax purposes.


WHAT ARE THE PAYMENT DATES FOR THE PRIDES?

    The payments described above in respect of the Income PRIDES and Growth PRIDES will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing November 17, 2002. Provident will make contract adjustment payments to but excluding the earlier of August 17, 2005 or the most recent quarterly payment date on or before any early settlement of the related forward purchase contracts. Provident may defer these contract adjustment payments as described below. The REIT or Provident Bank, as the case may be, will pay dividends on the PRIDES preferred stock as described below under the questions and answers beginning with 'What dividend payments will I receive on the PRIDES preferred stock?'

CAN PAYMENTS ON THE PRIDES BE OMITTED OR DEFERRED?


    Dividends on the PRIDES preferred stock will only be paid when, if and to the extent authorized and declared by the board of directors of the REIT or Provident Bank, as the case may be. If the board of directors of the REIT or Provident Bank, as the case may be, does not authorize or declare a dividend on the PRIDES preferred stock for any quarterly period, you will not be entitled to receive that dividend whether or not funds are or subsequently become available.


    In addition, Provident has the right to defer the payment of contract adjustment payments until no later than August 17, 2005. However, such deferred contract adjustment payments would accrue additional contract adjustment
payments at the rate of       % per year (equal to the dividend rate on the
PRIDES preferred stock plus the rate of contract adjustment payments on the forward purchase contracts) until paid, compounded quarterly, to but excluding August 17, 2005.

    In the event that Provident exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, Provident will not, and will not permit any of its subsidiaries, including the REIT, to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of Provident's or such subsidiary's capital stock.


    If Provident elects to defer the payment of contract adjustment payments on the forward purchase contracts until August 17, 2005, Provident has the right to elect, in lieu of a cash payment, to issue to each holder of PRIDES on August 17, 2005 in respect of the deferred contract adjustment payments a number of shares of Provident common stock equal to the aggregate amount of deferred contract adjustment payments payable to the holder divided by the then applicable market value of Provident common stock; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement under the Securities Act covering such common stock.

WHAT IS REMARKETING?


    If not disapproved by the Federal Reserve Board or the Ohio Division of Financial Institutions as described below (and assuming that the forward purchase contracts have not earlier terminated as described below in 'Description of the Securities -- Description of the Forward Purchase
Contracts -- Termination of Forward Purchase Contracts'), and unless a holder of Income PRIDES delivers cash in an amount equal to $25 times the number of forward purchase contracts being settled, the shares of PRIDES preferred stock that are included in the Income PRIDES will be automatically remarketed on the fifth business day immediately preceding August 17, 2005. The remarketing agent will use its reasonable efforts to obtain a price of approximately 100.5% of the liquidation preference of the PRIDES preferred stock. The portion of the proceeds from the remarketing equal to the liquidation preference of the PRIDES preferred stock will automatically be applied to satisfy in full the Income PRIDES holder's obligation to purchase common stock under the related forward purchase contracts. This will be one way for holders of the Income PRIDES to satisfy their obligation to purchase Provident common stock under the related forward purchase contracts.



    In the event of a successful remarketing, the remarketing agent will transfer the proceeds from the settlement of the related forward purchase contracts to the REIT or Provident Bank, as the case may be, or to the collateral agent (who will transfer such proceeds to the REIT or, after an automatic exchange of REIT Series A preferred stock for Bank Series A preferred stock, Provident Bank). The REIT or Provident Bank, as the case may be, intends to use such proceeds for the redemption of the remarketed PRIDES preferred stock 90 days after remarketing.


    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the liquidation preference of the PRIDES preferred stock from any amount of the proceeds in excess of the liquidation preference of the PRIDES preferred stock. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing, if any, for the benefit of the holders.

    If (1) the Federal Reserve Board or the Ohio Division of Financial Institutions disapproves of the remarketing of the relevant PRIDES preferred stock prior to the 20th calendar day prior to the fifth business day immediately preceding August 17, 2005 as described below and the Income PRIDES holder does not elect to make a cash settlement of the related forward purchase contracts,
(2) despite using its reasonable efforts, the remarketing agent cannot remarket the PRIDES preferred stock at a price equal to or greater than 100% of the aggregate liquidation preferences of the PRIDES preferred stock or (3) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, Provident will exercise its rights as a secured party to dispose of such shares of PRIDES preferred stock in accordance with applicable law and satisfy in full each holder's obligation to purchase common stock under the forward purchase contracts, by contributing such shares of PRIDES preferred stock to Provident Bank as a capital contribution.

    Provident will notify the Federal Reserve Board and the Ohio Division of Financial Institutions at least 30 days in advance of the fifth business day immediately preceding August 17, 2005 that the PRIDES preferred stock will be remarketed on August 17, 2005 assuming that the Federal Reserve Board or the Ohio Division of Financial Institutions does not notify Provident at least 20 calendar days prior to such date that it disapproves of such remarketing.

WHAT DIVIDEND PAYMENTS WILL I RECEIVE ON THE PRIDES PREFERRED STOCK?


    When, if and to the extent dividends are authorized by the board of directors of the REIT (with respect to the REIT Series A preferred stock) or Provident Bank (with respect to the Bank Series A preferred stock), holders of PRIDES preferred stock will be entitled to receive, out of legally available assets of the REIT or Provident Bank, as applicable, non-cumulative cash dividends. These dividends will be determined at the initial dividend rate of
      % per year of
the liquidation preference (which is $25 per share of PRIDES preferred stock) to, but excluding, the dividend reset effective date, which will be August 17, 2005. Following a reset of the dividend rate, if any, the dividend rate on the remarketed PRIDES preferred stock will be equal to the dividend reset rate.

WHEN WILL THE DIVIDEND RATE ON THE PRIDES PREFERRED STOCK BE RESET?

    Unless a Special Event redemption has occurred, the dividend rate on the shares of PRIDES preferred stock that have been purchased through the remarketing will be reset on the reset date, which is the fifth business day immediately preceding August 17, 2005 if the remarketing of the PRIDES preferred stock is successfully completed on such day, and will become effective on August 17, 2005. The dividend rate will not be reset for any shares of PRIDES preferred stock that are not remarketed, including shares of PRIDES preferred stock that are not remarketed because a remarketing has failed.

WHAT IS THE RESET RATE?

    The reset rate will be the rate determined by the reset agent as the dividend rate the PRIDES preferred stock should bear in order for the PRIDES preferred stock included in Income PRIDES to have an approximate market value on the reset date of 100.5% of the liquidation preference of the PRIDES preferred stock. The reset rate may not exceed the maximum dividend rate, if any, permitted by applicable law.

AS A HOLDER OF INCOME PRIDES, IF I DO NOT PARTICIPATE IN A REMARKETING, WHAT HAPPENS TO MY PRIDES PREFERRED STOCK?

    As a holder of Income PRIDES, you may elect not to participate in the remarketing of the PRIDES preferred stock by delivering $25 cash to the forward purchase contract agent for each forward purchase contract you are settling. Your PRIDES preferred stock will then be released and distributed to you free and clear of Provident's security interest. The dividend rate of shares of PRIDES preferred stock that are not remarketed will not be reset. We are unable to predict how the PRIDES preferred stock will trade in the secondary market or whether that market will be liquid or illiquid.

IF I AM HOLDING PRIDES PREFERRED STOCK SEPARATELY FROM PRIDES, MAY I STILL PARTICIPATE IN A REMARKETING OF MY PRIDES PREFERRED STOCK?

    Holders of shares of PRIDES preferred stock that are no longer components of Income PRIDES may not include their shares of preferred stock in the remarketing described in 'Description of the Securities -- Description of the Forward Purchase Contracts -- Remarketing,' and the dividend rate will not be reset for any such PRIDES preferred stock held separately from PRIDES.

UNDER WHAT CIRCUMSTANCES WOULD SHARES OF REIT SERIES A PREFERRED STOCK BE AUTOMATICALLY EXCHANGED FOR SHARES OF BANK SERIES A PREFERRED STOCK?

    Each share of REIT Series A preferred stock, except those that have been successfully remarketed, will be automatically exchanged for one share of newly issued Bank Series A preferred stock in the event that (a) Provident Bank becomes less than 'adequately capitalized' according to regulations established by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Investment Act or as determined by the Ohio Division of Financial Institutions pursuant to the Ohio Banking Code and regulations thereunder;
(b) Provident Bank is placed into conservatorship or receivership; (c) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in it sole discretion, directs such exchange in writing, and, even if Provident Bank is not less than 'adequately capitalized,' the Federal Reserve Board or the Ohio Division of Financial Institutions, as the case may be, anticipates that Provident Bank will become less than 'adequately capitalized' in the near term; or (d) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing in the event that Provident Bank has a Tier 1 risk-based capital ratio of less than 5.0%.

    Under the regulations of the Federal Reserve Board, Provident Bank will be deemed less than 'adequately capitalized' if it has a total risk-based capital ratio of less than 8.0%; a Tier 1 risk-based capital ratio of less than 4.0%; or a leverage ratio of less than 4.0%. At March 31, 2002, Provident Bank's total risk-based capital ratio was 11.32%, its Tier 1 risk-based capital ratio was 8.01% and its leverage ratio was 6.92%.

UNDER WHAT CIRCUMSTANCES COULD MY PRIDES PREFERRED STOCK BE REDEEMED?

    In the case of a Tax Event, Regulatory Event or Investment Company Act Event, the REIT will have the right, with the prior written approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, to redeem the REIT Series A preferred stock in whole, but not in part, at a redemption price per share equal to (1) if the redemption occurs on or prior to August 17, 2005, the amount necessary to purchase the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, which is referred to as the Treasury portfolio, as described below under 'What is the Treasury portfolio?' or (2) if the redemption occurs after August 17, 2005, $25 plus, in each case, the authorized and unpaid dividends thereon to the date of redemption (each such redemption, a 'Special Event' redemption). If a Special Event redemption occurs prior to August 17, 2005, the collateral agent will use your redemption proceeds to purchase the applicable ownership interest in the Treasury portfolio. The applicable ownership interest in the Treasury portfolio will replace the REIT Series A preferred stock as security for your obligation under the forward purchase contract. If the REIT Series A preferred stock is no longer a component of Income PRIDES, you will receive your redemption proceeds directly. A Special Event redemption will be a taxable event to the holders of the REIT Series A preferred stock. No Special Event redemption will apply to the Bank Series A preferred stock.


    A Tax Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of a judicial decision or administrative pronouncement, ruling, or other action or as a result of certain changes in the tax laws, regulations, or related interpretations, effective or announced on or after the issuance of the REIT Series A preferred stock, there is more than an insubstantial risk that dividends with respect to the REIT's capital stock will not be fully deductible by the REIT or the REIT will be subject to an amount of additional taxes or governmental charges that the board of directors of the REIT reasonably determines to be significant.


    An Investment Company Act Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is more than an insubstantial risk that the REIT will be an investment company required to register under the Investment Company Act of 1940.


    A Regulatory Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of any official administrative pronouncement or judicial decision interpreting or applying, or certain changes in, the applicable laws, regulations, or related interpretations, there is more than an insubstantial risk that the REIT Series A preferred stock will no longer constitute Tier 1 capital of Provident Bank.


    In addition to any Special Event redemption, the REIT or the Bank, as the case may be, will have the right, with the prior written approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, to redeem the PRIDES preferred stock that is not purchased in the remarketing in whole or in part at a redemption price of $25 per share plus the authorized and unpaid dividends thereon to the date of redemption on and after August 17, 2009.

WHAT IS THE TREASURY PORTFOLIO?

    The Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities consisting of:

     interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2005, in an aggregate amount equal to the liquidation preference of the REIT Series A preferred stock included in the Income PRIDES, and with respect to each scheduled dividend payment date on the REIT Series A preferred stock that occurs after the Special Event redemption date and on or before August 17, 2005, interest or principal strips of U.S. Treasury securities that mature on or prior to that dividend payment date in an aggregate amount equal to the aggregate dividend payment that would have been due on that dividend payment date on the liquidation preference of the REIT Series A preferred stock included in the Income PRIDES assuming no Special Event redemption and no reset of the dividend rate on the REIT Series A preferred stock.

EXPLANATORY DIAGRAMS

    The following diagrams demonstrate some of the key features of the forward purchase contracts, Income PRIDES, Growth PRIDES and the PRIDES preferred stock, and the transformation of Income PRIDES into Growth PRIDES and PRIDES preferred stock.

PURCHASE CONTRACTS


     Income PRIDES and Growth PRIDES both include a forward purchase contract under which you agree to purchase shares of Provident common stock on August 17, 2005.



     The number of shares to be purchased under each forward purchase contract will depend on the 'applicable market value.' The 'applicable market value' means the average of the closing price per share of Provident common stock on each of the 20 consecutive trading days ending on the fifth trading day immediately preceding August 17, 2005.


Value of Delivered Shares at Maturity
-------------------------------------
            100%               %

Value

         Reference         Threshold
           Price       Appreciation Price
           $ (1)             $ (2)

              Common Stock Price
              ------------------->


Percentage of Shares Delivered at Maturity(3)
---------------------------------------------
Percentage

             Deliver       Deliver        Deliver
             100% of       Between         % of
            Shares(4)       % and        Shares(6)
                           100% of
                          Shares(5)

           Reference                     Threshold
             Price                   Appreciation Price
             $ (1)                         $ (2)

                      Common Stock Price
                      ------------------->

---------

(1) The 'reference price' is $      .

(2) The 'threshold appreciation price' is equal to $      , which is       % of
    the reference price.

(3) For each of the percentage categories shown, the percentage (expressed as a decimal) of the shares to be delivered on August 17, 2005 to a holder of Income PRIDES or Growth PRIDES is determined by dividing the related number of shares to be delivered, as indicated in the footnote for each such category, by an amount equal to $25, the stated amount of the PRIDES, divided by the reference price.


(4) If the applicable market value of Provident common stock is less than or equal to the reference price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the reference price.



(5) If the applicable market value of Provident common stock is between the reference price and the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the applicable market value.



(6) If the applicable market value of Provident common stock is greater than or equal to the threshold appreciation price, the number of shares to be delivered will be calculated by dividing the stated amount of $25 by the threshold appreciation price.

INCOME PRIDES

     Each Income PRIDES consists of two components as illustrated below:

 Purchase Contract                    PRIDES Preferred Stock
 -----------------                    ----------------------

(Owed to Investor)                      (Owed to Investor)
 Common Stock and
quarterly contract           +             % per annum
adjustment payments                           of the
                                       liquidation preference
   % per annum
 payable quarterly

(Owed to Provident)                     (Owed to Investor)

  $25 at Maturity                      $25 upon liquidation or
    (August 17, 2005)                      upon redemption

                       Income PRIDES

     If you hold Income PRIDES, you own the PRIDES preferred stock or, in the event of a special event redemption, the Treasury portfolio, but will pledge them to Provident to secure your obligations under the forward purchase contract.

     If you hold Income PRIDES and elect not to participate in the remarketing, you must pay cash (in an amount equal to $25 times the number of forward purchase contracts being settled) to settle the forward purchase contract, and your PRIDES preferred stock will be released and transferred to you.

GROWTH PRIDES

     Each Growth PRIDES consists of two components as described below:

 Purchase Contract                    Zero Coupon Treasury Security
 -----------------                    -----------------------------

(Owed to Investor)

 Common Stock and
quarterly contract           +
adjustment payments

  % per annum
 payable quarterly

(Owed to Provident)                     (Owed to Investor)

  $25 at Maturity                         $25 at Maturity
    (August 17, 2005)                       (August 17, 2005)

                       Growth PRIDES

     If you hold Growth PRIDES, you own the Treasury security but will pledge it to Provident to secure your obligation under the forward purchase contract. The Treasury security is a zero-coupon U.S. Treasury security (CUSIP No. 912803AG8) that matures on August 15, 2005.

PRIDES PREFERRED STOCK

     The PRIDES preferred stock will have the terms described below:

             PRIDES Preferred Stock
             ----------------------

               (Owed to Investor)

                  % per annum
                    of the
                  liquidation
                  preference

               (Owed to Investor)

              $25 upon liquidation
               or upon redemption


     If you hold a share of PRIDES preferred stock that is a component of Income PRIDES, you have the option to either:

         allow the share of PRIDES preferred stock to be included in the remarketing process and, if the remarketing is successful, the proceeds will be applied to settle the forward purchase contract; or

         elect not to participate in the remarketing by delivering and pledging cash which will be used to settle the forward purchase contract.

     If you hold a share of PRIDES preferred stock separately that is not a component of Income PRIDES:

         the dividend rate will be not be reset for the quarterly payments payable on and after August 17, 2005. Only the dividend rate for the PRIDES preferred stock that is successfully remarketed will be reset.

TRANSFORMING INCOME PRIDES INTO GROWTH PRIDES AND PRIDES PREFERRED STOCK

     To create a Growth PRIDES, you may combine the forward purchase contract with the specified zero-coupon U.S. Treasury security that matures on August 15, 2005.

     You will then own the zero-coupon U.S. Treasury security but will pledge it to Provident to secure your obligation under the forward purchase contract.

     The zero-coupon U.S. Treasury security together with the forward purchase contract would then constitute a Growth PRIDES. The share of PRIDES preferred stock which was previously a component of the Income PRIDES will be released to you and is tradable as a separate security.

      Purchase                                        Purchase                 Zero Coupon
      Contract          PRIDES Preferred Stock        Contract              Treasury Security     PRIDES Preferred Stock
      --------          ----------------------        --------              -----------------     ----------------------
 (Owed to Investor)       (Owed to Investor)     (Owed to Investor)                                (Owed to Investor)

   Common Stock      +      % liquidation    -->    Common Stock     +                             + % liquidation
   and contract             preference per          and contract                                     preference per
    adjustment                   annum               adjustment                                           annum
     payments                                         payments
   % per annum                                      % per annum
 payable quarterly                                payable quarterly

(Owed to Provident)       (Owed to Investor)     (Owed to Provident)        (Owed to Investor)     (Owed to Investor)

  $25 at Maturity        $25 upon liquidation      $25 at Maturity            $25 at Maturity     $25 upon liquidation
    (August 17, 2005)            or                 (August 17, 2005)          (August 17 ,2005)           or
                           upon redemption                                                          upon redemption

                Income PRIDES                                        Growth PRIDES

     After remarketing, the Income PRIDES will include cash in lieu of PRIDES preferred stock.

     You can also transform Growth PRIDES and PRIDES preferred stock into Income PRIDES. Following that transformation, the specified zero-coupon U.S. Treasury security, which was previously a component of the Growth PRIDES, will be released to you and is tradable as a separate security.

     The transformation of Income PRIDES into Growth PRIDES and PRIDES preferred stock and the transformation of Growth PRIDES and PRIDES preferred stock into Income PRIDES may generally only be effected in integral multiples of 40 Income PRIDES, as more fully described in this prospectus.

                                  RISK FACTORS


    You should carefully consider the following risks, together with the risks highlighted in the attached offering circular of Provident Bank beginning on page B-9 of that offering circular and all of the other information included or incorporated by reference in this prospectus, before making an investment decision. Investing in Income PRIDES involves risks, including the risks described below that are specific to Income PRIDES and those that could affect the Issuers and their businesses. You should not purchase Income PRIDES unless you understand these investment risks. Because each Income PRIDES consists of a forward purchase contract to acquire shares of Provident common stock and one share of REIT Series A preferred stock issued by the REIT, you are making an investment decision with regard to Provident common stock and the REIT's preferred stock, as well as the Income PRIDES. If any of the following risks occurs, the business, financial condition, operating results and prospects of the REIT and/or Provident could be materially adversely affected. In such cases, the trading price of the Income PRIDES could decline and you may lose all or part of your investment. Before purchasing any Income PRIDES, you should carefully consider the following discussion of risks and the other information in this prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus.


                          RISKS RELATED TO THE PRIDES


YOU WILL BEAR THE ENTIRE RISK OF A DECLINE IN THE PRICE OF PROVIDENT COMMON
STOCK.



    The market value of the shares of Provident common stock that you will receive on settlement of the forward purchase contract may be materially different from the effective price per share paid by you on settlement as a result of a variety of factors, including, but not limited to: sharp and/or rapid changes in interest rates; significant changes in the anticipated economic scenario which could materially change anticipated credit quality trends; the ability of Provident Bank and its affiliates to generate loans and leases; significant cost, delay in or inability to execute strategic initiatives designed to increase revenue and/or manage expenses; consummation of significant business combinations or divestitures; and significant changes in accounting, tax or regulatory practices or requirements. Additionally, borrowers, such as those in the airline industry, could suffer unanticipated losses without regard to general economic conditions. The result of these and other factors could cause differences from expectations in the level of defaults, changes in risk characteristics of Provident Bank's loan and lease portfolio and changes in the provision by Provident Bank for loan and lease losses. If the average trading
price of Provident common stock on the settlement date is less than $    per
share, you will, on settlement, be required to purchase shares of common stock at a loss. Accordingly, a holder of PRIDES assumes the entire risk that the market value of Provident common stock may decline. The market price of Provident common stock may decline substantially.



YOU WILL RECEIVE ONLY A PORTION OF ANY APPRECIATION IN PROVIDENT COMMON STOCK PRICE.



    The aggregate market value of the shares of Provident common stock that you will receive upon settlement of a forward purchase contract generally will exceed the stated amount of $25 only if the average closing price per share of Provident common stock over the 20-trading day period preceding settlement
equals or exceeds $        , which is referred to as the threshold appreciation
price. The threshold appreciation price represents an appreciation of   % over
$        . Therefore, during the period before August 17, 2005, an investment in the Income PRIDES affords less opportunity for equity appreciation than a direct investment in Provident common stock. If the average closing price exceeds
$        , which is referred to as the reference price, but falls below the threshold appreciation price, you will realize no equity appreciation on Provident common stock for the period during which you own the forward purchase contract. Furthermore, if the applicable average closing price exceeds the threshold appreciation price, the value of the shares you will receive under the
forward purchase contract will be approximately   % of the value of the shares
you could have purchased with $25 at the time of this offering.

THE TRADING PRICE FOR PROVIDENT COMMON STOCK, PROVIDENT'S PERFORMANCE AND THE GENERAL LEVEL OF INTEREST RATES WILL DIRECTLY AFFECT THE TRADING PRICE FOR THE INCOME PRIDES.



    It is impossible to predict whether the price of Provident common stock or interest rates will rise or fall. Provident's operating results and prospects and economic, financial and other factors will affect the trading price of Provident common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of Provident common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of Provident common stock in the market after this offering of the Income PRIDES or the perception that those sales could occur. Fluctuations in interest rates may affect the relative value of Provident common stock underlying the forward purchase contracts, which could, in turn, affect the trading prices of the Income PRIDES and Provident common stock.



YOU MAY SUFFER DILUTION OF PROVIDENT COMMON STOCK ISSUABLE UPON SETTLEMENT OF YOUR FORWARD PURCHASE CONTRACT.



    The number of shares of Provident common stock issuable upon settlement of your forward purchase contract will be adjusted only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of Provident common stock issuable upon settlement of each forward purchase contract will not be adjusted for other events, such as employee stock option grants, offerings of common stock for cash, acquisitions or other transactions which may adversely affect the price of Provident common stock. The terms of the PRIDES do not restrict Provident's ability to offer common stock in the future or to engage in other transactions that could dilute Provident common stock. Provident has no obligation to consider the interests of the holders of the PRIDES in engaging in any offering or transaction.


YOU WILL HAVE NO RIGHTS AS A COMMON STOCKHOLDER.


    Until you acquire shares of Provident common stock upon settlement of your forward purchase contract, you will have no rights with respect to Provident common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on Provident common stock. Upon settlement of your forward purchase contract, you will be entitled to exercise the rights of a holder of Provident common stock only as to actions for which the record date occurs after August 17, 2005; provided, that, upon early settlement of your forward purchase contract, you will be entitled to exercise the rights of a holder of Provident common stock as to actions for which the record date occurs after the date of your early settlement.


YOUR PLEDGED SECURITIES WILL BE ENCUMBERED.

    Although holders of Income PRIDES will be beneficial owners of the underlying shares of REIT Series A preferred stock or, after an automatic exchange of REIT Series A preferred stock for Bank Series A preferred stock, the Bank Series A preferred stock, the holders will pledge those securities to the collateral agent to secure their obligations under the related forward purchase contracts. Therefore, for so long as the forward purchase contracts remain in effect, holders will not be allowed to withdraw their shares of REIT Series A preferred stock or Bank Series A preferred stock, as the case may be, from this pledge arrangement, except as permitted under the pledge agreement described in this prospectus.

THE FORWARD PURCHASE CONTRACT AGREEMENT WILL NOT BE QUALIFIED UNDER THE TRUST INDENTURE ACT; THE OBLIGATIONS OF THE FORWARD PURCHASE CONTRACT AGENT WILL BE LIMITED.


    The forward purchase contract agreement relating to the PRIDES will not be qualified under the Trust Indenture Act of 1939. The forward purchase contract agent under the forward purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the PRIDES, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the PRIDES will not have the benefits of the protections of the Trust Indenture Act. Under the forward purchase contract agreement, the forward purchase contract agent will have only limited obligations to the holders of the PRIDES. In addition, J.P. Morgan Trust Company, the person that acts as the forward purchase contract agent for the holder of PRIDES, also acts as collateral agent for the benefit of Provident, and in such capacities may have conflicting interests.


THE SECONDARY MARKET FOR THE PRIDES OR THE PRIDES PREFERRED STOCK MAY BE
ILLIQUID.


    We are unable to predict how the Income PRIDES, the Growth PRIDES or the PRIDES preferred stock will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Income PRIDES, the Growth PRIDES or the PRIDES preferred stock. The Income PRIDES have been approved for listing on the New York Stock Exchange, or the NYSE. The Issuers will not initially list the Growth PRIDES or the PRIDES preferred stock; however, if the Growth PRIDES or the REIT Series A preferred stock is separately traded to a sufficient extent that it meets applicable exchange listing requirements, the Issuers will endeavor to list the Growth PRIDES or the REIT Series A preferred stock, as the case may be, on the exchange on which the Income PRIDES are then listed. Provident Bank does not intend to list the Bank Series A preferred stock on any national securities exchange or automated quotation system. The underwriters have advised the Issuers that they presently intend to make a market for the Income PRIDES; however, they are not obligated to do so and may discontinue any market making at any time. Any market that may develop for the Income PRIDES or the Growth PRIDES may be illiquid. You may not be able to sell the securities, and a trading market, if it develops, may not continue. In addition, if sufficient numbers of Income PRIDES are converted to Growth PRIDES, the liquidity of Income PRIDES could be adversely affected. Any listing application for Income PRIDES, Growth PRIDES or shares of REIT Series A preferred stock may not be accepted, and, if accepted, the Income PRIDES or Growth PRIDES may be delisted from the NYSE or trading in the Income PRIDES or Growth PRIDES may be suspended as a result of elections to create Growth PRIDES or recreate Income PRIDES by substituting collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the NYSE.


THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE INCOME PRIDES ARE UNCLEAR.


    No statutory, judicial or administrative authority directly addresses the treatment of PRIDES or instruments similar to PRIDES for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of the PRIDES (including the timing and the character of a holder's gain, income or loss with respect to the PRIDES) are unclear.


DELIVERY OF THE STOCK UNDER THE PLEDGE AGREEMENT MAY BE DELAYED IF PROVIDENT BECOMES SUBJECT TO A BANKRUPTCY PROCEEDING.

    Notwithstanding the automatic termination of the forward purchase contracts, if Provident becomes the subject of a case under the U.S. bankruptcy code, imposition of an automatic stay under the U.S. bankruptcy code may delay the delivery to you of your PRIDES preferred stock or your Treasury securities, as the case may be, being held as collateral under the pledge arrangement, and this delay may continue until the automatic stay has been lifted. The automatic stay will not be lifted until the bankruptcy judge agrees to lift it and return your collateral to you.

DIVIDENDS ARE NOT CUMULATIVE, AND YOU ARE NOT ENTITLED TO RECEIVE DIVIDENDS UNLESS AUTHORIZED BY THE REIT'S BOARD OF DIRECTORS.

    Dividends on the REIT Series A preferred stock are not cumulative. The REIT's board of directors may determine that it would be in the REIT's best interests to pay less than the full amount of the stated dividends on the REIT Series A preferred stock or no dividends for any quarter even though funds are available. Factors that would generally be considered by the REIT's board of directors in making this determination are the amount of the REIT's distributable funds, the REIT's financial condition and capital needs, the impact of current and pending legislation and regulations, restrictions by bank regulators on the payment of dividends by the REIT, economic conditions, tax considerations and the REIT's qualification as a real estate investment trust. Consequently, if the REIT's board of directors does not authorize a dividend on the REIT Series A preferred stock for any quarterly period, including if prevented by bank regulators, you will not be entitled to receive that dividend whether or not funds are or subsequently become available.

THE REIT WOULD SUFFER ADVERSE TAX CONSEQUENCES IF IT FAILS TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST.

    No assurance can be given that the REIT will be able to operate in such a manner so as to become and remain qualified as a real estate investment trust for United States federal income tax purposes. Qualification as a real estate investment trust involves the application of highly technical and complex tax law provisions for which there are only limited judicial or administrative interpretations and involves the satisfaction of various factual requirements not entirely within the REIT's control. No assurance can be given that new legislation, regulations, administrative interpretations, or court decisions will not significantly change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification in a way that would materially and adversely affect the REIT's ability to operate. Any such new legislation, regulation, interpretation, or decision could be the basis of a Tax Event that would, with the prior written approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, permit the REIT to redeem the REIT Series A preferred stock. The effect of a Tax Event is described in more detail elsewhere in this prospectus under the heading 'Description of the Securities -- Description of the REIT Preferred Stock -- Redemption.'


    If the REIT were to fail to qualify as a real estate investment trust, the dividends on the REIT's stock, including the REIT Series A preferred stock, would not be deductible by the REIT for federal income tax purposes and the REIT would be subject to federal income tax in the same manner as a regular, domestic corporation. Thus the REIT (or, in the likely event that the REIT also became part of the consolidated group of which Provident is the parent, such consolidated group) likely would face a greater tax liability and the amount of income available for distribution to holders of REIT Series A preferred stock would be reduced.


    If in any taxable year the REIT fails to qualify as a real estate investment trust, unless the REIT is entitled to relief under certain statutory provisions, the REIT would also be disqualified from treatment as a real estate investment trust for the four taxable years following the year the REIT's qualification was lost.

    To qualify as a real estate investment trust, the REIT will, broadly speaking, be required each year to distribute as dividends to the REIT's stockholders at least 90% of the REIT's taxable income, excluding capital gains. Failure to comply with this requirement would result in the REIT being subject to tax at regular corporate rates. In addition, the REIT will be subject to a 4% nondeductible excise tax on the amount by which certain distributions considered as paid by the REIT with respect to any calendar year are less than the sum of:

     85% of the REIT's ordinary income for the calendar year,

     95% of the REIT's capital gains net income for the calendar year, and

     100% of undistributed taxable income from prior periods.

    Although the REIT currently intends to operate in a manner designed to qualify it as a real estate investment trust, future economic, market, legal, tax or other considerations may cause the REIT to determine that it is in its best interests and the best interests of holders of the REIT's common stock and preferred stock to revoke the real estate investment trust election. Any such determination by the REIT may be made without stockholder approval but, as long as any shares of REIT Series A preferred stock are outstanding, will require the approval of a majority of the REIT's independent directors.

THE REIT IMPOSES OWNERSHIP LIMITATIONS ON THE REIT SERIES A PREFERRED STOCK, WHICH MAY AFFECT THE SECONDARY MARKET FOR SUCH SECURITIES.

    To qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the 'Internal Revenue Code' or the 'Code'), no more than 50% of the value of the REIT's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year (the 'Five or Fewer Test'). The Internal Revenue Code requires that the Five or Fewer Test be applied using ownership rules that treat certain organizations as individuals.

    The REIT's charter provides that, subject to certain exceptions, no individual or entity, other than Provident Bank or a direct or indirect shareholder of Provident Bank, may own, either actually or by virtue of the constructive ownership rules of the Internal Revenue Code, more than 5% of the aggregate initial liquidation value of all of the REIT's issued and outstanding preferred stock, including the REIT Series A preferred stock forming part of the Income PRIDES. The ownership by Provident's wholly-owned subsidiary, Provident Bank, of 100% of the REIT's common stock should not adversely affect the REIT's qualification as a real estate investment trust because each stockholder of Provident counts as a separate beneficial owner of the REIT for purposes of the Five or Fewer Test. Currently the five largest of such stockholders (the 'Control Group') own approximately 48% of the fair market value of the stock of Provident.


    Although the Five or Fewer Test references the aggregate value of all shares of the REIT's capital stock, the ownership limit has been established with reference to the aggregate initial liquidation preference of the REIT's outstanding preferred stock. If (1) the relative values of the REIT's common stock and any of the REIT's outstanding preferred stock, including the REIT Series A preferred stock, or (2) the relative values of the different series or classes of preferred stock, were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the ownership limit. In addition, if the Control Group's interest in Provident, and Provident's direct or indirect interest in the REIT, were to increase (including, in the case of Provident, as a result of either a redemption of the REIT Series A preferred stock or a contribution of the REIT Series A preferred stock to Provident Bank following a failed remarketing) there is a risk that the Five or Fewer Test would not be met. Although the Issuers believe that it is unlikely that the relative value of the common shares will decrease, or the ownership of Provident stock by the Control Group will increase, by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value, or increase in ownership, will not occur. If the REIT fails the Five or Fewer Test, the REIT will fail to qualify as a real estate investment trust.


    Upon the receipt of a ruling from the Internal Revenue Service, or IRS, or the advice of counsel satisfactory to the REIT's board of directors, the REIT's board of directors may, but will not be required to, waive the ownership limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize the REIT's status as a real estate investment trust. If any purported transfer of shares of the REIT's preferred stock or any other event would otherwise result in any person violating the stock ownership limit, then the purported transferee will acquire no right or interest in the shares of preferred stock in excess of the applicable limit. The REIT's charter provides that any such excess shares of preferred stock will automatically be transferred by operation of law to a trust for the benefit of a charity to be named by the REIT as of the day prior to the day the prohibited transfer took place. All rights to dividends to such excess shares of preferred stock will be held by such trust.

    The restrictions imposed by the REIT in connection with the Five or Fewer Test could impair the liquidity of the shares of REIT Series A preferred stock, which may affect the secondary market for such REIT Series A preferred stock.

THE REIT MAY REDEEM THE REIT SERIES A PREFERRED STOCK UPON THE OCCURRENCE OF ANY ONE OF THREE SPECIAL EVENTS.

    At any time following the occurrence of a Tax Event, Investment Company Act Event or Regulatory Event, even if such Tax Event, Investment Company Act Event or Regulatory Event occurs prior to August 17, 2005, the REIT will have the right to redeem the REIT Series A preferred stock in whole, and not in part, subject to the prior written approval of the Federal Reserve Board and the Ohio Division of Financial Institutions. The occurrence of such a Tax Event, Investment Company Act Event or Regulatory Event will not, however, give a stockholder any right to request that such REIT Series A preferred stock be redeemed.


    A Tax Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of a judicial decision or administrative pronouncement, ruling, or other action or as a result of certain changes in the tax laws, regulations, or related interpretations, effective or announced on or after the issuance of the REIT Series A preferred stock, there is more than an insubstantial risk that dividends with respect to the REIT's capital stock will not be fully deductible by the REIT or the REIT will be subject to an amount of additional taxes or governmental charges that the board of directors of the REIT reasonably determines to be significant.


    An Investment Company Act Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of certain changes in the applicable laws, regulations, or related interpretations, there is more than an insubstantial risk that the REIT will be considered an investment company required to register under the Investment Company Act of 1940.


    A Regulatory Event occurs when the REIT receives an opinion of counsel to the effect that, as a result of any official administrative pronouncement or judicial decision interpreting or applying, or certain changes in, the applicable laws, regulations, or related interpretations, there is more than an insubstantial risk that the REIT Series A preferred stock will no longer constitute Tier 1 capital of Provident Bank.


    If the REIT redeems the REIT Series A preferred stock, you may not be able to invest your redemption proceeds in securities with a dividend yield comparable to that of the REIT Series A preferred stock.

     RISKS RELATED TO THE RELATIONSHIP BETWEEN PROVIDENT BANK AND THE REIT

A DECLINE IN PROVIDENT BANK'S CAPITAL LEVELS MAY RESULT IN SHARES OF REIT SERIES A PREFERRED STOCK BEING SUBJECT TO AN AUTOMATIC EXCHANGE INTO SHARES OF BANK SERIES A PREFERRED STOCK AT A TIME WHEN PROVIDENT BANK'S FINANCIAL CONDITION IS DETERIORATING. CONSEQUENTLY, THE LIKELIHOOD OF DIVIDEND PAYMENTS, AS WELL AS THE LIQUIDATION PREFERENCE, TAXATION, VOTING RIGHTS AND LIQUIDITY OF YOUR SECURITIES WOULD BE NEGATIVELY AFFECTED.

    The returns from your investment in the REIT Series A preferred stock will be dependent to a certain extent on the performance and capital of Provident Bank. A decline in the performance and capital levels of Provident Bank or the placement of Provident Bank into conservatorship or receivership could result in the automatic exchange of your shares of REIT Series A preferred stock for shares of Bank Series A preferred stock, without your approval or any action on your part. This would represent an investment in Provident Bank and not in the REIT. Under these circumstances, there would likely be a significant loss associated with your investment.

IT IS UNLIKELY THAT YOU WILL RECEIVE DIVIDENDS ON THE BANK SERIES A PREFERRED STOCK AFTER AN AUTOMATIC EXCHANGE.

    In the event of an automatic exchange, you would become a preferred stockholder of Provident Bank at a time when Provident Bank's financial condition has deteriorated or when Provident Bank has been placed into conservatorship or receivership and, accordingly, it is unlikely that Provident Bank would be in a financial position to make any dividend payments on the Bank Series A preferred stock.

OTHERS MAY HAVE LIQUIDATION CLAIMS AGAINST PROVIDENT BANK THAT ARE SENIOR TO THOSE OF THE HOLDERS OF THE BANK SERIES A PREFERRED STOCK RESULTING IN THE RECEIPT BY SUCH HOLDERS OF SUBSTANTIALLY LESS THAN SUCH HOLDERS' INITIAL INVESTMENT.

    In the event of a liquidation of Provident Bank, the claims of depositors and creditors of Provident Bank would be entitled to priority in payment over the claims of holders of equity interests such as the Bank Series A preferred stock, and, therefore, you likely would receive substantially less than you would have received had the REIT Series A preferred stock not been exchanged for Bank Series A preferred stock. In addition, claims of Provident Bank's other series and classes of preferred stock would be treated on an equal basis with the claims of the holders of the Bank Series A preferred stock. As a result, you would share any amounts available for distribution on an equal basis with the holders of Provident Bank's other series and classes of preferred stock.

YOU MAY HAVE ADVERSE TAX CONSEQUENCES AS A RESULT OF THE AUTOMATIC EXCHANGE.


    The exchange of the REIT Series A preferred stock for Bank Series A preferred stock would most likely be a taxable event to you under the Internal Revenue Code and, in that event, you generally would incur a gain or loss, as the case may be, measured by the difference between your basis in the REIT Series A preferred stock and the fair market value of the Bank Series A preferred stock received in the exchange.


BANK SERIES A PREFERRED STOCK HAS NO VOTING RIGHTS AND WILL NOT BE LISTED ON ANY EXCHANGE.


    Although the terms of the Bank Series A preferred stock are substantially similar to the terms of the REIT Series A preferred stock, there are differences that you might deem to be important, such as the fact that the Bank Series A preferred stock does not have any voting rights or any right to elect independent directors if dividends are missed. In addition, there are no shares of Bank Series A preferred stock currently outstanding. The Bank Series A preferred stock will not be listed on the NYSE, Nasdaq or any exchange, and a market for it may never develop. The lack of liquidity and an active trading market could adversely affect your ability to dispose of shares of Bank
Series A preferred stock in the event of an automatic exchange of REIT Series A preferred stock for Bank Series A preferred stock.


BANK REGULATORS MAY LIMIT THE REIT'S ABILITY TO IMPLEMENT ITS BUSINESS PLAN AND MAY RESTRICT THE REIT'S ABILITY TO PAY DIVIDENDS.

    Because the REIT is a direct subsidiary of Provident Bank, regulatory authorities will have the right to examine the REIT and the REIT's activities and, under certain circumstances, to impose restrictions on Provident Bank or the REIT. Such restrictions could impact the REIT's ability to conduct business pursuant to the REIT's business plan and could adversely effect the REIT's financial condition and results of operations.

    If the Federal Reserve Board or the Ohio Division of Financial Institutions determines that Provident Bank's relationship with the REIT results in an unsafe and unsound banking practice, Provident Bank's regulators have the authority to:

     restrict the REIT's ability to transfer assets;

     restrict the REIT's ability to make distributions to its stockholders, including dividends to holders of shares of REIT Series A preferred stock;

     restrict the REIT's ability to redeem its preferred stock; or

     require Provident Bank to sever its relationship with the REIT or divest its ownership of the REIT.

Some of these actions by the Federal Reserve Board or the Ohio Division of Financial Institutions would likely result in a failure of the REIT to qualify as a real estate investment trust.

    Payment of dividends on the REIT Series A preferred stock could also be subject to regulatory limitations if Provident Bank becomes less than 'well-capitalized' for purposes of regulations issued by the Federal Reserve Board. Under these regulations, Provident Bank will be deemed less than 'well-capitalized' if it has a total risk-based capital ratio of less than 10.0%; a Tier 1 risk-based capital ratio of less than 6.0%; and a leverage ratio of less than 5.0%. At March 31, 2002, Provident Bank's total risk-based capital ratio was 11.32%, its Tier 1 risk-based capital ratio was 8.01% and its leverage ratio was 6.92%. While Provident Bank intends to maintain its capital ratios in excess of the 'well-capitalized' levels under these regulations, there can be no assurance that Provident Bank will be able to do so. The exercise of the Federal Reserve Board's power to restrict dividends on the REIT Series A preferred stock would, however, also have the effect of restricting the payment of dividends on the REIT's common stock and all series and classes of preferred stock. The inability to pay dividends on the REIT's common stock would prevent the REIT from meeting the statutory requirement for a REIT, in effect, to distribute 90% of its taxable income and, therefore, would cause the REIT to fail to qualify for the favorable tax treatment accorded to real estate investment trusts.


    If the REIT had to be treated for tax purposes in the same manner as the other consolidated subsidiaries of Provident Bank, rather than as a real estate investment trust, the REIT's loss of tax benefits would be directly and immediately felt by the REIT's stockholders.

    Legal and regulatory limitations on the payment of dividends by Provident Bank could also affect the REIT's ability to pay dividends to unaffiliated third parties, including the holders of shares of REIT Series A preferred stock. Regulatory approval is required prior to Provident Bank's declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At March 31, 2002, Provident Bank could, without prior regulatory approval and absent contrary supervisory guidance, declare dividends in 2002 of approximately $76.5 million plus an additional amount equal to its net income through the date of declaration in 2002. As of April 30, 2002, Provident Bank had declared and paid aggregate dividends in the amount of $15.0 million in 2002. Since the REIT is a member of Provident Bank's consolidated group, payment of common and preferred dividends by Provident Bank and/or any member of its consolidated group to unaffiliated third parties, including the REIT's payment of dividends to the holders of shares of REIT Series A preferred stock, would require regulatory approval if aggregate dividends on a consolidated basis exceed these limitations.

THE REIT IS DEPENDENT IN VIRTUALLY EVERY PHASE OF ITS OPERATIONS ON THE DILIGENCE AND SKILL OF THE OFFICERS AND EMPLOYEES OF PROVIDENT BANK, AND THE REIT'S RELATIONSHIP WITH PROVIDENT BANK MAY CREATE POTENTIAL CONFLICTS OF INTEREST.


    Provident Bank is involved in virtually every aspect of the REIT's existence. All of the REIT's officers and the REIT's current director are also officers and/or directors of Provident Bank or its affiliates. The REIT's common officers with Provident Bank devote less than 5% of their time to managing the REIT's business. Prior to the sale of the REIT Series A preferred stock to the public, the REIT intends to increase the size of its board to four members and elect three additional directors. Immediately following the closing of this offering, the REIT intends to increase the size of its board to nine members and elect five additional directors. Of the nine total directors, six will be officers of Provident Bank and/or Provident or their affiliates, and three will be independent directors who are not currently and will not be employed by or otherwise affiliated with the REIT, nor are they currently or will they be officers, directors or other affiliates of Provident or Provident Bank. After this offering and assuming that all shares of REIT Series A preferred stock are issued and all REIT Series A preferred stock is sold to the public, Provident Bank will control 90% of the voting power of the REIT's outstanding shares. As a result, Provident Bank will have the right to elect all of the REIT's directors, including the REIT's independent directors, except for the two additional independent directors to be elected by the holders of the REIT Series A preferred stock if the REIT fails to pay dividends on the REIT

Series A preferred stock for at least six consecutive dividend periods. Provident Bank and its affiliates have interests that are not identical to the REIT's and, therefore, conflicts of interest may arise with respect to transactions between or among Provident, Provident Bank and the REIT.


CONFLICTS MAY IN THE FUTURE EXIST WITH RESPECT TO THE ACQUISITION OF ASSETS.

    The REIT is dependent on the diligence and skill of the officers and employees of Provident Bank for the selection and structuring of the loans underlying the REIT's participation interests and the REIT's other authorized investments. Provident Bank will select the amount, type, and price of loan participation interests and other assets that the REIT will acquire from Provident Bank immediately prior to and in connection with this offering. After the sale of the REIT Series A preferred stock to the public, the REIT will likely continue to acquire all or substantially all of its assets from Provident Bank or its affiliates. Although these purchases are made within the investment policies that the REIT intends to adopt, which are described under the caption 'Business -- PFGI Capital Corporation -- Management Policies and
Programs -- Asset Acquisition and Disposition Policies,' neither the REIT nor Provident Bank has obtained any third-party valuations, nor does the REIT intend to do so in the future. Although the REIT intends to adopt certain policies to guide the acquisition and disposition of assets, these policies may be revised or exceptions may be approved from time to time at the discretion of the board of directors without a vote of the REIT's stockholders. Changes in or exceptions made to these policies could permit the REIT to acquire lower quality assets.

CONFLICTS MAY IN THE FUTURE EXIST WITH RESPECT TO THE DISPOSITIONS OF ASSETS.

    Provident Bank may seek to exercise its influence over the REIT's affairs so as to cause the sale of the REIT's assets and their replacement by lesser quality assets purchased from Provident Bank or its affiliates or elsewhere. This could adversely affect the REIT's business and the REIT's ability to pay dividends on the REIT Series A preferred stock.

THE MASTER PARTICIPATION AND SERVICING AGREEMENT AND MANAGEMENT AGREEMENT ARE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS.

    Provident Bank will contribute mortgage and other assets to the REIT and will monitor and service these mortgage and other assets under the terms of a master participation and servicing agreement, or participation agreement, between Provident Bank and the REIT. Provident Bank will manage the day-to-day affairs of the REIT under the terms of a management agreement between Provident Bank and the REIT. The parties to the participation and management agreements are affiliated. Accordingly, these agreements are not the result of arms-length negotiations and may be modified at any time in the future. Although the modification of the participation and management agreements requires the approval of a majority of the REIT's independent directors, Provident Bank, through its ownership of all of the REIT's common stock, controls the election of all of the REIT's directors, including the REIT's independent directors. There can be no assurance that any such modifications will be on terms as favorable to the REIT as those that could have been obtained from unaffiliated third parties.

THE INVESTMENT GOALS AND STRATEGIES OF PROVIDENT, PROVIDENT BANK AND THE REIT MAY DIFFER.

    Provident, the owner of all of Provident Bank's common shares, and Provident Bank may have investment goals and strategies that differ from those of the holders of shares of REIT Series A preferred stock. In addition, neither Provident nor Provident Bank has a policy addressing the treatment of new business opportunities. Thus, new business opportunities identified by Provident or Provident Bank may be directed to affiliates other than the REIT. The REIT's board of directors has broad discretion to revise its investment and operating strategy without stockholder approval. Provident, through its ownership of all of Provident Bank's common stock, and Provident Bank, through its ownership of all of the REIT's common stock, control the election of all of the REIT's directors, including the REIT's independent directors. Consequently, the REIT's investment and operating strategies will largely be directed by Provident and Provident Bank.

THE TRANSACTIONS BETWEEN PROVIDENT BANK AND THE REIT BY WHICH THE REIT ACQUIRED ITS ASSETS WERE NOT THE RESULT OF ARMS-LENGTH NEGOTIATIONS AND THE REIT HAS NOT OBTAINED ANY THIRD-PARTY VALUATION OF THOSE ASSETS. THERE CAN BE NO GUARANTEE THAT THE REIT WILL ACQUIRE OR DISPOSE OF ASSETS IN THE FUTURE AT THEIR FAIR MARKET VALUE.

    Although it is intended that the REIT pay fair market value for the assets to be acquired from Provident Bank, these transactions were not the result of arms-length negotiations, and the REIT did not obtain a third-party valuation of such assets. There has been no third-party valuation of the REIT's assets for purposes of this offering. In addition, the REIT does not intend to obtain third-party valuations in connection with future acquisitions and/or dispositions of assets even in circumstances where an affiliate of the REIT is selling the assets to the REIT, or purchasing the assets from the REIT. Such acquisitions and dispositions will not be the result of arms-length negotiations. Accordingly, there can be no guarantee that the consideration to be paid by the REIT to Provident Bank, or any of Provident Bank's affiliates in connection with future acquisitions or dispositions of assets will be equal to the fair value of such assets.

PROVIDENT BANK AND ITS AFFILIATES ARE RESPONSIBLE FOR SERVICING THE REIT'S
ASSETS.

    The REIT is dependent on Provident Bank and its other affiliates for monitoring and servicing the loans underlying the REIT's participation interests. Conflicts may arise as part of such servicing, particularly with respect to loans that are placed on nonaccrual status. While the REIT believes that Provident Bank will diligently pursue collection of any non-performing assets, there can be no assurance that this will be the case. The ability of the REIT to make timely payments of dividends on the REIT Series A preferred stock will depend in part upon Provident Bank's prompt collection efforts on the REIT's behalf. The REIT will pay Provident Bank a monthly servicing fee equal to
(i) 1/12 multiplied by (ii) 0.125% multiplied by the average daily outstanding principal balance of the assets of the REIT during each such calendar month.

                    RISKS RELATED TO THE ASSETS OF THE REIT

THE REIT HAS NO CONTROL OVER CHANGES IN INTEREST RATES, AND SUCH CHANGES COULD NEGATIVELY IMPACT THE REIT'S FINANCIAL CONDITION, RESULTS OF OPERATIONS AND ABILITY TO PAY DIVIDENDS.


    A substantial portion of the REIT's income consists of interest payments on the commercial mortgage loans underlying the REIT's participation interests. At May 22, 2002, 98.6% of the commercial mortgage loans underlying the REIT's participation interests to be contributed to or acquired by the REIT, as measured by the aggregate outstanding principal amount, bore interest at adjustable rates, and the remainder bore interest at fixed rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased interest obligation increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on the loans underlying the REIT's participation interests as the borrowers refinance their mortgages at lower interest rates. Under these circumstances, the REIT may find it more difficult to purchase additional participation interests in mortgage loans bearing interest at rates sufficient to support the payment of the dividends on the REIT Series A preferred stock. Because the rate at which dividends are required to be paid on the REIT Series A preferred stock is fixed, there can be no assurance that a declining interest rate environment would not adversely affect the REIT's ability to pay full, or even partial, dividends on the REIT Series A preferred stock.


THE MORTGAGE LOANS UNDERLYING THE REIT'S PARTICIPATION INTERESTS ARE SUBJECT TO ECONOMIC CONDITIONS WHICH COULD NEGATIVELY AFFECT THE VALUE OF THE COLLATERAL SECURING SUCH MORTGAGE LOANS AND/OR THE RESULTS OF THE REIT'S OPERATIONS.

    The value of the collateral underlying the REIT's loans and/or the results of the REIT's operations could be affected by various conditions in the economy, all of which are beyond the REIT's control, such as:

     local and other economic conditions affecting real estate and other collateral values;

     the continued financial stability of a borrower and the borrower's ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

     the ability of tenants to make lease payments;

     the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants, competition from other available space and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions;

     interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

     increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental laws and regulations.

THE MORTGAGE LOANS UNDERLYING THE REIT'S PARTICIPATION INTERESTS ARE CONCENTRATED IN FIVE STATES, AND ADVERSE CONDITIONS IN THOSE STATES, IN PARTICULAR, COULD NEGATIVELY IMPACT THE REIT'S OPERATIONS.


    At May 22, 2002, 100% of the properties underlying the commercial mortgage loan participation interests to be contributed to or acquired by the REIT were located in Florida, Indiana, Kentucky, New York and Ohio. Because of the concentration of the REIT's interests in those states, in the event of adverse economic conditions in those states, the REIT would likely experience higher rates of loss and delinquency on the REIT's mortgage loan participation interests than if the underlying loans were more geographically diversified. Additionally, the commercial mortgage loans underlying the mortgage loan participation interests to be contributed to or acquired by the REIT may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political or business developments or natural hazards that may affect Florida, Indiana, Kentucky, New York and Ohio and the ability of property owners in those states to make payments of principal and interest on the underlying mortgage loans. In the event of any adverse development or natural disaster, the REIT's ability to pay dividends on the REIT Series A preferred stock could be adversely affected.


THE REIT'S ACQUISITION OF PARTICIPATION INTERESTS IN COMMERCIAL MORTGAGE LOANS SUBJECTS THE REIT TO RISKS THAT ARE NOT PRESENT IN PARTICIPATION INTERESTS IN RESIDENTIAL MORTGAGE LOANS.

    Immediately after the issuance and sale of the shares of REIT Series A preferred stock offered hereby, 100% of the assets acquired from Provident Bank, as measured by aggregate outstanding principal amount, will consist of participation interests in commercial mortgage loans. Commercial mortgage loans generally tend to have shorter maturities than residential mortgage loans and may not be fully amortizing, meaning that they may have a significant principal balance or 'balloon' payment due on maturity. Commercial real estate properties tend to be unique and are more difficult to value than single-family residential real estate properties. They are also subject to relatively greater environmental risks and to the corresponding burdens and costs of compliance with environmental laws and regulations. Due to these risks, the REIT may experience higher rates of default on the REIT's participation interests in commercial mortgage loans than the REIT would if the REIT's participation interests were more diversified and included a greater number of underlying residential and other loans.

ENVIRONMENTAL LIABILITIES ASSOCIATED WITH REAL PROPERTY SECURING MORTGAGE LOANS UNDERLYING THE REIT'S PARTICIPATION INTERESTS COULD REDUCE THE FAIR MARKET VALUE OF THE REIT'S PARTICIPATION INTERESTS AND MAKE THE PROPERTY MORE DIFFICULT TO SELL.

    In its capacity as servicer, Provident Bank, at the direction of the REIT, may be forced to foreclose on an underlying commercial mortgage loan where the borrower has defaulted on its obligation to repay the loan. Provident Bank classifies this type of foreclosed property as Other Real Estate Owned, or OREO property. It is possible that Provident Bank and the REIT may be subject to environmental liabilities, particularly on industrial and warehouse properties, which are generally subject to relatively greater environmental risks than non-commercial properties. In addition, Provident Bank may find it difficult or impossible to sell the property prior to or following an environmental cleanup. Furthermore, in certain circumstances, Provident Bank, in its capacity as servicer, or the REIT may decide not to foreclose on property as a result of environmental conditions. Even though the REIT intends to sell to Provident Bank, at fair value, the REIT's participation interest in any loan prior to foreclosure, the discovery of these types of liabilities, any associated costs for remediation of hazardous substances, wastes, contaminants, or pollutants, and difficulty in selling the underlying real estate or a decision not to foreclose on the underlying loan, could have a material adverse effect on the fair value of that loan and, therefore, the REIT may not recover any or all of its investment in the underlying loan.

THE REIT DOES NOT HAVE INSURANCE TO COVER ITS EXPOSURE TO BORROWER DEFAULTS AND BANKRUPTCIES AND SPECIAL HAZARD LOSSES THAT ARE NOT COVERED BY STANDARD INSURANCE.

    Generally, neither the REIT nor Provident Bank obtains credit enhancements such as borrower bankruptcy insurance or obtains special hazard insurance for the loans underlying the REIT's participation interests, other than standard hazard insurance typically required by Provident Bank, which will in each case only relate to individual loans. Without third party insurance, the REIT is subject to risks of borrower defaults and bankruptcies and special hazard losses, such as losses occurring from floods, which are not covered by standard hazard insurance. The REIT may direct Provident Bank to exercise its right to foreclose certain, but not all, commercial mortgage loans underlying the REIT's participation interests if the collateral values decline and substitute collateral is not provided on demand. In such cases, the REIT would bear the risk of loss of principal to the extent of any deficiency between (a) the value of the related collateral plus any payments from any insurer or guarantor and
(b) the amount owing on the commercial mortgage loan. For all of the other mortgage loans underlying the REIT's participation interests, neither Provident Bank nor the REIT has the ability to foreclose or, as a matter of practice, does not foreclose due to declining collateral values or worsening economic conditions and, consequently, the REIT bears the risk of loss of principal to the extent the mortgage loan is undercollateralized in the event of a foreclosure on a payment default.

DELAYS IN LIQUIDATING DEFAULTED MORTGAGE LOANS COULD OCCUR, WHICH COULD CAUSE THE REIT'S BUSINESS TO SUFFER.

    Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted mortgage loans underlying the REIT's participation interests, with corresponding delays in the REIT's receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede Provident Bank's ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related mortgage loan underlying the REIT's participation interest.

THE REIT MAY INVEST IN ASSETS THAT INVOLVE NEW RISKS AND NEED NOT MAINTAIN THE PRESENT ASSET COVERAGE.

    Although the REIT's portfolio currently consists primarily of commercial mortgage loan interests, and the REIT presently intends to reinvest proceeds of such interests in similar assets, the REIT is not required to limit its investments to assets of the types presently in the REIT's portfolio. Assets such as non-mortgage related securities, equipment loans or real estate may involve different risks not described in this prospectus. Moreover, while the REIT intends to adopt policies that will call for maintaining specified funds from operations coverage levels as to expected dividend distributions, the REIT is not required to, and there can be no assurance that the REIT will, maintain the levels or asset coverage that currently exist relative to the amount of the REIT's preferred stock and obligations senior to it.

                                USE OF PROCEEDS


    The Issuers estimate that the net proceeds from the sale of Income PRIDES in
this offering will be approximately $   million (approximately $   million if
Merrill Lynch & Co. exercises its overallotment option in full), after deducting the underwriting discount and estimated offering expenses payable by the Issuers. PFGI Capital Corporation will use all of the net proceeds it receives from the sale of its REIT Series A preferred stock to purchase participation interests in commercial mortgage loans from Provident Bank. Provident Bank expects to use the proceeds from the sale of the participation interests for general corporate purposes, including working capital and funding future asset growth and strategic acquisitions as opportunities arise.


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


    Provident common stock trades on Nasdaq under the symbol 'PFGI.' The following table sets forth on a per share basis the high and low sales prices for Provident common stock for the periods indicated as reported on Nasdaq composite transactions reporting system.



                                                                                 CASH
                                                              HIGH     LOW     DIVIDEND
                                                              ----     ---     --------
1999
    First Quarter..........................................  $41.94   $35.31    $0.22
    Second Quarter.........................................   44.38    35.56     0.22
    Third Quarter..........................................   45.88    36.13     0.22
    Fourth Quarter.........................................   43.31    33.63     0.22

2000
    First Quarter..........................................   34.78    25.38     0.24
    Second Quarter.........................................   34.25    23.81     0.24
    Third Quarter..........................................   29.88    23.94     0.24
    Fourth Quarter.........................................   37.81    24.50     0.24

2001
    First Quarter..........................................   37.38    25.88     0.24
    Second Quarter.........................................   33.37    27.06     0.24
    Third Quarter..........................................   35.09    24.90     0.24
    Fourth Quarter.........................................   26.29    21.41     0.24

2002
    First Quarter..........................................   29.97    22.17     0.24
    Second Quarter (through June 5, 2002)..................   31.35    26.93     0.24



    On June 5, 2002, the closing price of Provident common stock on Nasdaq was $26.93 per share. As of February 28, 2002, there were approximately 15,025 holders of Provident common stock.


    Provident paid dividends on its common stock of $47.1 million and $46.8 million during fiscal year 2001 and 2000, respectively, and as of March 31, 2002, had declared and paid aggregate dividends in the amount of $11.8 million. Provident's annual dividend rate per share was $.96 for 2001 and 2000. It is expected that in the next several years, Provident's revenues will consist principally of dividends paid to it by its subsidiaries and interest generated from investing activities.

                                 CAPITALIZATION

PROVIDENT FINANCIAL GROUP, INC.

    The following table sets forth our cash and investments and capitalization at March 31, 2002 and our capitalization as adjusted to reflect the sale of 6,000,000 Income PRIDES and the application of estimated net proceeds therefrom as described under 'Use of Proceeds.' When you read this data, you should also read our detailed information and financial statements included in documents incorporated by reference in this prospectus.

                                                               MARCH 31, 2002
                                                              -----------------
                                                                          AS
                                                              ACTUAL   ADJUSTED
                                                              ------   --------
                                                                (IN MILLIONS)
                                                                 (UNAUDITED)
Cash, short-term investments and investment securities        $4,446    $4,596
  available for sale........................................
                                                              ------    ------
                                                              ------    ------
Long-term debt and trust preferred securities...............  $3,332    $3,332
Minority interest in a consolidated subsidiary..............       0       150
Stockholders' equity
    Preferred Stock, Series D; 5,000,000 shares authorized;
      70,272 shares issued..................................       7         7
    Common Stock, no par value; 110,000,000 shares
      authorized; 49,257,004 shares issued(1)...............      15        15
    Capital surplus.........................................     323       323
    Retained earnings.......................................     663       663
    Accumulated other comprehensive loss....................     (85)      (85)
                                                              ------    ------
Total stockholders' equity..................................     923       923
                                                              ------    ------
Total capitalization........................................  $4,255    $4,405
                                                              ------    ------
                                                              ------    ------

---------

(1) Amount excludes the common stock issuable upon settlement of the forward purchase contracts underlying the Income PRIDES and common stock issuable upon exercise of outstanding options, warrants and other convertible securities.

PFGI CAPITAL CORPORATION

    The following table sets forth the capitalization of the REIT at May 9, 2002 and the capitalization of the REIT as adjusted to reflect the issuance of up to 6,210,000 additional shares of common stock and the sale of 6,000,000 Income PRIDES. When you read this data, you should also read the detailed information and financial statements of the REIT included elsewhere in this prospectus.

                                                                   MAY 9, 2002
                                                              ---------------------
                                                                              AS
                                                              ACTUAL       ADJUSTED
                                                              ------       --------
                                                                 (IN THOUSANDS)
                                                                   (UNAUDITED)
Cash and investments........................................   $  0        $      0
                                                               ----        --------
                                                               ----        --------
Stockholder's equity (1)
    Preferred Stock, Series A; no shares authorized; no
      shares issued.........................................   $  0        $150,000
    Common Stock, $0.01 par value; 100 shares authorized;
      100 shares issued.....................................      0              62
    Capital surplus.........................................      0         149,938
                                                               ----        --------
Total stockholder's equity..................................      0         300,000
                                                               ----        --------
Total capitalization........................................   $  0        $300,000
                                                               ----        --------
                                                               ----        --------

---------


(1) In connection with the consummation of this offering, the articles of incorporation of the REIT will be amended and restated to authorize the issuance of 6,900,000 shares of REIT Series A preferred stock, and the REIT will issue 6,000,000 shares of REIT Series A preferred stock (6,900,000 shares, if Merrill Lynch & Co. exercises its overallotment option in full). The amended and restated articles of incorporation will also authorize the issuance of up to 6,210,000 shares of common stock, which will be issued to Provident Bank, and the issuance by the REIT of up to 100 shares of Series B preferred stock, which may rank senior to the REIT Series A preferred stock with respect to dividends and liquidation preference and which the REIT intends to issue following the completion of this offering in amounts sufficient to ensure that the REIT will at all times comply with the One Hundred Persons Test. See 'The Formation of the REIT' and 'Description of the Securities.'


                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                  OF THE REIT

    The following unaudited pro forma condensed balance sheet of the REIT is presented to illustrate the effects of the REIT's acquisition from, and contribution by, Provident Bank of participation interests in commercial mortgage loans prior to and in connection with the closing of this offering, as well as the issuance of the REIT Series A preferred stock and the application of the proceeds therefrom and the issuance of up to 6,210,000 shares of common stock. Such information should not be construed as being a representation of the future financial position or results of the REIT's operations.

    The REIT was incorporated on May 9, 2002, has not yet commenced operations and does not have any historical audited or unaudited financial statements other than the unaudited pro forma condensed balance sheet below. The REIT has only the assets and liabilities described in the unaudited pro forma condensed balance sheet below.

                                                                      MAY 9, 2002
                                               ---------------------------------------------------------
                                                                                           PRO FORMA
                                                                  PRO FORMA FOR         AS ADJUSTED FOR
                                                                CAPITALIZATION AND      THE ISSUANCE OF
                                                                 CONTRIBUTION BY         REIT SERIES A
                                                  ACTUAL          PROVIDENT BANK        PREFERRED STOCK
                                                  ------          --------------        ---------------
                                                                  (IN THOUSANDS)
                                                                   (UNAUDITED)
Assets:
    Loan participations......................     $    0             $150,000              $300,000
                                                  ------             --------              --------
        Total assets.........................     $    0             $150,000              $300,000
                                                  ------             --------              --------
                                                  ------             --------              --------
Stockholders' equity(1):
    Preferred Stock, Series A; no shares
      authorized; no shares issued...........     $    0             $      0              $150,000
    Common Stock, $0.01 par value; 100 shares
      authorized; 100 shares issued..........          0                   62                    62
    Capital surplus..........................          0              149,938               149,938
                                                  ------             --------              --------
        Total stockholders' equity...........     $    0             $150,000              $300,000
                                                  ------             --------              --------
                                                  ------             --------              --------

---------


(1) In connection with the consummation of this offering, the articles of incorporation of the REIT will be amended and restated to authorize the issuance of 6,900,000 shares of REIT Series A preferred stock, and the REIT will issue 6,000,000 shares of REIT Series A preferred stock (6,900,000 shares, if Merrill Lynch & Co. exercises its overallotment option in full). The amended and restated articles of incorporation will also authorize the issuance of up to 6,210,000 shares of common stock, which will be issued to Provident Bank, and the issuance by the REIT of up to 100 shares of Series B preferred stock, which may rank senior to the REIT Series A preferred stock with respect to dividends and liquidation preference and which the REIT intends to issue following the completion of this offering in amounts sufficient to ensure that the REIT will at all times comply with the One Hundred Persons Test. See 'The Formation of the REIT' and 'Description of the Securities.'

                              ACCOUNTING TREATMENT


    The net proceeds from the sale of the Income PRIDES will be allocated to the REIT Series A preferred stock. The present value of the Income PRIDES contract adjustment payments will be initially charged to equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments will be allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.



    The forward purchase contracts are forward transactions in Provident common stock. For holders of Income PRIDES, forward purchase contracts may be settled by proceeds of a successful remarketing of the REIT Series A preferred stock, or, at the election of the holder not to participate in a remarketing, the delivery of cash equal to $25 times the number of forward purchase contracts being settled to the forward purchase contract agent. In the event a holder's shares of REIT Series A preferred stock are successfully remarketed, Provident will receive $25 cash per forward purchase contract so settled and will issue the requisite number of shares of common stock. The $25 cash Provident receives per forward purchase contract will be credited to stockholders' equity allocated between the common stock and paid-in-capital accounts.



    Before the issuance of shares of Provident common stock upon settlement of the forward purchase contracts, we expect that the common stock equivalents of the Income PRIDES will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the forward purchase contracts over the number of shares that could be purchased by us in the market at the average market price during the period, using the cash proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of a share of our common
stock is above the threshold appreciation price of $     . The appropriateness
of the application of the treasury stock method will be evaluated at each reporting period.


    Upon issuance, the allocable portion of the proceeds from the sale of the Income PRIDES will be reflected as Preferred Stock on the balance sheet of the REIT and in the consolidated financial statements of Provident.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    We provide in the table below our selected consolidated financial data. You should read the data below together with the more detailed information, consolidated financial statements and the notes to the consolidated financial statements that are incorporated herein by reference under the caption 'Where You Can Find More Information.' The information presented below for the years ended December 31, 2000, 1999, 1998 and 1997 give retroactive effect to our acquisition of Fidelity Financial of Ohio, Inc. in February 2000 which we accounted for as a pooling-of-interest.

    The selected historical financial data for the three months ended March 31, 2002 and 2001 are derived from our unaudited financial statements which are incorporated herein by reference. The unaudited financial statements include, in our opinion, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of our financial position and the results of our operations for those periods. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002.

                                                             THREE MONTHS
                                                            ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                                           -----------------   -----------------------------------------------
                                                            2002      2001      2001      2000      1999      1998      1997
                                                            ----      ----      ----      ----      ----      ----      ----
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Earnings:
   Total interest income.................................  $   244   $   285   $ 1,107   $   971   $   731   $   694   $   632
   Total interest expense................................     (118)     (176)     (634)     (583)     (394)     (383)     (345)
                                                           -------   -------   -------   -------   -------   -------   -------
   Net interest income...................................      126       109       473       388       337       311       287
   Provision for loan and lease losses...................      (24)      (24)     (226)     (131)      (48)      (32)      (45)
   Non-interest income...................................       54        53       226       254       272       225       175
   Non-interest expense..................................     (114)      (95)     (437)     (393)     (327)     (317)     (241)
                                                           -------   -------   -------   -------   -------   -------   -------
   Income before income taxes............................       42        43        36       118       234       187       176
   Applicable income taxes...............................      (15)      (15)      (13)      (44)      (83)      (65)      (61)
                                                           -------   -------   -------   -------   -------   -------   -------
   Net income............................................  $    27   $    28   $    23   $    74   $   151   $   122   $   115
                                                           -------   -------   -------   -------   -------   -------   -------
                                                           -------   -------   -------   -------   -------   -------   -------
Per common share data:
   Basic earnings........................................  $  0.55   $  0.56   $   .46   $  1.49   $  3.18   $  2.57   $  2.51
   Diluted earnings......................................      .54       .55       .46      1.46      3.08      2.48      2.38
   Dividends paid........................................      .24       .24       .96       .96       .88       .80       .72
   Book value............................................    18.59     19.82     18.00     20.15     18.91     16.83     15.28
Selected balances at period-end:
   Total investment securities...........................  $ 3,897   $ 3,174   $ 3,559   $ 3,014   $ 2,111   $ 1,598   $ 1,468
   Total loans and leases................................   10,159     9,639    10,496     9,077     7,011     6,303     5,748
   Reserve for loan and lease losses.....................      241       164       241       154        94        79        75
   Total assets..........................................   15,358    14,783    15,647    13,857    10,538     8,950     7,947
   Noninterest bearing deposits..........................      850     1,226       995     1,293     1,185       679       610
   Interest bearing deposits.............................    8,057     7,862     7,859     7,536     6,045     5,277     4,747
   Long-term debt and junior subordinated debentures.....    3,332     3,164     3,392     3,104     1,171     1,112       863
   Total shareholders' equity............................      923       976       893       991       926       802       719
   Off balance sheet managed assets......................    3,779     5,419     4,118     5,756     5,938     3,220     1,533
Other statistical information:
   Return on average assets(1)...........................      .71%      .78%      .16%      .61%     1.53%     1.40%     1.49%
   Return on average equity(1)...........................    11.89     11.48      2.39      7.75     18.34     15.57     17.47
   Dividend payout ratio.................................    44.00     43.01    205.76     64.85     27.14     30.93     33.12
Capital ratios at period-end:
   Total equity to total assets..........................     6.01%     6.60%     5.70%     7.15%     8.79%     8.96%     9.05%
   Tier 1 leverage ratio.................................     8.02      8.87      7.87      9.56     10.87      9.13      9.92
   Tier 1 capital to risk-weighted assets................     9.26      9.10      8.86      9.18      9.97      9.03     10.09
   Total risk-based capital to risk-weighted assets......    11.54     11.53     11.41     11.10     11.93     11.53     13.36
Loan quality ratios at period-end:
   Reserve for loan and lease losses to total loans and
    leases...............................................     2.37%     1.70%     2.29%     1.70%     1.34%     1.25%     1.30%
   Reserve for loan and lease losses to nonaccrual loans.   131.22    154.11    136.07    160.70    168.94    175.18    157.28
   Nonaccrual loans to total loans and leases............     1.81      1.68      1.68      1.06      0.79      0.71      0.83
   Net charge-offs to average total loans and leases(1)..     0.93      0.66      1.48      0.97      0.49      0.43      0.69
Selected financial data on an operating income basis
 (excludes merger and restructuring charges (1998-2000)
 and one-time deposit insurance charges (1996)):
   Net income............................................  $    27   $    28   $    23   $   101   $   154   $   137   $   115
   Basic earnings........................................     0.55      0.56      0.46      2.04      3.24      2.87      2.51
   Diluted earnings......................................     0.54      0.55      0.46      2.00      3.14      2.77      2.38
   Return on average assets(1)...........................     0.71%     0.78%     0.16%     0.83%     1.56%     1.56%     1.49%
   Return on average equity(1)...........................    11.89     11.48      2.39     10.59     18.68     17.39     17.47

---------
(1) For the three months ended March 31, 2002 and 2001, this information is presented on an annualized basis and, in the case of the information provided for the three months ended March 31, 2002, is not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002.

                           THE FORMATION OF THE REIT

    In connection with the consummation of this offering, the REIT and Provident Bank will engage in the transactions described below, which are designed to (i) facilitate the offering of the PRIDES, (ii) transfer the ownership of participation interests in commercial mortgage loans and other mortgage assets to the REIT, and (iii) enable the REIT to qualify as a real estate investment trust for United States federal income tax purposes commencing with its taxable year ending December 31, 2002.

    The transactions constituting the formation of the REIT will include the following:

     Provident Bank and the REIT will enter into the participation agreement pursuant to which the REIT will acquire mortgage and other assets from Provident Bank or its affiliates prior to, contemporaneously with and subsequent to the closing of this offering and Provident Bank will monitor and administer the mortgage loans underlying the REIT's participation interests.


     Provident Bank will transfer to the REIT participation interests in commercial mortgage loans and other authorized investments with a principal amount equal to $50 times the number of Income PRIDES issued in this offering in exchange for the proceeds of this offering and common stock of the REIT.



     The articles of incorporation of the REIT will be amended and restated to authorize the issuance of 6,900,000 shares of REIT Series A preferred stock and to establish the terms of the REIT Series A preferred stock. The amended and restated articles of incorporation will also authorize the issuance by the REIT of up to 6,210,000 shares of common stock, which the REIT intends to issue to Provident Bank, and up to 125 shares of Series B preferred stock, each with a par value of $2,500, which may rank senior to the REIT Series A preferred stock.


     The REIT will sell 6,000,000 shares of REIT Series A preferred stock (6,900,000 shares, if Merrill Lynch & Co. exercises its overallotment option in full) in this offering, the proceeds of which will be used to purchase participation interests in commercial mortgage loans and other mortgage assets from Provident Bank.

     Provident Bank and the REIT will enter into a management agreement pursuant to which Provident Bank will manage the REIT's day-to-day operations and affairs.


    To qualify as a real estate investment trust under the Internal Revenue Code, the REIT is required to have not less than 100 individuals or entities own shares of its capital stock for at least 335 days of a taxable year of twelve months. The REIT plans to issue Series B preferred stock only as necessary to ensure continued compliance with this requirement. See 'Description of the Series B Preferred Stock of the REIT.' Provident Bank currently owns, and immediately following the consummation of this offering will continue to own, all of the REIT's issued and outstanding shares of common stock. Provident Bank will have responsibility for the day-to-day management of the REIT's operations and affairs under the management agreement. Provident Bank will monitor and service the REIT's assets under the participation agreement. Provident Bank has indicated to the REIT that Provident Bank intends to maintain its ownership of 100% of the REIT's issued and outstanding shares of common stock. See 'Description of the Securities -- Description of the REIT Preferred
Stock -- Restrictions on Ownership and Transfer.'


    The REIT and Provident Bank believe that the fair market value of the participation interests and other assets acquired by the REIT pursuant to the transactions described above will equal at least $300,000,000, or up to at least $345,000,000 if Merrill Lynch & Co. exercises its overallotment option. However, no third party valuations of such participation interests or other assets have been or will be obtained for purposes of this offering, and there can be no assurance that the fair market value of such participation interests and other assets will equal that amount. See 'PFGI Capital Corporation -- Conflict of Interests and Related Policies.'

                                    BUSINESS

PROVIDENT FINANCIAL GROUP, INC.

GENERAL

    Provident Financial Group, Inc. is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. Provident also provides commercial financing, equipment leasing and mortgage lending at a national level. At
March 31, 2002, Provident had total assets of $15.4 billion, loans and leases of $10.2 billion, deposits of $8.9 billion and stockholders' equity of $923 million. Additionally, Provident services loans and leases for other entities including $3.8 billion of loans and leases which are securitized or off-balance sheet managed assets.

    Provident has expanded its franchise in recent years through internal growth and acquisitions. Recent examples of Provident's expansion include the purchase, in September 2000, of Bank One Corporation's Housing and Health Care Capital Business, now known as Red Capital Group, a financier and loan servicer of multi-family and health-care facilities; the acquisitions of Fidelity Financial of Ohio, Inc. in February 2000 and OHSL Financial Corp. in December 1999, both financial institutions located in Cincinnati, Ohio; the purchase, in September 1999, of Capstone Realty Advisors, LLC, a business specializing in the origination and servicing of commercial real estate loans; and the opening of corporate lending offices in Akron, Ohio; Dallas, Texas; Houston, Texas; Minneapolis, Minnesota; Pittsburgh, Pennsylvania; and San Diego, California during 2000 and 2001.

    Provident conducts its banking operations through Provident Bank. Major business lines include commercial banking, retail banking and mortgage banking.

    At March 31, 2002, Provident and its subsidiaries employed approximately 3,200 full-time-equivalent employees.

COMPETITION

    The financial services business is highly competitive with many products and services priced on a commodity basis. Provident competes actively with both national and state chartered banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and other financial service entities.

SUPERVISION AND REGULATION

    Provident is subject to regulations of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the 'Act') and is required to file periodic reports with and are subject to examination by the Federal Reserve Board. The Act would require the Federal Reserve Board's approval of acquisitions of control of more than 5% of the voting stock or substantially all of the assets of Provident or Provident Bank. The Act authorizes interstate bank acquisitions anywhere in the country and allows interstate branching by acquisition and consolidation in those states that have not opted out. Ohio, Kentucky and Florida did not opt out of interstate branching.

    Provident is prohibited by the Act from engaging in nonbanking activities, unless such activities are determined by the Federal Reserve Board to be financial in nature, incidental to such financial activity, or complementary to a financial activity. The Act does not place territorial restrictions on such nonbanking-related activities.

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 provides that a holding company's controlled insured depository institutions can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation ('FDIC') in connection with the default of an affiliated insured bank or savings association.

    As a regulated financial services firm, Provident's relationships and good standing with its regulators are of fundamental importance to the continuation and growth of Provident's businesses.

The Federal Reserve Board, the FDIC, the Ohio Division of Financial Institutions and other regulators have broad enforcement powers and powers to approve, deny or refuse to act upon applications or notices of Provident or its subsidiaries to conduct new activities, acquire or divest businesses or assets or reconfigure existing operations. Provident and its subsidiaries are subject to examination by various regulators that result in examination reports and ratings, which are not publicly available pursuant to regulatory rules, that can affect the conduct and growth of Provident's businesses. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liabilities and various other factors. The ratings are largely at the discretion of the regulator and involve many qualitative judgments that are not as a practical matter subject to review or appeal.

    Federal and state laws regulate aspects of the operations of Provident Bank, including requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, and restricting investments and other activities.

    The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of banks and bank holding companies. The nature of future monetary policies and the effect of such policies on the future business and income of Provident and its subsidiaries cannot be predicted.

    Red Capital Markets, Inc., a Provident Bank subsidiary, is licensed as a securities broker-dealer and is subject to regulation by the Securities and Exchange Commission, state securities authorities and the National Association of Securities Dealers, Inc. Provident Insurance Agency, Inc., a subsidiary of Red Capital Markets, is subject to regulation by state insurance authorities. Provident Investment Advisors, Inc., a Provident subsidiary, is a registered investment advisor, subject to regulation by the Securities and Exchange Commission and state securities authorities.

PFGI CAPITAL CORPORATION

GENERAL


    PFGI Capital Corporation, or the REIT, is a Maryland corporation and was incorporated on May 9, 2002. The principal business objective of the REIT is to acquire, hold and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to the REIT's stockholders. The REIT intends to elect to be treated as a real estate investment trust for federal income tax purposes. As a real estate investment trust, the REIT generally will not be liable for federal income tax to the extent that it distributes its income to its stockholders and meets a number of other requirements.


    In connection with this offering, the REIT will acquire mortgage assets from Provident Bank in an aggregate amount of approximately $300 million, or up to $345 million if Merrill Lynch & Co. exercises its overallotment option in full. See 'The Formation of the REIT.' Approximately $300 million ($345 million if Merrill Lynch & Co. exercises its overallotment option in full), or 100%, of the assets to be acquired by the REIT will be comprised of participation interests in commercial mortgage loans, before the allowance for loan losses. The weighted average yield earned on all assets for the period ended May 22, 2002, was 5.64%. After the REIT acquires these assets, the REIT will continue to meet all of the real estate investment trust qualification tests that it otherwise expects to meet, as described in more detail below under the heading 'Certain United States Federal Income Tax Consequences.' Thus, the REIT's acquisition of these assets will not prevent it from qualifying as a real estate investment trust.

    Although the REIT has the authority to acquire interests in an unlimited number of mortgage assets from unaffiliated third parties, all of the REIT's interests in mortgage and other assets to be acquired in connection with this offering will be acquired from Provident Bank, pursuant to the participation agreement between Provident Bank and the REIT. Provident Bank either originated the mortgage assets or acquired them as part of the acquisition of other financial institutions. The REIT may also acquire from time to time a limited amount of additional non-mortgage-related securities. The REIT has no present plans or expectations with respect to purchases of mortgage assets or other assets from unaffiliated third parties.


    The REIT's participation interests do not entitle the REIT to retain any portion of any late payment charges or penalties, assumption fees or conversion fees collected and retained by Provident Bank in connection with the loans underlying the REIT's participation interests serviced by Provident Bank.


GENERAL DESCRIPTION OF MORTGAGE ASSETS AND OTHER AUTHORIZED INVESTMENTS; INVESTMENT POLICY


    In order to qualify as a real estate investment trust under the Internal Revenue Code, at least 75% of the total value of the REIT's assets must, broadly speaking, consist of real estate assets, which includes residential mortgage loans and commercial mortgage loans, including participation interests in residential or commercial or residential mortgage loans; mortgage-backed securities eligible to be held by real estate investment trusts; cash; cash equivalents which includes receivables and government securities; and other real estate assets. The REIT refers to these types of assets as REIT qualified assets. The REIT may invest up to 25% of the value of its total assets in other types of securities (within the meaning of the Investment Company Act). Under the Investment Company Act, the term 'security' is defined broadly to include, among other things, any note, stock, treasury stock, debenture, evidence of indebtedness, or certificate of interest or participation in any profit sharing agreement or a group or index of securities. The Internal Revenue Code also generally requires that the value of any one issuer's securities, other than those securities included in the 75% test, may not exceed 5% by value of the total assets of the REIT. In addition, under the Internal Revenue Code, the REIT generally may not own more than 10% of the voting securities nor more than 10% of the value of the outstanding securities of any one issuer, other than those securities included in the 75% test.


    All of the assets to be acquired by the REIT in connection with this offering will be REIT qualified assets. The REIT does not hold any securities, nor does the REIT intend to hold securities, in any one issuer that exceed 5% of the REIT's total assets or more than 10% of the voting securities of any one issuer. Following the acquisition of assets by the REIT in connection with this offering as described in 'The Formation of the REIT,' the REIT's assets will consist of the following:

                     DESCRIPTION                           AMOUNT
                     -----------                           ------
Participation interests:
    Commercial mortgage loans.........................  $300,011,389
    Allowance for loans losses........................  $  3,000,114
Interest-bearing deposits in banks....................  $          0
Accrued income and other assets.......................  $  1,071,787


    Real estate investment trusts generally are subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less deductible expenses directly connected with the production of such income. Therefore, prior to foreclosure of any underlying loan acquired by the REIT from Provident Bank, the REIT currently intends to try to sell the participation interest in the underlying loan back to Provident Bank at fair value less estimated selling costs of the property. Provident Bank will then bear all expenses related to the foreclosure after that time.



    Commercial Mortgage Loans. The REIT will acquire participation interests in commercial mortgage loans that are unsecured or secured by real property such as office buildings; multi-family properties of five units or more; industrial, warehouse and self-storage properties; office and industrial condominiums; retail space; strip shopping centers; mixed use commercial properties; mobile home parks; nursing homes; hotels and motels; churches and farms. Commercial mortgage loans may not be fully amortizing. This means that the loans may have a significant principal balance or 'balloon' payment due on maturity. Additionally, apart from Provident Bank's commercial mortgage loan origination guidelines, there is no requirement regarding the percentage of any commercial real estate property that must be leased at the time the REIT acquires a participation interest in a commercial mortgage loan secured by such property nor are commercial mortgage loans required to have third party guarantees. Commercial properties, particularly industrial and warehouse properties, generally are subject to relatively greater environmental risks than non-commercial properties. This gives rise to increased costs of compliance with environmental laws and regulations. Provident Bank may be affected by environmental liabilities related to the underlying real property, which could exceed the value of the real property. Although Provident Bank has exercised and will continue to exercise due diligence to discover potential environmental liabilities prior to the REIT's acquisition of any participation interests in loans secured by such property, hazardous substances or wastes, contaminants, pollutants, or their sources may be discovered on properties during the REIT's ownership of the participation interests. There can be no assurance that Provident Bank would not incur full recourse liability for the entire cost of any removal and clean-up on a property it acquired in foreclosure, that the cost of removal and clean-up would not exceed the value of the property, or that Provident Bank could recoup any of the costs from any third party. Even though the REIT intends to sell back to Provident Bank at fair value the participation interest in any loan prior to foreclosure, the discovery of these liabilities and any associated costs could have a material adverse effect on the fair value of that loan, and therefore the REIT may not recover any or all of its investment in the underlying loan.


    The credit quality of a commercial mortgage loan may depend on, among other factors:

     the existence and structure of underlying leases;

     the physical condition of the property, including whether any maintenance has been deferred;

     the creditworthiness of tenants;

     the historical and anticipated level of vacancies;

     rents on the property and on other comparable properties located in the same region;

     potential or existing environmental risks;

     the availability of credit to refinance the loan at or prior to maturity;
     and

     the local and regional economic climate in general.

    Foreclosures of defaulted commercial mortgage loans generally are subject to a number of complicating factors, including environmental considerations, which are not generally present in foreclosures of residential mortgage loans.

    As of May 22, 2002, $293,818,333 or 98%, of the commercial mortgage loans underlying the participation interests to be acquired by the REIT were secured by a first mortgage.

    The following table shows data at May 22, 2002 with respect to the geographic distribution of the loans underlying the commercial mortgage loan participations to be acquired by the REIT:

              GEOGRAPHIC DISTRIBUTION OF COMMERCIAL MORTGAGE LOANS

                                                          AGGREGATE        PERCENTAGE BY
                                             NUMBER OF    PRINCIPAL     AGGREGATE PRINCIPAL
                   STATE                       LOANS       BALANCE            BALANCE
                   -----                     ---------   ------------   -------------------
Ohio.......................................     177      $253,287,087          84.43%
Indiana....................................      10      $ 14,037,063           4.68%
Florida....................................      15      $ 22,588,816           7.53%
Kentucky...................................       7      $  4,294,691           1.43%
New York...................................       2      $  5,803,732           1.93%
                                                ---      ------------         ------
    Total..................................     211      $300,011,389         100.00%
                                                ---      ------------         ------
                                                ---      ------------         ------

    The following table shows data with respect to the principal balance of the loans underlying the commercial mortgage loan participations to be acquired by the REIT at May 22, 2002:

                PRINCIPAL BALANCES OF COMMERCIAL MORTGAGE LOANS

                                                          AGGREGATE        PERCENTAGE BY
                                             NUMBER OF    PRINCIPAL     AGGREGATE PRINCIPAL
             PRINCIPAL BALANCE                 LOANS       BALANCE            BALANCE
             -----------------                 -----       -------            -------
Less than $50,000..........................       2      $     59,832           0.02%
Greater than $   50,000 to $  100,000......       1      $     65,592           0.02%
Greater than $  100,000 to $  250,000......      51      $  8,891,857           2.96%
Greater than $  250,000 to $  500,000......      38      $ 13,892,583           4.63%
Greater than $  500,000 to $ 1,000,000.....      41      $ 29,394,788           9.80%
Greater than $ 1,000,000 to $ 2,000,000....      41      $ 59,590,942          19.86%
Greater than $ 2,000,000 to $ 3,000,000....      14      $ 33,636,770          11.21%
Greater than $ 3,000,000 to $ 4,000,000....       6      $ 19,972,984           6.66%
Greater than $ 4,000,000 to $ 5,000,000....       6      $ 27,818,200           9.28%
Greater than $ 5,000,000 to $ 6,000,000....       3      $ 16,380,322           5.46%
Greater than $ 6,000,000 to $10,000,000....       5      $ 39,127,176          13.04%
Greater than $10,000,000...................       3      $ 51,180,344          17.06%
                                                ---      ------------         -------
    Total..................................     211      $300,011,389         100.00%
                                                ---      ------------         -------
                                                ---      ------------         -------

    Some of the loans underlying the commercial mortgage loan participations to be acquired by the REIT bear interest at fixed rates, and some bear interest at variable rates based on indices such as LIBOR and the prime rate. The following tables show data at May 22, 2002 with respect to interest rates of the loans underlying the commercial mortgage loan participations to be acquired by the REIT.

                            FIXED AND VARIABLE RATE

                                                                       PERCENTAGE BY   WEIGHTED
                                               NUMBER    AGGREGATE       AGGREGATE     AVERAGE
                                                 OF      PRINCIPAL       PRINCIPAL     INTEREST
                    TYPE                       LOANS      BALANCE         BALANCE        RATE
                    ----                       -----      -------         -------        ----
Fixed Rate...................................     8     $  4,237,151        1.41%       5.08%
Variable Rate................................   203     $295,774,238       98.59%       5.65%
                                                ---     ------------      -------      --------
    Total....................................   211     $300,011,389      100.00%       5.64%
                                                ---     ------------      -------      --------
                                                ---     ------------      -------      --------

                           INTEREST RATE DISTRIBUTION

                                    FIXED RATE                                VARIABLE RATE
                                  --------------   PERCENTAGE BY              -------------   PERCENTAGE BY
                         NUMBER     AGGREGATE        AGGREGATE                  AGGREGATE       AGGREGATE
                           OF       PRINCIPAL        PRINCIPAL      NUMBER      PRINCIPAL       PRINCIPAL
     INTEREST RATE       LOANS       BALANCE          BALANCE      OF LOANS      BALANCE         BALANCE
     -------------       -----       -------          -------      --------      -------         -------
Under 5.00%............     1       $2,031,816         47.95%         54      $141,388,697        47.81%
5.00% to 5.99%.........     2       $  737,124         17.40%         40      $ 36,240,280        12.25%
6.00% to 6.99%.........     5       $1,468,211         34.65%         42      $ 41,081,840        13.89%
7.00% to 7.99%.........     0       $        0          0.00%         45      $ 35,967,428        12.16%
8.00% to 8.99%.........     0       $        0          0.00%         22      $ 41,095,993        13.90%
                           --       ----------        -------        ---      ------------       -------
    Total..............     8       $4,237,151        100.00%        203      $295,774,238       100.00%
                           --       ----------        -------        ---      ------------       -------
                           --       ----------        -------        ---      ------------       -------

    At May 22, 2002, none of the underlying loans in the commercial mortgage loan participations were delinquent.

    Other Assets. Cash and cash due from banks represents cash received by Provident Bank from borrowers for the payment of principal and interest on the underlying loans deposited in a demand deposit account of Provident Bank. Interest bearing deposits in banks consist of available funds invested nightly in an investment product that provides the REIT with a market return for overnight loans. These funds are available for the purchase of additional participation interests.

Other assets also include premises and equipment related to real property located at the REIT's headquarters in Cincinnati, Ohio, and, more predominantly, accrued interest on the loans underlying the REIT's participation interests, which is calculated by Provident Bank's loan accounting systems.

DIVIDEND POLICY

    The REIT expects to distribute annually an aggregate amount of dividends with respect to its outstanding capital shares equal to approximately 100% of its real estate investment trust taxable income (as determined before any deduction for dividends paid and excluding any net capital gain). In order to remain qualified as a real estate investment trust, the REIT is required to distribute annually at least 90% of such real estate investment trust taxable income to its stockholders.

    Dividends will be authorized and declared at the discretion of the REIT's board of directors. Factors that would generally be considered by the REIT's board of directors in making this determination are the REIT's distributable funds, financial condition and capital needs, the impact of current and pending legislation and regulations, economic conditions, tax considerations, and the REIT's continued qualification as a real estate investment trust. The REIT currently expects that both the REIT's cash available for distribution and its real estate investment trust taxable income will be in excess of the amounts needed to pay dividends on all outstanding shares of preferred stock, even in the event of a significant drop in interest rate levels because:

     substantially all of the REIT's mortgage assets and other authorized investments are interest-earning;

     all outstanding shares of the REIT's preferred stock represent in the aggregate only approximately 50% of the REIT's capitalization and, as a result, the scheduled distributions to be paid to the REIT with respect to its participation interests will exceed the aggregate dividends to be paid on the REIT Series A preferred stock;

     with the prior approval of the REIT's independent directors, the REIT may incur indebtedness in an aggregate amount of no more than 20% of the REIT's stockholder's equity as determined in accordance with generally accepted accounting principles; provided that the REIT may incur indebtedness in an aggregate amount not to exceed $10.0 million without such prior approval so long as, at the time of incurrence of such indebtedness, the REIT's outstanding common stockholder's equity as determined in accordance with generally accepted accounting principles is at least $150.0 million; and

     the REIT anticipates that it will have cash flows from principal payments on its commercial mortgage loan portfolio.


Accordingly, the REIT expects that it will, after paying the dividends on all series and classes of preferred stock, pay dividends to holders of its common stock in an amount sufficient to comply with applicable requirements regarding qualification as a real estate investment trust and to ensure that there will be no federal taxable income at the REIT level. There are, however, certain limitations that restrict the REIT's ability to pay dividends on its common stock, which are more fully described in this prospectus under the heading 'Description of the REIT Series A Preferred Stock -- Dividends.'



    Under certain circumstances, including any determination that Provident Bank's relationship with the REIT results in an unsafe and unsound banking practice, the Federal Reserve Board and the Ohio Division of Financial Institutions will have the authority to issue an order that restricts the REIT's ability to make dividend payments to the REIT's stockholders, including holders of the REIT Series A preferred stock. The exercise of these powers to restrict dividends on the REIT Series A preferred stock would also have the effect of restricting the REIT's ability to pay dividends on its common stock.

CONFLICT OF INTERESTS AND RELATED POLICIES


    After this offering and assuming the issuance of all authorized shares of the REIT Series A preferred stock and the sale of all shares of REIT Series A preferred stock to the public, Provident Bank will control 90% of the voting power of the REIT's then outstanding securities. Accordingly, Provident Bank will continue to have the right to elect all of the REIT's directors, including the REIT's independent directors, other than the two additional independent directors to be elected by the holders of the REIT Series A preferred stock if the REIT fails to pay dividends on the REIT Series A preferred stock for at least six consecutive dividend periods. In addition, all of the REIT's officers and the REIT's current director and the additional directors to be elected prior to and immediately following the consummation of this offering who are not independent directors, are also officers and/or directors of Provident Bank or its affiliates. Because of the nature of the REIT's relationship with Provident and Provident Bank, it is likely that conflicts of interest will arise with respect to certain transactions because Provident, Provident Bank and their affiliates have interests which are not identical to those of the REIT.


    Provident Bank administers the REIT's day-to-day activities under the terms of the management agreement between the REIT and Provident Bank. Since the parties to this agreement are affiliated, this agreement was not the result of arms-length negotiations. Any future modification of the management agreement will require the approval of a majority of the REIT's independent directors. However, since Provident Bank, through its ownership of all of the REIT's common stock, controls the election of all of the REIT's directors, including the REIT's independent directors, any such modification also would not be the result of arms-length negotiations. Thus, there can be no guarantee that future modifications will be on terms as favorable to the REIT as those that could have been obtained from unaffiliated third parties.

    Provident, the owner of all Provident Bank's common shares, may have investment goals and strategies that differ from those of the holders of shares of REIT Series A preferred stock. Nevertheless, the REIT's investment and operating strategies will largely be directed by Provident and Provident Bank. In addition, neither Provident nor Provident Bank has a policy addressing the treatment of new business opportunities. Thus, new business opportunities identified by Provident or Provident Bank may be directed to affiliates other than the REIT.

    The REIT is dependent on the diligence and skill of the officers and employees of Provident Bank for the selection and structuring of the loans underlying the REIT's participation interests and the REIT's other authorized investments. Provident Bank will select the amount, type, and price of loan participation interests and other assets which the REIT will acquire from Provident Bank and its affiliates prior to and in connection with this offering. After the sale of the REIT Series A preferred stock to the public, the REIT anticipates that it will continue to acquire all or substantially all of its assets from Provident Bank or its affiliates. Neither the REIT nor Provident Bank has obtained any third-party valuations, nor does the REIT intend to do so in the future. Although the REIT intends to adopt certain policies to guide the acquisition and disposition of assets, these policies may be revised or exceptions may be approved from time to time at the discretion of the board of directors without a vote of the REIT's stockholders. Changes in or exceptions made to these policies could permit the REIT to acquire lower quality assets.

    The REIT is also dependent on Provident Bank and others for monitoring and servicing the loans underlying the REIT's participation interests under the terms of the participation agreement between Provident Bank and the REIT. Since the parties to this agreement are affiliated, this agreement is not the result of arms-length negotiations. Any future modification of the participation agreement will require the approval of a majority of the REIT's independent directors. However, since Provident Bank, through its ownership of all of the REIT's common stock, controls the election of all of the REIT's directors, including the REIT's independent directors, any such modification would not be the result of arms-length negotiation. Conflicts may arise as part of such servicing, particularly with respect to loans that are placed on nonaccrual status. While the REIT believes that Provident Bank will diligently pursue collection of any non-performing assets, there can be no guarantee that this will be the case. Conflicts of interest between the REIT and Provident Bank may also arise in connection with making decisions that bear upon the credit arrangements that Provident Bank may have with a borrower under a loan. Provident Bank could also seek to exercise its influence over the REIT's affairs so as to cause the sale of the REIT's assets and their replacement by lesser quality assets purchased from Provident Bank or elsewhere. Although these potential conflicts exist, the REIT believes that Provident Bank will service the assets with a view toward the REIT's interests.

    It is the REIT's intention that any agreements and transactions between the REIT, on the one hand, and Provident Bank, on the other hand, be fair to all parties and consistent with market terms for such types of transactions. The requirement in the REIT's charter that certain of the REIT's actions be approved by a majority of the REIT's independent directors also is intended to ensure fair dealings between the REIT and Provident Bank. There can be no assurance, however, that any such agreement or transaction will be on terms as favorable to the REIT as could have been obtained from unaffiliated third parties.

    There are no provisions in the REIT's charter limiting any of the REIT's officers, directors, stockholders, or affiliates from having any direct or indirect pecuniary interest in any asset to be acquired or disposed of by the REIT or in any transaction in which the REIT has an interest or from engaging in acquiring, holding, and managing the REIT's assets. As described in this prospectus, it is expected that Provident Bank and its affiliates will have direct interests in transactions with the REIT including, without limitation, the sale of assets to the REIT; however, it is not anticipated that any of the REIT's officers or directors will have any interests in such assets, other than as borrowers or guarantors of loans underlying the REIT's participation interests, in which case such loans would be on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others and would not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MANAGEMENT POLICIES AND PROGRAMS

    General. In administering the REIT's participation interests and other authorized investments, Provident Bank has a high degree of autonomy. The REIT, however, intends to adopt certain policies to guide the REIT's administration with respect to the acquisition and disposition of assets, use of capital and leverage, credit risk management and certain other activities. These policies, which are discussed below, may be amended or revised from time to time at the discretion of the REIT's board of directors and, in certain circumstances subject to the approval of a majority of the REIT's independent directors, but without a vote of the REIT's stockholders, including holders of shares of REIT Series A preferred stock.


    Underwriting Standards. In connection with the acquisition of commercial mortgage loan participations by the REIT in connection with this offering, Provident Bank will represent to the REIT that substantially all of the mortgage loans underlying the participation interests to be acquired by the REIT were originated generally in accordance with underwriting policies customarily employed by Provident Bank during the period in which the commercial mortgage loans were originated. It is the policy of Provident Bank to make commercial mortgage loans primarily in the geographic areas in which Provident Bank is doing business, normally a 100-mile radius of Cincinnati, Dayton, Columbus and Cleveland, Ohio; Indianapolis, Indiana; Pittsburgh, Pennsylvania; and Sarasota, Florida. However, Provident Bank may lend in geographic areas beyond these areas, provided the mortgage loans otherwise comply with Provident Bank's investment policies. Provident Bank avoids transactions perceived to have unacceptably high risk, as well as excessive industry, type of collateral and other concentrations. It is the policy of Provident Bank that no more than two-thirds of Provident Bank's commercial mortgage loans cover properties that are not stabilized at any one time.


    Some of the loans, however, were acquired by Provident Bank in connection with the acquisition of other financial institutions. Prior to acquiring any financial institution, Provident Bank performed due diligence procedures to, among other things, assess the overall quality of the target institution's loan portfolio. These procedures included the examination of underwriting standards used in the origination of loan products by the target institution, the review of loan documents and the contents of selected loan files, and the verification of the past due status and payment histories of selected borrowers. Through its due diligence procedures, Provident Bank obtained a sufficient level of comfort pertaining to the underwriting standards used by the target institution and their influence on the quality of the portfolio. Even though Provident Bank did not and does not warrant those standards, Provident Bank found them acceptable in comparison to its own underwriting standards in cases where Provident Bank had made a favorable decision to acquire the institution as a whole.

    The underwriting standards imposed by Provident Bank in connection with the origination of the commercial mortgage loans underlying the participation interests to be acquired by the REIT in connection with this offering include careful consideration of the borrower's overall creditworthiness and capacity to service debt independent of the income generated from the underlying property. In most instances, cash equity is required in each commercial mortgage loan transaction to reduce debt to a level where the income of property can comfortably service that debt. In other instances where income from the underlying property does not provide adequate debt service coverage margins, additional collateral is required to offset any perceived deficiency. In the case of properties where the stability of the income stream may be in question, such as construction and development situations, Provident Bank requires the borrower to have met the pre-leasing and pre-sale standard designated by Provident Bank for the type of property.

    The underwriting procedures and guidelines taken into account by Provident Bank include such factors as:

     demographic factors, including population and employment trends;

     current and projected vacancy, construction and absorption rates;

     current and projected lease terms, rental rates and sales prices, including concessions;

     economic indicators, including trends and diversification of the lending area;

     valuation trends, including discount and direct capitalization rates;

     amount and credit rating of additional collateral;

     the net worth and credit rating of the borrower, as well as its operating and liquidity ratios;

     the existence of a guarantee;

     the management ability of the borrower, including its business experience and financial soundness;

     the characteristics of the specific project financed; and

     such other economic, demographic, or other factors as in the judgment of Provident Bank might affect the value of the collateral and the ability of the borrower to service the loan.


    Asset Acquisition and Disposition Policies. The REIT intends to adopt the policy of purchasing from Provident Bank or its affiliates participation interests generally in mortgage loans that:


     are performing, meaning they have no more than two payments past due, if any,

     are in accruing status,

     are secured by real property such that they are REIT qualifying, and have not been previously sold, securitized or charged-off either in whole or in part.

The REIT's policy also will allow for investment in assets which are not REIT qualified assets up to but not exceeding the statutory limitations imposed on organizations that qualify as a real estate investment trust. The REIT, under this policy, will have the discretion to purchase other assets to maximize its return to stockholders.


    The REIT anticipates that from time to time it will acquire participation interests in additional commercial mortgage loans from Provident Bank or its affiliates on a basis consistent with secondary market standards pursuant to the participation agreement. These acquisitions would be made out of proceeds received by the REIT in connection with the repayment or disposition of loan participation interests in the REIT's portfolio. Although the REIT is permitted to do so, the REIT has no present plans or intentions to purchase loans or loan participation interests from unaffiliated third parties. The REIT currently anticipates that additional participation interests in mortgage loans acquired by the REIT will be of the types described above under the heading ' -- General Description of Mortgage Assets and Other Authorized Investments; Investment Policy,' although the REIT is not precluded from purchasing additional types of loans or loan participation interests.



    The REIT may acquire from time to time limited amounts of participation interests in loans that are not commercial mortgage loans, such as residential mortgage loans and equipment loans. The REIT also may from time to time acquire a limited amount of other authorized investments. Although the REIT currently does not intend to acquire any mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans that will be secured by single-family residential or multi-family real estate properties located throughout the United States, the REIT is not restricted from doing so. The REIT does not intend to acquire any interest-only or principal-only mortgage-backed securities. The REIT also will not be precluded from investing in mortgage-backed securities when Provident Bank is the sponsor or issuer. The REIT does not intend to acquire any mortgage-backed securities that are not backed by pools of commercial real estate properties.


    The REIT currently anticipates that it will not acquire the right to service any loan underlying a participation interest that it acquires in the future and that Provident Bank will act as servicer of any such additional loans. The REIT anticipates that any future servicing arrangement with Provident Bank will contain fees and other terms that would be substantially equivalent to or more favorable to the REIT than those that would be contained in servicing arrangements entered into with third parties unaffiliated with the REIT.


    The REIT intends to adopt the policy of not acquiring any participation interest in any mortgage loan that constitutes more than 9% of the total book value of the REIT's assets at the time of acquisition.



    The REIT intends to adopt the policy of reinvesting the proceeds of the REIT's assets in other interest-earning assets so that the REIT's funds from operations over any period of four fiscal quarters will be anticipated to equal or exceed 140% of the amount that would be required to pay full annual dividends on the REIT Series A preferred stock, except as may be necessary to maintain the REIT's status as a real estate investment trust. The REIT's charter will provide that the REIT cannot amend or change this policy with respect to the reinvestment of proceeds without the consent or affirmative vote of the holders of at least two thirds of the REIT Series A preferred stock, voting as a separate class.



    Credit Risk Management Policies. In connection with the acquisition of mortgage loan participations by the REIT in connection with this offering, Provident Bank will represent to the REIT that at least 95% of the participation interests acquired in the future will represent commercial mortgage loans in which Provident Bank has a first lien position and will be originated by Provident Bank, one of its affiliates or an unaffiliated third party in the ordinary course of its real estate lending activities based on the underwriting standards generally applied by or substantially similar to those applied by Provident Bank at the time of origination for its own account. Provident Bank will also represent to the REIT that all loans will be serviced by or through Provident Bank pursuant to the participation agreement, which requires servicing in conformity with any loans servicing guidelines promulgated by the REIT.


    Other Policies. The REIT intends to operate in a manner that will not subject the REIT to regulation under the Investment Company Act. The REIT does not intend to:

     borrow money at any time other than indebtedness incurred by the REIT with the prior approval of the REIT's independent directors in an aggregate amount not to exceed 20% of the REIT's stockholders' equity as determined in accordance with generally accepted accounting principles; provided, that the REIT may incur indebtedness in an aggregate amount not to exceed $10.0 million without such prior approval so long as, at the time of incurrence of such indebtedness, the REIT's outstanding common stockholder's equity is at least $150.0 million;

     invest in the securities of other issuers for the purpose of exercising control over such issuers;

     underwrite securities of other issuers;

     actively trade in loans or other investments;

     offer securities in exchange for property; or

     make loans to third parties, including its officers, directors, or other affiliates.

    The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are 'primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.' The REIT refers to these interests as Qualifying Interests. Under current interpretations by the staff of the SEC, in order to qualify for this exemption, the REIT, among other things, must maintain at least 55% of its total assets in Qualifying Interests and also may be required to maintain an additional 25% of its total assets in Qualifying Interests or other real estate-related assets. The assets that the REIT may acquire therefore may be limited by the provisions of the Investment Company Act. The REIT intends to establish a policy of limiting authorized investments which are not Qualifying Interests or real estate-related assets to no more than 20% of the value of the REIT's total assets.


    The REIT may, under certain circumstances, purchase the REIT Series A preferred stock and other stock in the open market or otherwise. Except to the extent of any remarketed REIT Series A preferred stock, the REIT has no present intention of repurchasing any of the REIT's stock, and any such action would be taken only in conformity with applicable federal and state laws and regulations and the requirements for qualifying as a real estate investment trust.


    The REIT intends to distribute to its stockholders, in accordance with the Exchange Act, annual reports containing financial statements prepared in accordance with generally accepted accounting principles and certified by the REIT's independent auditors. The REIT's charter provides that it will maintain the REIT's status as a reporting company under the Exchange Act for so long as any of the REIT Series A preferred stock is outstanding and held by unaffiliated stockholders.

    The REIT intends to make investments and operate its business in such a manner consistent with the requirements of the Internal Revenue Code to qualify as a real estate investment trust and to elect to be treated as a real estate investment trust for federal income tax purposes. However, future economic, market, legal, tax or other considerations may cause the REIT's board of directors, subject to approval by a majority of the REIT's independent directors, to determine that it is in the REIT's best interest and the best interest of the REIT's stockholders to revoke the REIT's status as a real estate investment trust. The Internal Revenue Code prohibits the REIT from electing REIT status for the four taxable years following the year of such revocation.

SERVICING

    The loans underlying the REIT's participation interests are serviced by Provident Bank pursuant to the terms of the participation agreement between Provident Bank and the REIT.

    Under the participation agreement, Provident Bank has the right in its discretion to give consents, waivers and modifications of the loan documents to the same extent as if the loans were wholly owned by Provident Bank; provided, however, that Provident Bank may not do the following without the written consent of the REIT:

     waive any payment default;

     extend the maturity of the loans;

     reduce the rate or rates of interest with respect to the loans;

     forgive or reduce the principal sum of the loans;

     increase the lending formula or advance rates; or amend or modify the financial covenants contained in the loan documents in any way that would make such financial covenants less restrictive.

    Provident Bank has the right to accept payment or prepayment of the whole principal sum and accrued interest in accordance with the terms of the loans, waive prepayment charges in accordance with Provident Bank's policy for loans in which no participation interest has been granted and accept additional security for the loans. No specific term is specified in the participation agreement; the participation agreement may be terminated by mutual agreement of the parties at any time, without penalty. Due to the relationship between Provident Bank and the REIT, the REIT does not anticipate that the participation agreement will be terminated by either party in the foreseeable future.

    Provident Bank, in its role as servicer under the terms of the participation agreement, receives a servicing fee designed as a reimbursement for costs incurred to service the underlying loans. The servicing fee is payable monthly. The amount and terms of the fee are determined by mutual agreement of Provident Bank and the REIT from time to time during the term of the participation agreement. Periodically, a review and analysis of servicing operations will be conducted by Provident Bank. As a result, among other things, the cost to service an individual loan will be calculated and used as a basis to determine fair compensation for services rendered. The servicing fee is subject to adjustment annually based upon Provident Bank's review and analysis at the end of each calendar year during the term of the participation agreement.

    The REIT will pay Provident Bank a monthly servicing fee equal to (i) 1/12 multiplied by (ii) 0.125% multiplied by the average daily outstanding principal balance of the assets of the REIT during each such calendar month. Based on these formulas and the asset levels intended to exist immediately following this offering, the REIT estimates that it will pay Provident Bank servicing compensation of approximately $187,500 for the period beginning at the consummation of this offering and ending on December 31, 2002. The participation agreement does not limit or cap the servicing fees payable to Provident Bank. Other than the compensation referred to in this paragraph, the management fee referred to in 'Business -- PFGI Capital Corporation -- Management' and the amounts paid to Provident Bank and its directors as described under the headings 'Management -- Related Party Transactions' and ' -- Compensation of Directors and Officers' of this prospectus, the REIT pays no other compensation to Provident Bank or its affiliates. Provident Bank does, however, receive certain non-compensation benefits from its relationship with the REIT.

    The participation agreement requires Provident Bank to service the loans underlying the REIT's participation interests in a manner substantially similar to work performed by Provident Bank for transactions on its own behalf. Provident Bank or its affiliates collect and remit principal and interest payments, maintain perfected collateral positions and submit and pursue insurance claims. Provident Bank and its affiliates also provide accounting and reporting services required by the REIT for the REIT's participation interests. The REIT also may direct Provident Bank to dispose of any mortgage loans at the time the real property securing the mortgage loan becomes classified as OREO property, the mortgage loan is in default or placed in a non-performing status or when any other development occurs that adversely affects the value of the mortgaged property, the borrower's financial condition or its ability to repay the loan in accordance with its terms, including any renegotiation of loan terms due to the financial deterioration of the borrower. Provident Bank is required to pay all expenses related to the performance of its duties under the participation agreement, including any payment to its affiliates for servicing the loans. Provident Bank or its affiliates may institute foreclosure proceedings at the direction of the REIT, exercise any power of sale contained in any mortgage or deed of trust, obtain a deed in lieu of foreclosure or otherwise acquire title to a mortgaged property underlying a mortgage loan by operation of law or otherwise in accordance with the terms of the participation agreement.


    Prior to foreclosure of any commercial mortgage loan underlying the REIT's participation interests acquired by it from Provident Bank or its affiliates, the REIT currently intends to try to sell the participation interest in the underlying commercial mortgage loan back to Provident Bank at fair value less estimated selling costs of the property. Provident Bank will then bear all expenses related to the foreclosure after that time.

MANAGEMENT

    The day-to-day operations of the REIT will be managed pursuant to the terms of the management agreement between Provident Bank and the REIT. Provident Bank, in its role as manager under the terms of the management agreement, will receive a management fee designed as a reimbursement for costs incurred to manage the REIT. Provident Bank is required to pay all expenses related to the performance of its duties under the management agreement, including any payment to its affiliates for managing the REIT. The REIT will pay Provident Bank a monthly management fee equal to (i) 1/12 multiplied by (ii) 0.10% multiplied by the average daily outstanding principal balance of the assets of the REIT during each such calendar month. No specific term is specified in the management agreement, and the management agreement may be terminated by mutual agreement of the parties at any time, without penalty. Due to the relationship between Provident Bank and the REIT, the REIT does not anticipate that the management agreement will be terminated by either party in the foreseeable future.

EMPLOYEES

    The REIT has three executive officers, each of whom is described further below under 'Management,' and two additional non-executive officers. The REIT does not anticipate that the REIT will require any additional employees because employees of Provident Bank and its affiliates are servicing the loans and managing the day-to-day operations and affairs of the REIT under the participation and management agreements. All of the REIT's officers are also directors and/or officers and/or employees of Provident and/or Provident Bank. The REIT intends to maintain corporate records and audited financial statements that are separate from those of Provident and Provident Bank.

    Although there are no restrictions or limitations contained in the REIT's charter or Bylaws, the REIT does not anticipate that the REIT's officers, employees or directors will have any direct or indirect pecuniary interest in any asset to be acquired or disposed of by the REIT or in any transaction in which the REIT has an interest or will engage in acquiring, holding and managing assets, other than as borrowers or guarantors of commercial mortgage loans underlying the REIT's participation interests, in which case such commercial mortgage loans would be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transaction with others and would not involve more than the normal risk of collectibility or present other unfavorable features.

COMPETITION


    In order to qualify as a real estate investment trust under the Internal Revenue Code, the REIT can not engage in the business of originating loans. The REIT anticipates that it will continue to possess participation interests in mortgage and other loans in addition to those in the current portfolio and that substantially all of these loans will be owned by Provident Bank, although the REIT may purchase loans from unaffiliated third parties. Accordingly, the REIT does not expect to compete with mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers or insurance scompanies in acquiring loans.


LEGAL PROCEEDINGS

    Provident and its subsidiaries are not parties to any pending legal proceedings other than routine litigation incidental to their business, the results of which will not be material to Provident or its financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    Upon formation, the board of directors of the REIT was composed of one member, who is an officer of Provident. Prior to the sale of the REIT Series A preferred stock to the public, the REIT intends to increase the size of its board to four members and add three additional directors. Immediately following the closing of this offering, the REIT intends to increase the size of its board to nine members and add five additional directors. Of the nine total directors, six will be officers of Provident Bank or Provident or their affiliates, and three will be independent directors. An 'independent director' is a director who is not a current director, officer or employee of the REIT, Provident, Provident Bank or any of their affiliates.



    Each director of the REIT will serve until his or her successor is duly elected and qualified. There is no current intention to further alter the number of directors comprising the board of directors after the increase to nine members; however, if full dividends on the REIT Series A preferred stock have not been paid for six consecutive dividend periods, the number of directors of the REIT will be increased by two and holders of the REIT Series A preferred stock, voting together as a class, will have the right to elect such additional directors. Pursuant to the charter of the REIT, the independent directors are required to consider the interests of the holders of shares of both the common stock and the preferred stock, including the REIT Series A preferred stock, in determining whether any proposed action requiring their approval is in the best interest of the REIT.



    The REIT has three executive and two non-executive officers, all of whom are officers of Provident and/or Provident Bank. The REIT estimates that the officers of the REIT devote less than 5% of their time to managing the REIT's business. The REIT has no other employees and does not anticipate that it will require additional employees.



    The sole director of the REIT as of June 5, is Tayfun Tuzun, and his age is 38.



    The persons who have agreed to become additional directors and executive officers prior to the sale of the REIT Series A preferred stock to the public are as follows:



                    NAME                       AGE                POSITION HELD
                    ----                       ---                -------------
Christopher J. Carey.........................  47               President/Director
Tayfun Tuzun.................................  38               Treasurer/Director
Mark E. Magee................................  54               Secretary/Director
Anthony M. Stollings.........................  47              Controller/Director
Robert Pompey................................  37            Chief Operations Officer



    The persons who have agreed to become additional directors and executive officers of the REIT immediately following the closing of this offering are as follows:



                    NAME                       AGE                POSITION HELD
                    ----                       ---                -------------
John E. Rubenbauer...........................  62                    Director
Robert Pompey................................  37                    Director
Dett Hunter..................................  53                    Director
James Berry..................................  67                    Director
J. David Rosenberg...........................  53                    Director

    The principal occupation for at least the last five years of each current and additional director and executive officer is set forth below.


                    NAME                                   PRINCIPAL OCCUPATION
                    ----                                   --------------------
Christopher J. Carey.........................  Executive Vice President and Chief Financial
                                                 Officer of Provident (November
                                                 1998-Present); Chief Financial Officer of
                                                 CoreStates Bank N.A. (February
                                                 1997-November 1998)
Tayfun Tuzun.................................  Senior Vice President, Treasury, of Provident
                                                 Bank
Mark E. Magee................................  Vice President and General Counsel of
                                               Provident
John E. Rubenbauer...........................  Senior Vice President and Head of Commercial
                                                 Real Estate of Provident Bank
Anthony M. Stollings.........................  Senior Vice President and Controller of
                                                 Provident Bank
Robert Pompey................................  Senior Vice President and Head of Loan
                                                 Operations of Provident Bank (October 2001-
                                                 Present); Vice President, Commercial and
                                                 International Operations, of Old Kent
                                                 Financial Corporation (July 1982-October
                                                 2001)
Dett Hunter..................................  Managing Partner of Arthur Andersen
                                                 (1997-1998); President and Chief Executive
                                                 Officer of Burdette Management, Inc.,
                                                 Managing Partner of Burdette GP LLC,
                                                 Chairman and Chief Executive Officer of
                                                 Life Equity Holdings LLC, President and
                                                 Chief Executive Officer of Dett Hunter,
                                                 Inc. (1998-present)
James Berry..................................  Retired former commercial banker
J. David Rosenberg...........................  Senior Partner of Keating, Muething &
                                                 Klekamp, P.L.L., retired in 2001; Director
                                                 of Local Financial Corporation


INDEPENDENT DIRECTORS


    The charter of the REIT requires that, once the independent directors have been appointed, which the REIT intends to effect immediately following the closing of this offering, so long as any REIT Series A preferred stock is outstanding, certain actions of the REIT must be approved by a majority of the REIT's independent directors. The actions requiring independent director approval are described in more detail under the heading 'Description of the REIT Preferred Stock -- Independent Directors.' In addition, although not restricted from doing so, the REIT's board of directors does not currently intend to approve the following transactions without the approval, and before the appointment, of a majority of its independent directors:


     the modification of the general distribution policy or the authorization or declaration of any distribution in respect of common shares for any year if, after taking into account any such proposed distribution, total distributions on the preferred stock and common stock of the REIT would exceed an amount equal to the sum of 105% of the REIT taxable income, excluding capital gains, for such year plus the REIT's net capital gains for that year; and

     the redemption of any common stock of the REIT.




    Upon formation, the board of directors of the REIT was composed of one member, who is an officer of Provident. Prior to the sale of the REIT Series A preferred stock to the public, the REIT intends to increase the size of its board to four members and add three additional directors. Immediately following the closing of this offering, the REIT intends to increase the size of its board to nine members and add five additional directors. Of the nine total directors, six will be officers of Provident Bank or Provident or their affiliates, and three will be independent directors. An 'independent director' is a director who is not a current director, officer or employee of the REIT, Provident, Provident Bank or any of their affiliates.

    If full dividends on REIT Series A preferred stock have not been paid for six consecutive dividend periods, the number of directors of the REIT will be increased by two and holders of the REIT Series A preferred stock, voting together as a class, will have the right to elect such additional directors.

AUDIT COMMITTEE


    Immediately following the closing of this offering, the REIT will establish an audit committee comprised at a minimum of the REIT's three independent directors. The REIT believes that this audit committee will satisfy the rules of the National Association of Securities Dealers, Inc. that govern audit committee composition. The audit committee will have a written charter which will, among other things, require the audit committee to:


     oversee the financial reporting process on behalf of the board of directors of the REIT and report the results of its activities to the board;

     review the engagement and independence of the REIT's auditors;

     review the adequacy of the REIT's internal accounting controls and financial reporting process; and

     review transactions among the REIT, Provident and Provident Bank.

COMPENSATION COMMITTEE


    Immediately following the closing of this offering, the REIT will establish a compensation committee.


COMPENSATION OF DIRECTORS AND OFFICERS


    The REIT intends to pay its independent directors fees for their services as directors. The independent directors will receive a fee of $7,000 per year. The REIT does not pay any compensation to its officers or employees or to directors who are not independent directors.


RELATED PARTY TRANSACTIONS

    Some directors and executive officers of the REIT are customers of Provident Bank and have transactions with Provident Bank in the ordinary course of business. Transactions with directors and executive officers have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unaffiliated third parties and did not involve more than the normal risk of collectibility or present other unfavorable features. The REIT may hold a participation interest in some of these loans.

                BENEFICIAL OWNERSHIP OF THE REIT'S COMMON STOCK


    The following table sets forth certain information regarding beneficial ownership of the REIT's common stock as of June 5, 2002.


                                                                  SHARES         PERCENT OF COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIALLY OWNED   STOCK OUTSTANDING
------------------------------------                        ------------------   -----------------
The Provident Bank
  One East Fourth Street
  Cincinnati, Ohio 45202..................................         100                 100%

                         DESCRIPTION OF THE SECURITIES

    This prospectus contains summary descriptions of the PRIDES that the Issuers may sell on the date hereof, including the forward purchase contract agreements that Provident may sell on the date hereof and the REIT Series A preferred stock the REIT may sell on the date hereof. These summary descriptions are not meant to be complete descriptions of each security. However, this prospectus contains the material terms of the securities being offered.

DESCRIPTION OF THE PRIDES

    Below is a summary of the principal terms of the units, which are referred to as the 'PRIDES,' and the forward purchase contracts and the REIT Series A preferred stock which comprise the PRIDES. The following summary description is not meant to be a complete description of the PRIDES. You should review the agreements and the charter and Bylaws of the REIT, which will govern your rights as a holder of PRIDES. See 'Where You Can Find More Information.'

    The Issuers will issue the PRIDES under the forward purchase contract agreement between the forward purchase contract agent and the Issuers. The PRIDES initially will consist of 6,000,000 Income PRIDES, or 6,900,000 Income PRIDES if Merrill Lynch & Co. exercises its overallotment option in full, each with a stated amount of $25.

OVERVIEW

    Each Income PRIDES will consist of a unit consisting of:


        (1) a forward purchase contract pursuant to which: (a) the holder will agree to purchase, and Provident will agree to sell, for $25, newly issued shares of Provident common stock on August 17, 2005, the number or fraction of which will be determined by the settlement rate described below, based on an average trading price of Provident common stock for a period preceding that date; and (b) Provident will make unsecured contract adjustment
    payments to the holder at a rate of    % of the stated amount per year, paid
    quarterly, subject to Provident's right to defer these payments; and


        (2) one share of REIT Series A preferred stock with a liquidation preference of $25, on which the REIT will pay dividends on a non-cumulative
    basis at the initial annual rate of    %.


    In the event of an automatic exchange of shares of REIT Series A preferred stock for shares of Bank Series A preferred stock as described in
' -- Description of the REIT Preferred Stock -- Automatic Exchange' below, each Income PRIDES will consist of the forward purchase contract and one share of Bank Series A preferred stock with a liquidation preference of $25, on which Provident Bank will pay dividends on a non-cumulative basis at the initial rate
of    %. The REIT Series A preferred stock or, after an automatic exchange of shares of REIT Series A preferred stock for shares of Bank Series A preferred stock, the Bank Series A preferred stock, is referred to as the 'PRIDES preferred stock.' In the event of a Special Event redemption prior to August 17, 2005 as described in ' -- Description of the REIT Preferred
Stock -- Special Event Redemption,' each Income PRIDES will consist of the forward purchase contract and the appropriate applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities, referred to as the Treasury portfolio. The forward purchase contracts, together with the PRIDES preferred stock, or, following a Special Event redemption, the Treasury portfolio, are referred to in this prospectus as 'Income PRIDES.'


    'Applicable ownership interest' means, with respect to an Income PRIDES and the U.S. Treasury securities in the Treasury portfolio:

     a 1/40th, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 15, 2005; and
     for each scheduled dividend distribution date on the PRIDES preferred stock that occurs after the Special Event redemption date and on or before
     August 17, 2005, a    % undivided beneficial ownership interest in a $1,000
     principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to that dividend payment date.


    The REIT Series A preferred stock will initially be pledged to secure your obligation under the forward purchase contract. If the shares of REIT Series A preferred stock are automatically exchanged for shares of Bank Series A preferred stock due, for example, to a decline in Provident Bank's capital levels as described below, the shares of Bank Series A preferred stock will replace the shares of REIT Series A preferred stock as a component of each Income PRIDES and will be pledged to Provident to secure your obligation under the forward purchase contract. Each holder of Income PRIDES may elect to withdraw the PRIDES preferred stock or, in the case of a Special Event redemption, the applicable ownership interest in the Treasury portfolio underlying the Income PRIDES, by substituting, as pledged securities, specifically identified Treasury securities that will pay $25 on August 15, 2005, the amount due on such date under each forward purchase contract. If a holder of Income PRIDES elects to substitute Treasury securities as pledged securities, the PRIDES preferred stock or the applicable ownership interest in the Treasury portfolio will be released from the pledge agreement and delivered to the holder. The Income PRIDES would then become 'Growth PRIDES.' Holders of Growth PRIDES may recreate Income PRIDES by resubstituting the PRIDES preferred stock (or, after a Special Event redemption, the applicable ownership interest in the Treasury portfolio) for the Treasury securities underlying the Growth PRIDES.


    As a beneficial owner of the PRIDES, you will be deemed to have:

     irrevocably agreed to be bound by the terms of the forward purchase contract agreement, pledge agreement and forward purchase contract for so long as you remain a beneficial owner of such PRIDES; and

     appointed the forward purchase contract agent under the forward purchase contract agreement as your agent and attorney-in-fact to enter into and perform the forward purchase contract on your behalf.


    In addition, as a beneficial owner of the PRIDES, you will be deemed by your acceptance of the PRIDES to have agreed, for all United States federal and state income tax purposes, to treat yourself as the owner of the related PRIDES preferred stock, or the Treasury securities, as the case may be.


    At the closing of the offering of the PRIDES, the underwriters will purchase the PRIDES. The purchase price of each Income PRIDES will be allocated by us between the related forward purchase contract and the related REIT Series A preferred stock. The REIT Series A preferred stock will then be pledged to the collateral agent to secure the obligations owed to Provident under the forward purchase contracts.

    Provident will enter into:

     a forward purchase contract agreement with the REIT and J.P. Morgan Trust Company, National Association, or J.P. Morgan Trust, as forward purchase contract agent, governing the appointment of the forward purchase contract agent as the agent and attorney-in-fact for the holders of the PRIDES, the forward purchase contracts, the transfer, exchange or replacement of certificates representing the PRIDES and certain other matters relating to the PRIDES; and

     a pledge agreement with J.P. Morgan Trust as collateral agent, custodial agent and securities intermediary creating a pledge and security interest for Provident's benefit to secure the obligations of holders of the PRIDES under the forward purchase contracts.

CREATING GROWTH PRIDES AND RECREATING INCOME PRIDES

    Each holder of Income PRIDES will have the ability to 'strip' the Income PRIDES and take delivery of the PRIDES preferred stock (or, after a Special Event redemption, the applicable ownership interest in the Treasury portfolio), creating 'Growth PRIDES,' and holders of Growth PRIDES will have the ability to recreate Income PRIDES from their Growth PRIDES by depositing PRIDES preferred stock (or, after a Special Event redemption, the applicable ownership interest in the Treasury portfolio) as described in more detail below. Holders who elect to create Growth PRIDES or recreate Income PRIDES will be responsible for any related fees or expenses.

    Creating Growth PRIDES. Unless the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as the result of a Special Event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding
August 17, 2005, to substitute for the related PRIDES preferred stock held by the collateral agent, zero-coupon U.S. Treasury securities (CUSIP
No. 912803AG8) maturing on August 15, 2005, referred to as Treasury securities, in a total principal amount at maturity equal to the aggregate liquidation preference of the PRIDES preferred stock for which substitution is being made. This substitution will create Growth PRIDES, and the applicable shares of PRIDES preferred stock will be released to the holder.

    Because Treasury securities are issued in multiples of $1,000, holders of the Income PRIDES may make this substitution only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as the result of a Special Event redemption, holders of Income PRIDES may make substitutions only in integral multiples of
  Income PRIDES on or at any time prior to the second business day immediately preceding August 17, 2005. Following this substitution, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable PRIDES preferred stock.

    Each Growth PRIDES will consist of a unit with a stated amount of $25 and will contain two components:


        (1) a forward purchase contract pursuant to which: (a) the holder will agree to purchase, and Provident will agree to sell, for $25, newly issued shares of Provident common stock, the number or fraction of which will be equal to the settlement rate described below under 'Description of the Forward Purchase Contracts -- Purchase of Common Stock,' and (b) Provident will make unsecured contact adjustment payments to the holder at a rate of
       % of the stated amount per year, paid quarterly, subject to Provident's right to defer these payments; and


        (2) a 1/40th, or 2.5%, undivided beneficial ownership interest in a Treasury security that matures on August 15, 2005, and has a principal amount at maturity of $1,000.

    To create Growth PRIDES, you must:


     deposit with the collateral agent the Treasury securities described above, which will be substituted for the PRIDES preferred stock underlying your Income PRIDES and secure your obligation to purchase Provident common stock under the forward purchase contract;


     transfer the Income PRIDES to the forward purchase contract agent; and

     deliver a notice to the forward purchase contract agent stating that you have deposited the specified Treasury securities with the collateral agent and are requesting that the forward purchase contract agent instruct the collateral agent to release and distribute to you the PRIDES preferred stock underlying the Income PRIDES.

    Upon that deposit and the receipt of an instruction from the forward purchase contract agent, the collateral agent will effect the release to the forward purchase contract agent of the underlying shares of PRIDES preferred stock from the pledge under the pledge agreement to be distributed to you free and clear of Provident's security interest. The forward purchase contract agent will:

     cancel the Income PRIDES;

     release and distribute to you the underlying shares of PRIDES preferred stock; and

     deliver to you the Growth PRIDES.

    Any shares of PRIDES preferred stock released to you will be tradable separately from the resulting Growth PRIDES.

    Recreating Income PRIDES. Unless the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as the result of a Special Event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the seventh business day immediately preceding
August 17, 2005, to substitute for the related Treasury securities held by the collateral agent shares of PRIDES preferred stock having an aggregate liquidation preference equal to the aggregate principal amount at maturity of the Treasury securities. This substitution would create Income PRIDES, and the applicable Treasury securities would be released to the holder.

    Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make this substitution only in integral multiples of 40 Growth PRIDES. If the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as the result of a Special Event redemption, holders of the Growth PRIDES
may make this substitution only in integral multiples of         Growth PRIDES
on or at any time prior to the second business day immediately preceding
August 17, 2005.

    To recreate Income PRIDES from Growth PRIDES, you must:

     deposit with the collateral agent:

         shares of PRIDES preferred stock having a liquidation preference equal to the aggregate stated amount of your Growth PRIDES; or

         if the substitution occurs after the occurrence of a Special Event redemption, the applicable ownership interest in the Treasury portfolio;

     transfer the Growth PRIDES to the forward purchase contract agent; and

     deliver a notice to the forward purchase contract agent stating that you have deposited the shares of PRIDES preferred stock or the applicable Treasury securities with the collateral agent and are requesting that the forward purchase contract agent instruct the collateral agent to release and distribute to you the pledged Treasury securities underlying those Growth PRIDES.


    The shares of PRIDES preferred stock, or the applicable ownership interest in the Treasury portfolio, as the case may be, will be substituted for the Treasury securities underlying your Growth PRIDES and will be pledged with the collateral agent to secure your obligation to purchase Provident common stock under your forward purchase contract.


    Upon that deposit and receipt of an instruction from the forward purchase contract agent, the collateral agent will effect the release to the forward purchase contract agent of the underlying pledged Treasury securities from the pledge under the pledge agreement free and clear of Provident's security interest. The forward purchase contract agent will:

     cancel the Growth PRIDES;

     distribute to you the underlying Treasury securities; and

     deliver to you the Income PRIDES.

CURRENT PAYMENTS


    If you hold Income PRIDES, you will receive quarterly non-cumulative
dividend payments on the PRIDES preferred stock at the annual rate of    % of
the liquidation preference of $25 per share of PRIDES preferred stock, when, if and to the extent such dividends are authorized by the board of directors of the REIT (with respect to the REIT Series A preferred stock) or Provident Bank (with respect to the Bank Series A preferred stock), and quarterly unsecured contract
adjustment payments, payable by Provident at the rate of     % of the stated
amount per year, subject to Provident's right to defer such payments as described below.


    If you hold Growth PRIDES, you will not be entitled to receive any cash distributions on the Growth PRIDES other than quarterly contract adjustment
payments, payable by Provident at the rate of    % of the stated amount per
year, subject to Provident's right to defer such payments as described below. However, you will be required for U.S. federal income tax purposes to recognize original issue discount on the Treasury securities on a constant yield basis or acquisition discount on the Treasury securities when it is paid or accrues generally in accordance with your regular method of tax accounting.


    If you hold shares of PRIDES preferred stock separately from the PRIDES, you will receive the dividend payments on the PRIDES preferred stock. The PRIDES preferred stock, whether held separately or as part of the Income PRIDES, will
initially pay dividends at the annual rate of    % of the liquidation preference
of the par value of $25 per share of PRIDES preferred stock, when, if and to the extent such dividends are authorized by the board of directors of the REIT (with respect to the REIT Series A preferred stock) or Provident Bank (with respect to the Bank Series A preferred stock). Upon a successful remarketing of the PRIDES preferred stock, the dividend rate of the shares of PRIDES preferred stock sold in the remarketing will be reset on the fifth business day immediately preceding August 17, 2005, and dividend payments, if any, on the shares of PRIDES preferred stock that are sold in the remarketing will thereafter be made at the reset rate. See ' -- Description of the REIT Series A Preferred Stock -- Reset Dividend Rate.' However, if a reset rate meeting the requirements described in this prospectus cannot be established, the dividend rate will not be reset and
will continue to be the initial annual rate of    %. In addition, the dividend
rate with respect to any shares of PRIDES preferred stock that do not participate in the remarketing, or fail to be purchased in the remarketing, will not be reset.



    Dividend payments on the PRIDES preferred stock payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Dividends on the PRIDES preferred stock will be payable, if and to the extent authorized by the board of directors of the REIT or Provident Bank, as the case may be, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, commencing November 17, 2002. See ' -- Description of the REIT Series A Preferred Stock' below. For a description of the dividend payments on the Bank Series A preferred stock, see 'Description of Our Capital Stock -- Series A Preferred Stock' in the offering circular of Provident Bank attached to this prospectus as Annex I.


VOTING AND CERTAIN OTHER RIGHTS


    Holders of forward purchase contracts relating to the Income PRIDES or Growth PRIDES, in that capacity, will have no voting or other rights in respect of Provident common stock. For a description of the voting rights of the REIT Series A preferred stock, see ' -- Description of the Preferred Stock -- Voting Rights' below. For a description of the voting rights of the Bank Series A preferred stock, see 'Description of Our Capital Stock -- Series A Preferred Stock -- Voting Rights' in the offering circular of Provident Bank attached to this prospectus as Annex I.


LISTING OF THE SECURITIES


    The Income PRIDES have been approved for listing on the NYSE under the symbol 'PCE PrI.' The Issuers will not initially list the Growth PRIDES or the PRIDES preferred stock; however, if the Growth PRIDES or the REIT Series A preferred stock is separately traded to a sufficient extent that it meets the applicable exchange listing requirements, the Issuers will endeavor to list the Growth PRIDES or the REIT Series A preferred stock, as the case may be, on the exchange on which the Income PRIDES are then listed. Provident Bank does not intend to list the Bank Series A preferred stock on any national securities exchange or automated quotation system.



    It is not possible to predict how Income PRIDES, Growth PRIDES or PRIDES preferred stock will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for the Income PRIDES, the Growth PRIDES or the PRIDES preferred stock.


    There can be no assurance as to the liquidity of any market that may develop for the Income PRIDES, the Growth PRIDES or the PRIDES preferred stock, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event you were to substitute Treasury securities for PRIDES preferred stock or PRIDES preferred stock for Treasury Securities, thereby converting your Income PRIDES to Growth PRIDES or your Growth PRIDES to Income PRIDES, as the case may be, the liquidity of Income PRIDES or Growth PRIDES could be adversely affected.

    There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of your election to create Growth PRIDES, which could cause the number of Income PRIDES to fall below the requirement for listing securities on the NYSE which provides that, subsequent to the initial listing, at least 600,000 Income PRIDES be outstanding at any time.

MISCELLANEOUS

    We or our affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or shares of PRIDES preferred stock which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE FORWARD PURCHASE CONTRACTS

PURCHASE OF COMMON STOCK


    Each forward purchase contract underlying a PRIDES, unless earlier terminated, or earlier settled at your option or upon specified mergers and other transactions described below, will obligate you to purchase, and Provident to sell, for $25, on August 17, 2005 a number (or fraction thereof) of newly issued shares of Provident common stock equal to the settlement rate.



    The settlement rate, which is the number of newly issued shares of Provident common stock issuable upon settlement of a forward purchase contract on August 17, 2005, will, subject to adjustment under certain circumstances as described under ' -- Anti-dilution Adjustments' below, be as follows:



     If the applicable market value (as defined below) of Provident common stock
     is equal to or greater than the threshold appreciation price of $        ,
     which is    % above $        , the last reported bid price of Provident
     common stock on Nasdaq on June , 2002, which is referred to as the 'reference price,' the settlement rate, which is equal to $25 divided by
     $   , will be        shares of Provident common stock per forward purchase
     contract. Accordingly, if the market price for Provident common stock
     increases to an amount that is greater than $       on the settlement date,
     the aggregate market value of the shares of common stock issued upon settlement of each forward purchase contract, assuming that this market value is the same as the applicable market value of Provident common stock,
     will be greater than $25, and if the market price equals $       , the
     aggregate market value of those shares, assuming that this market value is the same as the applicable market value of Provident common stock, will equal $25.



     If the applicable market value of Provident common stock is less than
     $       but greater than $       , the settlement rate will be equal to $25
     divided by the applicable market value of Provident common stock per forward purchase contract. Accordingly, if the market price for Provident
     common stock increases but that market price is less than $       on the
     settlement date, the aggregate market value of the shares of common stock issued upon


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     settlement of each forward purchase contract, assuming that this market value is the same as the applicable market value of Provident common stock, will equal $25.



     If the applicable market value of Provident common stock is less than or
     equal to $       , the settlement rate, which is equal to $25 divided by
     $       , will be        shares of Provident common stock per forward
     purchase contract. Accordingly, if the market price for Provident common
     stock decreases to an amount that is less than $       on the settlement
     date, the aggregate market value of the shares of common stock issued upon settlement of each forward purchase contract, assuming that the market value is the same as the applicable market value of Provident common stock,
     will be less than $25, and if the market price equals $       , the
     aggregate market value of those shares, assuming that this market value is the same as the applicable market value of Provident common stock, will equal $25.



    'Applicable market value' means the average of the closing price per share of Provident common stock on each of the twenty consecutive trading days ending on the fifth trading day immediately preceding August 17, 2005.



    For purposes of determining the applicable market value for Provident common stock, the 'closing price' of Provident common stock on any date of determination means the closing bid price or, if no closing price is reported, the last reported bid price of Provident common stock on Nasdaq on that date. If Provident common stock is not quoted on Nasdaq on any date, the closing price of Provident common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which Provident common stock is so listed, or if Provident common stock is not so listed on a U.S. national or regional securities exchange, the last quoted bid price for Provident common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of Provident common stock on that date as determined by a nationally recognized independent investment banking firm retained by Provident for this purpose.



    A 'trading day' is a day on which Provident common stock (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of Provident common stock.


SETTLEMENT

    Settlement of the forward purchase contracts will occur on August 17, 2005, unless:

     you have settled the forward purchase contracts prior to August 17, 2005 through the early delivery of $25 cash to the forward purchase contract agent, in the manner described in ' -- Early Settlement;'


     Provident is involved in a merger prior to August 17, 2005 in which at least 30% of the consideration for Provident common stock consists of cash or cash equivalents, and you have settled the forward purchase contracts through an early settlement as described in ' -- Early Settlement' and ' -- Early Settlement upon Cash Merger;' or an event described under ' -- Termination of Forward Purchase Contracts' below has occurred.

    The settlement of the forward purchase contracts on August 17, 2005 will occur as follows:

     for the Income PRIDES of which the shares of PRIDES preferred stock remain a part,

         you may deliver $25 cash to the forward purchase contract agent for each forward purchase contract you are settling. Your PRIDES preferred stock will then be released and distributed to you free and clear of Provident's security interest; or

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         you may exercise your right to remarket the PRIDES preferred stock as described herein. After a successful remarketing, the proceeds from the sale of the PRIDES preferred stock will be used in satisfaction of your obligation to purchase common stock under the forward purchase contract. In the event of a failed remarketing due to regulatory disapproval of the remarketing, you may elect to settle your forward purchase contracts using cash on or before the seventh day before August 17, 2005. Otherwise, and in the event of a failed remarketing for any other reason, in satisfaction of your obligation to purchase common stock under the forward purchase contract, Provident will exercise its rights as a secured party to dispose of the PRIDES preferred stock; and

     for the Growth PRIDES, or for the Income PRIDES in which the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as the result of a Special Event redemption, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest of the Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full your obligation to purchase common stock under the related forward purchase contracts.


    In each event, Provident common stock will then be issued and delivered to you or your designee, upon payment of the applicable consideration, presentation and surrender of the certificate evidencing the Income PRIDES or the Growth PRIDES, as the case may be, if the PRIDES are held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of Provident common stock to any person other than you.



    Before the date on which shares of common stock are issued in settlement of forward purchase contracts, Provident common stock underlying the forward purchase contracts will not be deemed to be outstanding for any purpose and you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the forward purchase contracts.


    Provident will not issue any fractional shares of common stock pursuant to the forward purchase contracts. In place of fractional shares otherwise issuable, you will be entitled to receive an amount of cash equal to the fractional share, calculated on an aggregate basis in respect of the forward purchase contracts you are settling, times the applicable market value.

REMARKETING

    If not disapproved by the Federal Reserve Board or the Ohio Division of Financial Institutions as described below, and pursuant to the remarketing agreement among the remarketing agent, the forward purchase contract agent and the Issuers, unless a Special Event redemption or an automatic termination of the forward purchase contracts has occurred, the holders of Income PRIDES may remarket the related PRIDES preferred stock on the fifth business day immediately preceding August 17, 2005. Any holder of an Income PRIDES may elect to settle its forward purchase contract in cash and not to participate in the remarketing.


    The remarketing agent will use its reasonable efforts to remarket these shares of PRIDES preferred stock at an aggregate price of approximately 100.5% of the liquidation preference of the PRIDES preferred stock. The portion of the proceeds from the remarketing equal to the aggregate liquidation preference of the PRIDES preferred stock will be automatically applied to satisfy in full the Income PRIDES holders' obligation to purchase common stock. In the event of a successful remarketing, the remarketing agent, on behalf of Provident, will transfer the proceeds from the remarketing and sale of the PRIDES preferred stock to the REIT or Provident Bank, as the case may be, or to the collateral agent, who will transfer such proceeds to the REIT or, after an Automatic Exchange of REIT Series A preferred stock for Bank Series A preferred stock, to Provident Bank. Provident intends that the REIT or Provident Bank, as the case may be, intends to use such proceeds for the redemption of the remarketed PRIDES preferred stock 90 days after remarketing.


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    In addition, the remarketing agent may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the liquidation preference of the PRIDES preferred stock from any amount of the proceeds in excess of the liquidation preference of the PRIDES preferred stock. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose shares of PRIDES preferred stock are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with the remarketing.

    Alternatively, a holder of Income PRIDES may elect not to participate in the remarketing and may elect instead to retain the PRIDES preferred stock underlying those Income PRIDES by delivering cash in an amount equal to $25 times the number of forward purchase contracts being settled to the forward purchase contract agent on the seventh business day before August 17, 2005. The dividend rate on any PRIDES preferred stock so retained will not be reset. Unless a holder of Income PRIDES delivers the requisite amount of cash by this date, the shares of PRIDES preferred stock that are included in such holder's Income PRIDES will be remarketed on August 17, 2005.

    The Issuers will notify the Federal Reserve Board and the Ohio Division of Financial Institutions at least 30 calendar days in advance of the fifth business day immediately preceding August 17, 2005 that the PRIDES preferred stock will be remarketed on such date unless the Federal Reserve Board or the Ohio Division of Financial Institutions notifies the Issuers at least 20 calendar days prior to such date that it disapproves of such remarketing.

    If (1) the Federal Reserve Board or the Ohio Division of Financial Institutions disapproves of the remarketing of the relevant PRIDES preferred stock prior to the 20th calendar day prior to the fifth business day immediately preceding August 17, 2005 and the Income PRIDES holder does not elect to make a cash settlement of the related forward purchase contracts, (2) despite using its reasonable efforts, the remarketing agent cannot remarket the related PRIDES preferred stock, other than to the Issuers, at a price equal to or greater than 100% of the aggregate liquidation preferences of the PRIDES preferred stock or
(3) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, Provident will exercise its rights as a secured party to dispose of the PRIDES preferred stock in accordance with applicable law and satisfy in full each holder's obligation to purchase common stock under the forward purchase contracts.


    The Issuers will request, not fewer than seven and not more than 15 calendar days before August 17, 2005, that The Depository Trust Company notify its participants holding Income PRIDES of the remarketing, including the procedures that must be followed if an Income PRIDES holder wishes to exercise its right not to participate in the remarketing and instead to settle in cash. If required, the Issuers will use commercially reasonable efforts to ensure that a registration statement with regard to the full amount of the PRIDES preferred stock to be remarketed will be effective in a form that will enable the remarketing agent to rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent.


    The Issuers will cause a notice of any failed remarketing to be published on the second business day immediately following that period, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

SPECIAL EVENT REDEMPTION OF THE REIT SERIES A PREFERRED STOCK


    If the REIT redeems the REIT Series A preferred stock upon a Tax Event, Regulatory Event or Investment Company Act Event as, described in
' -- Description of the REIT Series A Preferred Stock -- Redemption' below, prior to August 17, 2005, the collateral agent will (except as noted below) use your redemption proceeds to purchase the applicable ownership interest in the Treasury portfolio. See 'Description of the PRIDES -- Overview.' The applicable ownership interest in the Treasury portfolio will replace the REIT Series A preferred stock as security for your obligation under the forward purchase contract. You will receive any excess of the redemption


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proceeds over the purchase price for the applicable ownership interest in the
Treasury portfolio. If your shares of REIT Series A preferred stock are not components of Income PRIDES, the Treasury portfolio will not be purchased to secure your obligation under the forward purchase contract and you will receive your redemption proceeds directly.


    There can be no assurance as to the effect on the market prices for the Income PRIDES if Provident substitutes the applicable ownership interest in the Treasury portfolio as security for your obligation under the forward purchase contract in place of REIT Series A preferred stock due to a Special Event redemption. A Special Event redemption will be a taxable event to the holders of the REIT Series A preferred stock.

EARLY SETTLEMENT


    A holder of Income PRIDES may settle the related forward purchase contracts and have the PRIDES preferred stock released to it (unless a Special Event redemption has occurred) at any time not later than 10:00 a.m. on the seventh business day immediately preceding August 17, 2005 by presenting and surrendering the PRIDES certificate evidencing those Income PRIDES at the offices of the forward purchase contract agent provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement under the Securities Act covering the common stock to be delivered in respect of the forward purchase contracts being settled and a prospectus has been provided in connection therewith, in each case in a form that may be used in connection with the early settlement process. The holder should also present the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to Provident in immediately available funds of an amount equal to $25 times the number of forward purchase contracts being settled. However, if a Special Event redemption has occurred prior to August 17, 2005 and the applicable ownership of the Treasury portfolio has become a component of the Income PRIDES, holders of
those Income PRIDES may settle early only in integral multiples of     Income
PRIDES, at any time on or prior to the second business day immediately preceding August 17, 2005.



    A holder of Growth PRIDES may settle the related forward purchase contracts and have the Treasury securities released to it at any time not later than 10:00 a.m. on the second business day immediately preceding August 17, 2005 by presenting and surrendering the PRIDES certificate evidencing those Growth PRIDES at the offices of the forward purchase contract agent with the form of election to settle early on the reverse side of that certificate completed and executed as indicated, accompanied by payment to Provident in immediately available funds of an amount equal to $25 times the number of forward purchase contracts being settled; provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement under the Securities Act covering the common stock to be delivered in respect of the forward purchase contracts being settled and a prospectus has been provided in connection therewith, in each case in a form that may be used in connection with the early settlement process. Growth PRIDES holders may settle early only in integral multiples of 40 Growth PRIDES.


    Provident has agreed that, if required under the U.S. federal securities laws, Provident will use commercially reasonable efforts to (1) have in effect a registration statement covering the common stock to be delivered in respect of the forward purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

    So long as the PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the forward purchase contract agent.

    Upon early settlement of the forward purchase contracts related to any Income PRIDES or Growth PRIDES:


        (1) except as described below in ' -- Early Settlement upon Cash
    Merger,' as a holder of PRIDES, you will receive        shares of Provident
    common stock per Income PRIDES or        shares of Provident common stock
    per Growth PRIDES, regardless of the market


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    price of the common stock on the date of the early settlement. The number of shares of Provident common stock in both cases will be subject to adjustment under the circumstances described in ' -- Anti-dilution Adjustments' below;


        (2) the PRIDES preferred stock, the applicable ownership interest of the Treasury portfolio or the Treasury securities, related to the Income PRIDES or Growth PRIDES, as applicable, will then be released and distributed to you free and clear of Provident's security interest;

        (3) your right to receive future contract adjustment payments, if any, will terminate; and

        (4) no adjustment will be made to or for you on account of any amounts accrued (including deferred amounts) in respect of contract adjustment payments.

    If the forward purchase contract agent receives a PRIDES certificate, accompanied by the completed election to settle early form and the requisite amount of immediately available funds, from you by 5:00 p.m., New York City time, on a business day, that day will be considered the early settlement date. If the forward purchase contract agent receives those documents after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.


    Upon early settlement of forward purchase contracts in the manner described above, presentation and surrender of the PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, Provident will cause the shares of Provident common stock being purchased to be issued, and the related PRIDES preferred stock or, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be, securing those forward purchase contracts to be released from the pledge under the pledge agreement and transferred, within three business days following the settlement date, to you or your designee.


NOTICE TO SETTLE WITH CASH


    If you want to settle the forward purchase contract underlying a PRIDES with cash (and have your PRIDES preferred stock or Treasury securities released and distributed to you) on the business day immediately preceding August 17, 2005, you must notify the forward purchase contract agent by presenting and surrendering the PRIDES certificate evidencing those PRIDES. You must present the Income PRIDES certificate evidencing the Income PRIDES at the offices of the forward purchase contract agent with the form of 'Notice to Settle by Separate Cash' on the reverse side of the certificate completed and executed as indicated. If you are an Income PRIDES holder, you must present the documents on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding August 17, 2005. If you are a Growth PRIDES holder, or you are an Income PRIDES holder and a Special Event redemption has occurred, you must present the documents on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding August 17, 2005. If a holder who has given notice of its intention to settle the related forward purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding August 17, 2005, Provident will exercise its right as a secured party in the REIT Series A preferred stock, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, to satisfy in full the holder's obligation to purchase shares of Provident common stock under the related forward purchase contracts.


EARLY SETTLEMENT UPON CASH MERGER


    Prior to the settlement date, if Provident is involved in a merger in which at least 30% of the consideration for Provident common stock consists of cash or cash equivalents, which is referred to as a cash merger, then on or after the date of the cash merger, each holder of PRIDES will have the right to accelerate and settle the related forward purchase contract at the settlement rate in


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effect immediately before the cash merger, provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement under the Securities Act covering the common stock to be delivered in respect of the forward purchase contracts being settled. This right is referred to as the 'merger early settlement right.' Provident will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be 10 days after the date of the notice by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the merger early settlement right, you must deliver to the forward purchase contract agent, on or one business day before the early settlement date, the certificate evidencing your PRIDES, if the PRIDES are held in certificated form and payment of the applicable purchase price in the form of a certified or cashier's check. If you exercise the merger early settlement right, Provident will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the forward purchase contract immediately before the cash merger at the settlement rate in effect at such time. You will also receive the PRIDES preferred stock or Treasury securities or the applicable ownership interest in the Treasury portfolio underlying the PRIDES. If you do not elect to exercise your merger early settlement right, your PRIDES will remain outstanding and subject to normal settlement on the settlement date. Provident has agreed that, if required under the U.S. federal securities laws, Provident will use commercially reasonable efforts to (1) have in effect a registration statement covering the common stock to be delivered in respect of the forward purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.


CONTRACT ADJUSTMENT PAYMENTS

    In consideration of the obligation to purchase common stock under the forward purchase contract, each holder of PRIDES will receive quarterly contract
adjustment payments, payable by Provident at the rate of    % of the stated
amount of $25 per year, subject to Provident's right to defer the payment of such contract adjustment payments as described under ' -- Option to Defer Contract Adjustment Payments.' Contract adjustment payments will accrue from
June   , 2002 and will be payable in arrears on February 17, May 17, August 17 and November 17 of each year, commencing on November 17, 2002. Provident will make contract adjustment payments to but excluding the earlier of August 17, 2005 or the most recent quarterly payment date on or before any early settlement of the related forward purchase contracts.

    Contract adjustment payments will be payable to the holders of forward purchase contracts as they appear on the books and records of the forward purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the forward purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the forward purchase contracts relating to the PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under ' -- Book-Entry System.'


    If any date on which contract adjustment payments are to be made on the forward purchase contracts is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. A business day means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.


    Provident's obligations with respect to contract adjustment payments will rank junior in right of payment to its obligations under any of its senior indebtedness.

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OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

    Provident may, at its option and upon prior written notice to the holders of the PRIDES and the forward purchase contract agent, defer the payment of contract adjustment payments on the related forward purchase contracts underlying the PRIDES until no later than August 17, 2005. However, deferred contract adjustment payments will bear additional contract adjustment payments
at the rate of    % per year (compounding on each succeeding payment date) until paid. If the forward purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Provident) or settled early, the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.


    If Provident elects to defer the payment of contract adjustment payments on the forward purchase contracts until August 17, 2005, Provident has the right to elect, in lieu of a cash payment, to issue to each holder of PRIDES on August 17, 2005 in respect of the deferred contract adjustment payments a number of shares of Provident common stock equal to:


     the aggregate amount of deferred contract adjustment payments payable to the holder divided by the then applicable market value;

provided that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement under the Securities Act covering such common stock.


    In case Provident elects to pay the deferred contract adjustment payments in the form of Provident common stock, Provident will not issue any fractional shares of common stock. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value.


    If Provident exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, Provident will not, and will not permit any subsidiary to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any common stock other than:

        (1) purchases, redemptions or acquisitions of shares of Provident's capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors or a stock purchase or dividend reinvestment plan, or the satisfaction by Provident of its obligations pursuant to any contract or security outstanding on the date of such event;

        (2) as a result of a reclassification of Provident's capital stock or the exchange or conversion of one class or series of Provident's capital stock for another class or series of the capital stock;

        (3) the purchase of fractional interests in shares of Provident's capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

        (4) dividends or distributions in Provident's capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of Provident's capital stock); or

        (5) redemptions, exchanges or repurchases of any rights outstanding under a stockholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

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ANTI-DILUTION ADJUSTMENTS

    The formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:


        (1) issuances of Provident common stock as a dividend or distribution to all holders of Provident common stock;



        (2) the issuance to all holders of Provident common stock of rights, warrants or options, other than pursuant to any dividend reinvestment plans, entitling them, for a period of up to 45 days, to subscribe for or purchase Provident common stock at less than the current market price at the time of announcement of such issuance;



        (3) subdivisions, splits and combinations of Provident common stock;



        (4) distributions to all holders of Provident common stock of Provident's evidences of indebtedness, shares of capital stock, securities, cash or property, excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash, except for distributions covered by clause (5) below;



        (5) distributions consisting exclusively of cash (other than regular quarterly cash dividends) to all holders of Provident common stock in an aggregate amount that, together with other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months exceeds 10% of Provident's aggregate market capitalization on the date of that distribution; the aggregate market capitalization being the product of the current market price of the common stock multiplied by the number of shares of common stock then outstanding; and



        (6) the successful completion of a tender or exchange offer made by Provident or any subsidiary for Provident common stock which involves an aggregate consideration that, together with any cash and the fair market value of consideration payable in respect of any tender or exchange offer by Provident or a subsidiary for Provident common stock concluded within the preceding 12 months, and the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of Provident common stock made within the preceding 12 months,


   exceeds 10% of Provident's aggregate market capitalization on the expiration of the tender or exchange offer.


    The 'current market' price per share of Provident common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by Provident commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the 'ex date,' with respect to the issuance or distribution requiring that computation. For purposes of this paragraph, the term 'ex date,' when used with respect to any issuance or distribution, shall mean the first date on which the common stock trades regular way on that exchange or in that market without the right to receive the issuance or distribution.



    The formula for determining the settlement rate will not be adjusted for other events, such as an offering of Provident common stock for cash, or in connection with acquisitions.



    In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which Provident common stock is converted into the right to receive other securities, cash or property, collectively referred to as reorganization events, each forward purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, become a contract to purchase only the kind of securities, cash and other property, collectively referred to as the exchange property, receivable upon consummation of the reorganization event by a holder of Provident common stock immediately prior to the closing date of the reorganization event. In the case of settlement of the forward purchase contracts on the settlement date, the amount of exchange property receivable upon settlement of each forward


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purchase contract will equal the 'base exchange property' multiplied by the
'applicable settlement rate,' where (a) the 'base exchange property' means the amount of exchange property received upon consummation of the reorganization event in exchange for one share of Provident common stock and (b) the 'applicable settlement rate' means the settlement rate determined as set forth in this prospectus except that the applicable market value of the exchange property (as described below) will replace the applicable market value of Provident common stock for purposes of determining such settlement rate. In the case of early settlement, the amount of exchange property receivable upon settlement of each forward purchase contract will equal the 'base exchange
property' multiplied by           . The 'applicable market value of the exchange
property' will be determined (1) with respect to any publicly traded securities, on the basis of the closing price of such securities, (2) with respect to any cash, on the basis of the amount of such cash and (3) with respect to any other property, on the basis of the value of such property as determined by a nationally recognized investment banking firm retained by Provident for this purpose.


    If at any time (1) Provident makes a distribution of property to its stockholders which would be taxable to those stockholders as a dividend for United States federal income tax purposes, which includes generally distributions of Provident's evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock and (2) according to the settlement rate adjustment provisions of the forward purchase contract agreement, the settlement rate is increased, that increase may give rise to a taxable dividend to holders of PRIDES.

    In addition, the Issuers may make increases to the settlement rate as their respective boards of directors deem advisable to avoid or diminish any income tax to holders of its capital stock resulting from any dividend, distribution of capital stock, distribution of rights to acquire capital stock or from any event treated similarly for income tax purposes or for any other reasons.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless that adjustment would require an increase or decrease of at least one percent in the settlement rate. The Issuers will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made but for its failure to exceed the percentage threshold.

    The Issuers will be required to provide an officer's certificate to the forward purchase contract agent setting forth the adjusted settlement rate and its calculation and, within ten business days following the adjustment of the settlement rate, to provide written notice to the holders of PRIDES of the occurrence of that event and a statement specifying in reasonable detail the method by which the adjustment to the settlement rate was determined and the revised settlement rate.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a forward purchase contract.

PLEDGED SECURITIES AND THE PLEDGE AGREEMENT


    The PRIDES preferred stock or Treasury securities underlying the PRIDES will be pledged to the collateral agent for Provident's benefit. Under the pledge agreement, the pledged securities will secure the obligations of holders of PRIDES to purchase Provident common stock under the forward purchase contract. A holder of a PRIDES cannot separate or separately transfer the forward purchase contract from the pledged securities underlying the PRIDES. Your rights to the pledged securities will be subject to Provident's security interest created by the pledge agreement. You will not be permitted to withdraw the pledged securities related to the PRIDES from the pledge arrangement except:


     to substitute specified Treasury securities for the related PRIDES preferred stock or other pledged Treasury securities upon creation of a Growth PRIDES;

     to substitute PRIDES preferred stock or specified Treasury securities for the related pledged Treasury securities upon the recreation of an Income PRIDES;

     upon delivering specified Treasury securities when electing not to participate in a remarketing; or

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     upon the automatic termination or early settlement of the forward purchase contracts.

    Subject to Provident's security interest and the terms of the forward purchase contract agreement and the pledge agreement:

     unless the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES as a result of a Special Event redemption, each holder of Income PRIDES will retain ownership of the PRIDES preferred stock and will be entitled through the forward purchase contract agent and the collateral agent to all of the rights of a holder of the PRIDES preferred stock, including dividend payments, voting, redemption and repayment rights; and

     each holder of Growth PRIDES, or, if a Special Event redemption has occurred and the applicable ownership interest in the Treasury portfolio has replaced the PRIDES preferred stock as a component of the Income PRIDES, each of holder of Income PRIDES, will retain beneficial ownership of the Treasury securities or the applicable ownership interest of the Treasury portfolio pledged in respect of the related forward purchase contracts.

    Provident will have no interest in the pledged securities other than its security interest.

TERMINATION OF FORWARD PURCHASE CONTRACTS


    The forward purchase contracts, Provident's related rights and obligations and those of the holders of the PRIDES, including obligations to purchase Provident common stock, will automatically terminate upon the occurrence of particular events of Provident's bankruptcy, insolvency or reorganization.


    Upon such a termination of the forward purchase contracts, the collateral agent will release the PRIDES preferred stock, the applicable ownership interest in the Treasury portfolio or Treasury securities held by it to the forward purchase contract agent for distribution to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the forward purchase contract, the forward purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. If Provident becomes the subject of a case under the U.S. federal bankruptcy code, a delay in the release of the PRIDES preferred stock or Treasury securities may occur as a result of the automatic stay under the U.S. bankruptcy code and continue until the automatic stay has been lifted. The automatic stay will not be lifted until such time as the bankruptcy judge agrees to lift it and return your collateral to you.

THE FORWARD PURCHASE CONTRACT AGENT

    Distributions on the PRIDES will be payable, forward purchase contracts will be settled and transfers of the PRIDES will be registrable at the office of the forward purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PRIDES do not remain in book-entry form, payment of distributions on the PRIDES may be made, at Provident's option, by check mailed to the address of the persons shown on the PRIDES register.


    If any quarterly payment date is not a business day, then any payment required to be made on that date must be made on the next business day, (and so long as the payment is made on the next business day, without any interest or other payment on account of any such delay). A 'business day' means any day other than Saturday, Sunday or any other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to be closed.



    If your PRIDES are held in certificated form and you fail to surrender the certificate evidencing your PRIDES to the forward purchase contract agent on August 17, 2005, the shares of Provident common stock issuable in settlement of the related forward purchase contracts will be registered in the name of the forward purchase contract agent. These shares, together with any distributions on them, will be held by the forward purchase contract agent as agent for your


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benefit, until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the forward purchase contract agent and us.


    If your PRIDES are held in certificated form and (1) the forward purchase contracts have terminated prior to August 17, 2005, (2) the related PRIDES preferred stock has been transferred to the forward purchase contract agent for distribution to the holders and (3) you fail to surrender the certificate evidencing your PRIDES to the forward purchase contract agent, the pledged securities that would otherwise be delivered to you and any related payments will be held by the forward purchase contract agent as agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

    The forward purchase contract agent will not be required to invest or to pay interest on any amounts held by it before distribution.

    No service charge will be made for any registration of transfer or exchange of the PRIDES, except for any applicable tax or other governmental charge.

MODIFICATION

    The Issuers and the forward purchase contract agent may modify or amend the forward purchase contract agreement without the consent of the holders for any of the following purposes:

     to evidence the succession of another person to the Issuers' obligations;

     to add to the covenants for the benefit of holders;

     to evidence and provide for the acceptance of appointment of a successor forward purchase contract agent;

     to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

     to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

    The forward purchase contract agreement, the pledge agreement and the forward purchase contracts may be amended with the consent of the holders of a majority of the PRIDES at the time outstanding. However, no modification may, without the consent of the holder of each outstanding PRIDES affected by the modification:

     change any payment date;

     change the amount or type of pledged securities required to be pledged to secure obligations under the PRIDES, impair the right of the holder of any PRIDES to receive distributions on the PRIDES preferred stock underlying the PRIDES or otherwise adversely affect the holder's rights in or to the PRIDES preferred stock;

     change the place or currency of payment for any amounts payable in respect of the PRIDES, increase any amounts payable by holders in respect of the PRIDES or decrease any other amounts receivable by holders in respect of the PRIDES;

     impair the right to institute suit for the enforcement of any forward purchase contract;

     reduce the number of shares of common stock purchasable under any forward purchase contract, increase the price to purchase shares of common stock on settlement of any forward purchase contract, change the settlement date or otherwise adversely affect the holder's rights under any forward purchase contract; or

     reduce the above stated percentage of outstanding PRIDES the consent of whose holders is required for the modification or amendment of the provisions of the forward purchase contract agreement, the pledge agreement or the forward purchase contracts.

    If any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holders will be entitled to vote

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on the modification or amendment and the modification or amendment will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

    The Issuers will agree in the forward purchase contract agreement that the Issuers will not (1) merge with or into or consolidate with any other entity or
(2) sell, assign, transfer, lease or convey all or substantially all of their respective properties and assets to any person, firm or corporation other than, with respect to clause (2), a direct or indirect wholly-owned subsidiary of ours, unless:

     the applicable Issuer is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or any state or the District of Columbia;

     the successor entity expressly assumes the applicable Issuer's obligations under the forward purchase contract agreement, the pledge agreement, the forward purchase contracts and the remarketing agreement; and

     the applicable Issuer or such corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations under the forward purchase contract agreement, the pledge agreement, the forward purchase contracts or the remarketing agreement.

TITLE

    The Issuers, the forward purchase contract agent and the collateral agent may treat the registered holder of any PRIDES as the absolute owner of those PRIDES for the purpose of making payment and settling the related forward purchase contracts and for all other purposes.

GOVERNING LAW

    The forward purchase contract agreement, the pledge agreement and the forward purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY SYSTEM

    The Depository Trust Company ('DTC') will act as securities depositary for the PRIDES. The PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Income PRIDES and the total aggregate number of Growth PRIDES, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

    The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the PRIDES so long as the PRIDES are represented by global security certificates.

    DTC is a limited-purpose trust company organized under the New York Banking Law, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Securities Exchange Act.

    DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants

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include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

    No PRIDES represented by global security certificates may be exchanged in whole or in part for PRIDES registered, and no transfer of global security certificates will be made in whole or in part for PRIDES registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than DTC or any nominee of DTC, unless, however, DTC has notified Provident that it is unwilling or unable to continue as securities depository for the global security certificates and a successor depository is not appointed within 90 days, has ceased to be qualified to act as required by the forward purchase contract agreement or there is a continuing default by Provident in respect of Provident's obligations under one or more forward purchase contracts, or the REIT and Provident elect to terminate the book-entry system with respect to the PRIDES. All PRIDES represented by one or more global security certificates or any portion of them will be registered in those names as DTC may direct.

    As long as DTC or its nominee is the registered owner of the global security certificates, DTC or that nominee will be considered the sole owner and holder of the global security certificates and all PRIDES represented by those certificates for all purposes under the PRIDES and the forward purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the PRIDES represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of PRIDES certificates in exchange for the global security certificates and will not be considered to be owners or holders of the global security certificates or any PRIDES represented by those certificates for any purpose under the PRIDES or the forward purchase contract agreement. All payments on the PRIDES represented by the global security certificates and all related transfers and deliveries of PRIDES preferred stock, Treasury securities and common stock will be made to DTC or its nominee as their holder.

    Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

    Procedures for settlement of forward purchase contracts on August 17, 2005 or upon early settlement will be governed by arrangements among DTC, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time.

    Neither Provident or any of its agents, nor the forward purchase contract agent or any of its agents, will have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to those beneficial ownership interests.

    The information in this section concerning DTC and its book-entry system has been obtained from sources that Provident believes to be reliable, but Provident does not take responsibility for its accuracy.

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REPLACEMENT OF PRIDES CERTIFICATES

    If physical certificates are issued, Provident will replace any mutilated certificate at your expense upon surrender of that certificate to the forward purchase contract agent. Provident will replace certificates that become destroyed, lost or stolen at your expense upon delivery to Provident and the forward purchase contract agent of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the forward purchase contract agent and Provident.


    Provident, however, is not required to issue any certificates representing PRIDES on or after August 17, 2005, after early settlement or after the forward purchase contracts have terminated. In place of the delivery of a replacement certificate following August 17, 2005, the forward purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Provident common stock issuable pursuant to the forward purchase contracts included in the PRIDES evidenced by the certificate, or, if the forward purchase contracts have terminated prior to August 17, 2005, transfer the pledged securities related to the PRIDES evidenced by the certificate.


INFORMATION CONCERNING THE FORWARD PURCHASE CONTRACT AGENT

    J.P. Morgan Trust will initially act as forward purchase contract agent. The forward purchase contract agent will act as the agent and attorney-in-fact for the holders of PRIDES from time to time. The forward purchase contract agreement will not obligate the forward purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the forward purchase contract agreement, the pledge agreement and the forward purchase contracts, or the pledged securities.

    The forward purchase contract agreement will contain provisions limiting the liability of the forward purchase contract agent. The forward purchase contract agreement will contain provisions under which the forward purchase contract agent may resign or be replaced. Resignation or replacement of the forward purchase contract agent will be effective upon the appointment of a successor.

    The forward purchase contract agent is one of a number of banks with which Provident and its subsidiaries maintain ordinary banking and trust relationships.

INFORMATION CONCERNING THE COLLATERAL AGENT

    J.P. Morgan Trust will initially act as collateral agent. The collateral agent will act solely as Provident's agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PRIDES except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

    The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement of the collateral agent will be effective upon the appointment of a successor.

    The collateral agent is one of a number of banks with which Provident and its subsidiaries maintain ordinary banking and trust relationships.

MISCELLANEOUS

    The forward purchase contract agreement will provide that Provident will pay all fees and expenses, other than the underwriters' expenses, related to:

     the offering of the PRIDES;

     the retention of the collateral agent;

     the enforcement by the forward purchase contract agent of the rights of the holders of the PRIDES; and

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     with certain exceptions, stock transfer and similar taxes attributable to the initial issuance and delivery of Provident common stock upon settlement of the forward purchase contracts.


    Should you elect to create Growth PRIDES or recreate Income PRIDES, you will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and Provident will not be responsible for any of those fees or expenses.

DESCRIPTION OF THE REIT SERIES A PREFERRED STOCK


    The following summary describes the material terms and provisions of the REIT Series A preferred stock. This description is qualified in its entirety by reference to the terms and provisions of the Maryland General Corporation Law, the charter and Bylaws of the REIT. The charter and Bylaws of the REIT will be filed with the SEC as an exhibit to the registration statement that the Issuers filed in connection with this offering.


GENERAL

    The shares of REIT Series A preferred stock issued in connection with this offering will be validly issued, fully paid and nonassessable Series A preferred stock of PFGI Capital Corporation. The holders of the REIT Series A preferred stock will have no preemptive rights with respect to any of the capital stock of the REIT or any of the REIT's other securities convertible into, or carrying rights or options to purchase, any such capital stock. The REIT Series A preferred stock is perpetual and will not be convertible into the common stock of the REIT or any other class or series of the REIT's capital securities and will not be subject to any sinking fund or other obligation for its repurchase or retirement. The REIT Series A preferred stock will be exchangeable under certain circumstance described below into Bank Series A preferred stock.


    The transfer agent, registrar, and dividend disbursement agent for the REIT Series A preferred stock will be Provident Bank. The registrar for the REIT Series A preferred stock will send notices to stockholders of any meetings at which holders of the REIT Series A preferred stock have the right to elect directors or to vote on any other matter.


DIVIDENDS


    Holders of shares of REIT Series A preferred stock will be entitled to receive, if, when, and as authorized and declared by the REIT's board of directors out of the REIT's legally available assets, non-cumulative cash
dividends at the initial rate of    % per annum of the liquidation preference
which is $25 per share, which dividend rate may be reset in connection with a remarketing of shares of REIT Series A preferred stock, as described under ' -- Reset Dividend Rate' below. Dividends on the REIT Series A preferred stock will be payable, if authorized and declared, quarterly in arrears on February 17, May 17, August 17 and November 17 of each year or, if any such day is not a business day, on the next business day, commencing on November 17, 2002. Each such quarter is a 'dividend period.' Quarterly dividend periods will commence on and include the first day following the last dividend payment date and end on and include the current dividend payment date; provided, however, that the first dividend period will commence on and include the original issue date of the shares of REIT Series A preferred stock and will end on and include November 17, 2002. Each authorized and declared dividend will be payable to holders of record as they appear on the stock register of the REIT on the relevant record dates, which will be on the first day of each month in which the dividend payment date falls. Dividends payable on the shares of REIT Series A preferred stock for any period greater or less than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period; provided, however, that in the event of an automatic exchange of REIT Series A preferred stock for Bank Series A preferred stock, any authorized and unpaid dividends on the shares of REIT Series A preferred stock as of the time of exchange will be deemed to be authorized and unpaid dividends on the Bank Series A preferred stock.


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    The right of holders of REIT Series A preferred stock to receive dividends is non-cumulative. If the board of directors of the REIT does not authorize a dividend on the REIT Series A preferred stock or authorizes less than a full dividend in respect of any dividend period, you will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and the REIT will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are authorized and declared and paid for any future dividend period with respect to the REIT Series A preferred stock. If the REIT fails to pay or declare and set aside for payment full dividends on the REIT Series A preferred stock for six consecutive dividend periods, holders of the REIT Series A preferred stock, voting together as a class, will be entitled to elect two independent directors in addition to the directors then in office. These voting rights are described in more detail under the heading 'Description of the REIT Preferred Stock -- Voting Rights.'

    If full dividends on the REIT Series A preferred stock for any dividend period have not been declared and paid, or declared and a sum sufficient for such payment has not been set apart for such payment, no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon the common stock of the REIT, nor will any such common stock be redeemed, purchased, or otherwise acquired for any consideration, nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by the REIT, except by conversion into or exchange for such common stock, until such time as dividends on all outstanding REIT Series A preferred stock have declared and paid or declared and a sum sufficient for such payment has been set apart for payment for four consecutive dividend periods.

    Legal and regulatory limitations on the payment of dividends by Provident Bank could also affect the ability of the REIT to pay dividends to unaffiliated third parties, including the holders of REIT Series A preferred stock. Regulatory approval is required prior to Provident Bank's declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. At March 31, 2002, Provident Bank could, without prior regulatory approval and absent contrary supervisory guidance, declare dividends in 2002 of approximately $76.5 million plus an additional amount equal to its net income through the date of declaration in 2002. As of April 30, 2002, Provident Bank had declared and paid aggregate dividends in the amount of $15.0 million. The REIT is a member of Provident Bank's consolidated group. Thus, payment of common and preferred dividends by Provident Bank and/or any member of its consolidated group to unaffiliated third parties, including the payment by the REIT of dividends to the holders of shares of REIT Series A preferred stock, would require regulatory approval if aggregate dividends on a consolidated basis exceed these limitations.

    Regulations of the Federal Reserve Board prohibit institutions such as Provident Bank from making a 'capital distribution,' unless the institution is at least 'adequately capitalized' after the distribution. Capital distributions are defined to include a transaction that the Federal Reserve Board determines, by order or regulation, to be 'in substance a distribution of capital.' The Federal Reserve Board could seek to restrict the payment of dividends on the REIT Series A preferred stock under this provision if Provident Bank were to fail to be 'adequately capitalized.' However, if Provident Bank were to fail to be 'adequately capitalized,' your shares of REIT Series A preferred stock would be automatically exchanged for shares of Bank Series A preferred stock, as described in ' -- Automatic Exchange' below.

    Adequate capitalization is determined in relation to certain risk-based capital ratio and leverage ratio guidelines issued by the Federal Reserve Board. Generally, a financial institution's capital is divided into two tiers. Tier 1 capital includes common equity, non-cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less non-qualifying intangible assets such as goodwill and nonqualifying mortgage and non-mortgage servicing assets. Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt,

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and the allowance for loan and lease losses, subject to certain limitations.
Total capital is the sum of Tier 1 capital plus Tier 2 capital. The leverage ratio is the ratio of Tier 1 capital to adjusted average total assets.

    Currently, an institution is considered 'adequately capitalized' if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage, or core capital, ratio of at least 4.0% or at least 3% if the institution has been awarded the highest supervisory rating. An institution is considered 'well-capitalized' if the foregoing ratios are at least 10.0%, 6.0%, and 5.0%, respectively. At March 31, 2002, Provident Bank's total risk-based capital ratio was 11.32%, its Tier 1 risk-based capital ratio was 8.01%, and its leverage ratio was 6.92%. Provident Bank currently intends to maintain its capital ratios in excess of the 'well-capitalized' levels under the prompt corrective action regulations. However, there can be no assurance that Provident Bank will be able to maintain such capital levels.

RESET DIVIDEND RATE

    Upon a successful remarketing of shares of REIT Series A preferred stock on August 17, 2005, the applicable dividend rate on the shares of REIT Series A preferred stock that have been purchased in the remarketing will be reset to the reset rate described below. The dividend rate of shares of REIT Series A preferred stock that are not remarketed (including REIT Series A preferred stock that are not remarketed because a remarketing has failed) will not be reset and
will continue to be    %.

    The reset rate will be determined by the reset agent as the dividend rate the REIT Series A preferred stock should bear for the REIT Series A preferred stock to have a market value on the fifth business day immediately preceding August 17, 2005 of 100.5% of the aggregate liquidation preference of the REIT Series A preferred stock, plus declared and unpaid dividends, if any. The reset rate will in no event exceed the maximum rate permitted by applicable law.

    It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the investment banking firm acting as the reset agent.

AUTOMATIC EXCHANGE

    Each share of REIT Series A preferred stock (except REIT Series A preferred stock that has been successfully remarketed) will be automatically exchanged for one newly issued share of Bank Series A preferred stock upon the occurrence of an exchange event. An exchange event occurs when:

     Provident Bank becomes less than 'adequately capitalized' according to regulations established by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Investment Act or as determined by the Ohio Division of Financial Institutions pursuant to the Ohio Banking Code and regulations thereunder;

     Provident Bank is placed into conservatorship or receivership;

     the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing, and, even if Provident Bank is not less than 'adequately capitalized,' the Federal Reserve Board or the Ohio Division of Financial Institutions, as the case may be, anticipates Provident Bank becoming less than 'adequately capitalized' in the near term; or

     the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing in the event that Provident Bank has a Tier 1 risk-based capital ratio of less than 5.0%.

    Upon the occurrence of an exchange event, each holder of shares of REIT Series A preferred stock, except shares of REIT Series A preferred stock that have been successfully remarketed, will be unconditionally obligated to surrender to Provident Bank the certificates representing shares of REIT Series A preferred stock held by such holder. With respect to those shares of REIT Series A preferred stock that are the components of Income PRIDES, the collateral agent will

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surrender the certificates on behalf of such holder. Provident Bank will be unconditionally obligated to issue to each such holder in exchange for such REIT Series A preferred stock a certificate representing shares of Bank Series A preferred stock on a share-for-share basis. With respect to shares of Bank Series A preferred stock exchanged for shares of REIT Series A preferred stock that are components of the Income PRIDES, such certificates representing Bank Series A preferred stock will be delivered to the collateral agent as security for the holder's obligation under the forward purchase contracts. Any shares of REIT Series A preferred stock purchased or redeemed by the REIT prior to the time of exchange will not be outstanding and will not be subject to the automatic exchange. In addition, any shares of REIT Series A preferred stock that have been successfully remarketed will not be subject to an automatic exchange.

    The exchange will occur as of 8:00 a.m. Eastern Time on the earliest possible date such exchange could occur, as evidenced by the issuance by Provident Bank of a press release prior to such time. As of the time of exchange, all of the shares of REIT Series A preferred stock will be deemed cancelled and exchanged for shares of Bank Series A preferred stock without any further action by the REIT or Provident Bank; all rights of the holders of REIT Series A preferred stock as stockholders of the REIT will cease; and Provident Bank will give notice of the exchange to the Federal Reserve Board and the Ohio Division of Financial Institutions. As a result of such exchange, each holder of REIT Series A preferred stock will then be a holder of Bank Series A preferred stock.

    The registrar will mail notice of the occurrence of an exchange event to each holder of REIT Series A preferred stock and the collateral agent for the Income PRIDES within 30 days of such occurrence.

    Upon the occurrence of an exchange event before August 17, 2005, the Bank Series A preferred stock will be distributed to the collateral agent, and the collateral agent will apply all Bank Series A preferred stock issued in exchange for shares of REIT Series A preferred stock that are components of Income PRIDES as collateral on behalf of the holders of such Income PRIDES to secure the obligations of such holders under the forward purchase contract agreement. Holders of shares of REIT Series A preferred stock that are not components of Income PRIDES will be issued by Provident Bank one share of Bank Series A preferred stock for each such share of REIT Series A preferred stock, and Provident Bank will deliver to each such holder certificates for shares of Bank Series A preferred stock upon surrender of certificates for shares of REIT Series A preferred stock. Until such replacement certificates are delivered or in the event such replacement certificates are not delivered, certificates previously representing shares of REIT Series A preferred stock will be deemed for all purposes to represent shares of Bank Series A preferred stock. All corporate approvals necessary for Provident Bank to issue the Bank Series A preferred stock as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, upon the occurrence of an exchange event, no action will be required to be taken by holders of REIT Series A preferred stock, by Provident Bank, other than to provide notice of the exchange to the Federal Reserve Board and the Ohio Division of Financial Institutions, or by the REIT in order to effect the exchange as of the time of exchange.

    Holders of shares of REIT Series A preferred stock, by purchasing such shares of stock, whether in this offering or in the secondary market after this offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange REIT Series A preferred stock for Bank Series A preferred stock upon the occurrence of an exchange event. The charter of the REIT provides that the holders of REIT Series A preferred stock will be unconditionally obligated to surrender such stock. In accordance with an exchange agreement between Provident Bank and the REIT, which such parties will sign on the date the shares of REIT Series A preferred stock are issued, Provident Bank is unconditionally obligated to issue shares of Bank Series A preferred stock in exchange for shares of REIT Series A preferred stock upon the occurrence of an exchange event.

    Holders of REIT Series A preferred stock cannot exchange shares of REIT Series A preferred stock for shares of Bank Series A preferred stock voluntarily. Absent the occurrence of an exchange event, no exchange of REIT Series A preferred stock for Bank Series A preferred stock will occur. Upon the occurrence of an exchange event, the Bank Series A preferred stock to

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be issued as part of the automatic exchange would constitute a newly issued series of preferred stock of Provident Bank and would have the same terms and provisions with respect to dividends, liquidation, and redemption, except with respect to a Tax Event, Investment Company Act Event or Regulatory Event, as the REIT Series A preferred stock, and except that:

     the shares of Bank Series A preferred stock would not be listed on any national securities exchange or national quotation system;

     the Bank Series A preferred stock does not have any voting rights; and

     the Bank Series A preferred stock does not have any right to elect independent directors if dividends are missed.

    Any authorized and unpaid dividends on the REIT Series A preferred stock as of the time of exchange would be deemed to be authorized and unpaid dividends on the Bank Series A preferred stock. The Bank Series A preferred stock would rank on an equal basis in terms of dividend payments and liquidation preference with Provident Bank's other preferred stock, if any. The terms of the Bank Series A preferred stock are provided in more detail in an offering circular, a copy of which is affixed as Annex I to, and is a part of, this prospectus. The shares of Bank Series A preferred stock are not required to be registered with the SEC. Absent the occurrence of an exchange event, Provident Bank will not issue any Bank Series A preferred stock, although Provident Bank will be able to issue preferred stock in classes or series other than Bank Series A preferred stock. There can be no assurance as to the liquidity of the Bank Series A preferred stock, if issued. In addition, since the shares of Bank Series A preferred stock will not be listed, it is highly unlikely that an active public market for the Bank Series A preferred stock would develop or be maintained.

    Absent the occurrence of the exchange, holders of REIT Series A preferred stock will have no dividend, liquidation preference, or other rights with respect to any security of Provident Bank; such rights as are conferred by REIT Series A preferred stock exist solely as to the REIT.

RANKING

    REIT Series A and Series B preferred stock will rank senior to the common stock of the REIT as to dividend rights and rights upon liquidation, winding up or dissolution. The REIT Series A and Series B preferred stock will rank junior to all indebtedness of the REIT, if any. When issued, the Series B preferred stock may rank senior to, junior to or pari passu with the REIT Series A preferred stock.

VOTING RIGHTS

    Holders of REIT Series A preferred stock are entitled to 1/10th of one vote per share on all matters to be voted on by stockholders, voting as a single class with the holders of the common shares and the holders of any other class of shares entitled to vote as a single class with the holders of the common shares.

    If full dividends on the REIT Series A preferred stock have not been paid for six consecutive dividend periods, the authorized number of directors of the REIT will be increased by two. Subject to compliance with any requirement for regulatory approval of, or non-objection to, persons serving as directors, the holders of REIT Series A preferred stock, voting separately as a class, will have the right to elect two additional independent directors at the next annual meeting of stockholders of the REIT. This right will continue at each subsequent annual meeting until full dividends have been authorized, declared and paid, or authorized, declared and a sum sufficient for payment thereof is set apart for payment, for four consecutive dividend periods on the REIT Series A preferred stock.

    The term of such additional independent directors will terminate, and the total number of directors will be decreased by two, at the first annual meeting of stockholders after the payment or the authorization or declaration and setting aside for payment of full dividends on the REIT Series A preferred stock for four consecutive dividend periods or, if earlier, upon the redemption of all REIT Series A preferred stock or upon an automatic exchange. After the term of such additional independent directors terminates, the holders of the REIT
Series A preferred stock will

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not be able to elect additional directors unless dividends on the REIT Series A preferred stock have again not been paid for six consecutive dividend periods.

    Any independent director elected by the holders of REIT Series A preferred stock, voting separately as a class, may only be removed by the vote of the holders of record of the outstanding shares of REIT Series A preferred stock entitled to vote at a meeting of stockholders of the REIT called for that purpose. As long as the holders of the REIT Series A preferred stock have the right, voting as a separate class, to elect two independent directors, (1) any vacancy created by the removal of any such director may be filled by the vote of the holders of the outstanding REIT Series A preferred stock entitled to vote, voting together as a single class, at the same meeting at which such removal is considered, and (2) any other vacancy in the office of any such director as a result of the director's death or resignation or for any other reason may be filled by an instrument in writing signed by any such remaining director and filed with the REIT.

    So long as any shares of REIT Series A preferred stock are outstanding, the REIT will not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of REIT Series A preferred stock, voting separately as a class:

     amend, alter, or repeal or otherwise change any provision of the charter of the REIT, including the terms of the REIT Series A preferred stock, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the REIT Series A preferred stock;


     authorize, create or increase the authorized amount of or issue any class or series of any of the REIT's equity securities, or any warrants, options or other rights exercisable for or convertible or exchangeable into any class or series of any of the REIT's equity securities, ranking senior to the REIT Series A preferred stock, either as to dividend rights or rights on the REIT's liquidation, dissolution or winding up, other than the Series B preferred stock of the REIT;


     effect the REIT's consolidation, conversion or merger with or into, or share exchange with (other than an exchange of REIT Series A preferred stock for Bank Series A preferred stock upon the occurrence of an automatic exchange), another entity except that the REIT may consolidate or merge with or into, or enter into a share exchange with, another entity if:

        such entity is an entity that is controlled by or under common control with Provident Bank;

        such entity is a corporation, business trust or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is a real estate investment trust for United States federal income tax purposes;

        such other entity expressly assumes all of the obligations and commitments of the REIT pursuant to such consolidation, merger or share exchange;

        the outstanding shares of REIT Series A preferred stock are exchanged for or converted into shares of preferred stock substantially identical to those of the REIT Series A preferred stock, including limitations on personal liability of the stockholders;

        after giving effect to such merger, consolidation, or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the REIT of its obligations under its charter will have occurred and be continuing; and

        the REIT will have received written notice from each of the rating agencies and delivered a copy of such written notice to the transfer agent confirming that such merger, consolidation or share exchange will not result in a reduction of the rating assigned by any of such rating agencies to the REIT Series A preferred stock or the preferred interests of any surviving corporation, trust, or entity issued in replacement of the REIT Series A preferred stock.

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As a condition to effecting any such merger, consolidation, or share exchange, the REIT will deliver to the transfer agent and cause to be mailed to each record holder of shares of REIT Series A preferred stock, at least 30 days prior to such transaction becoming effective, a notice describing such merger, consolidation or share exchange, together with a certificate of one of the executive officers of the REIT and an opinion of counsel to the REIT, each stating that such merger, consolidation or share exchange does not violate the requirements of the charter of the REIT and that all conditions precedent provided for in such charter relating to such transaction have been complied with.

    An amendment to the charter of the REIT that increases the number of authorized shares of REIT Series A preferred stock, and a concurrent increase in the number of authorized shares of the REIT's common stock in order to ensure that Provident Bank controls 90% of the voting power of the REIT's outstanding shares will not be deemed to be a material and adverse change requiring a vote of the holders of REIT Series A preferred stock.

    The charter of the REIT provides certain covenants in favor of the holders of the REIT Series A preferred stock. Except with the consent or affirmative vote of the holders of at least two-thirds of the shares of REIT Series A preferred stock, voting as a separate class, the REIT agrees not to:

     make or permit to be made any payment to Provident Bank or its affiliates relating to the indebtedness of the REIT or beneficial interests in the REIT when the REIT is precluded, as described under the subheading
     ' -- Dividends' above, from making payments in respect of its common shares, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution or winding up;

     incur indebtedness at any time other than indebtedness incurred by the REIT with the prior approval of the REIT's independent directors in an aggregate amount not to exceed 20% of the REIT's stockholders' equity as determined in accordance with generally accepted accounting principles; provided, that the REIT may incur indebtedness in an aggregate amount not to exceed $10.0 million without such prior approval so long as, at the time of incurrence of such indebtedness, the REIT's outstanding common stockholder's equity as determined in accordance with generally accepted accounting principles is at least $150.0 million;

     pay dividends on the common shares of the REIT unless the REIT's funds from operations for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the REIT Series A preferred stock, except as may be necessary to maintain the REIT's status as a real estate investment trust;

     make any payment of interest or principal with respect to the REIT's indebtedness to Provident Bank or its affiliates unless funds from operations for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the REIT Series A preferred stock, except as may be necessary to maintain the REIT's status as a real estate investment trust;


     amend or otherwise change the REIT's policy, once adopted, of reinvesting the proceeds of its assets in other interest-earning assets such that the REIT's funds from operations over any period of four fiscal quarters will be anticipated to equal or exceed 140% of the amount that would be required to pay full annual dividends on the REIT Series A preferred stock, except as may be necessary to maintain the REIT's status as a real estate investment trust; or


     issue any additional common shares in an amount that would result in Provident Bank or its affiliates owning less than 100% of the outstanding common shares of the REIT.

REDEMPTION

    Except for the mandatory redemption of the shares of REIT Series A preferred stock that are purchased in the remarketing on August 17, 2005, and except upon the occurrence of a Tax Event, Investment Company Event or Regulatory Event, the REIT Series A preferred stock will not be redeemable prior to August 17, 2009. On or after such date, the REIT may redeem the REIT

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Series A preferred stock for cash, in whole or in part, at any time and from time to time at the option of the REIT with the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions at the redemption price of $25 per share, plus authorized, declared, and unpaid dividends to the date of redemption, without interest.

    After August 17, 2009, the board of directors of the REIT may determine that the REIT should redeem fewer than all the outstanding shares of REIT Series A preferred stock. In that event, the securities to be redeemed will be determined by lot, pro rata, or by such other method as the board of directors of the REIT in its sole discretion determines to be equitable. The method selected by such board must satisfy any applicable requirements of the NYSE or any securities exchange on which shares of REIT Series A preferred stock are then listed. Any such partial redemption can only be made with the prior approval of the Federal Reserve Board.

    On the 90th day immediately following August 17, 2005 (or, if such day is not a business day, the next following business day), the REIT will redeem all of the shares of REIT Series A preferred stock that are successfully remarketed, and for which the dividend rate is reset to the reset rate, on August 17, 2005, at a redemption price of $25 per share, plus all authorized, declared, and unpaid dividends for the then-current dividend period to the date of redemption, without interest. Shares of REIT Series A preferred stock that are not a component of an Income PRIDES and shares of REIT Series A preferred stock that are not successfully remarketed, and for which the dividend rate is not reset, on August 17, 2005 are not subject to such mandatory redemption.

    Prior to August 17, 2009, upon the occurrence of a Tax Event, Investment Company Event or Regulatory Event, with the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, the REIT shall have the right to redeem the REIT Series A preferred stock, in whole, but not in part, at a redemption price per share equal to the Special Event redemption amount referred to below, plus all authorized, declared, and unpaid dividends for the then-current dividend period to the date of redemption, without interest. With respect to shares of REIT Series A preferred stock that are a component of the Income PRIDES, the Special Event redemption amount will be distributed to the collateral agent, which will apply such amounts to purchase an ownership interest in the Treasury portfolio to secure your obligation under the forward purchase contracts; the dividend portion of the redemption price will be paid directly to you.

    'Tax Event' means the receipt by the REIT of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the REIT, to the effect that there is more than an insubstantial risk that dividends paid or to be paid by the REIT with respect to its capital stock are not or will not be fully deductible by the REIT for United States federal income tax purposes or that the REIT is or will be subject to additional taxes, duties, or other governmental charges, in an amount the REIT reasonably determines to be significant as a result of:

     any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any of its political subdivisions or their taxing authorities affecting taxation, or any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice, as such term is defined in the Internal Revenue Code, regulatory procedure, notice, or official announcement, collectively referred to as Administrative Actions, which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of shares of REIT Series A preferred stock.


    'Investment Company Act Event' means the receipt by the REIT of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the REIT, which states that there is more than an insubstantial risk that the REIT is or will be considered an 'investment company' that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change


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in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.



    'Regulatory Event' means the receipt by the REIT of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the REIT, which states that there is more than an insubstantial risk that the REIT Series A preferred stock will no longer constitute Tier 1 capital of Provident Bank for purposes of the capital adequacy guidelines or policies of the Federal Reserve Board, or its successor as Provident Bank's primary federal banking regulator, as a result of:


     any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.


    'Special Event redemption amount' means in the case of a Special Event redemption occurring on or prior to August 17, 2005, an amount in respect of each share of REIT Series A preferred stock equal to the product of the liquidation preference of such share and a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate liquidation preference of all shares of REIT Series A preferred stock included in Income PRIDES on the redemption date and in the case of a Special Event redemption occurring after August 17, 2005, the liquidation preference of such share of REIT Series A preferred stock.


    'Treasury portfolio purchase price' means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the Special Event redemption date for the purchase of the Treasury portfolio for settlement on the Special Event redemption date.

    'Quotation agent' means Merrill Lynch Government Securities, Incorporated, or any of its successors or any other primary U.S. government securities dealer in New York City selected by Provident.

    Dividends will cease to accrue on the shares of REIT Series A preferred stock called for redemption on and as of the date fixed for redemption and such shares of REIT Series A preferred stock will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

    Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of REIT Series A preferred stock to be redeemed at such holder's registered address.

    The ability of the REIT to redeem any REIT Series A preferred stock is subject to compliance with applicable regulatory requirements, including the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, relating to the redemption of capital instruments. Under current policies of the Federal Reserve Board and the Ohio Division of Financial Institutions, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the Federal Reserve Board or the Ohio Division of Financial Institutions were to determine that the conditions and circumstances of Provident and Provident Bank warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION

    In the event the REIT voluntarily or involuntarily liquidates, dissolves, or winds up, the holders of the REIT Series A preferred stock at the time outstanding will be entitled to receive liquidation distributions in the amount of $25 per share, plus any authorized, declared, and unpaid dividends for the current period to the date of liquidation, out of the assets of the REIT legally available for distribution to the REIT's stockholders, before any distribution of assets is made to holders of any shares of common stock upon liquidation, subject to the rights of the REIT's general creditors. As long as any shares of REIT Series A preferred stock remain outstanding, the REIT will not voluntarily liquidate, dissolve or wind up without the prior approval of the Federal Reserve Board.

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    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of REIT Series A preferred stock will have no right or claim to any of the remaining assets of the REIT. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the REIT's available assets are insufficient to pay the amount of the liquidation distributions on all outstanding shares of REIT Series A preferred stock, then the holders of the REIT Series A preferred stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    For such purposes, the REIT's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the REIT, or the sale of all or substantially all of the REIT's property or business, will not be deemed to constitute the liquidation, dissolution or winding up of the REIT.

INDEPENDENT DIRECTOR APPROVAL


    The charter of the REIT requires that, once the independent directors have been appointed, which the REIT intends to effect immediately following the closing of this offering, so long as any shares of REIT Series A preferred stock are outstanding, certain actions by the REIT be approved by a majority of the independent directors of the REIT. Any members of the board of directors of the REIT elected by holders of preferred stock, including the REIT Series A preferred stock, voting separately as a class from the holders of the REIT's common stock, will be deemed to be independent directors for purposes of approving actions requiring the approval of a majority of the independent directors.


    Actions that may not be taken without the approval of a majority of independent directors include:


     the issuance of additional stock, other than up to 125 shares of the Series B preferred stock of the REIT, if applicable;



     the increase in the authorized number of shares of Series B preferred stock of the REIT;


     the termination or modification of, or the election not to renew, the management agreement or participation agreement or the subcontracting of any duties under these agreements to third parties unaffiliated with Provident Bank;

     a change in the REIT's policy, once adopted, of limiting authorized investments which are not Qualifying Interests or real estate-related assets to no more than 20% of the value of the total assets of the REIT or a change in the investment policy, once adopted, that would be inconsistent with the REIT's exemption under the Investment Company Act;

     any consolidation, conversion, or merger or share exchange that is not tax-free to holders of the REIT Series A preferred stock unless such transaction is required to be approved by a two-thirds vote of the holders of REIT Series A preferred stock;

     the determination to revoke the REIT's status as a real estate investment trust or any amendment to the transfer restrictions related to real estate investment trust status on the REIT's securities; or

     the REIT's dissolution, liquidation, or termination prior to August 17, 2009.

    In addition, with the prior approval of all of the REIT's independent directors, the REIT may incur indebtedness in an aggregate amount of no more than 20% of the REIT's stockholder's equity (as determined in accordance with generally accepted accounting principles); provided, that the REIT may incur indebtedness in an aggregate amount not to exceed $10.0 million without such prior approval so long as, at the time of incurrence of such indebtedness, the REIT's outstanding common stockholder's equity (as determined in accordance with generally accepted accounting principles) is at least $150.0 million.

    The charter of the REIT requires that, in assessing the benefits to the REIT of any proposed action requiring their consent, the independent directors take into account the interests of holders of shares of both the common stock and the preferred stock, including holders of the REIT Series A preferred stock. The charter of the REIT provides that in considering the interests of the

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holders of preferred stock, including the holders of the REIT Series A preferred stock, the independent directors owe the same duties which the independent directors owe to the holders of common stock.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    To qualify as a real estate investment trust under the Internal Revenue
Code:

     No more than 50% of the value of the outstanding shares of capital stock of the REIT may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year. This is known as the Five or Fewer Test.

     The REIT's capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year, other than the first year. This is known as the One Hundred Persons Test.

    The ownership by Provident Bank, and indirectly by Provident, of 100% of the common stock of the REIT should not adversely affect the qualification of the REIT as a real estate investment trust because each stockholder of Provident counts as a separate beneficial owner of the REIT for purposes of the Five or Fewer Test. Currently the Control Group owns approximately 48% of the fair market value of the stock of Provident. Provident Bank has indicated to the REIT that, for so long as any shares of REIT Series A preferred stock are outstanding, Provident Bank intends to maintain its ownership of 100% of the REIT's issued and outstanding shares of common stock.


    Further, the charter of the REIT contains restrictions on the acquisition of shares of REIT preferred stock which are intended to ensure compliance with the One Hundred Persons Test. These restrictions provide that, if any transfer of shares of REIT preferred stock would cause the REIT to be beneficially owned by fewer than 100 persons, such transfer will be null and void ab initio and the intended transferee will acquire no rights to the shares.


    Consistent with the REIT's intention to reduce the likelihood that its status as a real estate investment trust is jeopardized, the charter of the REIT provides that, subject to certain exceptions, no individual or entity, other than Provident Bank or a direct or indirect shareholder of Provident Bank, may own, either actually or by virtue of the constructive ownership rules of the Internal Revenue Code, more than a specified ownership limit. The ownership limit prohibits any such person, subject to certain exceptions, from owning, either actually or by virtue of the constructive ownership rules, more than 5% of the aggregate initial liquidation value of all of the REIT's issued and outstanding preferred stock including the REIT Series A preferred stock forming part of the Income PRIDES.


    Although the Five or Fewer Test references the aggregate value of all shares of the REIT's capital stock, the ownership limit has been established with reference to the aggregate initial liquidation preference of the outstanding preferred stock. If (1) the relative values of the shares of common stock and any outstanding preferred stock authorized by the REIT, or (2) the relative values of the different series or classes of preferred stock were to change significantly, there is a risk that the Five or Fewer Test would be violated notwithstanding compliance with the ownership limit. In addition, if the Control Group's interest in Provident, and Provident's direct or indirect interest in the REIT, were to increase (including, in the case of Provident, as a result of either a redemption of the REIT Series A preferred stock or a contribution of the REIT Series A preferred stock to Provident Bank following a failed remarketing) there is a risk that the Five or Fewer Test would not be met. Although the REIT believes that it is unlikely that the relative value of the shares of common stock will decrease, or the ownership of Provident stock by the Control Group will increase, by an amount sufficient to cause a violation of the Five or Fewer Test, there can be no assurance that such a change in value, or increase in ownership, will not occur. If the REIT fails the Five or Fewer Test, the REIT will fail to qualify as a real estate investment trust.



    Upon the receipt of a ruling from the IRS or the advice of counsel satisfactory to the REIT's board of directors, the REIT's board may, but will not be required to, waive the ownership limit with respect to an individual or entity if such individual's or entity's proposed ownership will not then or in the future jeopardize the REIT's status as a real estate investment trust. If any


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purported transfer of the REIT Series A preferred stock or any other event would otherwise result in any person violating the stock ownership limit, then the purported transferee will acquire no right or interest in the shares of preferred stock in excess of the applicable limit. The charter of the REIT provides that any such excess shares of preferred stock will automatically be transferred, by operation of law, to a trust for the benefit of a charity to be named by the REIT as of the day prior to the day the prohibited transfer took place. Any dividends paid on shares of preferred stock prior to the discovery of the prohibited transfer must be repaid by the original transferee to the REIT and by the REIT to the trustee. Subject to applicable law, any vote of the shares while the excess shares of preferred stock were held by the original transferee prior to the discovery by the REIT of the prohibited transfer will be void and the original transferee will be deemed to have given its proxy to the trustee. Any unpaid distributions with respect to the original transferee will be rescinded as void. In liquidation, the original transferee's ratable share of the REIT's assets would be limited to the price paid by the original transferee for the excess shares of preferred stock or, if no value was given, the price per share equal to the closing market price on the date of the purported transfer. The trustee of the trust will sell the securities to any person whose ownership is not prohibited within 20 days after receipt of notice from the REIT that shares of preferred stock of the REIT have been transferred to the trust.
As a result of the sale, the interest of the trust will terminate. Proceeds of the sale will be paid to the original transferee up to its purchase price or, if the original transferee did not purchase the shares of preferred stock, the value on its date of acquisition, and any remaining proceeds will be paid to a charity to be named by the REIT.


    All certificates representing shares of preferred stock of the REIT will bear a legend referring to the restrictions described above. The ownership limit provisions will not be automatically removed even if the requirements for qualifying as a real estate investment trust are changed so as to eliminate any ownership concentration limitation or if the ownership concentration limitation is increased. The charter of the REIT may not be amended to alter, change, repeal, or amend any of the ownership limit provisions without the prior approval of a majority of the independent directors of the REIT.

    The foregoing restrictions on transferability and ownership will not apply, however, if the board of directors of the REIT, including a majority of the independent directors, determines that it is no longer in the best interest of the REIT or the best interests of the REIT's stockholders to attempt to qualify, or continue to qualify, as a real estate investment trust.

    The REIT's charter requires that any person who beneficially owns at least 1% (or such lower percentage as may be required by the Internal Revenue Code or the Treasury Regulations) of the outstanding shares of preferred stock of any class or series must provide certain information to the REIT within 30 days of June 30 and December 31 of each year. In addition, each stockholder will be required to disclose to the REIT in writing upon demand such information as the REIT may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership on the REIT's status as a real estate investment trust and to ensure compliance with the ownership limit.


DESCRIPTION OF THE SERIES B PREFERRED STOCK OF THE REIT


    Following the completion of this offering, the REIT intends to issue
Series B preferred stock only in amounts sufficient to ensure that the REIT will at all times comply with the One Hundred Persons Test. The Series B preferred stock may be senior to, junior to or pari passu with the Series A preferred stock and its dividend rate may differ. The Series B preferred stock may have other terms that differ from the terms of the REIT Series A preferred stock. The Series B preferred stock will be issued separately and not as part of a PRIDES or in combination with a forward purchase contract.

DESCRIPTION OF THE REIT COMMON STOCK

GENERAL


    The charter of the REIT currently authorizes the issuance of 100 shares of common stock, par value $0.01 but, in connection with the consummation of this offering, will be amended to


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authorize the issuance of up to 6,210,000 shares of common stock, which will be issued to Provident Bank. Currently, the REIT has 100 shares of common stock outstanding, 100% of which are held by Provident Bank. See 'The Formation of the REIT.'


    All outstanding shares of common stock are fully paid and non-assessable. There is no established trading market for the shares of common stock. Holders of common stock have no preemptive rights. There are no redemption or sinking fund provisions with respect to the shares of common stock.

VOTING

    Holders of common stock are entitled to one vote per share on all matters to be voted on by such stockholders. There are no cumulative voting rights. As the holder of all of the shares of the REIT's common stock, Provident Bank will be able, subject to the rights of the holders of preferred stock, to elect and remove directors, amend the REIT's charter, and approve other actions requiring such stockholder approval.

DIVIDENDS

    The holders of common stock are entitled to receive such dividends, if any, as may be authorized from time to time by the REIT's board of directors. In order to remain qualified as a real estate investment trust, the REIT must distribute annually at least 90% of its annual taxable income to stockholders. In addition, the REIT will be subject to an excise tax if it fails to distribute annually 85% of its ordinary income plus 95% of its capital gain net income for each calendar year. The REIT's board of directors may declare dividends on the REIT common stock only to the extent necessary to meet the relevant distribution requirements necessary to avoid imposition of federal income or excise tax, subject to any preferential dividend rights of holders of any outstanding shares of preferred stock.

LIQUIDATION RIGHTS

    Upon dissolution or liquidation of the REIT, holders of shares of common stock will be entitled to receive all of the REIT's assets which are available for distribution to the REIT's stockholders, subject to any preferential rights of holders of then outstanding shares of preferred stock.

DESCRIPTION OF PROVIDENT FINANCIAL GROUP, INC.'S CAPITAL STOCK


    The terms of Provident common stock are governed by the laws of Ohio and Provident's articles of incorporation and code of regulations. The following is a summary of certain material provisions of, and is qualified in its entirety by reference to Ohio law and Provident's articles of incorporation and code of regulations.


COMMON STOCK


    Provident's articles of incorporation authorize the issuance of 110,000,000 shares of common stock, no par value, of which on March 31, 2002, 49,257,004 shares were outstanding. At February 28, 2002, Provident common stock was held by approximately 15,025 holders. Holders of Provident common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders have the right to cumulate their votes in the election of directors. Subject to preferences which may be granted to holders of preferred stock, holders of Provident common stock are entitled to share in such dividends as Provident's board of directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of Provident common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and preferred stock liquidation preferences. Holders of Provident common stock have no preemptive or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of Provident and there are no redemption or sinking fund provisions with regard to the common stock. All outstanding shares of Provident common stock are fully paid, validly issued and non-assessable. The vote of the holders of two-thirds of all outstanding shares of Provident common stock is


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required to amend the articles of incorporation and to approve certain mergers, reorganizations and similar transactions.



    The registrar and transfer agent for Provident common stock is The Provident Bank.


PREFERRED STOCK


    Provident's articles of incorporation authorize 5,000,000 shares of preferred stock, no par value. Provident may from time to time issue preferred stock in series having such designated preferences and rights, qualifications and limitations as Provident's board of directors may determine without any approval of stockholders. Preferred stock could be given voting and conversion rights which would adversely affect the voting power and equity of holders of Provident common stock and could have preference to Provident common stock with respect to dividend and liquidation rights. The preferred stock could have the effect of acting as an anti-takeover device to prevent a change of control of Provident.



    As of March 31, 2002, Provident had 70,272 shares of preferred stock, designated as Series D preferred stock, outstanding. Each share has a stated and liquidation value of $100, is convertible into 14.0625 shares of Provident common stock, and pays an annual dividend equal to the dividend payable on
14.0625 shares of Provident common stock.


PROVISIONS AFFECTING BUSINESS COMBINATIONS

    Chapter 1704 of the Ohio Revised Code, known as the 'Ohio Merger Moratorium Statute,' prohibits certain business combinations and transactions between an issuing public corporation and an interested stockholder. An interested stockholder is any beneficial owner of shares representing 10% or more of the voting power of a corporation in the election of directors. For three years after a person becomes an interested stockholder, the following transactions between the corporation and the interested stockholder or persons related to such stockholder are prohibited:

     the sale or acquisition of an interest in assets meeting thresholds specified in the statute;

     mergers and similar transactions;

     a voluntary dissolution;

     the issuance or transfer of shares or any rights to acquire shares having a fair market value at least equal to 5% of the aggregate fair market value of the corporation's outstanding shares;

     a transaction that increases the interested stockholder's proportionate ownership of the corporation; and

     any other benefit that is not shared proportionately by all stockholders.

    After the three-year period, transactions between the corporation and the interested stockholder are permitted if:

     the transaction is approved by the holders of shares with at least two-thirds of the voting power of the corporation in the election of directors (or a different proportion specified in the corporation's articles), including at least a majority of the outstanding shares after excluding shares controlled by the interested stockholder; or

     the business combination results in stockholders, other than the interested stockholder, receiving a 'fair market value' for their shares determined by the method described in the statute.

    The prohibitions and limitations of the Ohio Merger Moratorium Statute will not apply if the board of directors of the issuing public corporation approves either (1) the transaction or (2) the acquisition of the corporation's shares that resulted in the person becoming an interested stockholder, in each case before the interested stockholder became such. A corporation may elect not to be covered by the Ohio Merger Moratorium Statute by the adoption of an appropriate amendment to its articles. The Ohio Merger Moratorium Statute applies to Provident since Provident has not taken any corporate action to opt out of it.

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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES


    The following is a summary of the material federal income tax consequences regarding the offering. This summary is based on current federal income tax law, which is subject to change, with possible retroactive effect. Unless otherwise stated, this summary applies only to initial holders who acquire PRIDES or REIT Series A preferred stock at the issue price and who hold PRIDES or REIT Series A preferred stock, Bank Series A preferred stock or Provident common stock as capital assets. This summary does not address all aspects of taxation that may be relevant in the particular circumstances of each holder or to certain types of holders who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt entities, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, persons liable for the alternative minimum tax, persons that hold securities that are part of a hedge, straddle or conversion transaction, persons whose functional currency is not the U.S. dollar, foreign corporations and persons who are not U.S. Holders (as defined below), except to the extent specifically discussed below. This summary is for your general information only and is not tax advice.


    In addition, this summary does not address any aspects of state, local, foreign or other tax laws. This summary is based on the Code, its legislative history, existing and proposed Treasury regulations issued under the Code, IRS rulings and pronouncements and judicial decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any such change may be applied retroactively in a manner that could cause the tax consequences to vary materially from the consequences described below, possibly adversely affecting you.

    No statutory, administrative or judicial authority directly addresses the treatment of PRIDES or instruments similar to PRIDES for federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described below.


    If a partnership holds PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding any of the above instruments should consult their tax advisors.



    As used in this section, the term 'U.S. Holder' means a beneficial owner of PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock who, for federal income tax purposes, is a citizen or resident of the United States;

     a domestic corporation; or

     an estate or trust the income of which is subject to federal income taxation, regardless of its source.


    EACH PROSPECTIVE INVESTOR IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PRIDES, REIT PREFERRED STOCK, FORWARD PURCHASE CONTRACTS, TREASURY SECURITIES, BANK SERIES A PREFERRED STOCK OR PROVIDENT COMMON STOCK, AND OF THE REIT'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.


TAXATION OF THE REIT AS A REAL ESTATE INVESTMENT TRUST

GENERAL

    The REIT will elect to be taxable as a real estate investment trust under sections 856 through 859 of the Code and the applicable Treasury regulations (the 'REIT Requirements'), commencing

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with its taxable year ending December 31, 2002. The REIT believes that, commencing with its taxable year ending December 31, 2002, it will be owned and organized and operate in such a manner as to qualify for taxation as a real estate investment trust under the REIT Requirements. While the REIT intends to continue to operate in such a manner, no assurance can be given that the REIT will continue to operate in a manner so as to qualify or remain qualified as a real estate investment trust for federal income tax purposes.


    Shearman & Sterling, acting as the Issuers' counsel in connection with the offering, has rendered an opinion as to the REIT's qualification and taxation as a real estate investment trust which is described below. Shearman & Sterling also has reviewed this summary of federal income tax consequences and has rendered an opinion that the information in the summary, to the extent it relates to matters of law or legal conclusions, is accurate in all material respects. The provisions of the Code, Treasury regulations promulgated thereunder and other federal income tax laws relating to the qualification as and taxation of real estate investment trusts are highly technical and complex. The following discussion summarizes material aspects of these sections of the REIT Requirements. In the opinion of Shearman & Sterling, commencing with the REIT's taxable year ending December 31, 2002, the REIT will be organized in conformity with the requirements for qualification as a real estate investment trust, and its proposed method of operation will enable it to meet the requirements for qualification as a real estate investment trust under the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. It must be emphasized that the opinion of Shearman & Sterling is based upon various factual assumptions and conditions, upon certain factual representations of the Issuers (including representations regarding the nature of the Issuers' assets and income and the past and future conduct of their business) and, as to certain factual matters, upon the statements and representations contained in the certificate provided to Shearman & Sterling by officers of the REIT (in each case without independent investigation).


    The REIT's qualification as a real estate investment trust will depend upon the REIT's ability to meet, through actual annual operating results, the distribution levels, diversity of stock ownership and the REIT Requirements discussed below, the satisfaction of which will not be reviewed by Shearman & Sterling on a continuing basis. No assurance can be given that the actual results of the REIT's operation for any one taxable year will satisfy such requirements. See 'Risk Factors -- The REIT would suffer adverse tax consequences if it fails to qualify as a real estate investment trust.'

    As a real estate investment trust, the REIT generally will not have to pay federal corporate income taxes on its ordinary income and capital gain that it currently distributes to stockholders. This treatment substantially eliminates the 'double taxation' at the corporate and stockholder levels that generally results from investment in a regular corporation.

    However, the REIT will have to pay federal income tax as follows:

     First, the REIT generally will have to pay tax at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

     Second, under certain circumstances, the REIT may have to pay the alternative minimum tax on its items of tax preference.

     Third, if the REIT has (a) net income from the sale or other disposition of 'foreclosure property', as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, it will have to pay tax at the highest corporate rate on that income.

     Fourth, if the REIT has net income from 'prohibited transactions', as defined in the Code, the REIT will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

     Fifth, if the REIT should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under ' -- Requirements for Qualification as a Real Estate Investment Trust -- Income Tests', but has nonetheless maintained its qualification as a real

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     estate investment trust because the REIT has satisfied some other requirements, it will have to pay a 100% tax on an amount equal to (a) the greater of (i) the excess of 75% of the REIT's gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and
     (ii) the excess of 90% of the REIT's gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect the REIT's profitability.

     Sixth, if the REIT should fail to distribute during each calendar year at least the sum of (1) 85% of its real estate investment trust ordinary income for that year, (2) 95% of its real estate investment trust capital gain net income for that year other than such capital gain net income that the REIT elects to retain and pay tax on and (3) any undistributed taxable income from prior periods, the REIT would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

     Seventh, if during the 10-year period beginning on the first day of the first taxable year for which the REIT qualified as a real estate investment trust, the REIT recognizes gain on the disposition of any asset held by the REIT as of the beginning of that period, then, to the extent of the excess of (a) fair market value of that asset as of the beginning of that period over (b) the REIT's adjusted basis in that asset as of the beginning of that period, the REIT will have to pay tax on that gain at the highest regular corporate rate. The excess of fair market value over adjusted basis described in the preceding sentence is referred to as 'built-in gain.'

    Notwithstanding the taxation of built-in gain described in the preceding paragraph of this bullet point, the REIT will not have to pay tax on recognized built-in gain with respect to assets held as of the first day of the 10-year period beginning on the first day of the first taxable year for which the REIT qualified as a real estate investment trust, to the extent that the aggregate amount of that recognized built-in gain on the contributed assets exceeds the net aggregate amount of the REIT's unrealized built-in gain as of the first day of that period.

     Eighth, if the REIT acquires any asset from a C corporation in certain transactions in which the REIT must adopt the basis of the asset or any other property in the hands of the C corporation as the basis of the asset in the hands of the REIT, and the REIT recognizes gain on the disposition of that asset during the 10-year period beginning on the date on which the REIT acquired that asset, then the REIT will have to pay tax on the built-in gain at the highest regular corporate rate. A C corporation means generally a corporation that has to pay full corporate-level tax.

     Ninth, if the REIT receives certain non-arms length income from a taxable real estate investment trust subsidiary (as defined under ' -- Requirements for Qualification as a Real Estate Investment Trust -- Asset Tests'), or as a result of services provided by a taxable real estate investment trust subsidiary to tenants of the REIT, the REIT will be subject to a 100% tax on the amount of the REIT's non-arms length income.

REQUIREMENTS FOR QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST

    The following is a brief summary of certain of the technical requirements that the REIT must meet on an ongoing basis in order to qualify, and remain qualified, as a real estate investment trust under the Code:

    The Code defines a real estate investment trust as a corporation, trust or association

   (1) which is managed by one or more trustees or directors;

   (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

   (3) which would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

   (4) which is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

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   (5) the beneficial ownership of which is held by 100 or more persons;

   (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

   (7) which meets certain other tests, described below, regarding the nature of its income and assets.

    The Code provides that the conditions described in the bullet points
(1)-(4), inclusive, above must be met during the entire taxable year and that the condition described in bullet point (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions described in bullet points (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as a real estate investment trust. For purposes of the condition described in bullet point (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes is generally considered an individual, and stock owned by a corporation is treated as if owned by the stockholders of the organization. The beneficiaries of a pension trust that qualifies under Section 401(a) of the Code and that holds shares of a real estate investment trust, however, will generally be treated as holding shares of the real estate investment trust in proportion to their actuarial interests in the pension trust.

    The REIT has represented to Shearman & Sterling that it expects to satisfy each of the conditions listed above and to qualify as a real estate investment trust. In addition, the REIT's charter provides for restrictions regarding the ownership and transfer of the REIT's stock. These restrictions are intended to assist the REIT in satisfying the share ownership requirements described in the bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the REIT Series A preferred stock are described under the heading 'Description of the REIT Series A Preferred Stock -- Restrictions on Ownership and Transfer.'

    If a real estate investment trust is a partner in a partnership, Treasury regulations provide that the real estate investment trust will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the real estate investment trust for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the REIT's proportionate share of the assets, liabilities and items of income of any partnership in which the REIT becomes a partner, will be treated as assets, liabilities and items of income of the REIT for purposes of applying the requirements described in this section. Thus, actions taken by partnerships in which the REIT owns an interest, either directly or through one or more tiers of partnerships or qualified real estate investment trust subsidiaries, can affect the REIT's ability to satisfy the real estate investment trust income and assets tests and the determination of whether the REIT has net income from prohibited transactions.

INCOME TESTS

    The REIT must generally meet the following gross income tests (the 'REIT Income Tests') for each taxable year.

     First, at least 75% of the REIT's gross income must be derived from certain specified sources including interest on obligations secured by mortgages on real property, gain from the disposition of REIT qualified assets or 'qualified temporary investment income' (i.e. income derived from 'new capital' within one year of the receipt of such capital) (the '75% Income Test').

     Second, at least 95% of the REIT's gross income excluding gross income from prohibited transactions must consist of income qualifying for the 75% Income Test, dividends, interest and gains from the sale of stock or other securities (including certain interest rate swap and

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     cap agreements entered into to hedge variable rate debt incurred to acquire
     Qualified REIT Real Estate Assets) (the '95% Income Test').

    The REIT intends to maintain its real estate investment trust status by carefully monitoring its income, including income from sales of Mortgage Assets, to comply with the REIT Income Tests. Under certain circumstances, such as an unanticipated decrease in the qualifying income of the REIT, which may result in the REIT's nonqualifying income exceeding 5% of its gross income, the REIT may be unable to comply with certain of the REIT Income Tests. See ' -- Failure To Qualify As A Real Estate Investment Trust' for a discussion of the tax consequences of a failure to comply with the REIT Income Tests.

    If the REIT fails to satisfy one or both of the REIT Income Tests for any taxable year, it may nevertheless qualify as a real estate investment trust for that year if it satisfies the requirements of other provisions of the Code that allow relief from disqualification as a real estate investment trust. These relief provisions will generally be available if the REIT's failure to meet the income tests was due to reasonable cause and not due to willful neglect;

     the REIT attaches a schedule of the sources of its income to its federal income tax return; and

     any incorrect information on the schedule was not due to fraud with intent to evade tax.

    However, the REIT might not be entitled to the benefit of these relief provisions. Even if these relief provisions apply, the REIT would have to pay a tax on the excess income.

ASSET TESTS

    The REIT must generally meet the following asset tests (the 'REIT Asset Tests') at the close of each quarter of each taxable year.

     First, at least 75% of the value of the REIT's total assets must consist of certain real estate assets ('Qualified REIT Real Estate Assets'), Treasury securities, cash and cash items (the '75% Asset Test').

     Second, not more than 25% of the value of the REIT's total assets may be represented by securities other than those that qualify for the 75% Asset Test.

     Third, not more than 20% of the value of the REIT's total assets may constitute securities issued by taxable real estate investment trust subsidiaries and the value of any one issuer's securities, other than securities that satisfy the 75% Asset Test or that are issued by a taxable real estate investment trust subsidiary, owned by the REIT may not exceed 5% of the value of the REIT's total assets. Moreover, subject to the same exceptions, the REIT may not own more than 10% of the vote or value of the outstanding securities of any one issuer. For these purposes, a taxable real estate investment trust subsidiary is any corporation in which the REIT owns an interest that joins with the REIT in making an election to be treated as a 'taxable real estate investment trust subsidiary' and certain subsidiaries of a taxable real estate investment trust subsidiary, if the subsidiaries do not engage in certain activities.

    The REIT expects that the initial mortgage assets to be acquired by the REIT will be Qualified REIT Real Estate Assets. In addition, the REIT has represented to Shearman & Sterling that it does not expect that the value of any security (other than a Qualified REIT Real Estate Asset) of any one entity would ever exceed 5% of the REIT's total assets, and the REIT does not expect to own more than 10% of any one issuer's voting securities.

ANNUAL DISTRIBUTION REQUIREMENTS

    The REIT, in order to qualify as a real estate investment trust, is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to (1) the sum of (a) 90% of the REIT's 'REIT Taxable Income', computed without regard to the

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dividends paid deduction and the REIT's net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

    In addition, if the REIT disposes of any asset within 10 years of acquiring it, the REIT will be required to distribute at least 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

    These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

    To the extent that the REIT does not distribute or is treated as not having distributed all of its net capital gain or distributes or is treated as having distributed at least 90%, but less than 100%, of its REIT Taxable Income, as adjusted, it will have to pay tax on those undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if the REIT fails to distribute during each calendar year at least the sum of (a) 85% of its ordinary income for that year, (b) 95% of its capital gain net income not otherwise subject to tax for that year, and (c) any undistributed taxable income from prior periods, the REIT would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed. The REIT intends to make timely distributions sufficient to satisfy the annual distribution requirement.

    The REIT intends to monitor on an ongoing basis its compliance with the REIT Requirements described above. In order to maintain its real estate investment trust status, the REIT will be required to limit the types of assets that it might otherwise acquire, or hold certain assets at times when it might otherwise have determined that the sale or other disposition of such assets would be desirable.

    From time to time, the REIT may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when the REIT actually receives income and when it actually pays deductible expenses and (b) when the REIT includes the income and deducts the expenses in arriving at its taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, the REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the REIT may be able to rectify a failure to meet the distribution requirement for a year by paying 'deficiency dividends' to stockholders in a later year, which may be included in the REIT's deduction for dividends paid for the earlier year. Thus, the REIT may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the REIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

    Although the REIT expects, and has represented to Shearman & Sterling that it expects, to take appropriate measures to qualify as a real estate investment trust, there can be no assurance that it will do so, and there is a risk that it may not qualify as a real estate investment trust in any particular taxable year. If the REIT were not to qualify as a real estate investment trust in any particular year, it would be subject to federal income tax as a regular corporation and its stockholders would be subject to tax in the same manner as stockholders of such a corporation. In this event, the REIT (or, in the likely event that the REIT also became a part of the consolidated group of which Provident is the parent, such consolidated group) would likely be subject to a substantial federal income tax liability in respect of each taxable year that the REIT fails to qualify as a real estate investment trust and the income available for distribution to the holders of the REIT Series A preferred stock could be significantly reduced or eliminated.

    The REIT will not be able to deduct distributions to stockholders in any year in which it fails to qualify as a real estate investment trust, nor will the REIT be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as ordinary income. Unless entitled

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to relief under specific statutory provisions, the REIT also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. The REIT might not be entitled to the statutory relief described in this paragraph in all circumstances.

TAXATION OF U.S. HOLDERS

REIT SERIES A PREFERRED STOCK

    As long as the REIT qualifies as a real estate investment trust, distributions made by the REIT out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to its taxable U.S. Holders as ordinary income. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. Holders that are corporations. Distributions made by the REIT that the REIT properly designates as capital gain dividends will be taxable to U.S. Holders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed the REIT's actual net capital gain for the taxable year, without regard to the period for which a U.S. Holder has held his or her shares. Thus, with certain limitations, capital gain dividends received by an individual U.S. Holder may be taxed up to a maximum tax rate of 20%. U.S. Holders that are corporations, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

    To the extent that the REIT makes distributions, not designated as capital gain dividends, in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. Thus, these distributions will reduce the adjusted basis which the U.S. Holder has in his or her shares for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. Holder's adjusted basis in his or her shares will be taxable as capital gains, provided that the shares have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares that will be treated as dividends for federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.

    Dividends authorized by the REIT in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by the REIT and received by the stockholder on December 31 of that year, provided that the REIT actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the REIT.

    U.S. Holders holding shares at the close of the REIT's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of the REIT's taxable year falls, the amount that the REIT designates in a written notice mailed to its stockholders. The REIT may not designate amounts in excess of the REIT's undistributed net capital gain for the taxable year. Each U.S. Holder required to include the designated amount in determining his or her long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by the REIT in respect of the undistributed net capital gains. U.S. Holders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. Holders will increase their basis in their shares by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

INCOME PRIDES


    Allocation of the Purchase Price. An acquisition of an Income PRIDES will be treated as an acquisition of a unit consisting of two components, a share of REIT Series A preferred stock and a forward purchase contract in respect of Provident common stock. The purchase price will be allocated between the REIT Series A preferred stock and the forward purchase contract in


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proportion to their respective fair market values at the time of purchase. This allocation will establish a U.S. Holder's initial tax basis in the REIT Series A preferred stock and the forward purchase contract. The Issuers have determined that 100% of the issue price of an Income PRIDES is allocable to the REIT Series A preferred stock and 0% is allocable to the forward purchase contract, and the Issuers will report such fair market values accordingly to the IRS. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position in a statement attached to your timely filed federal income tax return for the taxable year in which you acquire Income PRIDES. Thus, absent such disclosure, you should allocate the purchase price for Income PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for federal income tax purposes.


    Ownership of REIT Series A Preferred Stock. The Issuers and you, by acquiring Income PRIDES, agree to treat you as the owner, for federal, state and local income and franchise tax purposes, of the REIT Series A preferred stock that are a part of the Income PRIDES that you own. The remainder of this summary assumes that you will be treated as owning the REIT Series A preferred stock that are a part of such Income PRIDES for federal, state and local income and franchise tax purposes.

    Sale, Exchange or Other Disposition of REIT Series A Preferred Stock. Upon the sale, exchange or other disposition of REIT Series A preferred stock (including the remarketing thereof), you will recognize capital gain or loss in an amount equal to the difference between your amount realized and your tax basis in the REIT Series A preferred stock. Gains of individuals from capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. Your holding period in the REIT Series A preferred stock will have commenced on the day after you acquired the securities.

FORWARD PURCHASE CONTRACTS


    Acquisition of Provident Common Stock under a Forward Purchase Contract. Except in the event that shares of Provident common stock are received (or deemed to be received) in exchange for REIT Series A preferred stock, you generally will not recognize gain or loss on the purchase of shares of Provident common stock under a forward purchase contract, except with respect to any cash paid instead of a fractional share of such common shares. Subject to the following discussion, your aggregate initial tax basis in the shares of Provident common stock received under a forward purchase contract generally should equal (1) the purchase price paid for those shares, less (2) the portion of such purchase price allocable to any fractional share. The holding period for shares of Provident common stock received under a forward purchase contract will commence on the day after the day you receive the shares.


    Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, and such treatment, therefore, is unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to you when received or accrued in accordance with your method of tax accounting. To the extent the Issuers are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, the Issuers intend to report these payments as taxable ordinary income to you. You should consult your tax advisor concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The following discussion assumes that the contract adjustment payments and deferred contract adjustment payments constitute taxable ordinary income to you on a current basis.

    The treatment of contract adjustment payments and deferred contract adjustment payments could affect your adjusted tax basis in a forward purchase contract or the Provident common stock received under a forward purchase contract or the amount you realize on the sale or disposition of

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a PRIDES or the termination of a forward purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments which have been included in your income, but which have not been paid to you, should increase your adjusted tax basis in the forward purchase contract.

    Early Settlement of a Forward Purchase Contract. You will not recognize gain or loss on the receipt of your proportionate share of REIT Series A preferred stock or Treasury securities upon early settlement of a forward purchase contract, and your tax basis in, and holding period for, the REIT Series A preferred stock or Treasury securities will not be affected by the early settlement.

    Termination of a Forward Purchase Contract. If a forward purchase contract terminates, you will recognize gain or loss equal to the difference between the amounts realized (if any) upon the termination and your adjusted tax basis (if any) in the forward purchase contract at the time of the termination. In general, the gain or loss will be capital gain or loss and will be long-term capital gain or loss if you held the forward purchase contract for more than one year immediately before such termination. Capital gains of individuals derived with respect to capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations. You will not recognize gain or loss on the receipt of your proportionate share of the REIT Series A preferred stock or Treasury securities upon termination of the forward purchase contract, and you will have the same adjusted tax basis in the REIT Series A preferred stock or Treasury securities as before such distribution.


    Ownership of Provident Common Stock Acquired under a Forward Purchase Contract. Any dividend paid to you on shares of Provident common stock owned by you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits, as determined under federal income tax principles. You generally will be required to include any such dividend income as ordinary income on the day you receive the dividend. Subject to customary exceptions and limitations, such dividends will be eligible for the dividends received deduction allowed to corporations.


    You generally will recognize capital gain or loss on any sale or exchange of Provident common stock in an amount equal to the difference between your amount realized upon the sale of such shares and your tax basis in them. Capital gains of individuals derived with respect to capital assets held for more than one year are taxed up to a maximum rate of 20%. Your ability to deduct capital losses is subject to limitations.


    Adjustment to Settlement Rate. You might be treated as receiving a constructive distribution from Provident if (1) the settlement rate is adjusted and as a result of that adjustment your proportionate interest in Provident's assets or earning and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate you for certain taxable distributions with respect to Provident common stock.


GROWTH PRIDES

    Substitution of Treasury Securities to Create Growth PRIDES. If you hold Income PRIDES and deliver Treasury securities in substitution for the REIT Series A preferred stock, you generally will not recognize gain or loss upon the delivery of the Treasury securities or the release of the REIT Series A preferred stock. You will continue to include in income dividends, if any, with respect to the REIT Series A preferred stock you continue to hold, and your tax basis in, and holding period for, the REIT Series A preferred stock and the forward purchase contracts will not be affected by the delivery and release.

    Ownership of Treasury Securities. You, by acquiring Growth PRIDES, agree to be treated as the owner, for federal, state, and local income and franchise tax purposes, of each Treasury security that is part of the Growth PRIDES that you own. Accordingly, you will be required to recognize income, gain and loss with respect to any such Treasury securities in the same manner

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as if you held them directly. In general, you will be required to recognize original issue discount on the Treasury Securities on a constant yield basis regardless of your method of tax accounting. You are urged to consult with your tax advisor regarding the acquisition, ownership and disposition of the Treasury securities.

    Substitution of REIT Preferred Stock to Recreate Income PRIDES. If you hold Growth PRIDES and deliver REIT Series A preferred stock to recreate Income PRIDES, you generally will not recognize gain or loss upon the delivery of the REIT Series A preferred stock or the release of the Treasury securities. You will continue to include in income any interest, original issue discount or acquisition discount otherwise includible with respect to the Treasury securities and the REIT Series A preferred stock, and your tax basis in, and holding period for, the Treasury securities, the REIT Series A preferred stock and the forward purchase contract will not be affected by the delivery and release.

SPECIAL EVENT REDEMPTION

    A Special Event redemption will be a taxable event. You will generally recognize capital gain or loss in an amount equal to the difference between (1) the redemption price of the REIT Series A preferred stock (whether or not paid directly to you or applied to acquire Treasury securities), and (2) your adjusted tax basis in the REIT Series A preferred stock. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed up to a maximum tax rate of 20%. Your ability to deduct capital losses is subject to limitations.

AUTOMATIC EXCHANGE

    An automatic exchange of shares of REIT Series A preferred stock for shares of Bank Series A preferred stock will be a taxable event. You generally will recognize capital gain or loss in an amount equal to the difference between (1) the fair market value of the Bank Series A preferred stock and (2) your adjusted tax basis in the REIT Series A preferred stock.

SALE OR DISPOSITION OF PRIDES

    Upon a sale or exchange of PRIDES, you will be treated as having disposed of the forward purchase contracts and REIT Series A preferred stock, Bank Series A preferred stock or Treasury securities, as the case may be, that constitute the PRIDES. You generally will have capital gain or loss equal to the difference between the portion of your proceeds allocable to the forward purchase contracts and the REIT Series A preferred stock, Bank Series A preferred stock or Treasury securities, as the case may be, and your respective tax basis in the forward purchase contracts and the REIT Series A preferred stock or Treasury securities. See ' -- Income PRIDES -- Sale, Exchange or Other Disposition of REIT Series A Preferred Stock.'

    If the disposition of a PRIDES occurs when the forward purchase contract has a negative value to you, you will be considered to have received additional consideration for the REIT Series A preferred stock, Bank Series A preferred stock or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from your obligation under the forward purchase contract. You should consult your tax advisor regarding a disposition of PRIDES at a time when the forward purchase contract has a negative value.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividends by a real estate investment trust generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entities described in the next paragraph and has not held its REIT Series A preferred stock as 'debt financed property' within the meaning of the Code, and its REIT Series A preferred stock is not otherwise used in a trade or business, the dividend income from its REIT Series A preferred stock will not be unrelated business taxable income to the tax-exempt stockholder.

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Similarly, income from the sale of REIT Series A preferred stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the REIT Series A preferred stock as 'debt financed property' within the meaning of the Code or has used the REIT Series A preferred stock in a trade or business.

    Income from an investment in the REIT Series A preferred stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by such REIT Series A preferred stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these 'set aside' and reserve requirements.

    Notwithstanding the foregoing, however, a portion of the dividends paid by a 'pension-held REIT' will be treated as unrelated business taxable income to any trust which is described in Section 401(a) of the Code;

     is tax exempt under Section 501(a) of the Code; and

     holds more than 10% (by value) of the equity interests in the real estate investment trust.

    Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as 'qualified trusts.' A real estate investment trust is a 'pension-held REIT' if:

     it would not have qualified as a real estate investment trust but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the Five or Fewer Test, as owned by the beneficiaries of the trust (rather than by the trust itself); and

     either (a) at least one qualified trust holds more than 25% by value of the interests in the real estate investment trust or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in the real estate investment trust.

    The percentage of any real estate investment trust dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of
(a) the gross income of the real estate investment trust from unrelated trades or businesses, determined as though the real estate investment trust were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the real estate investment trust, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. The REIT does not expect to be classified as a pension-held REIT.

    The rules described above under the heading ' -- REIT Series A Preferred Stock' concerning the inclusion of the REIT's designated undistributed net capital gains in the income of its stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

TAXATION OF FOREIGN STOCKHOLDERS (NON-U.S. HOLDERS)

GENERAL

    A non-U.S. Holder is a beneficial owner of PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock that is not a U.S. Holder. The following is a discussion of certain anticipated federal income tax consequences of the ownership and disposition of PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock applicable to a non-U.S. Holder. The discussion is based on current law and is for general information only. The rules governing the federal taxation of non-U.S. Holders are complex and no attempt will be made herein to provide more than a summary of such rules. The

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discussion addresses only certain aspects of the federal income taxation of
non-U.S. Holders and prospective non-U.S. investors should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock, including any reporting requirements.

DIVIDENDS ON REIT PREFERRED STOCK

    The portion of any distributions received by a non-U.S. Holder out of the REIT's current or accumulated earnings and profits which are not attributable to capital gains, which are not designated as capital gains dividends, and which are not effectively connected with a United States trade or business of the non-U.S. Holder, generally will be subject to U.S. withholding tax at the rate of 30%. This percentage may be reduced or eliminated by an applicable tax treaty. In general, non-U.S. Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of the REIT Series A preferred stock. In cases where the dividend income from a non-U.S. Holder's investment in REIT Series A preferred stock is, or is treated as, effectively connected with the non-U.S. Holder's conduct of a United States trade or business, the non-U.S. Holder generally will be subject to United States tax at graduated rates, in the same manner as a U.S. Holder with respect to such dividends. Such non-U.S. Holder may also be subject to the 30% branch profits tax in the case of a non-U.S. Holder that is a foreign corporation.

PAYMENT OF PRINCIPAL OR INTEREST ON THE TREASURY SECURITIES

    A non-U.S. Holder that satisfies the applicable certification requirements under the Code and the Treasury regulations generally will not be subject to U.S. withholding tax in respect of the payment of the principal of or interest on the Treasury securities. Generally, a non-U.S. Holder would satisfy such certification requirements by providing a completed IRS Form W-8BEN (or other applicable form) to J.P. Morgan Trust as collateral agent. Non-U.S. Holders should consult their tax advisors as to their relevant certification requirements based upon their particular circumstances.

DIVIDENDS ON BANK SERIES A PREFERRED STOCK AND PROVIDENT COMMON STOCK

    The portion of any distributions received by a non-U.S. Holder out of Provident Bank's or Provident's current or accumulated earnings and profits, as the case may be, and which are not effectively connected with a United States trade or business of the non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%. This percentage may be reduced or eliminated by an applicable tax treaty. In general, non-U.S. Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of the Bank Series A preferred stock or Provident common stock. In cases where the dividend income from a non-U.S. Holder's investment in Bank Series A preferred stock or Provident common stock is, or is treated as, effectively connected with the non-U.S. Holder's conduct of a United States trade or business, the non-U.S. Holder generally will be subject to United States tax at graduated rates, in the same manner as a U.S. Holder with respect to such dividends. Such non-U.S. Holder may also be subject to the 30% branch profits tax in the case of a non-U.S. Holder that is a foreign corporation.

NON-DIVIDEND DISTRIBUTIONS

    Distributions by the REIT, Provident Bank or Provident with respect to the REIT Series A preferred stock, Bank Series A preferred stock or Provident common stock, as the case may be, that are not dividends out of the REIT's, Provident's or Provident Bank's current or accumulated earnings and profits, as the case may be, generally will not be subject to United States income or withholding tax to the extent that such distributions do not exceed the adjusted basis of the non-U.S. Holder's REIT Series A preferred stock, Bank Series A preferred stock or Provident

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common stock, but rather will reduce the adjusted basis of such stock. To the extent that distributions in excess of the REIT's, Provident's or Provident Bank's current and accumulated earnings and profits, as the case may be, exceed the adjusted basis of a non-U.S. Holder in any of the stock mentioned in the preceding sentence, such distributions generally will give rise to a tax liability if the non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of such stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined, that such distribution was, in fact, in excess of the REIT's, Provident's or Provident Bank's current and accumulated earnings and profits, as the case may be. Any distribution in excess of the REIT's current or accumulated earnings and profits that is not otherwise subject to the 30% withholding may be subject to withholding at a 10% rate.

CONTRACT ADJUSTMENT PAYMENTS AND DEFERRED CONTRACT ADJUSTMENT PAYMENTS

    There is no direct authority addressing the treatment of the contract adjustment payments or deferred contract adjustment payments, and such treatment, therefore, is unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income when received or accrued. To the extent the Issuers are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, the Issuers intend to report these payments as taxable ordinary income. As such, contract adjustment payments or deferred contract adjustment payments will be treated as fixed or determinable annual or periodical (FDAP) income and subject to U.S. withholding tax at the rate of 30% of the gross amount of the payment. This percentage may be reduced or eliminated by an applicable tax treaty. In general, non-U.S. Holders will not be considered engaged in a United States trade or business solely as a result of their ownership of a forward purchase contract. In cases where the contract adjustment payments or deferred contract adjustment payments from a non-U.S. Holder's investment in a forward purchase contract is, or is treated as, effectively connected with the non-U.S. Holder's conduct of a United States trade or business, the non-U.S. Holder generally will be subject to United States tax at graduated rates, in the same manner as a U.S. Holder with respect to such contract adjustment payments or deferred contract adjustment payments. Such non-U.S. Holder may also be subject to the 30% branch profits tax in the case of a non-U.S. Holder that is a foreign corporation.

    You should consult your tax advisor concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

CAPITAL GAIN DIVIDENDS ON THE REIT SERIES A PREFERRED STOCK

    Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by the REIT for any year in which the REIT qualifies as a real estate investment trust to a non-U.S. Holder, to the extent attributable to gains from dispositions of United States real property interests, or USRPIs, will be considered effectively connected with a United States trade or business of the non-U.S. Holder and subject to United States income tax at the rate applicable to United States individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. The Issuers believe that it is unlikely that the REIT will derive significant gain from USRPIs, although whether the REIT derives gain from USRPIs will depend on the facts as they ultimately develop. To the extent the REIT pays dividends that are attributable to gains from dispositions of USRPIs, such dividends will be subject to a withhold tax equal to 35% of the amount of the dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder.

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

DISPOSITION OF REIT SERIES A PREFERRED STOCK

    Unless the REIT Series A preferred stock constitutes a USRPI, a sale of such stock by a non-U.S. Holder will not be subject to United States income taxation under FIRPTA. For this purpose the REIT Series A preferred stock generally will be treated as a USRPI only if the fair market value of the USRPIs owned by the REIT equals or exceeds 50% of the fair market value of the REIT's total assets at some time during the five-year period preceding the sale or exchange. Although ownership of real property in the United States is always a USRPI, a loan secured by a mortgage on United States real property generally does not constitute a USRPI unless the amounts payable by the borrower are contingent on the income or receipts of the borrower or the property or otherwise based on the property. The Issuers believe that it is unlikely that the REIT Series A preferred stock will constitute USRPIs. The REIT Series A preferred stock will also not constitute a USRPI if the REIT is a 'domestically controlled REIT.' A domestically controlled REIT is a real estate investment trust in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. Holders. The Issuers believe that the REIT is, and the Issuers expect the REIT will continue to be, a domestically controlled REIT, and therefore that the sale of REIT Series A preferred stock will not be subject to taxation under FIRPTA. Because the REIT Series A preferred stock could be publicly traded, however, no assurance can be given that the REIT will continue to be a domestically controlled REIT.

    If the gain on the sale of the REIT Series A preferred stock were subject to taxation under FIRPTA, the non-U.S. Holder would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the securities could be required to withhold 10% of the purchase price and remit such amount to the IRS.

    Even if the gain on the sale of the REIT Series A preferred stock is not subject to FIRPTA, such gain will nonetheless be taxable in the United States to a non-U.S. Holder in two cases:

     if the non-U.S. Holder's investment in the REIT Series A preferred stock is effectively connected with a United States trade or business conducted by such non-U.S. Holder, the non-U.S. Holder generally will be subject to the same treatment as a U.S. Holder with respect to such gain, or if the non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a 'tax home' in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. HOLDERS

    Unless you are an exempt recipient such as a corporation, payments under the PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock, the proceeds received with respect to a fractional share of Provident common stock upon the settlement of a forward purchase contract, and the proceeds received from the sale, exchange or other disposition of PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock may be subject to information reporting and may be subject to federal backup withholding at the applicable rate if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable United States information reporting or certification requirements.

    You should consult with a tax advisor regarding qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS.

FOREIGN STOCKHOLDERS (NON-U.S. HOLDERS)

    Additional issues may arise pertaining to information reporting and backup withholding with respect to a non-U.S. Holder. A non-U.S. Holder should consult with a tax advisor with respect to any such information reporting and backup withholding requirements. Backup withholding with respect to a non-U.S. Holder is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a non-U.S. Holder will be allowed as a credit against any United States federal income tax liability of such non-U.S. Holder. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the IRS.

OTHER TAX CONSEQUENCES


    The REIT or a stockholder may be subject to state or local taxation in various state or local jurisdictions, including those in which the REIT or such stockholder transacts business, owns property or resides. The state and local tax treatment of the Issuers and their stockholders may differ from the federal income tax consequences discussed above. Prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in PRIDES, REIT Series A preferred stock, forward purchase contracts, Treasury securities, Bank Series A preferred stock or Provident common stock.

                                 ERISA MATTERS

GENERAL

    The Employee Retirement Income Security Act of 1974, as amended ('ERISA'), and the United States Internal Revenue Code of 1986, as amended (the 'Code'), impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (b) plans described in
Section 4975(e)(1) of the Code, subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of such a plan's investment in such entities or otherwise (each a 'Plan') and (d) persons who have certain specified relationships to such Plans ('parties in interest' under ERISA and 'disqualified persons' under the Code). Employee benefit plans which are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the restrictions or requirements of ERISA or
Section 4975 of the Code, but may be subject to federal, state, local, non-US or other laws or regulations that are substantially similar to such provisions of ERISA or the Code (collectively, 'Similar Laws' and any such plans subject to Similar Laws, each also a 'Plan').

    Each fiduciary of a Plan should consider the fiduciary standards of ERISA or any applicable Similar Law in the context of the Plan's particular circumstances before authorizing an investment in the PRIDES (including the forward purchase contract for common stock of Provident Financial Group, Inc., REIT Series A preferred stock, Bank Series A preferred stock acquired pursuant to an automatic exchange and the ownership interest in Treasury securities acquired in connection with Growth PRIDES or a Special Event redemption). Accordingly, among other factors, the fiduciary should consider whether such an investment is permitted under the documents and instruments governing the Plan and whether the investment would satisfy the prudence and diversification requirements of ERISA or any applicable Similar Laws.

PROHIBITED TRANSACTIONS

    In addition, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who are parties in interest or disqualified persons with respect to the Plan. A violation of these 'prohibited transaction' rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Thus, a fiduciary considering a purchase of the PRIDES should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Provident Financial Group, Inc. has subsidiaries, including broker-dealer subsidiaries, that provide services to many Plans. Provident Financial Group, Inc. and any direct or indirect subsidiary of Provident Financial Group, Inc. may each be considered a party in interest and a disqualified person with respect to these Plans. If so, the purchase, holding or disposition of the PRIDES by or on behalf of the Plan could result in a prohibited transaction (e.g., a purchase of property by a Plan from a party in interest or disqualified person).

    The United States Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may provide exemptive relief for direct or indirect prohibited transactions under ERISA and the Code resulting from the purchase, holding or disposition of the PRIDES by a Plan. These class exemptions include: PTCE 90-1, relating to investments by insurance company pooled separate accounts; PTCE 91-38, relating to investments by bank collective investment funds; PTCE 84-14, relating to investments made by a 'qualified professional asset manager;' PTCE 95-60, relating to investments by insurance company general accounts; and PTCE 96-23, relating to investments made by in-house asset managers.

    Because of the possibility that direct or indirect prohibited transactions or violations of Similar Laws could occur as a result of the purchase, holding or disposition of the PRIDES (and related transactions) by a Plan, the PRIDES may not be purchased by any Plan, or any person investing 'plan assets' of any Plan, unless its purchase, holding and disposition of the PRIDES will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws. Any purchaser or holder of the PRIDES or any interest in the PRIDES will be deemed to have represented by its purchase and holding of the PRIDES that either:

     It is not a Plan and is not purchasing the PRIDES or an interest in the PRIDES on behalf of or with 'plan assets' of any Plan; or

     Its purchase, holding and disposition of the PRIDES or interest in the PRIDES (and any transactions involving the components comprising the PRIDES) will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

     In addition, no Plan will be permitted to participate in the remarketing program unless and until the Plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that the Plan's participation in the remarketing program will not result in a non-exempt prohibited transaction under ERISA or the Code or a violation of any Similar Laws.

REIT SERIES A PREFERRED STOCK

    Under Department of Labor regulations governing what constitutes the assets of a Plan, referred to as 'plan assets', for purposes of ERISA and the related prohibited transaction provisions of the Code found in 29 C.F.R. Sec. 2510.3-101, referred to as the Plan Asset Regulation, when a Plan makes an equity investment in another entity, the underlying assets of the entity will not be considered plan assets if the equity interest is a 'publicly-offered security.' If the assets of the REIT were deemed to be plan assets, transactions between the REIT and parties in interest or disqualified persons with respect to the investing Plan could be prohibited transactions unless a statutory or administrative exemption is available. In addition, investment authority may also have been improperly delegated to managers of the REIT, and, under certain circumstances, Plan fiduciaries who make the decision to invest in the REIT Series A preferred stock could be liable as co-fiduciaries for actions taken by us that do not conform to the ERISA standards for investments under Part 4 of Subtitle B of Title I of ERISA.

    For purposes of the Plan Asset Regulation, a 'publicly-offered security' is a security that is:

     'freely transferable;'

     part of a class of securities that is 'widely held;' and

     sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and part of a class of securities that is registered under the Exchange Act within 120 days, or such later time as may be allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.

    The REIT Series A preferred stock will be registered under the Securities Act and the Exchange Act within the time periods specified in the Plan Asset Regulation.

    The Plan Asset Regulation provides that a security is 'widely held' only if it is a part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be 'widely held' because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. The Issuers expect the REIT Series A preferred stock to be 'widely held' upon the completion of this offering.

    The Plan Asset Regulation provides that whether a security is 'freely transferable' is a factual question to be determined on the basis of all the relevant facts and circumstances. The Plan Asset Regulation further provides that when a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are 'freely transferable.' The Issuers believe that any restrictions imposed on the transfer of the REIT Series A preferred stock are limited to the restrictions on transfer generally permitted under the Plan Asset Regulation and are not likely to result in the failure of the REIT Series A preferred stock to be 'freely transferable.'

    A Plan should not acquire or hold the REIT Series A preferred stock if the underlying assets of the REIT will be treated as the assets of such Plan. However, while there can be no assurance, the Issuers believe that under the Plan Asset Regulation, the REIT Series A preferred stock should be treated as 'publicly-offered securities' and, accordingly, the underlying assets of the REIT should not be considered to be assets of any Plan investing in the REIT Series A preferred stock.

    DUE TO THE COMPLEXITY OF THE PLAN ASSET REGULATION, THE PROHIBITED TRANSACTION RULES AND THE PENALTIES IMPOSED UPON PERSONS INVOLVED IN PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL PLAN PURCHASERS CONSULT WITH THEIR COUNSEL REGARDING THE CONSEQUENCES UNDER ERISA, THE CODE OR ANY SIMILAR LAWS, OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE PRIDES, WHETHER ANY EXEMPTION WOULD BE APPLICABLE, AND WHETHER ALL CONDITIONS OF SUCH EXEMPTION HAVE BEEN SATISFIED SUCH THAT THE ACQUISITION, HOLDING AND DISPOSITION OF THE PRIDES BY THE PLAN ARE ENTITLED TO FULL EXEMPTIVE RELIEF THEREUNDER.

UNRELATED BUSINESS TAXABLE INCOME

    Plan fiduciaries should also consider the consequences of holding more than 10% of the REIT Series A preferred stock if the REIT is 'predominantly held' by qualified trusts. This is discussed further under the heading 'Federal Income Tax Consequences -- Taxation of U.S. Holders -- Treatment of Tax-Exempt Stockholders.'

                                  UNDERWRITING

    The Issuers intend to offer the Income PRIDES through the underwriters named below, for whom Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative. Subject to the terms and conditions in an underwriting agreement among the Issuers, Provident Bank and the underwriters, the Issuers have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from the Issuers, the number of Income PRIDES set forth opposite its name below.

                                                              NUMBER OF
                                                               INCOME
                        UNDERWRITER                            PRIDES
                        -----------                           ---------
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated.....................................
Lehman Brothers Inc. .......................................
A.G. Edwards & Sons, Inc. ..................................
McDonald Investments, Inc., a KeyCorp Company ..............
                                                              ---------
           Total............................................  6,000,000
                                                              ---------
                                                              ---------

    The underwriters have agreed to purchase all of the Income PRIDES sold pursuant to the underwriting agreement if any of the Income PRIDES are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    The Issuers have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. The underwriters are offering the Income PRIDES, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Income PRIDES, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The underwriters have advised the Issuers that they propose initially to offer the Income PRIDES to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in
excess of $   per Income PRIDES. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $   per Income PRIDES to other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

    The expenses of the offering, not including the underwriting commission, are
estimated to be $   and are payable by the Issuers.

    The following table shows the per unit price of the Income PRIDES and total public offering price, underwriting discount to be paid by the Issuers to the underwriters and proceeds before expenses to the Issuers. The information is presented assuming either no exercise or full exercise by Merrill Lynch & Co. of its overallotment option.

                                                PER INCOME
                                                  PRIDES     WITHOUT OPTION   WITH OPTION
                                                ----------   --------------   -----------
Public offering price.........................     $               $               $
Underwriting discount.........................     $               $               $
Proceeds, before expenses, to the Issuers.....     $               $               $

OVERALLOTMENT OPTION


    The Issuers have granted an option to Merrill Lynch & Co. to purchase up to an additional 900,000 Income PRIDES at the initial public offering price of $25 per Income PRIDES. If Merrill Lynch & Co. exercises this option, solely to cover any overallotments, Merrill Lynch & Co. must purchase the additional Income PRIDES within 30 days from the date of this prospectus, subject to certain limitations. If Merrill Lynch & Co. exercises this option, Merrill Lynch & Co. will be obligated, subject to conditions contained in the underwriting agreement, to purchase the number of additional Income PRIDES for which Merrill Lynch & Co. has exercised the overallotment option.


NO SALE OF SIMILAR SECURITIES

    The Issuers and certain of their officers, directors and significant shareholders have agreed to execute a lock-up agreement which provides, with some exceptions (including sales of common stock by significant shareholders the proceeds of which shall not exceed in the aggregate $2 million and shall be used for charitable purposes), that the Issuers and such officers, directors and significant shareholders will not directly or indirectly, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 90 days after the date of this prospectus:

     offer, pledge, sell or contract to sell any PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities;

     sell any option or contract to purchase any PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities;

     purchase any option or contract to sell any PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities;

     grant any option, right or warrant for the sale of any PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities; or

     lend or otherwise dispose of or transfer any PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities; or

     file a registration statement (other than by Provident on Form S-8) under the Securities Act in connection with the forward purchase contracts, common stock or any similar securities or any security convertible into such securities; or

     enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the PRIDES, forward purchase contracts, common stock or any similar securities or any security convertible into such securities.

    This agreement does not apply to issuances under the Issuers' employee or director compensation plans or the Issuers' employee or shareholder investment plans. Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

NEW YORK STOCK EXCHANGE LISTING

    The Income PRIDES are a new issue of securities with no established trading market. The Income PRIDES have been approved for listing on the NYSE, under the symbol 'PCE PrI.' The Issuers will not initially list the Growth PRIDES; however, if this security is separately traded to a sufficient extent that it meets applicable exchange listing requirements, the Issuers will endeavor to list this security on the exchange on which the Income PRIDES are then listed. The underwriters have advised the Issuers that they presently intend to make a market for the Income PRIDES; however, they are not obligated to do so and may discontinue any market making at any time. The Issuers can provide no assurance as to the liquidity of, or any trading market for, the Income PRIDES or the Growth PRIDES, as applicable.

REMARKETING

    This prospectus, as amended or supplemented, may be used by the remarketing agent for remarketing of the REIT Series A preferred stock at such time as is necessary or upon early settlement of the forward purchase contracts.

PRICE STABILIZATION AND SHORT POSITIONS


    Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters from bidding for or purchasing the Income PRIDES or shares of Provident common stock. However, the underwriters may engage in transactions that stabilize the price of the Income PRIDES or Provident common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or Provident common stock.

    In connection with the offering, the underwriters may make short sales of the Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either, in the case of Merrill Lynch & Co., exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, Merrill Lynch & Co. will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which Merrill Lynch & Co. may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Income PRIDES or Provident common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and Provident common stock or preventing or retarding a decline in the market price of the Income PRIDES and Provident common stock. As a result, the prices of the Income PRIDES and Provident common stock may be higher than it would otherwise be in the absence of these transactions.



    Neither the Issuers nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or Provident common stock. In addition, neither the Issuers nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


ELECTRONIC PROSPECTUS

    A prospectus in electronic format may be made available on the websites maintained by the underwriters. The underwriters will facilitate distribution for this offering to certain of their internet subscription customers. The underwriters intend to allocate a limited number of Income PRIDES for sale to their online brokerage customers. An electronic preliminary prospectus is available on the internet websites maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the preliminary prospectus in electronic format, the information on the respective websites maintained by the underwriters is not intended to be part of this prospectus, as amended or supplemented.

OTHER RELATIONSHIPS

    In the ordinary course of business, certain of the underwriters and their affiliates have provided financial advisory, investment banking and general financing and banking services to the Issuers and certain of their affiliates for customary fees.

                                 LEGAL MATTERS

    Certain legal matters with respect to the offering of the securities will be passed on for the Issuers by Shearman & Sterling, New York, New York; by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, with respect to certain matters under Ohio law; and by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, with respect to certain matters under Maryland law; and for the underwriters by Cleary Gottlieb Steen & Hamilton, Washington, D.C.

                                    EXPERTS

    The consolidated financial statements of Provident Financial Group, Inc., appearing in its Annual Report on Form 10-K for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                                                 ANNEX I

OFFERING CIRCULAR

                                6,000,000 SHARES
                                     [LOGO]

                            SERIES A PREFERRED STOCK

                              -------------------

    The Series A Preferred Stock (the 'Series A preferred stock') of The Provident Bank ('Provident Bank'), will be issued only upon the Automatic Exchange of the Series A Preferred Stock (the 'REIT Series A preferred stock') of PFGI Capital Corporation (the 'REIT'), a direct subsidiary of Provident Bank, upon the occurrence of certain events. See 'Exchange'. Dividends on the
Series A preferred stock will be payable at a rate of   % per annum if, when and
as declared by the Board of Directors of Provident Bank. For a description of the terms of the Series A preferred stock. See 'Description of the Capital
Stock -- Series A Preferred Stock' herein.


    The Series A preferred stock will constitute a new series of preferred stock of Provident Bank. Provident Bank may in the future issue various other series of preferred stock. See 'Capitalization.' The Series A preferred stock ranks, in priority of payment of dividends and rights upon the voluntary or involuntary dissolution, liquidation or winding-up of Provident Bank, junior to all claims of Provident Bank's creditors, including the claims of Provident Bank's depositors. The Series A preferred stock will rank senior to Provident Bank's outstanding common stock with respect to dividend rights and rights upon voluntary or involuntary dissolution, liquidation or winding up of Provident Bank, and to all other classes and series of equity securities of Provident Bank hereafter issued, other than any class or series expressly designated as being on parity with or senior to the Preferred Shares. The common stock of Provident Bank constitutes the only class or series of shares currently outstanding.


    There is no public market for the Series A preferred stock. In the event the REIT Series A preferred stock is exchanged for Series A preferred stock, Provident Bank does not intend to apply for the listing of the Series A preferred stock on any national securities exchange or for quotation through the Nasdaq National Market System, or Nasdaq.


    The Series A preferred stock is being offered by Provident Bank only in connection with the offering by the REIT of the REIT Series A preferred stock, and Provident Bank will not receive any proceeds from the offering of the Series A preferred stock. The offering has not been registered under the Securities Act of 1933, as amended, or any state securities laws and may only be made to the persons, and in the manner, set forth in the prospectus of Provident Financial Group, Inc. and the REIT dated June 6, 2002. This offering circular may not be used for any other purpose and may not be used unless attached as an annex to the prospectus.


    None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, any other federal agency, the Ohio Division of Financial Institutions or any state securities commission or bank regulatory authority has approved or disapproved of these securities or determined if this offering circular is truthful or complete. Any representation to the contrary is a criminal offense.

    The securities offered hereby are not savings accounts or savings deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.


               The date of this Offering Circular is June , 2002.

    The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire prospectus.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................    B-2
FORWARD LOOKING STATEMENTS..................................    B-3
OFFERING CIRCULAR SUMMARY...................................    B-4
THE OFFERING................................................    B-6
RISK FACTORS AND OTHER CONSIDERATIONS.......................    B-9
CAPITALIZATION..............................................   B-13
SELECTED CONSOLIDATED FINANCIAL DATA........................   B-14
BUSINESS....................................................   B-15
DESCRIPTION OF OUR CAPITAL STOCK............................   B-16
USE OF PROCEEDS.............................................   B-22
BENEFICIAL OWNERSHIP OF OUR STOCK...........................   B-22
EXPERTS.....................................................   B-22
LEGAL MATTERS...............................................   B-22
REGULATION..................................................   B-23
ANNEX A CONSOLIDATED FINANCIAL STATEMENTS...................   BF-1

                      WHERE YOU CAN FIND MORE INFORMATION

    We are a wholly-owned subsidiary of Provident Financial Group, Inc. ('Provident'). Provident is a one-bank holding company which files reports, proxy statements and other information with the SEC, under the Securities Exchange Act of 1934, as amended. You can obtain important information on an ongoing basis about us by reviewing Provident's SEC filings.

    You may read and copy any document Provident files at the SEC's public reference rooms in Washington, D.C.; New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at www.sec.gov.

    The SEC allows us to 'incorporate by reference' the information Provident files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this offering circular. Information that Provident files later with the SEC will automatically update and supersede, as relevant, information in this offering circular. In all cases, you should rely on the later information over different information included in this offering circular. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 before the later of (1) the completion of the offering of the securities described in this offering circular and (2) the date we stop offering securities pursuant to this offering circular:

     Annual Report on Form 10-K for the year ended December 31, 2001;


     Current Reports on Form 8-K, dated January 3, 2002 and June 6, 2002;


     Proxy Statement, dated April 5, 2002; and

     Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning Provident at the following address:

                        Provident Financial Group, Inc.
                             One East Fourth Street
                             Cincinnati, Ohio 45202
                            Attn: Investor Relations
                                 (513) 345-7102

    You may also obtain some of the documents incorporated by reference into this document at Provident's website, www.providentbank.com, which is, and is intended to be, an inactive textual reference only. It is not intended to be an active hyperlink to Provident's website. The information contained on Provident's website is not, and is not intended to be, part of this offering circular and is not incorporated by reference into this offering circular.

    You should rely only on the information provided in this offering circular, as well as the information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer or sale of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this offering circular, any information Provident has previously filed with the SEC or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Our and Provident's business, financial condition, results of operations and prospects may have changed since those dates.

    Provident and the REIT have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 that registers the securities that Provident and the REIT are offering pursuant to a prospectus to which this offering circular is an Annex. This offering circular does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about Provident, the REIT and those securities.

                           FORWARD LOOKING STATEMENTS

    This offering circular contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of factors including: sharp and/or rapid changes in interest rates; significant changes in the anticipated economic scenario which could materially change anticipated credit quality trends; the ability to generate loans and leases; significant cost, delay in, or inability to execute strategic initiatives designed to increase revenues and/or manage expenses; consummation of significant business combinations or divestitures; and significant changes in accounting, tax, or regulatory practices or requirements and factors noted in connection with forward-looking statements. Additionally, borrowers could suffer unanticipated losses without regard to general economic conditions. The result of these and other factors could cause differences from expectations in the level of defaults, changes in risk characteristics of the loan and lease portfolio, and changes in the provision for loan and lease losses. Forward-looking statements speak only as of the date made. Provident Bank undertakes no obligations to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

                           OFFERING CIRCULAR SUMMARY

PROVIDENT FINANCIAL GROUP, INC.

    Provident Financial Group, Inc., our parent company, or Provident, is a Cincinnati-based commercial banking and financial services company with full service banking operations in Ohio, northern Kentucky and southwestern Florida. Provident also provides commercial financing, equipment leasing and mortgage lending at a national level. At March 31, 2002, Provident had total assets of $15.4 billion, loans and leases of $10.2 billion, deposits of $8.9 billion and shareholder's equity of $923 million. Additionally, Provident services loans and leases for other entities, including $3.8 billion which have been securitized, or off-balance sheet managed assets. Provident is a legal entity separate and distinct from us and our affiliates. The principal source of its income is our earnings. Our dividends to Provident are its principal source of cash flow. Provident is a publicly held corporation which files reports and other information with the SEC.

THE PROVIDENT BANK

    Provident conducts its banking operations through us, The Provident Bank. Our major business lines are: Commercial Banking, as a provider of credit products and cash management services to commercial customers; Retail Banking, as a provider of consumer lending, deposit accounts, trust, brokerage and investment products and services; and Mortgage Banking, as an originator and servicer of conforming and nonconforming residential loans to consumers and short-term financing to mortgage originators and brokers.

    All of the financial information presented in this document is on a consolidated basis with our direct and indirect subsidiaries. We are a wholly-owned subsidiary of Provident.

    Our deposits are fully insured by either the Bank Insurance Fund or the Savings Insurance Fund, both of which are administered by the Federal Deposit Insurance Corporation, or FDIC, up to the maximum permitted by law of $100,000 per insured depositor. We are subject to comprehensive regulation, examination, and supervision by the Federal Reserve Board and the Ohio Division of Financial Institutions. At March 31, 2002, our total risk-based capital ratio was 11.32%, our Tier 1 risk-based capital ratio was 8.01%, and our leverage ratio was 6.92%. These ratios are sufficient for us to be qualified as 'well-capitalized' under the Federal Reserve Board's regulations.

    Our executive offices are located at One East Fourth Street, Cincinnati, Ohio 45202, and our Investors Relations telephone number is (513) 345-7102 or
(800) 851-9521.

PFGI CAPITAL CORPORATION

    PFGI Capital Corporation, or the REIT, is a Maryland corporation and was incorporated on May 9, 2002. All of the REIT's common stock is owned by us. The principal business objective of the REIT is to acquire, hold, and manage commercial mortgage loan assets, commercial mortgage-backed securities and other authorized investments that will generate net income for distribution to the REIT's stockholders. The REIT intends to elect to be treated as a real estate investment trust for federal income tax purposes. As a real estate investment trust, the REIT generally will not be liable for federal income tax to the extent that it distributes its income to its stockholders and continues to meet a number of other requirements.

PREFERRED STOCK OFFERING OF THE REIT

    A registration statement has been filed by Provident and the REIT with the SEC for the sale of the REIT Series A preferred stock to third parties. The proceeds from the sale of the REIT Series A preferred stock are intended to qualify as part of our core, or Tier 1, capital, subject to the regulatory capital requirements and/or limitations applicable to us. If limited as to Tier 1, a portion of the proceeds from the sale of the REIT Series A preferred stock is expected to constitute Tier 2 capital for us.

    If an exchange event occurs, the REIT Series A preferred stock would be exchanged for our Series A preferred stock. An exchange event occurs if (a) we become less than 'adequately capitalized' according to regulations established by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Investment Act or as determined by the Ohio Division of Financial Institutions pursuant to the Ohio Banking Code and regulations thereunder;
(b) we are placed into conservatorship or receivership; (c) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing, and, even if we are not less than 'adequately capitalized,' the Federal Reserve Board or the Ohio Division of Financial Institutions, as the case may be, anticipates that we will become less than 'adequately capitalized' in the near term; or (d) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing in the event that we have a Tier 1 risk-based capital ratio of less than 5.0%.

    The exchange feature, which we refer to as an Automatic Exchange, was designed to ensure that the REIT Series A preferred stock provide the same level of capital support to us on a consolidated basis as other forms of core capital by making the capital represented by the REIT Series A preferred stock directly available to our creditors in certain circumstances.

    Because the REIT intends to qualify as a real estate investment trust for federal income tax purposes, dividends payable by it on its Series A preferred stock will be deductible for income tax purposes. The REIT's ability to deduct, for income tax purposes, the dividends payable on the REIT Series A preferred stock will provide us with a more cost-effective means of obtaining regulatory capital than if we were to issue preferred stock ourselves.

                                  THE OFFERING


Securities Offered...........................  6,000,000 shares (6,900,000 if Merrill Lynch & Co.
                                               exercises its over-allotment option) of Series A
                                               preferred stock.
Conditional Exchange.........................  Our Series A preferred stock will be issued, if ever, in connection with an exchange for the REIT Series A
                                               preferred stock following the occurrence of an
                                               exchange event on a one for one basis.
Ranking......................................  Our Series A preferred stock, if issued, would rank senior to our common stock and junior to all claims
                                               of our creditors, including the claims of our
                                               depositors.
Dividends....................................  Dividends on our Series A preferred stock are payable
                                               at the rate of    % per annum of the liquidation
                                               amount of $25 per share, if, when, and as declared by
                                               our board of directors, which dividend rate may be
                                               reset in connection with a remarketing of shares of
                                               our Series A preferred stock as described in
                                               'Description of the Securities -- Description of
                                               PRIDES -- Remarketing' in the prospectus. If
                                               declared, dividends are payable quarterly in arrears
                                               on February 17, May 17, August 17 and November 17 of
                                               each year or, if any such day is not a business day,
                                               on the next business day. Dividends accrue in each
                                               quarterly period from the first day of such period,
                                               whether or not dividends are paid with respect to the
                                               preceding period. Dividends on our Series A preferred
                                               stock are not cumulative and, accordingly, if we do
                                               not declare a dividend or declare less than a full
                                               dividend on our Series A preferred stock for a
                                               quarterly dividend period, holders of our Series A
                                               preferred stock will have no right to receive a
                                               dividend or the full dividend, as the case may be,
                                               for that period, and we will have no obligation to
                                               pay a dividend for that period, whether or not
                                               dividends are declared and paid for any future period
                                               with respect to either our Series A preferred stock
                                               or our common shares. If the full dividend is not
                                               paid on the Series A preferred stock for a quarterly
                                               dividend period, the payment of dividends on our
                                               common shares (100% of which are owned by Provident
                                               Financial Group, Inc.) will be prohibited for that
                                               period and at least the following three quarterly
                                               dividend periods.
                                               Upon the exchange of the REIT Series A preferred
                                               stock for our Series A preferred stock, any
                                               authorized and unpaid dividends at the time of the
                                               exchange on the REIT Series A preferred stock for the
                                               current dividend period will be deemed to be accrued
                                               and unpaid dividends on our Series A preferred stock.
                                               Our ability to pay cash dividends is subject to
                                               regulatory and other restrictions described in this
                                               offering circular.
                                               If an Automatic Exchange has occurred, upon a
                                               successful remarketing of shares of our Series A
                                               preferred stock on August 17, 2005, as described
                                               under

                                               'Description of the Securities -- Description of the
                                               PRIDES -- Remarketing' in the prospectus, the
                                               applicable dividend rate on the shares of our
                                               Series A preferred stock that have been purchased in
                                               the remarketing will be reset to the reset rate
                                               described below. The dividend rate of shares of our
                                               Series A preferred stock that are not remarketed
                                               (including shares of our Series A preferred stock
                                               that are not remarketed because a remarketing has
                                               failed) will not be reset and will continue to be
                                                  %.
                                               The reset rate will be determined by the reset agent
                                               as the dividend rate our Series A preferred stock
                                               should bear for our Series A preferred stock to have
                                               a market value on the fifth business day immediately
                                               preceding August 17, 2005 of 100.5% of the aggregate
                                               liquidation preference of the our Series A preferred
                                               stock, plus declared and unpaid dividends, if any.
                                               The reset rate will in no event exceed the maximum
                                               rate permitted by applicable law.
Liquidation Preference.......................  The liquidation preference for each share of our
                                               Series A preferred stock is $25, plus an amount equal
                                               to any quarterly authorized and unpaid dividends for
                                               the then-current dividend period.
                                               If an Automatic Exchange has occurred, on the 90th
                                               day immediately following August 17, 2005 (or, if
                                               such day is not a business day, the next following
                                               business day), the Bank will redeem all of the shares
                                               of the Series A preferred stock that are
                                               successfully remarketed, and for which the dividend
                                               rate is reset to the reset rate, on August 17, 2005,
                                               at a redemption price of $25 per share, plus all
                                               authorized, declared and unpaid dividends for the
                                               then-current dividend period to the date of
                                               redemption, without interest. Shares of our Series A
                                               preferred stock that are not a component of an Income
                                               PRIDES and shares of our Series A preferred that are
                                               not successfully remarketed, and for which the
                                               dividend rate is not reset, on August 17, 2005 are
                                               not subject to such mandatory redemption.
Redemption...................................  Except for the mandatory redemption of shares of our
                                               Series A preferred stock that are purchased in a
                                               remarketing, our Series A preferred stock is not
                                               redeemable prior to August 17, 2009. On and after
                                               August 17, 2009, our Series A preferred stock may be
                                               redeemed for cash at our option, with the prior
                                               approval of the Federal Reserve Board and the Ohio
                                               Division of Financial Institutions, in whole or in
                                               part, at any time and from time to time, at a
                                               redemption price of $25 per share, plus authorized
                                               and unpaid dividends for the most recent quarter, if
                                               any. Our Series A preferred stock will not be subject
                                               to any sinking fund and will not be convertible into
                                               any of our other securities.
Voting Rights................................  Holders of our Series A preferred stock, if any, will not have any voting rights, except as expressly
                                               required by law, and will not be entitled to elect
                                               any directors.

Absence of a Public Market...................  There is currently no public market for our Series A preferred stock as such securities have not been
                                               issued. We do not intend to list our Series A
                                               preferred stock, if issued, on any national
                                               securities exchange or national quotation system.
Use of Proceeds..............................  Our Series A preferred stock will only be issued in connection with an Automatic Exchange for the REIT
                                               Series A preferred stock. Accordingly, the exchange
                                               will produce no proceeds for us.

                                  RISK FACTORS

    An investment in the REIT Series A preferred stock involves risks commensurate with an investment in our Series A preferred stock. You should carefully consider the following consequences that would result from an exchange of the REIT Series A preferred stock into our Series A preferred stock, including the following risk factors associated with our operations.

AN AUTOMATIC EXCHANGE OF REIT SERIES A PREFERRED STOCK FOR OUR SERIES A PREFERRED STOCK WOULD OCCUR AT A TIME WHEN WE MAY NOT BE ABLE TO PAY DIVIDENDS.

    Upon the occurrence of an exchange event, we will exchange our Series A preferred stock for the REIT Series A preferred stock. As a result, you would involuntarily become a holder of our Series A preferred stock at a time when our financial condition was deteriorating, and we may not be in a financial position to make any dividend payments on our Series A preferred stock.

AN AUTOMATIC EXCHANGE MAY BE BASED ON OUR RECEIVERSHIP, WHICH WILL MEAN THAT OTHERS MAY HAVE LIQUIDATION CLAIMS SENIOR TO YOURS.

    In the event of our receivership, the claims of our depositors and creditors would be entitled to a priority of payment over the claims of holders of equity interests such as our Series A preferred stock. As a result of such subordination, if we were to be placed into receivership before or after the Automatic Exchange, the holders of our Series A preferred stock likely would receive, if anything, substantially less than they would have received had the Series A preferred stock of the REIT not been exchanged for our Series A preferred stock.

DIVIDENDS ON OUR SERIES A PREFERRED STOCK ARE NOT CUMULATIVE, AND YOU ARE NOT ENTITLED TO RECEIVE DIVIDENDS UNLESS DECLARED BY OUR BOARD OF DIRECTORS.

    Dividends on our Series A preferred stock are not cumulative. Consequently, if our board of directors does not declare a dividend on our Series A preferred stock for any quarterly period, the holders of our Series A preferred stock would not be entitled to any such dividend whether or not funds are or subsequently become available. The board of directors may determine, in its business judgment, that it would be in our best interests to pay less than the full amount of the stated dividends on our Series A preferred stock or no dividends for any quarter even if funds are available. Factors that would be considered by the board of directors in making this determination are our financial condition and capital needs, the impact of legislation and regulations as then in effect or as may be proposed, economic conditions and such other factors as the board of directors may deem relevant.

YOU MAY HAVE ADVERSE TAX CONSEQUENCES AS A RESULT OF AN AUTOMATIC EXCHANGE.

    The exchange of the REIT Series A preferred stock for our Series A preferred stock would be a taxable event to you under the Internal Revenue Code, and you would incur a gain or loss, as the case may be, measured by the difference between your basis in the REIT Series A preferred stock and the fair market value of our Series A preferred stock received in exchange.

YOU WOULD LOSE SOME SHAREHOLDER RIGHTS YOU MAY CONSIDER IMPORTANT IN THE EVENT OF AN AUTOMATIC EXCHANGE.

    While most terms of our Series A preferred stock would be the same as those of the REIT Series A preferred stock, you would no longer have any voting rights or any right to elect directors if dividends were missed, as you had previously.

OUR SERIES A PREFERRED STOCK WILL NOT BE LISTED ON THE NEW YORK STOCK EXCHANGE, OR THE NYSE, OR NASDAQ OR ANY STOCK EXCHANGE AND A MARKET FOR THEM MAY NEVER DEVELOP.

    Although the REIT Series A preferred stock will be listed on the NYSE or Nasdaq, we do not intend to apply for listing of our Series A preferred stock on any national securities exchange or national quotation system in which case no active public market for our Series A preferred stock would develop or be maintained.

THE FEDERAL RESERVE BOARD AND THE OHIO DIVISION OF FINANCIAL INSTITUTIONS MAY IMPOSE DIVIDEND PAYMENT AND OTHER RESTRICTIONS ON US.

    The Federal Reserve Board and the Ohio Division of Financial Institutions have the right to examine us and our activities. Under certain circumstances, including any determination that our activities constitute an unsafe and unsound banking practice, the Federal Reserve Board and the Ohio Division of Financial Institutions have the authority to restrict our ability to transfer assets, to make distributions to our stockholders, including dividends to the holders of our Series A preferred stock, or to redeem our preferred stock. In addition, we would be prohibited by federal statute and the Federal Reserve Board's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, we would be classified as 'undercapitalized' under the Federal Reserve Board's regulations.

    Payment of dividends on our Series A preferred stock could also be subject to regulatory limitations if we become less than 'well-capitalized' for purposes of regulations issued by the Federal Reserve Board. Under these regulations, we will be deemed less than 'well-capitalized' if we have a total risk-based capital ratio of less than 10.0%; a Tier 1 risk-based capital ratio of less than 6.0%; and a leverage ratio of less than 5.0%. At March 31, 2002, our total risk-based capital ratio was 11.32%, our Tier 1 risk-based capital ratio was 8.01% and our leverage ratio was 6.92%. While we intend to maintain our capital ratios in excess of the 'well-capitalized' levels under these regulations, there can be no assurance that we will be able to do so.

CHANGES IN INTEREST RATES COULD NEGATIVELY IMPACT OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND ABILITY TO PAY DIVIDENDS.

    Our results of operations depend substantially on our net interest income, which results from the difference between interest earned on interest-earning assets, such as investments, loans, and leases and interest paid on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors, including governmental monetary policies and domestic and international economic and political conditions. Conditions such as inflation, recession, unemployment, money supply and other factors beyond our control may also affect interest rates. Fluctuations in market interest rates are neither predictable nor controllable and may have a material adverse effect on our business, financial condition and/or results of operations.

    If our interest-earning assets mature or reprice more quickly than our interest-bearing liabilities in a given period, a decrease in market interest rates could adversely affect our net interest income. Likewise, if our interest-bearing liabilities mature or reprice more quickly than our interest-earning assets in a given period, an increase in market interest rates could adversely affect our net interest income. Fixed rate loans increase our exposure to interest rate risk in a rising rate environment because our interest-bearing liabilities would be subject to repricing before assets, such as fixed rate loans, become subject to repricing.


    At March 31, 2002, 45% of our loans, as measured by the aggregate outstanding principal amount, bore interest at fixed rates, and the remainder bore interest at adjustable rates. Adjustable-rate loans decrease the risks to a lender associated with changes in interest rates but involve other risks. As interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, and the increased payment increases the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. In a declining interest rate environment, there may be an increase in prepayments on our loans as the borrowers refinance their mortgages at lower interest rates.

Under these circumstances, we may find it more difficult to make additional loans with rates sufficient to support the payment of the dividends on our Series A preferred stock. Because the rate at which dividends are required to be paid on our Series A preferred stock is fixed, there can be no assurance that a declining interest rate environment would not adversely affect our ability to pay full, or even partial, dividends on our Series A preferred stock. Changes in interest rates also can affect the value of our loans and other interest-earning assets and our ability to realize gains on the sale or resolution of assets. A portion of our earnings results from transactional income, such as accelerated interest income resulting from loan prepayments, gains on sales of loans and leases, and gains on sales of real estate. This type of income can vary significantly from quarter-to-quarter and year-to-year based on a number of different factors, including the interest rate environment. An increase in interest rates that adversely affects the ability of borrowers to pay the principal or interest on our loans may lead to an increase in our non-performing assets and a reduction of discount accreted into income, which could have a material adverse effect on our results of operations.


ECONOMIC CONDITIONS MAY AFFECT THE VALUE OF OUR LOANS.

    The results of our operations will be affected by the overall economic environment, including in the airline industry, as well as local economic conditions and other factors which are beyond our control and which could impair the value of our loan portfolio, such as:

     local and other economic conditions affecting real estate and other collateral values;

     the continued financial stability of a borrower and the borrower's ability to make loan principal and interest payments, which may be adversely affected by job loss, recession, divorce, illness or personal bankruptcy;

     the ability of tenants to make lease payments;

     the ability of a property to attract and retain tenants, which may be affected by conditions such as an oversupply of space or a reduction in demand for rental space in the area, the attractiveness of properties to tenants and competition from other available space, and the ability of the owner to pay leasing commissions, provide adequate maintenance and insurance, pay tenant improvement costs and make other tenant concessions;

     interest rate levels and the availability of credit to refinance loans at or prior to maturity; and

     increased operating costs, including energy costs, real estate taxes and costs of compliance with environmental laws and regulations.

OUR LOANS ARE CONCENTRATED IN FOUR STATES, AND ADVERSE CONDITIONS IN THOSE STATES, IN PARTICULAR, COULD NEGATIVELY IMPACT OUR OPERATIONS.

    A significant portion of our loans at March 31, 2002, were located in Ohio, Florida, Indiana and Kentucky. Because of the concentration of our loans in those states, in the event of adverse economic conditions in those states, we would likely experience higher rates of loss and delinquency on our loans than if the loans were more geographically diversified. Additionally, our loans may be subject to a greater risk of default than other comparable loans in the event of adverse economic, political or business developments or natural hazards that may affect Ohio, Florida, Indiana or Kentucky and the ability of property owners in those states to make payments of principal and interest on the loans.

WE COULD BE HELD RESPONSIBLE FOR ENVIRONMENTAL LIABILITIES OF PROPERTIES WE ACQUIRE THROUGH FORECLOSURE.

    In the event that we are forced to foreclose on a defaulted mortgage loan to recover our investment in the mortgage loan, we may be subject to environmental liabilities in connection with the underlying real property which could exceed the value of the real property. Although we intend to exercise due diligence to discover potential environmental liabilities prior to the acquisition of any property through foreclosure, hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during our ownership or after a sale to a third party. There can be no assurance that we would not incur full recourse liability for the entire cost of any remediation and clean-up on an acquired property, that the cost of remediation and clean-up would not exceed the value of the property or that we could recoup any of the costs from any third party.

WE DO NOT HAVE INSURANCE TO COVER OUR EXPOSURE TO BORROWER DEFAULTS AND BANKRUPTCIES OR SPECIAL HAZARD LOSSES THAT ARE NOT COVERED BY STANDARD INSURANCE.

    Generally, we do not obtain credit enhancements such as borrower bankruptcy insurance or obtain special hazard insurance for our loans, other than standard hazard insurance which we typically require, which will in each case only relate to individual loans. Without third party insurance, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance.

DELAYS IN LIQUIDATING DEFAULTED LOANS COULD OCCUR WHICH COULD CAUSE OUR BUSINESS TO SUFFER.

    Substantial delays could be encountered in connection with the liquidation of the collateral securing defaulted loans, with corresponding delays in our receipt of related proceeds. An action to foreclose on a mortgaged property or repossess and sell other collateral securing a loan is regulated by state statutes and rules. Any such action is subject to many of the delays and expenses of lawsuits, which may impede our ability to foreclose on or sell the collateral or to obtain proceeds sufficient to repay all amounts due on the related loan.

WE EXPERIENCE SIGNIFICANT COMPETITION IN BOTH ATTRACTING AND RETAINING DEPOSITS AND IN ORIGINATING LOANS.

    Competition in the form of price and service from other banks and financial companies such as savings and loans, credit unions, finance companies and brokerage firms is intense in most of the markets we serve. Mergers between and the expansion of financial institutions both within and outside Ohio have provided significant competitive pressure in our major markets. Since 1997, when federal interstate banking legislation became effective that made it permissible for bank holding companies in any state to acquire banks in any other state, and for banks to establish interstate branches subject to certain limitations by individual states, actual or potential competition in each of our markets has intensified. Internet banking, offered both by established traditional institutions and by start-up Internet-only banks, constitutes another significant form of competitive pressure on our business.

    Financial services reform legislation enacted in November 1999 eliminates the long-standing Glass-Steagall Act restrictions on securities activities of bank holding companies and banks. The new legislation, among other things, permits securities and insurance firms to engage in banking activities under specified conditions. We expect to see competition intensify from this relatively new source of competition.

                                 CAPITALIZATION

    The following table sets forth our actual capital at March 31, 2002, and as adjusted as of such date to give effect to (1) the issuance of the REIT
Series A preferred stock and the subsequent sale of the REIT Series A preferred stock and (2) an exchange of the REIT Series A preferred stock into our Series A preferred stock. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this offering circular.

                                                                 MARCH 31, 2002
                                                              ---------------------
                                                                              AS
                                                              ACTUAL       ADJUSTED
                                                              ------       --------
                                                              (DOLLARS IN MILLIONS)
                                                                   (UNAUDITED)
Cash, short-term investments and investment securities
  available for sale........................................  $4,384        $4,534
                                                              ------        ------
                                                              ------        ------
Long-term debt..............................................  $3,180        $3,180
Stockholder's equity
    Preferred Stock, Series A; $25 par value; no shares
      authorized; no shares issued(1).......................       0           150
    Common Stock; $50,000 par value; 1,000 shares
      authorized, issued and outstanding....................      50            50
    Capital surplus.........................................     370           370
    Retained earnings.......................................     691           691
    Accumulated other comprehensive loss....................     (85)          (85)
                                                              ------        ------
    Total stockholder's equity..............................   1,026         1,176
                                                              ------        ------
Total capitalization........................................  $4,206        $4,356
                                                              ------        ------
                                                              ------        ------

---------

(1) In connection with the consummation of the offering of the REIT Series A preferred stock, our Articles of Incorporation will be amended and restated to authorize the issuance of 6,900,000 shares of Series A preferred stock, which will be issued to holders of REIT Series A preferred stock only upon an Automatic Exchange.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected historical financial data set forth below for the year ended December 31, 2001 is derived from our financial statements, which have been audited by Ernst & Young LLP, independent public accountants, and which are included elsewhere in this offering. The selected historical financial data for the years ended December 31, 2000 and 1999 are derived from our financial statements, which have been audited by Ernst & Young LLP, independent public accountants, and which are not included elsewhere in this offering circular. The selected historical financial data for the three months ended March 31, 2002 and 2001 are derived from our unaudited financial statements which are not included elsewhere in this offering circular. The unaudited financial statements include, in our opinion, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of our financial position and the results of our operations for those periods.

    The selected historical financial data should be read in conjunction with, and are qualified by reference to, our financial statements and notes thereto and the report of independent public accountants included elsewhere in this offering circular. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002.

                                                                THREE MONTHS
                                                                    ENDED                 YEAR ENDED
                                                                  MARCH 31,              DECEMBER 31,
                                                              -----------------   ---------------------------
                                                               2002      2001      2001      2000      1999
                                                               ----      ----      ----      ----      ----
                                                              (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
Earnings:
   Total interest income....................................  $   244   $   284   $ 1,106   $   926   $   695
   Total interest expense...................................     (117)     (171)     (619)     (540)     (363)
                                                              -------   -------   -------   -------   -------
   Net interest income......................................      127       113       487       386       332
   Provision for loan and lease losses......................      (22)      (24)     (226)     (130)      (48)
   Noninterest income.......................................       53        53       217       248       272
   Noninterest expense......................................     (112)      (94)     (433)     (381)     (315)
                                                              -------   -------   -------   -------   -------
   Income before income taxes...............................       46        48        45       123       241
   Applicable income taxes..................................      (16)      (17)      (21)      (48)      (86)
                                                              -------   -------   -------   -------   -------
   Net income...............................................  $    30   $    31   $    24   $    75   $   155
                                                              -------   -------   -------   -------   -------
                                                              -------   -------   -------   -------   -------
Selected balances at period-end:
   Total investment securities..............................  $ 3,835   $ 3,126   $ 3,494   $ 2,964   $ 1,988
   Total loans and leases...................................   10,159     9,639    10,496     9,077     6,615
   Reserve for loan and lease losses........................      241       166       243       157        92
   Total assets.............................................   15,224    14,661    15,511    13,749     9,947
   Noninterest bearing deposits.............................      866     1,213     1,015     1,273     1,133
   Interest bearing deposits................................    8,207     7,945     7,989     7,625     5,741
   Long-term debt...........................................    3,180     2,962     3,240     3,023     1,049
   Total shareholder's equity...............................    1,026     1,053       983     1,054       928
   Off balance sheet managed assets.........................    3,779     5,419     4,118     5,756     5,938
Other statistical information:
   Return on average assets(1)..............................     0.78%     0.87%     0.16%     0.65%     1.66%
   Return on average equity(1)..............................    11.71     11.89      2.21      7.64     18.85
Capital ratios at period end:
   Total equity to total assets.............................     6.74%     7.19%     6.33%     7.67%     9.33%
   Tier 1 leverage ratio....................................     6.92      7.13      6.74      7.64      9.40
   Tier 1 capital to risk-weighted assets...................     8.01      7.31      7.59      7.32      8.42
   Total risk-based capital to risk-weighted assets.........    11.32     10.75     11.11     11.10     11.38
Loan quality ratios at period-end
   Reserve for loan and lease losses to total loans and
    leases..................................................     2.37%     1.72%     2.32%     1.73%     1.40%
   Reserve for loan and lease losses to nonaccrual loans....   131.22    156.32    137.40    163.15    169.01
   Nonaccrual loans to total loans and leases...............     1.81      1.10      1.69      1.06      0.83
   Net charge-offs to average total loans and leases(1).....     0.93      0.66      1.51      1.00      0.49
   Selected financial data on an operating income basis
    (Excludes merger and restructuring charges
    (1999 - 2000)):
   Net income...............................................  $    30   $    31   $    24   $   102   $   158
   Return on average assets(1)..............................     0.78%     0.87%     0.16%     0.88%     1.69%
   Return on average equity(1)..............................    11.71     11.89      2.21     10.39     19.18

---------

(1) For the three months ended March 31, 2002 and 2001, this information is presented on an annualized basis and, in the case of the information provided for the three months ended March 31, 2002, is not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2002.

                                    BUSINESS

GENERAL

    Our major business lines are commercial banking, retail banking and mortgage banking. Line of business results are determined based upon our business profitability reporting system which assigns balance sheet and income statement items to each of the business segments. This process is designed around our organizational and management structure, and, accordingly, the results are not necessarily comparable with similar information published by other financial institutions.

LINES OF BUSINESS

COMMERCIAL BANKING

    Commercial banking is a provider of credit products and cash management services to commercial customers. The group includes commercial lending, serving middle market clients in the Midwest; the Provident Capital division, a national financier of business expansions and re-capitalizations and a provider of asset-based lending services; the commercial mortgage lending division, a provider of construction and permanent mortgage financing; Capstone Realty Advisors, LLC, a commercial real estate servicing and origination business, Information Leasing Corporation, a national small to mid-ticket equipment leasing company; Provident Commercial Group Inc, a national lessor of large equipment; and Red Capital Group, a financier and loan servicer of multi-family and health-care facilities.

RETAIL BANKING

    Retail banking provides consumer lending, deposit accounts, trust, brokerage and investment products and services to its customers. This business line includes the small business banking, consumer lending, consumer banking and Provident Financial Advisors business units.

MORTGAGE BANKING

    Mortgage banking originates and services conforming and nonconforming residential loans to consumers and provides short-term financing to mortgage originators and brokers. Mortgage banking is transitioning its business plan and implementing strategic initiatives to reduce the business line's risk profile. Nonconforming loan originations have been sold on a whole-loan basis to investors, with servicing retained. During 2001, mortgage banking entered into an alliance with Home 1-2-3 Corp., a Florida corporation which generates qualified leads for home mortgage loans on a nationwide basis and sells them to lenders.

SUBSIDIARIES

    As of March 31, 2002, we had 30 subsidiaries.

COMPETITION

    The financial services business is highly competitive with many products and services priced on a commodity basis. We compete actively with both national and state chartered banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and other financial service entities.

PROPERTIES

    Our headquarters is located at One East Fourth Street, Cincinnati, Ohio, and is under a long-term lease. Additional operation centers are leased in Cincinnati, Columbus and Cleveland, Ohio; Atlanta, Georgia and Sarasota, Florida. We own buildings in Greater Cincinnati that contain approximately 300,000 square feet which are used for offices, data processing and warehouse facilities. We own forty-one of our full-service banking center locations and lease thirty-six.

LEGAL PROCEEDINGS

    We and our subsidiaries are not parties to any pending legal proceedings other than routine litigation incidental to our business, the results of which will not be material to us our financial condition.

                        DESCRIPTION OF OUR CAPITAL STOCK

    The following summary of the material terms of our capital stock does not purport to be complete and is subject in all respects to the applicable provisions of United States banking law, our Articles of Incorporation, as amended and restated, and our Code of Regulations.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    Our authorized capital stock consists of:

     1,000 common shares, par value $50,000 each, 1,000 of which are outstanding, and

     6,900,000 Series A non-cumulative perpetual preferred stock, par value $25 each, none of which are outstanding.

    Both our common and preferred stock will be assessable, on a pro rata basis, for restoration of our paid-in capital, pursuant to Ohio law.

COMMON SHARES


    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders. Our shareholders do not have the right to cumulate their votes in the election of directors. Subject to preferences granted to holders of preferred stock, holders of our common stock are entitled to share in such dividends as our Board of Directors, in its discretion, may validly declare from funds legally available. In the event of liquidation, each outstanding share of our common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities and any preferred stock liquidation preferences. Our shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class or series of our stock or any other of our securities. There are no redemption or sinking fund provisions with regard to our common stock. Any redemption or repurchase by us of any shares of our common stock would be subject to our compliance with applicable regulatory requirements, including the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, relating to the redemption or repurchase of capital stock. All outstanding shares of our common stock are fully paid, validly issued and, except as required by Ohio law, non-assessable. The vote of holders of a majority of all outstanding shares of our common stock is required to amend our Articles of Incorporation and to approve mergers, reorganizations and similar transactions.



SERIES A PREFERRED STOCK


GENERAL

    If and when issued, our Series A preferred stock will be validly issued, fully paid and, except as required by Ohio law, nonassessable. The holders of our Series A preferred stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock. Our Series A preferred stock is perpetual and will not be convertible into common shares or any other class or series of our capital stock and will not be subject to any sinking fund or other obligation for their redemption, repurchase or retirement.

RANK

    Our Series A preferred stock would rank senior to our common shares and to any other securities which we may issue in the future that are subordinate to our Series A preferred stock.

As of the date of this offering circular, no securities that would rank senior to our Series A preferred stock are authorized, issued or outstanding. As of the date of this offering circular, there are no other securities authorized or issued that would rank on a parity with our Series A preferred stock.

DIVIDENDS


    Holders of shares of our Series A preferred stock will be entitled to receive, if, when and as authorized by our board of directors out of our legally
available assets, non-cumulative cash dividends at the rate of   % per annum of
the initial liquidation preference which is $25 per share, which dividend rate may be reset in connection with a remarketing of shares of our Series A preferred stock. If authorized and declared, dividends on our Series A preferred stock will be payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year or, if any such day is not a business day, on the next business day. We refer to each such quarter as a 'dividend period.' Each authorized and declared dividend will be payable to holders of record as they appear on our stock register on the relevant record dates, which will be on the first day of each month in which the dividend payment date falls. Dividends payable on the shares of our Series A preferred stock for any period greater or less than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year, and the actual number of days elapsed in the period; provided, however, that upon the exchange of the REIT Series A preferred stock for our Series A preferred stock, any authorized and unpaid dividends for the current dividend period on the REIT Series A preferred stock at the time of the exchange will be deemed to be authorized and unpaid dividends on our Series A preferred stock.


    The right of holders of Series A preferred stock to receive dividends is non-cumulative. If our board of directors does not authorize a dividend on our Series A preferred stock or authorizes less than a full dividend in respect of any dividend period, the holders of our Series A preferred stock will have no right to receive any dividend or a full dividend, as the case may be, for that dividend period, and we will have no obligation to pay a dividend or to pay full dividends for that dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series A preferred stock or the common shares.

    If full dividends on our Series A preferred stock for any dividend period shall not have been declared and paid, or declared and a sum sufficient for the payment thereof shall not have been set apart for such payments:

     no dividends will be declared or paid or set aside for payment and no other distribution will be declared or made or set aside for payment upon our common stock or any other of our capital stock ranking junior to or on a parity with our Series A preferred stock as to dividends or amounts upon liquidation for that dividend period, except by conversion into, or exchange for, other shares of our capital stock of ranking junior to our Series A preferred stock as to dividends and amounts upon liquidation; and

     no common shares or any other of our capital stock will be redeemed, purchased or otherwise acquired for any consideration;

     no monies will be paid to or made available for a sinking fund for the redemption of any such stock by us;

until such time as dividends on all of our outstanding Series A preferred stock have been:

     declared and paid for three consecutive dividend periods; and

     declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive dividend period.

    Legal and regulatory limitations on the payment of dividends by us could also affect our ability to pay dividends to unaffiliated third parties, including the holders of our preferred stock. Regulatory approval is required prior to our declaration of any dividends in excess of available retained earnings. The amount of dividends that may be declared without regulatory approval is further limited to the sum of net income for the current year and retained net income for the preceding two years, less any required transfers to surplus or common stock. The maximum amount available for dividend distribution by us at March 31, 2002 was approximately $76.5 million plus an additional amount equal to its net income through the date of declaration in 2002. As of April 30, 2002, we had declared and paid aggregate dividends in the amount of $15 million.

    When dividends are not paid in full on, or a sum sufficient for such full payment is not set apart for, our Series A preferred stock and any other parity stock, all dividends declared upon our Series A preferred stock and any other parity stock will be declared pro rata. Thus, the amount of dividends declared per share of our Series A preferred stock and such other parity stock will in all cases bear to each other the same ratio that (a) full dividends per Series A preferred security for the then-current dividend period, which will not include any accumulation in respect of unpaid dividends for prior dividend period, and
(b) full dividends, including required or permitted accumulations, if any, on such other series of capital stock, bear to each other.

    Regulations of the Federal Reserve Board and the Ohio Banking Code to which we are subject prohibit institutions like us from making a 'capital distribution,' unless the institution will be at least 'adequately capitalized' after the distribution. Capital distributions are defined to include a transaction that the Federal Reserve Board or the Ohio Division of Financial Institutions determines, by order or regulation, to be 'in substance a distribution of capital.' The Federal Reserve Board or the Ohio Division of Financial Institutions could seek to restrict our payment of dividends on our Series A preferred stock under this provision if we were to fail to be 'adequately capitalized.'

    Adequate capitalization is determined in relation to certain risk-based capital ratio and leverage ratio guidelines issued by the Federal Reserve Board. Generally, a financial institution's capital is divided into two tiers. Tier 1 capital includes common equity, non-cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less non-qualifying intangible assets such as goodwill and nonqualifying mortgage and non-mortgage servicing assets. Tier 2 capital includes, among other things, cumulative and limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt and the allowance for loan and lease losses, subject to certain limitations. Total capital is the sum of Tier 1 capital plus Tier 2 capital. The leverage ratio is the ratio of Tier 1 capital to adjusted average total assets.

    Currently, an institution is considered 'adequately capitalized' if it has a total risk-based capital ratio of at least 8.0%, a Tier 1 risk-based capital ratio of at least 4.0% and a leverage, or core capital, ratio of at least 4.0% or at least 3% if the institution has been awarded the highest supervisory rating. An institution is considered 'well-capitalized' if the foregoing ratios are at least 10.0%, 6.0%, and 5.0%, respectively. At March 31, 2002, our total risk-based capital ratio was 11.32%, our Tier 1 risk-based capital ratio was 8.01%, and our leverage ratio was 6.92%. We currently intend to maintain our capital ratios in excess of the 'well-capitalized' levels under the prompt corrective action regulations. However, there can be no assurance that we will be able to maintain such capital levels.

RESET DIVIDEND RATE

    If an Automatic Exchange has occurred, upon a successful remarketing of shares of our Series A preferred stock on August 17, 2005, as described under 'Description of the Securities -- Description of the PRIDES -- Remarketing' in the prospectus, the applicable dividend rate on the shares of our Series A preferred stock that have been purchased in the remarketing will be reset to the reset rate described below. The dividend rate of shares of our Series A preferred stock that are not remarketed (including shares of our Series A preferred stock that are not remarketed because a remarketing has failed) will
not be reset and will continue to be    %.

    The reset rate will be determined by the reset agent as the dividend rate our Series A preferred stock should bear for our Series A preferred stock to have a market value on the fifth business day immediately preceding August 17, 2005 of 100.5% of the aggregate liquidation preference of the REIT Series A preferred stock, plus declared and unpaid dividends, if any. The reset rate will in no event exceed the maximum rate permitted by applicable law.

    We currently anticipate that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the investment banking firm acting as the reset agent.

REDEMPTION

    If an Automatic Exchange has occurred, on the 90th day immediately following August 17, 2005 (or, if such day is not a business day, the next following business day), the Bank will redeem all of the shares of the Series A preferred stock that are successfully remarketed, and for which the dividend rate is reset to the reset rate, on August 17, 2005, at a redemption price of $25 per share, plus all authorized, declared and unpaid dividends for the then-current dividend period to the date of redemption, without interest. Shares of our Series A preferred stock that are not a component of an Income PRIDES and shares of our Series A preferred that are not successfully remarketed, and for which the dividend rate is not reset, on August 17, 2005 are not subject to such mandatory redemption.

    Except for the mandatory redemption of shares of our Series A preferred stock that are purchased in a remarketing, our Series A preferred stock will not be redeemable prior to August 17, 2009. On or after such date, we may redeem our Series A preferred stock for cash, in whole or in part, at any time and from time to time at our option with the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions at the redemption price of $25 per share, plus authorized, declared and unpaid dividends to the date of redemption, without interest. If our board of directors determines that we should redeem fewer than all the outstanding Series A preferred stock, the shares of Series A preferred stock to be redeemed will be determined by lot, pro rata, or by such other method as our board of directors in its sole discretion determines to be equitable. Any such partial redemption can only be made with the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions.

    Dividends will cease to accrue on our Series A preferred stock called for redemption on and as of the date fixed for redemption, and such Series A preferred stock will be deemed to cease to be outstanding, provided that the redemption price, including any authorized and declared but unpaid dividends to the date fixed for redemption, without interest, has been duly paid or provision has been made for such payment.

    Notice of any redemption will be mailed at least 30 days, but not more than 60 days, prior to any redemption date to each holder of our Series A preferred stock to be redeemed at such holder's registered address.

    Our ability to redeem any of our Series A preferred stock is subject to compliance with applicable regulatory requirements, including the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions, relating to the redemption of capital instruments. Under current policies of the Federal Reserve Board and the Ohio Division of Financial Institutions, such approval would be granted only if the redemption were to be made out of the proceeds of the issuance of another capital instrument or if the Federal Reserve Board or the Ohio Division of Financial Institutions were to determine that our conditions and circumstances, and those of Provident, warrant the reduction of a source of permanent capital.

RIGHTS UPON LIQUIDATION

    In the event we voluntarily or involuntarily liquidate, dissolve, or wind up, the holders of our Series A preferred stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $25 per share, plus any authorized, declared, and unpaid dividends for the current period to the date of liquidation, out of our assets legally available for distribution to our shareholders, before any distribution of assets is made to holders of our common shares or any securities ranking junior to our Series A preferred stock and subject to the rights of the holders of any class or series of securities ranking senior to or on a parity with our Series A preferred stock upon liquidation and the rights of our depositors and creditors.

    After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our Series A preferred stock will have no right or claim to any of our remaining assets. In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, our available assets are insufficient to pay the amount of the liquidation distributions on all outstanding Series A preferred stock and the corresponding amounts payable on any other securities of equal ranking, then the holders of our Series A preferred stock and any other securities of equal ranking will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    For such purposes, our consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into us, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution or winding up.

VOTING RIGHTS

    Except as required by law, holders of our Series A preferred stock will not have any voting rights and will not be entitled to elect any directors.

AUTOMATIC EXCHANGE

    Our Series A preferred stock are to be issued, if ever, only in connection with an Automatic Exchange, on a share for share basis, for all outstanding REIT Series A preferred stock. The exchange will take place upon the occurrence of an exchange event. An exchange event occurs when:

     we become less than 'adequately capitalized' according to regulations established by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Investment Act or as determined by the Ohio Division of Financial Institutions pursuant to the Ohio Banking Code and regulations thereunder;

     we are placed into conservatorship or receivership;

     the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing, and, even if we are not less than 'adequately capitalized,' the Federal Reserve Board or the Ohio Division of Financial Institutions, as the case may be, anticipates our becoming less than 'adequately capitalized' in the near term; or

     the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs such exchange in writing in the event that we have a Tier 1 risk-based capital ratio of less than 5.0%.

    Upon the occurrence of an exchange event, each holder of shares of REIT Series A preferred stock (except shares of REIT Series A preferred stock that have been successfully remarketed) will be unconditionally obligated to surrender to us the certificates representing shares of REIT Series A preferred stock held by such holder (with respect to those shares of REIT Series A preferred stock that are the components of Income PRIDES, the collateral agent will surrender the certificates on behalf of such holder), and we will be unconditionally obligated to issue to such holder in exchange for such REIT Series A preferred stock a certificate representing shares of our Series A preferred stock on a share-for-share basis. With respect to shares of our Series A preferred stock exchanged for shares of REIT Series A preferred stock that are components of the Income PRIDES, such certificates representing our Series A preferred stock will be delivered to the collateral agent as security for the holder's obligation under the forward purchase contracts. Any shares of REIT Series A preferred stock purchased or redeemed by the REIT prior to the time of exchange will not be outstanding and will not be subject to the Automatic Exchange. In addition, any shares of REIT Series A preferred stock that have been successfully remarketed will not be subject to the Automatic Exchange.

    The exchange will occur as of 8:00 a.m. Eastern Time on the earliest possible date such exchange could occur, as evidenced by the issuance by us of a press release prior to such time. As of the time of exchange, all of the shares of REIT Series A preferred stock (except shares of REIT Series A preferred stock that have been successfully remarketed) will be deemed cancelled and exchanged for shares of our Series A preferred stock without any further action by the REIT or us; all rights of the holders of REIT Series A preferred stock as stockholders of the REIT will cease; and we will give notice of the exchange to the Federal Reserve Board. As a result of such exchange, each holder of REIT Series A preferred stock (except shares of REIT Series A preferred stock that have been successfully remarketed) will then be a holder of our Series A preferred stock.

    The registrar will mail notice of the occurrence of an exchange event to each holder of REIT Series A preferred stock (except shares of REIT Series A preferred stock that have been successfully remarketed) and the collateral agent for the Income PRIDES within 30 days of such occurrence.

    Upon the occurrence of an exchange event before August 17, 2005, our Series A preferred stock will be distributed to the collateral agent, and the collateral agent will apply all of our Series A preferred stock issued in exchange for shares of REIT Series A preferred stock that are components of Income PRIDES as collateral on behalf of the holders of such Income PRIDES to secure the obligations of such holders under the forward purchase contract agreement. Holders of shares of REIT Series A preferred stock that are not components of Income PRIDES (except shares of REIT Series A preferred stock that have been successfully remarketed) will be issued by us one share of Bank Series A preferred stock for each such share of REIT Series A preferred stock, and we will deliver to each such holder certificates for shares of Bank Series A preferred stock upon surrender of certificates for shares of REIT Series A preferred stock. Until such replacement certificates are delivered or in the event such replacement certificates are not delivered, certificates previously representing such shares of REIT Series A preferred stock will be deemed for all purposes to represent shares of our Series A preferred stock. All corporate approvals necessary for us to issue our Series A preferred stock as of the time of exchange will be completed prior to or upon completion of this offering. Accordingly, upon the occurrence of an exchange event, no action will be required to be taken by holders of REIT Series A preferred stock, by us, other than to provide notice of the exchange to the Federal Reserve Board and the Ohio Division of Financial Institutions, or by the REIT in order to effect the exchange as of the time of exchange.

    Holders of shares of REIT Series A preferred stock, by purchasing such shares of stock, whether in the initial offering or in the secondary market after the initial offering, will be deemed to have agreed to be bound by the unconditional obligation to exchange REIT Series A preferred stock for our Series A preferred stock upon the occurrence of an exchange event. The charter of the REIT provides that the holders of REIT Series A preferred stock (except shares of REIT Series A preferred stock that have been successfully remarketed) will be unconditionally obligated to surrender such stock. In accordance with an exchange agreement between the REIT and us, which such parties will sign on the date the shares of REIT Series A preferred stock are issued, we are unconditionally obligated to issue shares of our Series A preferred stock in exchange for shares of REIT Series A preferred stock upon the occurrence of an exchange event.

    Holders of REIT Series A preferred stock cannot exchange shares of REIT Series A preferred stock for shares of our Series A preferred stock voluntarily. Absent the occurrence of an exchange event, no exchange of REIT Series A preferred stock for our Series A preferred stock will occur.

    Any authorized and unpaid dividends on the REIT Series A preferred stock as of the time of exchange would be deemed to be authorized and unpaid dividends on our Series A preferred stock. Our Series A preferred stock would rank on an equal basis in terms of dividend payment and liquidation preference with any of our then-outstanding preferred stock that rank on a parity with the Series A preferred stock. Our Series A preferred stock will not be registered with the SEC and will be offered pursuant to an exemption from SEC registration under
Section 3(a)(2) of the Securities Act. Absent the occurrence of an exchange event, however, we will not issue any of our Series A preferred stock, although we will be able to issue preferred stock in classes or series other than our Series A preferred stock. There can be no assurance as to the liquidity of our Series A preferred stock, if issued, or that an active public market for our preferred stock would develop or be maintained.

                                USE OF PROCEEDS

    Our Series A preferred stock will be issued, if ever, in connection with an Automatic Exchange of the REIT Series A preferred stock at the direction of the Federal Reserve Board following an exchange event. We will not receive any proceeds, directly or indirectly, from the subsequent exchange of the REIT Series A preferred stock for our Series A preferred stock.

                    BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

    As of March 31, 2002, we had 1,000 common shares issued and outstanding. The following table sets forth the number and percentage of outstanding common shares beneficially owned by Provident. We have no other voting securities issued and outstanding.

                                                   SHARES                         PERCENTAGE OF
                                                BENEFICIALLY                      COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER               OWNED                           OUTSTANDING
------------------------------------               -----                           -----------
Provident Financial Group, Inc. ..............   1,000                              100%
One East Fourth Street
Cincinnati, Ohio 45202

    Although we engage in numerous transactions with Provident, there is no general, written management contract or agreement which governs the provision of services or the payment of fees between us. Transactions between us are completed in the ordinary course of business and are subject to the restrictions imposed on banks by the Federal Reserve Act and related regulations as well as the applicable provisions of the Ohio Banking Code. From time to time, we will enter into a written agreement with Provident to cover a specific transactions; however, all such agreements are required by the Federal Reserve Act and the Ohio Banking Code to be on terms and under circumstances that are substantially the same or at least as favorable to us as those prevailing at the time for comparable transactions with unaffiliated parties. Additionally, any purchase of assets by a bank from a nonbank affiliate are subject to quantitative limitations as are loans from a bank to a nonbank affiliates, including Provident. Any such loans are also subject to significant collateralization requirements. The Federal Reserve Board and the Ohio Division of Financial Institutions regularly examine us and Provident, respectively, for compliance with these affiliate transaction limitations and requirements.

                                    EXPERTS

    Our consolidated financial statements for the year ended December 31, 2001, and included herein, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    Certain legal matters with respect to the offering of the securities will be passed on for us and the underwriters by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio, with respect to certain matters under Ohio law.

                                   REGULATION

GENERAL

    We are an Ohio state-chartered member bank of the Federal Reserve System, and we and our subsidiaries are subject to supervision and examination by applicable federal and state banking agencies, including the Federal Reserve, the FDIC and the Ohio Division of Financial Institutions. One aspect of this supervision is that there are various legal and regulatory limits on the extent to which we may pay dividends or otherwise supply funds to Provident. In addition, federal and state regulatory agencies also have the authority to prevent a bank or bank holding company from paying a dividend or engaging in any other activity that, in the opinion of the agency, would constitute an unsafe or unsound practice.

    Federal and state laws regulate other aspects of our operations, including requiring the maintenance of reserves against deposits, limiting the nature of loans and interest that may be charged thereon, restricting investments and other activities.

    Our relationships and good standing with our regulators are of fundamental importance to the continuation and growth of our businesses. The Federal Reserve, the FDIC, the Ohio Division of Financial Institutions and other regulators have broad enforcement powers, and powers to approve, deny, or refuse to act upon applications or notices of us or our subsidiaries to conduct new activities, acquire or divest businesses or assets or reconfigure existing operations. We and our subsidiaries are subject to examination by various regulators which results in examination reports and ratings, which are not publicly available pursuant to regulatory rules, that can impact the conduct and growth of our businesses. These examinations consider not only compliance with applicable laws and regulations, but also capital levels, asset quality and risk, management ability and performance, earnings, liabilities and various other factors. The ratings are largely at the discretion of the regulator and involve many qualitative judgments that are not as a practical matter subject to review or appeal.

    State and federal banking agencies possess broad powers to take corrective action as deemed appropriate for an insured depository institution and its holding company. The extent of these powers depends upon whether the institution in question is considered 'well-capitalized,' 'adequately capitalized,' 'undercapitalized,' 'significantly undercapitalized' or 'critically undercapitalized.' Generally, as an institution is deemed to be less well-capitalized, the scope and severity of the agencies' powers increase, ultimately permitting the agency to appoint a receiver for the institution.

    Business activities may also be influenced by an institution's capital classification. As of March 31, 2002 we were deemed to be well-capitalized for the above purposes.

    The monetary policies of regulatory authorities, including the Federal Reserve Board, have a significant effect on the operating results of banks. The nature of future monetary policies and the effect of such policies on our future business and income and that of our subsidiaries cannot be predicted.

    Red Capital Markets, Inc., one of our subsidiaries, is licensed as a securities broker-dealer and is subject to regulation by the Securities and Exchange Commission, state securities authorities and the National Association of Securities Dealers, Inc. Provident Insurance Agency, Inc., a subsidiary of Red Capital Markets, is subject to regulation by state insurance authorities.

INSURANCE OF ACCOUNTS BY THE FDIC

    As insurer, the FDIC is authorized to impose deposit insurance premiums and to conduct examinations of and require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against state-member banks, after giving the Federal Reserve Board an opportunity to take such action, and may terminate deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

    The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as 'well-capitalized' and considered healthy pay the lowest premium while institutions that are less than 'adequately capitalized' and considered of substantial supervisory concern pay the highest premium. Under the FDIC's rules, an institution is 'well-capitalized' if it has a core capital ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6%, and a risk-based capital ratio of at least 10%. An institution is 'adequately capitalized' if it has a core or Tier 1 risk-based capital ratio of not less than 4% or a risk-based capital ratio of not less than 8%. Risk classifications of all insured institutions are made by the FDIC semi-annually. The basis on which the FDIC charges deposit insurance premiums is currently under consideration in committees of the U.S. Congress, and future insurance premium levels cannot be predicted at this time.

COMMUNITY REINVESTMENT ACT

    Under the Community Reinvestment Act, known as the CRA, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Federal Reserve Board, in connection with its examination of us, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch. An unsatisfactory rating may be used as the basis for the denial of an application by the Federal Reserve Board.

MEMBERSHIP IN THE FEDERAL RESERVE SYSTEM

    We are a member of the Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW, and Super NOW checking accounts. At March 31, 2002, we had $12.6 million of Federal Reserve Bank stock, which was in compliance with these reserve requirements.

                                                                         ANNEX A

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                      THE PROVIDENT BANK AND SUBSIDIARIES
                               DECEMBER 31, 2001

               INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  BF-2
Consolidated Financial Statements:
    Consolidated Balance Sheets.............................  BF-3
    Consolidated Statements of Income.......................  BF-4
    Consolidated Statements of Changes in Shareholder's
     Equity.................................................  BF-5
    Consolidated Statements of Cash Flows...................  BF-6
    Notes to Consolidated Financial Statements..............  BF-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
THE PROVIDENT BANK

    We have audited the accompanying consolidated balance sheets of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Provident Bank and subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

                                          /S/ ERNST & YOUNG LLP

Cincinnati, Ohio
January 16, 2002

                      THE PROVIDENT BANK AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2001          2000
                                                                 ----          ----
                                                               (DOLLARS IN THOUSANDS)
                           ASSETS
  Cash and Due from Banks...................................  $   378,253   $   286,051
  Federal Funds Sold and Reverse Repurchase Agreements......      122,966        82,977
  Trading Account Securities................................      101,156        41,949
  Loans Held for Sale.......................................      217,914       206,168
  Investment Securities Available for Sale (amortized
    cost - $3,517,887 and $2,991,450).......................    3,493,530     2,964,036
  Loans and Leases:
    Corporate Lending:
      Commercial............................................    4,539,960     4,580,215
      Mortgage..............................................      640,175       632,801
      Construction..........................................      827,657       801,211
      Lease Financing.......................................    1,188,319       607,478
    Consumer Lending:
      Installment...........................................      913,307       580,041
      Residential...........................................      922,747       835,510
      Lease Financing.......................................    1,463,658     1,039,645
                                                              -----------   -----------
        Total Loans and Leases..............................   10,495,823     9,076,901
      Reserve for Loan and Lease Losses.....................     (243,005)     (156,652)
                                                              -----------   -----------
        Net Loans and Leases................................   10,252,818     8,920,249
  Leased Equipment..........................................      185,863       215,227
  Premises and Equipment....................................      103,256       104,076
  Receivables from Securitization Trusts....................       26,203       417,420
  Other Assets..............................................      629,090       510,690
                                                              -----------   -----------
TOTAL ASSETS................................................  $15,511,049   $13,748,843
                                                              -----------   -----------
                                                              -----------   -----------
            LIABILITIES AND SHAREHOLDER'S EQUITY
  Liabilities:
    Deposits:
      Noninterest Bearing...................................  $ 1,014,858   $ 1,273,040
      Interest Bearing......................................    7,989,492     7,624,879
                                                              -----------   -----------
        Total Deposits......................................    9,004,350     8,897,919
      Short-Term Debt.......................................    1,717,924       457,105
      Long-Term Debt........................................    3,240,306     3,022,748
      Accrued Interest and Other Liabilities................      565,853       317,207
                                                              -----------   -----------
        Total Liabilities...................................   14,528,433    12,694,979
  Shareholder's Equity:
      Common Stock, $50 Par Value, 1,000 Shares Authorized,
        Issued and Outstanding..............................       50,000        50,000
      Capital Surplus.......................................      369,514       368,611
      Retained Earnings.....................................      661,677       653,072
      Accumulated Other Comprehensive Loss..................      (98,575)      (17,819)
                                                              -----------   -----------
        Total Shareholder's Equity..........................      982,616     1,053,864
                                                              -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY..................  $15,511,049   $13,748,843
                                                              -----------   -----------
                                                              -----------   -----------

                See notes to consolidated financial statements.

                      THE PROVIDENT BANK AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2001            2000
                                                                 ----            ----
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Interest Income:
  Interest and Fees On Loans and Leases.....................  $  877,878       $701,192
  Interest on Investment Securities.........................     206,831        220,267
  Other Interest Income.....................................      21,061          4,612
                                                              ----------       --------
        Total Interest Income...............................   1,105,770        926,071
Interest Expense:
  Interest on Deposits:
      Savings and Demand Deposits...........................      70,753         73,215
      Time Deposits.........................................     317,810        285,258
                                                              ----------       --------
        Total Interest on Deposits..........................     388,563        358,473
  Interest on Short-Term Debt...............................      52,020         79,010
  Interest on Long-Term Debt................................     178,971        102,389
                                                              ----------       --------
        Total Interest Expense..............................     619,554        539,872
                                                              ----------       --------
          Net Interest Income...............................     486,216        386,199
Provision for Loan and Lease Losses.........................     225,748        130,321
                                                              ----------       --------
  Net Interest Income After Provision for Loan and Lease
    Losses..................................................     260,468        255,878
Noninterest Income:
  Service Charges on Deposit Accounts.......................      40,256         34,247
  Loan Servicing Fees.......................................      43,146         51,746
  Other Service Charges and Fees............................      55,448         52,758
  Leasing Income............................................      43,888         42,269
  Gain on Sales of Loans and Leases - Non-Cash..............          --         34,447
  Gain on Sales of Loans and Leases - Cash..................       6,311         10,236
  Warrant Gains.............................................         412          7,500
  Security Gains............................................        (362)         1,686
  Other.....................................................      27,773         12,952
                                                              ----------       --------
        Total Noninterest Income............................     216,872        247,841
Noninterest Expenses:
  Salaries, Wages and Benefits..............................     200,095        166,933
  Charges and Fees..........................................      33,970         22,845
  Occupancy.................................................      22,449         19,278
  Leasing Expense...........................................      52,548         26,636
  Equipment Expense.........................................      25,225         25,409
  Professional Fees.........................................      22,135         20,225
  Merger and Restructuring Charges..........................          --         39,300
  Other.....................................................      76,425         60,164
                                                              ----------       --------
        Total Noninterest Expenses..........................     432,847        380,790
                                                              ----------       --------
  Income Before Income Taxes................................      44,493        122,929
  Applicable Income Taxes...................................      20,888         47,935
                                                              ----------       --------
    Net Income..............................................  $   23,605       $ 74,994
                                                              ----------       --------
                                                              ----------       --------

                See notes to consolidated financial statements.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                          ACCUMULATED
                                                                             OTHER
                                        COMMON    CAPITAL    RETAINED    COMPREHENSIVE
                                         STOCK    SURPLUS    EARNINGS    INCOME/(LOSS)     TOTAL
                                         -----    -------    --------    -------------     -----
                                                              (IN THOUSANDS,
                                                          EXCEPT PER SHARE DATA)
Balance at January 1, 2000............  $50,000   $324,467   $601,598      $(48,471)     $  927,594
Net Income............................                         74,994                        74,994
Change in Unrealized Gains (Losses) on
  Marketable Securities...............                                       30,652          30,652
                                                                                         ----------
Comprehensive Income..................                                                      105,646
Dividends Paid........................                        (37,000)                      (37,000)
Amortization of Expense
  Related to Employee Stock
  Benefit Plans.......................                 780                                      780
Liquidation of Employee
  Stock Benefit Plans.................               1,469                                    1,469
Contribution of Provident
  Bank of Florida by Parent...........              40,557     13,480                        54,037
Deferred Compensation
  Tax Adjustment......................                 567                                      567
Net Increase in Other
  Equity Items........................                 771                                      771
                                        -------   --------   --------      --------      ----------
Balance at December 31, 2000..........   50,000    368,611    653,072       (17,819)      1,053,864
Net Income............................                         23,605                        23,605
Other Comprehensive Income, Net of
  Tax:
    Cumulative Effect of a Change in
      Accounting Principle............                                      (28,332)        (28,332)
    Change in Unrealized Gains
      (Losses) on:
        Hedging Instruments...........                                      (54,411)        (54,411)
        Marketable Securities.........                                        1,987           1,987
                                                                                         ----------
          Total Comprehensive Income..                                                      (57,151)
Dividends Paid........................                        (15,000)                      (15,000)
Distribution of Contingent
  Shares for Prior Year
  Acquisition.........................                 830                                      830
Deferred Compensation
  Tax Adjustment......................                  73                                       73
                                        -------   --------   --------      --------      ----------
Balance at December 31, 2001..........  $50,000   $369,514   $661,677      $(98,575)     $  982,616
                                        -------   --------   --------      --------      ----------
                                        -------   --------   --------      --------      ----------

                See notes to consolidated financial statements.

                      THE PROVIDENT BANK AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  2001           2000
                                                                  ----           ----
                                                                    (IN THOUSANDS)
Operating Activities:
  Net Income................................................  $     23,605   $     74,994
  Adjustments to Reconcile Net Income to Net Cash Provided
    by Operating Activities:
      Provision for Loan and Lease Losses...................       225,748        130,321
      Amortization of Goodwill..............................         4,294          3,571
      Other Amortization and Accretion......................          (959)       (28,691)
      Depreciation of Leased Equipment and Premises and
        Equipment...........................................        47,569         47,701
      Realized Investment Security (Gains) Losses...........           362         (1,686)
      Proceeds From Sale of Loans Held for Sale.............     2,825,184      1,049,470
      Origination of Loans Held for Sale....................    (2,834,074)    (1,192,804)
      Realized Gains on Loans Held for Sale.................        (2,856)       (30,607)
      (Increase) Decrease in Trading Account Securities.....       (59,207)        32,767
      (Increase) Decrease in Interest Receivable............         4,182        (24,380)
      (Increase) Decreased in Other Assets..................      (119,952)        11,045
      Increase (Decrease) in Interest Payable...............        (3,914)        21,608
      Deferred Income Taxes.................................        10,459         17,249
      Increase (Decrease) in Other Liabilities..............        47,419        (15,405)
                                                              ------------   ------------
        Net Cash Provided by Operating Activities...........       167,860         95,153
                                                              ------------   ------------
Investing Activities:
  Investment Securities Available for Sale:
    Proceeds from Sales.....................................     2,245,327      2,232,412
    Proceeds from Maturities and Prepayments................     1,105,731        392,166
    Purchases...............................................    (3,855,831)    (2,854,639)
  (Increase) Decrease in Receivables Due From Securitization
    Trusts..................................................       466,268        (91,134)
  Net Increase in Loans and Leases..........................    (1,556,399)    (2,421,048)
  Net (Increase) Decrease in Operating Lease Equipment......         4,269        (70,605)
  Net Increase in Premises and Equipment....................       (21,654)       (23,621)
  Acquisitions..............................................            --       (122,006)
                                                              ------------   ------------
        Net Cash Used in Investing Activities...............    (1,612,289)    (2,958,475)
                                                              ------------   ------------
Financing Activities:
  Net Increase (Decrease) in Deposits of Securitization
    Trusts..................................................      (468,500)        69,470
  Net Increase in Deposits..................................       593,045      1,346,100
  Net Increase (Decrease) in Short-Term Debt................     1,260,819       (469,598)
  Principal Payments on Long-Term Debt......................      (149,283)      (427,695)
  Proceeds from Issuance of Long-Term Debt..................       355,466      2,382,488
  Cash Dividends Paid.......................................       (15,000)       (37,000)
  Net Increase in Other Equity Items........................            73          3,587
                                                              ------------   ------------
  Net Cash Provided by Financing Activities.................     1,576,620      2,867,352
                                                              ------------   ------------
  Increase in Cash and Cash Equivalents.....................       132,191          4,030
    Cash and Cash Equivalents at Beginning of Period........       369,028        364,998
                                                              ------------   ------------
        Cash and Cash Equivalents at End of Period..........  $    501,219   $    369,028
                                                              ------------   ------------
                                                              ------------   ------------
Supplemental Disclosures of Cash Flow Information:
  Cash Paid for:
    Interest................................................  $    619,473   $    518,264
    Income Taxes............................................        34,679         61,468
  Non-Cash Activity:
    Transfer of Loans and Premises and Equipment to Other
      Real Estate...........................................        22,910         14,365
    Residual Interest in Securitized Assets Created from the
      Sale of Loans.........................................            --        106,098

                See notes to consolidated financial statements.

                      THE PROVIDENT BANK AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

    The following is a summary of significant accounting policies:

    Organization: The Provident Bank ('Provident Bank') is a wholly owned subsidiary of Provident Financial Group, Inc. ('Provident Financial'). The principal shareholder of Provident Financial, Carl H. Lindner, is also the principal shareholder of American Financial Group.

    Nature of Operations: Provident Bank is a Cincinnati-based commercial banking and financial services company. Provident Bank has full-service banking operations in Ohio, northern Kentucky and southwest Florida, but also provides many financial services on a national scale.

    Basis of Presentation: The consolidated financial statements include the accounts of Provident Bank and its subsidiaries. Certain estimates are required to be made by management in the preparation of the consolidated financial statements. Actual results may differ from those estimates. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to conform to the current year presentation.

    Statements of Cash Flows: For cash flow purposes, cash equivalents include amounts due from banks and federal funds sold and reverse repurchase agreements. Generally, federal funds sold and reverse repurchase agreements are purchased and sold for one-day periods.

    Reverse Repurchase Agreements and Repurchase Agreements: Securities purchased under agreements to resell ('reverse repurchase agreements') and securities sold under agreements to repurchase ('repurchase agreements') are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. Securities, generally U.S. government, federal agency and agency mortgage-backed securities, pledged as collateral under these financing arrangements cannot be sold or repledged by the secured party. The fair value of collateral either received from or provided to a third party is continually monitored by Provident Bank.

    Securities: Securities are classified as available for sale or trading. Securities classified as available for sale are intended to be held for indefinite periods of time. These securities are stated at fair value with unrealized gains and losses (net of taxes) reported as a separate component of shareholders' equity.

    Securities purchased with the intention of selling them in the near term are classified as trading. These securities are carried at fair value with unrealized gains and losses included in noninterest income. The specific identification method is used for determining gains and losses from securities transactions.

    Loans and Leases: Loans are generally stated at the principal amount outstanding. Loans that are intended to be sold within a short period of time are classified as held for sale. Loans held for sale are reported at the lower of aggregate cost or market value. Interest on loans is computed on the outstanding principal balance. The portion of loan fees which exceeds the direct costs to originate the loan is deferred and recognized as interest income over the actual lives of the related loans using the interest method. Any premium or discount applicable to specific loans purchased is amortized over the remaining lives of such loans using the interest method. Loans are generally placed on nonaccrual status when the payment of principal or interest is past due 90 days or more. However, installment loans are not placed on nonaccrual status because they are charged off in the month the loans reach 120 days past due. In addition, loans that are well secured and in the process of collection are not placed on nonaccrual status. When a loan is placed on nonaccrual status, any interest income previously recognized that has not been received is reversed. Future interest income is recorded only when a payment is received and collection of principal is considered reasonably assured. Income on impaired loans is generally recognized on a cash basis.

    Unearned income on direct financing leases is amortized over the terms of the leases resulting in an approximate level rate of return on the net investment in the leases. Income from leveraged

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

lease transactions is recognized using a method that yields a level rate of return in relation to Provident Bank's net investment in the lease. The investment includes the sum of the aggregate rentals receivable and the estimated residual value of leased equipment less unearned income and third party debt on leveraged leases. Commercial leases are generally placed on nonaccrual status when payments are past due 90 days or more while consumer leases are generally charged off in the month the leases reach 120 days past due.

    Reserve for Loan and Lease Losses: The reserve for loan and lease losses is maintained at a level necessary to absorb losses in the lending portfolio. The reserve is increased by charges to earnings, as provisions for loan and lease losses. Loans and leases deemed uncollectible are charged off and deducted from the reserve and recoveries on loans and leases previously charged off are added back to the reserve.

    Management's determination of the adequacy of the reserve is based on an assessment of the losses given the conditions at the time. This assessment consists of certain loans and leases being evaluated on an individual basis, as well as all loans and leases being categorized based on common credit risk attributes and being evaluated as a group. Loans and leases reviewed on an individual basis include large non-homogeneous credits where their internal credit rating is at or below a predetermined classification. Corporate loans and leases not individually reviewed are segmented by their internal risk rating while consumer loans and leases are segmented by retail product. Analyses are performed on each segment of the portfolio based upon trends in delinquencies, charge-offs, economic factors and business strategies. Adequacy factors are adjusted based on any changes in expected losses in the segment.

    Provident Bank considers a corporate loan to be an impaired loan when it is probable that all amounts due will not be collected according to the contractual terms of the loan agreement. Provident Bank measures the value of an impaired loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or, if more practical, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

    Loan and Lease Securitizations: Provident Bank has securitized loans and leases it originated or purchased. Securitizations have provided Provident Bank with immediate cash flows to fund additional loan and lease originations and purchases. Prior to June 30, 2000, Provident Bank's securitizations were generally structured as sales, resulting in the removal of the loans and leases from the balance sheet and the recognition of gains or losses on the income statement. Since June 30, 2000, Provident Bank's securitizations have been structured as secured financings, resulting in additional debt on the balance sheet and no recognition of gains or losses on the income statement. The switch to a secured financing structure does not affect the total profit Provident Bank will recognize over the life of a loan, but rather impacts the timing of income recognition. Secured financing transactions, on a comparative basis, cause reported earnings from securitized loans to be lower in the initial periods and higher in later periods, as interest is earned on the loans. As a result, moving away from transaction structures that use gain-on-sale accounting will temporarily cause Provident Bank's earnings to be lower over the near term.

    Generally, when Provident Bank structured its securitization transactions as sales, it retained (a) future cash flows of the underlying loans, net of payments due to investors of the securitization trust, servicing fees and other fees (referred to as Retained Interests in Securitized Assets or 'RISAs'), (b) servicing rights on the loans and leases, and (c) reserve accounts used to absorb credit losses on the loans securitized. Gain or loss on the sale of the loans depended in portion on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the assets retained based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for assets retained, so Provident Bank generally estimates fair value based on the present value of future expected cash flows estimated using management's best estimates of the key

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

assumptions, including credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

    Leased Equipment and Premises and Equipment: Leased equipment and premises and equipment are stated at cost less depreciation and amortization that are computed principally on the straight-line method over the estimated useful lives of the assets.

    Other Real Estate and Equipment: Other real estate and equipment acquired through partial or total satisfaction of loans is recorded at the lower of cost or fair value and is included in other assets of the consolidated balance sheets. Provident Bank's policy is to include the unpaid balance of applicable loans in the cost of other real estate and equipment. However, in no case is the carrying value of other real estate and equipment greater than fair value.

    Capitalized Servicing Rights: Servicing rights associated with loans sold with servicing retained, or the purchase of loan servicing, are capitalized and included in other assets. The value of these capitalized servicing rights is amortized over the period of estimated net servicing revenue and recorded as a reduction of servicing income. The carrying value of these rights is periodically reviewed for impairment.

    Goodwill and Other Intangibles: The excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination (goodwill) is included in other assets. Goodwill related to acquisitions has been amortized over varying periods not exceeding 25 years.

    Income Taxes: Provident Financial files a consolidated federal income tax return that includes all of its subsidiaries. Subsidiaries provide for income taxes on a separate-return basis and remit to Provident Financial amounts determined to be currently payable.

    Derivative Financial Instruments: Provident Bank employs derivatives such as interest rate swaps, caps and floors to manage the interest sensitivity of certain on and off-balance sheet assets and liabilities. The net interest income or expense on interest rate swaps, caps and floors is accrued and recognized as an adjustment to the interest income or expense of the associated on and off-balance sheet asset or liability.

    Provident Bank adopted the provisions of SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities', as amended, on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as either assets or liabilities in the balance sheet and that those instruments be measured at fair value. The accounting for the gain or loss resulting from the change in fair value depends on the intended use of the derivative. For a derivative used to hedge changes in fair value of a recognized asset or liability, or an unrecognized firm commitment, the gain or loss on the derivative will be recognized in earnings together with the offsetting loss or gain on the hedged item. This results in earnings recognition only to the extent that the hedge is ineffective in achieving offsetting changes in fair value. For a derivative used to hedge changes in cash flows associated with forecasted transactions, the gain or loss on the effective portion of the derivative will be deferred, and reported as accumulated other comprehensive income, a component of shareholders' equity, until such time the hedged transaction affects earnings. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. Note 17 provides additional detail on the accounting for derivative instruments and on derivative instruments held by Provident Bank.

    Accounting Pronouncements Effective for Future Periods: In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, 'Business Combinations', and No. 142, 'Goodwill and Other Intangible Assets', effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets continue to be amortized over their useful lives.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Provident Bank will apply the new rules on accounting for goodwill and other intangible assets beginning in 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in net income of $2.8 million per year. During 2002, Provident Bank will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002. Provident Bank cannot predict what effect the results of these tests will have on its earnings and financial position.

    In June 2001, SFAS No. 143, 'Accounting for Asset Retirement Obligations' was issued. This SFAS requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This SFAS is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged. Provident Bank expects to adopt SFAS No. 143 as of January 1, 2003 and it does not expect that the adoption of the SFAS will have a significant impact on its financial position and results of operations.

    SFAS No. 144, 'Accounting for the Impairment or Disposal of Long-Lived Assets' becomes effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. This SFAS addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of', and the accounting and reporting provisions of APB Opinion No. 30, 'Reporting the Results of Operations' for a disposal of a segment of a business. Provident Bank expects to adopt SFAS 144 as of January 1, 2002 and it does not expect that the adoption of the SFAS will have a significant impact on its financial position and results of operations.

NOTE 2 -- INVESTMENT SECURITIES

    The amortized cost and estimated market values of securities available for sale at December 31 were as follows:

                                                                  GROSS        GROSS      ESTIMATED
                                                   AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                                                      COST        GAINS        LOSSES       VALUE
                                                      ----        -----        ------       -----
                                                                    (IN THOUSANDS)
2001:
    U.S. Treasury and Federal Agency Debentures..  $  302,165    $ 4,046      $   (402)   $  305,809
    State and Political Subdivisions.............       3,185         28           (14)        3,199
    Mortgage-Backed Securities...................   2,672,610     10,541       (37,791)    2,645,360
    Other Securities.............................     539,927         --          (765)      539,162
                                                   ----------    -------      --------    ----------
                                                   $3,517,887    $14,615      $(38,972)   $3,493,530
                                                   ----------    -------      --------    ----------
                                                   ----------    -------      --------    ----------

2000:
    U.S. Treasury and Federal Agency
      Debentures.................................  $  325,978    $   350      $ (1,614)   $  324,714
    State and Political Subdivisions.............       3,317         --           (16)        3,301
    Mortgage-Backed Securities...................   1,897,392      7,613       (30,378)    1,874,627
    Asset-Backed Securities......................      44,218         --        (2,196)       42,022
    Other Securities.............................     720,545         --        (1,173)      719,372
                                                   ----------    -------      --------    ----------
                                                   $2,991,450    $ 7,963      $(35,377)   $2,964,036
                                                   ----------    -------      --------    ----------
                                                   ----------    -------      --------    ----------

    Investment securities with a carrying value of approximately $1.9 billion and $1.3 billion at December 31, 2001 and 2000, respectively, were pledged as collateral to secure public and trust deposits, repurchase agreements, Federal Home Loan Bank advances, interest rate derivatives and for other purposes.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    In 2001 and 2000, gross gains of $9.9 million and $4.1 million and gross losses of $10.3 million and $2.4 million, respectively, were realized on the sale of securities available for sale.

    Mortgage-backed securities are shown below based on their estimated average lives at December 31, 2001. All other securities are shown by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              AMORTIZED     ESTIMATED
                                                                 COST      MARKET VALUE
                                                                 ----      ------------
                                                                   (IN THOUSANDS)
Due in one year or less.....................................  $  343,618    $  348,333
Due after 1 through 5 years.................................   2,120,064     2,120,554
Due after 5 through 10 years................................     804,082       791,684
Due after 10 years..........................................     250,123       232,959
                                                              ----------    ----------
    Total...................................................  $3,517,887    $3,493,530
                                                              ----------    ----------
                                                              ----------    ----------

NOTE 3 -- LEASING

    Provident Bank originates leases which are classified as either finance leases or operating leases, based on the terms of the lease arrangement. When a lease is classified as a finance lease, the future lease payments, net of unearned income, and the estimated residual value of the leased property at the end of the lease term is recorded as an asset under 'Loans and Leases'. The amortization of the unearned income is recorded as interest income. When a lease is classified as an operating lease, the leased property, net of depreciation, is recorded as 'Leased Equipment'. The rental income is recorded as noninterest income while the depreciation on the leased property is recorded as noninterest expense.

    Commercial lease financing includes the leasing of transportation, manufacturing, construction, communication, data processing and office equipment. The majority of the leases are classified as direct financing leases, with expiration dates over the next 1 to 11 years. Rental receivable at December 31, 2001 and 2000 include $118 million and $109 million, respectively, for leveraged leases, which is net of principal and interest on the nonrecourse debt. The residual values on the leveraged leases that were entered into are estimated to be approximately $112 million and $127 million in total at December 31, 2001 and 2000, respectively.

    Consumer lease financing is the leasing of automobiles. The leases are classified as direct financing leases, with expiration dates over the next 1 to 7 years.

    The components of the net investment in lease financing at December 31 were as follows:

                                                         2001                      2000
                                                -----------------------   -----------------------
                                                COMMERCIAL    CONSUMER    COMMERCIAL    CONSUMER
                                                ----------    --------    ----------    --------
                                                                 (IN THOUSANDS)
Rentals Receivable............................  $1,233,491   $  996,225   $  581,166   $  725,038
Leases in Process.............................      15,961        2,398       15,003        3,717
Estimated Residual Value of Leased Assets.....     199,938      725,233      180,153      524,635
                                                ----------   ----------   ----------   ----------
                                                 1,449,390    1,723,856      776,322    1,253,390

Less: Unearned Income.........................    (261,071)    (260,198)    (168,844)    (213,745)
                                                ----------   ----------   ----------   ----------
    Net Investment in Lease Financing.........  $1,188,319   $1,463,658   $  607,478   $1,039,645
                                                ----------   ----------   ----------   ----------
                                                ----------   ----------   ----------   ----------

    The following is a schedule by year of future minimum lease payments to be received on lease financing for the next five years as of December 31, 2001:

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                              COMMERCIAL   CONSUMER
                                                              ----------   --------
                                                                 (IN THOUSANDS)
2002........................................................  $  429,548   $280,088
2003........................................................     306,974    261,344
2004........................................................     192,543    222,425
2005........................................................     113,420    153,604
2006........................................................      61,239     67,143
Thereafter..................................................     129,767     11,621
                                                              ----------   --------
    Total...................................................  $1,233,491   $996,225
                                                              ----------   --------
                                                              ----------   --------

    Operating leases consist of the leasing of transportation equipment, manufacturing equipment, data processing and office equipment to commercial clients. Terms of the leases range from 1 to 9 years. At the expiration of an operating lease, the leased property is generally sold or another lease agreement is initiated. Accumulated depreciation of the operating lease equipment was $67.8 million and $67.4 million as of December 31, 2001 and 2000, respectively. The future gross minimum rentals, by year, under noncancelable leases for the rental of leased equipment are $30.7 million for 2002; $24.4 million for 2003; $19.8 million for 2004; $11.1 million for 2005; $6.6 million for 2006 and $8.9 million thereafter.

    In addition to the leases discussed above, Provident Bank sold vehicles, which had been classified as finance leases, to institutional investors under sale-leaseback transactions. Under terms of these transactions, Provident Bank continues to collect rental payments from its original lessees. Provident Bank, as lessee in the sale-leaseback transactions, is accounting for the leaseback of these vehicles as operating leases. Differences between the rentals received from the original lessees and the rentals paid to the investors are recorded as noninterest income. Outstanding leases under these sale-leaseback transactions totaled $980 million and $1,135 million as of December 31, 2001 and 2000, respectively.

NOTE 4 -- RESERVE FOR LOAN AND LEASE LOSSES

    The changes in the loan and lease loss reserve for the years ended December 31 were as follows:

                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Balance at Beginning of Period..............................  $ 156,652   $ 92,397
Provision for Loan and Lease Losses Charged to Earnings.....    225,748    130,321
Acquired Reserves...........................................     10,003      5,573
Recoveries Credited to the Reserve..........................     16,646     13,101
                                                              ---------   --------
                                                                409,049    241,392
Losses Charged to the Reserve...............................   (166,044)   (84,740)
                                                              ---------   --------
    Balance at End of Period................................  $ 243,005   $156,652
                                                              ---------   --------
                                                              ---------   --------

    The following table shows Provident Bank's investment in impaired loans as defined under SFAS No. 114 as amended by SFAS No. 118:

                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Impaired Loans Requiring a Valuation Allowance of $18.8
  Million in 2001 and $8.1 Million in 2000..................  $  64,245   $ 29,161
Impaired Loans Not Requiring a Valuation Allowance..........         --         --
                                                              ---------   --------
    Total Impaired Loans....................................  $  64,245   $ 29,161
                                                              ---------   --------
                                                              ---------   --------
Average Balance of Impaired Loans for the Year..............  $  52,367   $ 38,000

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Interest income recognized on impaired loans during 2001 and 2000 was $0 and $.2 million, respectively. The valuation allowance recorded on impaired loans is included in the reserve for loan losses.

    Loans and leases on nonaccrual status at December 31, 2001 and 2000 were $176.9 million and $96.0 million, respectively. As of December 31, 2001 and 2000, no loans had been renegotiated to provide a reduction or deferral of interest or principal.

NOTE 5 -- PREMISES AND EQUIPMENT

    The following is a summary of premises and equipment at December 31:

                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Land........................................................  $  11,920   $  11,778
Buildings...................................................     40,983      38,954
Leasehold Improvements......................................     17,889      16,826
Furniture and Fixtures......................................    162,915     147,999
                                                              ---------   ---------
                                                                233,707     215,557
Less Depreciation and Amortization..........................   (130,451)   (111,481)
                                                              ---------   ---------
    Total...................................................  $ 103,256   $ 104,076
                                                              ---------   ---------
                                                              ---------   ---------

    Rent expense for all bank premises and equipment leases was $15.1 million and $13.2 million in 2001 and 2000, respectively. The future gross minimum rentals, by year, under noncancelable leases for the rental of premises and equipment are $14.1 million in 2002, $13.2 million in 2003, $12.1 million in 2004, $10.1 million in 2005, $9.2 million in 2006 and $28.3 million thereafter.

NOTE 6 -- DEPOSITS

    Deposits consisted of the following at December 31:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                                 ----         ----
                                                                  (IN THOUSANDS)
Noninterest Bearing Deposits of Securitization Trusts.......  $   27,436   $  495,936
Other Noninterest Bearing Deposits..........................     987,422      777,104
Interest Bearing Demand Deposits............................     523,459      464,087
Savings Deposits............................................   1,673,692    1,547,052
Certificates of Deposit Less than $100,000..................   2,551,119    2,238,437
Certificates of Deposit of $100,000 or More.................   3,241,222    3,375,303
                                                              ----------   ----------
                                                              $9,004,350   $8,897,919
                                                              ----------   ----------
                                                              ----------   ----------

    Included in certificates of deposit of $100,000 or more at December 31, 2001 and 2000 were brokered deposits of $2.0 billion and $2.2 billion, respectively.

    Provident Bank issues brokered certificates of deposit with embedded call options combined with interest rate swaps with matching call dates as part of its certificate of deposit program. Provident Bank has the right to redeem the certificates of deposit on specific dates prior to their stated maturity while the interest rate swaps are callable at the option of the swap counterparty. The terms and conditions of the call options embedded in the interest rate swaps match those of the certificates of deposit, offsetting any option risk exposure to Provident Bank. At December 31, 2001, Provident Bank had $1.6 billion of brokered callable certificates of deposit.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 7 -- SHORT-TERM DEBT

    Short-term debt was as follows:

                                                                 2001         2000
                                                                 ----         ----
                                                              (DOLLARS IN THOUSANDS)
Year End Balance:
    Federal Funds Purchased and Repurchase Agreements.......  $1,643,434   $  448,245
    Short Term Notes........................................      74,490        8,860
Weighted Average Interest Rate at Year End:
    Federal Funds Purchased and Repurchase Agreements.......        2.28%        5.96%
    Short Term Notes........................................        9.13         6.90
Maximum Amount Outstanding at Any Month End:
    Federal Funds Purchased and Repurchase Agreements.......  $1,940,664   $1,890,536
    Short Term Notes........................................      74,490      177,560

NOTE 8 -- LONG-TERM DEBT

    Long-term debt consisted of the following:

                                                                                  DECEMBER 31,
                                            STATED    EFFECTIVE   MATURITY   -----------------------
                                            RATE(1)    RATE(2)      DATE        2001         2000
                                            -------    -------      ----        ----         ----
                                                             (DOLLARS IN THOUSANDS)
$1.5 Billion Bank Notes Program:
    Fixed Rate Senior.....................   8.50%     8.75%       2002          99,892       99,789
    Fixed Rate Senior.....................    n/a       n/a         n/a              --       12,500
Notes Payable to Federal Home Loan Bank:
    Fixed Rate............................   5.84       5.84       2009         253,210      253,336
    Fixed Rate............................   5.98       5.98       2010         420,000      420,000
    Fixed Rate............................  Various   Various     Various        57,915       64,681
Subordinated Notes:
    Floating Rate.........................    n/a       n/a         n/a              --       24,750
    Fixed Rate............................   7.13       2.84       2003          74,986       74,975
    Fixed Rate............................   6.38       2.79       2004          99,867       99,802
    Fixed Rate Note with Parent...........   7.75       7.75       2009         100,000      100,000
    Fixed Rate Note with Parent...........   9.25       9.25       2010         149,500      149,500
Junior Subordinated Debenture with
  Parent..................................   9.45       9.45       2031          50,000           --
Secured Debt Financings:
    Secured by Auto Leases................   5.76       1.25       2004          69,884       83,777
    Secured by Auto Leases................   6.04       6.04       2005          29,496       33,328
    Secured by Auto Leases................   5.35       5.35       2007          29,775       32,511
    Secured by Auto Leases................   5.89       9.34       2007         430,141      458,360
    Secured by Auto Leases................   2.22       4.46       2007         287,158           --
    Secured by Residential Properties.....   6.98       3.32       2005         985,456      981,840
    Secured by Equipment Leases...........   7.27       7.27       2005          83,665      126,915
Miscellaneous Notes.......................  Various   Various     Various        19,361        6,684
                                                                             ----------   ----------
        Total.............................                                   $3,240,306   $3,022,748
                                                                             ----------   ----------
                                                                             ----------   ----------

---------

(1) Stated rate reflects interest rate on notes as of December 31, 2001.

(2) Effective rate reflects interest rate paid as of December 31, 2001 after adjustments for notes issued at discount or premium, capitalized fees associated with the issuance of the debt and interest rate swap agreements entered to alter the payment characteristics.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Under Provident Bank's amended $1.5 Billion Bank Notes program, notes can be issued with either fixed or floating rates. The notes are not secured nor does the FDIC insure them. At December 31, 2001, $1.4 billion was available under this program.

    The notes payable to the Federal Home Loan Bank are collateralized by investment securities and residential loans with a book value of $1.3 billion. They are subordinated to the claims of depositors and other creditors of Provident Bank and are not insured by the FDIC.

    At December 31, 2001, approximately $425 million of subordinated notes were outstanding. A percentage of the subordinated notes qualify as Tier 2 capital for regulatory capital calculations. These notes are subordinated to the claims of depositors and other creditors of Provident Bank and are not insured by the FDIC.

    During 2001, a wholly-owned subsidiary trust of Provident Bank issued $50 million of preferred securities to Provident Financial and, in turn, purchased $50 million of newly-authorized Provident Bank junior subordinated debentures. The debentures provide interest and principal payments to fund the trust's obligations. The preferred securities qualify as Tier 1 capital for bank regulatory purposes.

    In the third quarter of 2000, Provident Bank decided to change the structure of its securitizations resulting in the elimination of gain-on-sale accounting. Securitizations of loans and leases since this time have been structured to account for the transactions as secured financings. This type of securitization structure results in cash being received to fund future loan and lease originations and debt being recorded. In connection with these transactions, Provident has pledged $1 billion in residential and home equity loans, $895 million in auto leases and $83 million in equipment leases.

    As of December 31, 2001, scheduled principal payments on long-term debt, by year, were $201.2 million for 2002; $162.4 million for 2003; $216.5 million for 2004; $1,062.0 million for 2005; $57.5 million for 2006 and $1,540.7 million thereafter.

NOTE 9 -- INCOME TAXES

    The composition of income tax expense follows:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Current:
    Federal.................................................  $   9,883   $  29,257
    State...................................................        546       1,429
                                                              ---------   ---------
                                                                 10,429      30,686

Deferred....................................................     10,459      17,249
                                                              ---------   ---------
        Total...............................................  $  20,888   $  47,935
                                                              ---------   ---------
                                                              ---------   ---------

    The effective tax rate differs from the statutory rate applicable to corporations as a result of permanent differences between accounting and taxable income. The reconciliation between income tax expense and the amount computed by applying the statutory federal income tax rate was as follows:

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                                ----        ----
                                                                 (IN THOUSANDS)
Tax at Statutory Rate (35%).................................  $  15,574   $  43,025
State Income Tax, Net of Federal Tax Benefit................        355         929
Tax Effect of:
    Non-Deductible Amortization of Goodwill.................      1,190       1,168
    Tax Credits.............................................       (663)         (5)
    Other -- Net............................................      4,432       2,818
                                                              ---------   ---------
        Applicable Income Taxes.............................  $  20,888   $  47,935
                                                              ---------   ---------
                                                              ---------   ---------

    At December 31, 2001, for income tax purposes, Provident Bank had a federal net operating loss carryforward of $49.1 million available, which expires in the year 2021.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Provident Bank's deferred tax liabilities and assets as of December 31 are as follows:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Deferred Tax Liabilities:
    Excess Lease and Partnership Income.....................  $189,065   $147,357
    Securitizations.........................................    51,217     34,207
    Deferred Loan Costs.....................................    30,485     26,600
    Other...................................................    18,809     13,129
                                                              --------   --------
        Total Deferred Tax Liabilities......................   289,576    221,293
                                                              --------   --------
Deferred Tax Assets:
    Reserve for Loan and Lease Losses.......................    88,601     58,788
    Unrealized Loss on Investment Securities................    53,085      9,595
    Deferred Compensation...................................     9,176      7,522
    Federal Net Operating Loss Carryforward.................    17,194         --
    Other...................................................    22,747     13,582
                                                              --------   --------
        Total Deferred Tax Assets...........................   190,803     89,487
                                                              --------   --------
            Net Deferred Tax Liabilities....................  $ 98,773   $131,806
                                                              --------   --------
                                                              --------   --------

NOTE 10 -- MERGERS AND ACQUISITIONS

    In December 2000, Provident Bank of Florida was consolidated with Provident Bank and accounted for as a merger of entities under common control. Total assets at the time of the merger were approximately $580 million for Provident Bank of Florida. The assets and liabilities of Provident Bank of Florida were transferred at historical costs. Prior period financial information has not been restated due to immateriality.

    In September 2000, Provident Bank purchased Bank One Corporation's Housing and Health Care Capital business, including the operations and substantially all of the assets of Banc One Capital Funding Corporation, a wholly-owned subsidiary of Bank One. The business, which was renamed Red Capital Group, engages in the financing and loan servicing of multi-family and health-care facilities. Provident Bank paid $129 million for the net assets with $11 million of goodwill being recorded which was being amortized over a 15 year period. As the acquisition was recorded under the purchase accounting method, the assets acquired and liabilities assumed were

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

recorded at estimated fair value and the accounts and operations of Red Capital Group have been included in the consolidated financial statements from the date of acquisition only.

    In February 2000, Provident Financial acquired Fidelity Financial of Ohio, Inc., a holding company for Centennial Bank. Centennial, which operated fifteen banking centers in the greater Cincinnati metropolitan area and held deposits of $588 million, was merged with Provident Bank. Provident Financial issued 4.6 million shares of its common stock for the acquisition. The merger was accounted for as a pooling-of-interests. Accordingly, the assets acquired and liabilities assumed were recorded at historical value. The consolidated financial statements and other financial information for periods prior to the merger date include the accounts and operations of Centennial Bank.

NOTE 11 -- MERGER AND RESTRUCTURING CHARGES

    In connection with Provident Financial's acquisition of Fidelity Financial and its merger into Provident Bank, direct-merger related and other post-merger business line restructuring charges of $39.3 million were recorded during the first quarter of 2000. These charges included non-cash write-downs of assets totaling $26.7 million. A charge of $5.1 million was taken on the write-down of fixed assets, primarily from the closing and consolidation of banking centers. Balance sheet restructuring, consisting primarily of the sale and write-down of acquired residential loans and investment securities, accounted for the remaining $21.6 million of these non-cash charges.

    The merger and restructuring charges also included cash outlays totaling $12.6 million. The largest of the cash outlays was for severance costs totaling $8.6 million. Additionally, contract termination charges, primarily from lease buyout agreements on rented facilities, of $2.3 million were expensed. Finally, professional fees in connection with the acquisition of Fidelity Financial of $1.7 million were incurred. All cash outlays have been paid.

NOTE 12 -- BENEFIT PLANS

    Provident Bank participates in Provident Financial's Retirement Plan. Included under this plan is an Employee Stock Ownership Plan ('ESOP') and a Personal Investment Election Plan ('PIE Plan'). Provident Bank also maintains a Life and Health Plan for Retired Employees ('LH Plan') and a Deferred Compensation Plan ('DCP').

    The ESOP covers all employees who are qualified as to age and length of service. It is a trusteed plan with the entire cost borne by Provident Bank. All fund assets are allocated to the participants. Provident Bank's contributions are discretionary by the directors of Provident Financial. Provident Bank paid approximately $4.1 million and $5.9 million in 2001 and 2000, respectively.

    The PIE Plan, a tax deferred retirement plan, covers all employees who are qualified as to age and length of service. Employees who wish to participate in the PIE Plan may contribute from 1% to 10% of their pre-tax salaries (to a maximum prescribed by the Internal Revenue Service) to the plan as voluntary contributions. Provident Bank will make a matching contribution equal to 25% of the pre-tax voluntary contributions made by the employees on the first 8% of their pre-tax salaries during the plan year. The contribution made by Provident Bank is charged against earnings as the employees' contributions are made. Provident Bank incurred expense of $1.5 million and $1.3 million for this retirement plan for 2001 and 2000, respectively.

    Provident Bank's LH Plan provides medical coverage as well as life insurance benefits to eligible retirees. Provident Bank pays the entire cost for retirees who retired prior to 1993, however, Provident Bank's responsibility for the payment of premiums is limited to a maximum of two times the monthly premium costs as of the effective date of the LH Plan. Monthly premiums exceeding the maximum amount payable by Provident Bank shall be the responsibility of the

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

retiree. Provident Bank may amend or terminate the LH Plan at any time, without the consent of the retirees. Retirees retiring after 1992 are responsible for the entire cost of the LH premiums.

    The DCP permits participants, selected by the Compensation Committee of Provident Financial's Board of Directors, to defer compensation in a manner that aligns their interests with those of Provident Financial shareholders through the investment of deferred compensation in Provident Financial Common Stock. The DCP allows participants to postpone the receipt of 5% to 50% of compensation until retirement. Amounts deferred are invested in a Stock Account or a Self-Directed Account. Provident Bank will credit the Stock Account with an amount dependent upon Provident Financial's pre-tax earnings per share, for each share of Provident Financial Common Stock in the account. The calculated credit is charged against earnings by Provident Bank annually. Under the DCP, Provident Bank did not make any payments to the DCP in 2001 and 2000, respectively.

NOTE 13 -- ACCUMULATED OTHER COMPREHENSIVE INCOME

    On January 1, 2001, Provident Bank recorded an after-tax transitional loss of $28.3 million in connection with the adoption of SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities'. A description of SFAS
No. 133 is provided in Note 1. The transitional loss was recorded in accumulated other comprehensive income (loss) of shareholders' equity of which a summary of activity follows:

                                                                2001       2000
                                                                ----       ----
                                                                (IN THOUSANDS)
Accumulated Unrealized Losses on Securities Available for
  Sale at January 1, Net of Tax.............................
                                                              $(17,819)  $(48,471)
Net Unrealized Gains For the Period, Net of Tax Expense of
  $943 in 2001 and $17,095 in 2000..........................     1,752     31,748
Reclassification Adjustment for (Gains) Losses Included in
  Net Income, Net of Tax (Expense) Benefit of $127 in 2001
  and ($590) in 2000........................................       235     (1,096)
                                                              --------   --------
Effect on Other Comprehensive Income (Loss) for the Year....     1,987     30,652
                                                              --------   --------
Accumulated Unrealized Losses on Securities Available for
  Sale at December 31, Net of Tax...........................  $(15,832)  $(17,819)
                                                              --------   --------
                                                              --------   --------
Accumulated Unrealized Gains on Derivatives Used in Cash
  Flow Hedging Relationships at January 1, Net of Tax.......  $     --   $     --
Cumulative Effect of Change in Accounting Principle, Net of
  Tax Benefit of $15,256 in 2001............................   (28,332)        --
Net Unrealized Losses For the Period, Net of Tax Benefit of
  $48,648 in 2001...........................................   (90,347)        --
Reclassification Adjustment for Losses Included in Net
  Income, Net of Tax Benefit of $19,350 in 2001.............    35,936         --
                                                              --------   --------
Effect on Other Comprehensive Income (Loss) for the Year....   (82,743)        --
                                                              --------   --------
Accumulated Unrealized Losses on Derivatives Used in Cash
  Flow Hedging Relationships at December 31, Net of Tax.....  $(82,743)  $     --
                                                              --------   --------
                                                              --------   --------
Accumulated Other Comprehensive Income (Loss) at January 1,
  Net of Tax................................................  $(17,819)  $(48,471)
Other Comprehensive Income (Loss), Net of Tax...............   (80,756)    30,652
                                                              --------   --------
Accumulated Other Comprehensive Income (Loss) at
  December 31, Net of Tax...................................  $(98,575)  $(17,819)
                                                              --------   --------
                                                              --------   --------

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14 -- REGULATORY CAPITAL REQUIREMENTS

    Provident Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Provident Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Provident Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require Provident Bank to maintain minimum ratios of 4.00% for Tier 1 capital to average assets, 4.00% for Tier 1 capital to risk-weighted assets, and 8.00% for total risk-based capital to risk-weighted assets. As of December 31, 2001, Provident Bank meets all capital requirements to which it is subject.

    As of December 31, 2001, Provident Bank's capital ratios were categorized as well-capitalized for regulatory purposes. To be categorized as well-capitalized, Provident Bank must maintain minimum ratios of 5.00% for Tier 1 capital to average assets, 6.00% for Tier 1 capital to risk-weighted assets, and 10.00% for total risk-based capital to risk-weighted assets. There have been no subsequent conditions or events which management believes have changed Provident Bank's status.

                                                                2001                 2000
                                                         ------------------   ------------------
                                                           AMOUNT     RATIO     AMOUNT     RATIO
                                                           ------     -----     ------     -----
                                                                 (DOLLARS IN THOUSANDS)
Tier 1 Capital (to Average Assets).....................  $1,029,159    6.74%  $  983,031    7.64%
Tier 1 Capital (to Risk-Weighted Assets)...............   1,029,159    7.59      983,031    7.32
Total Risk-Based Capital (to Risk-Weighted Assets).....   1,504,974   11.11    1,491,476   11.10

    Federal banking agencies have adopted revised regulatory capital rules regarding the treatment of certain recourse obligations, direct credit substitutes and residual interests in asset securitizations. Requirements of the revised rules include (1) deducting from Tier 1 capital the amount of credit-enhancing interest-only strips (a type of residual interests) that exceeds 25% of Tier 1 capital; (2) requiring a dollar in risk-based capital for each dollar of residual interests not deducted from Tier 1 capital, except those qualifying under the ratings-based approach; and (3) requiring that the gross-up treatment of assets sold with recourse, along with the low-level recourse rule, be applied to direct credit substitutes. The revised rules become effective on January 1, 2002, for new residual interests related to transactions that settle after December 31, 2001. For transactions settled before January 1, 2002, application of the new capital treatment to the residuals created will be delayed until December 31, 2002.

    Management believes that the revised rules will apply to its securitization transactions structured as sales and utilizing gain on sale accounting. However, the impact of the revised rules have been significantly reduced due to Provident Bank's third quarter of 2000 decision to structure future securitizations in the form of secured financings rather than sales. As of December 31, 2001, Provident Bank's credit enhancing interest-only strips do not exceed 25% of Tier I capital. Therefore, the most adverse implications of the revised rules will not apply. Management does not believe that the revised rules will prevent Provident Bank from being classified as well-capitalized.

NOTE 15 -- ASSET SECURITIZATION SALES

    Since June 2000, Provident Bank has structured its securitization transactions as secured financings. Prior to this time, the structure of many of its securitizations resulted in the

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

transactions being treated as sales. During 2000, Provident Bank sold $1.4 billion of loans and leases in securitization transactions. A summary of gains recognized on these sales follows:

                                                               2001      2000
                                                               ----      ----
                                                               (IN THOUSANDS)
Non-Cash Gains:
    Nonconforming Residential Loans.........................  $    --   $30,291
    Prime Home Equity Loans.................................       --     4,156
    Credit Card Loans.......................................       --        --
                                                              -------   -------
                                                                   --    34,447
Cash Gains -- Equipment Leases..............................       --     9,083
                                                              -------   -------
        Total Gains.........................................  $    --   $43,530
                                                              -------   -------
                                                              -------   -------

    For securitizations structured as sales, Provident Bank retained servicing responsibilities and subordinated interests. Provident Bank receives annual servicing fees approximating 0.50% (for nonconforming residential and prime home equity loans) and 0.75% (for equipment leases) of the outstanding balance. Provident Bank also possesses the rights to future cash flows arising after the investors of the securitization trusts have received the return for which they contracted, referred to as retained interests in securitized assets ('RISAs'). RISAs are subordinate to investors of the securitization trust with its value subject to prepayment risks, interest rate risks and credit risks (1996 and 1997 securitizations only) on the transferred assets. Components of the RISAs, which are included within investment securities on the balance sheet, follow:

                                               DECEMBER 31, 2001             DECEMBER 31, 2000
                                          ---------------------------   ---------------------------
                                          NONCONFORMING      PRIME      NONCONFORMING      PRIME
                                           RESIDENTIAL    HOME EQUITY    RESIDENTIAL    HOME EQUITY
                                           -----------    -----------    -----------    -----------
                                                               (IN THOUSANDS)
Estimated Cash Flows of Underlying
  Loans, Net of Payments to
  Certificate Holders...................
                                            $224,703        $14,709       $402,122        $29,117
Less:
  Estimated Credit Loss.................      (6,356)          (227)        (6,045)          (275)
  Servicing and Insurance Expense.......     (24,918)        (1,584)       (46,650)        (4,026)
  Discount to Present Value.............     (19,721)        (1,953)       (47,324)        (1,892)
                                            --------        -------       --------        -------
Carrying Value of RISA..................    $173,708        $10,945       $302,103        $22,924
                                            --------        -------       --------        -------
                                            --------        -------       --------        -------

    Provident Bank had provided for credit enhancements to its securitizations structured as sales in the form of reserve accounts. The reserve accounts are maintained at a significantly higher balance than the level of estimated credit losses to improve the credit grade of the securitization and thereby reduce the rate paid to investors of the securitization trust. Credit losses are absorbed directly into these reserve accounts. Provident Bank estimates the amount of all credit losses based upon loan credit grades, collateral, market conditions and other pertinent factors. Reserve accounts that are held at Provident Bank are classified as Receivables from Securitization Trusts and do not earn interest. Reserve accounts that earn interest are recorded as investment securities.

    During the fourth quarter of 2001, Provident Bank reached an agreement with the securitization insurer to release the reserve accounts for the nonconforming residential loan securitizations and substitute an unfunded demand note backed by a AAA rated standby letter of credit. Actual losses, which have been reserved for, are submitted on a monthly basis to Provident Bank by the trustee. Should Provident Bank fail to reimburse the trustee for these monthly losses, the letter of credit can be drawn upon. There are no conditions that can accelerate this monthly process.

    At December 31, the reserve accounts, along with recorded loss estimates, were as follows:

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                DECEMBER 31, 2001       DECEMBER 31, 2000
                                              ---------------------   ---------------------
                                               RESERVE      LOSS       RESERVE      LOSS
                                              ACCOUNTS    ESTIMATES   ACCOUNTS    ESTIMATES
                                              --------    ---------   --------    ---------
                                                             (IN THOUSANDS)
Nonconforming Residential Loans(1)..........   $    --    $(75,051)   $467,413    $(100,224)
Equipment Leases............................    60,700      (2,204)     61,972      (12,249)
Prime Home Equity Loans(1)..................    27,436      (1,233)     29,450       (1,171)
Credit Card.................................        --          --      29,700           --
                                               -------    --------    --------    ---------
                                               $88,136    $(78,488)   $588,535    $(113,644)
                                               -------    --------    --------    ---------
                                               -------    --------    --------    ---------

---------

(1) Total loss estimates, including those contained within the RISAs, are $81.4 million for nonconforming residential loans and $1.5 million for prime home equity loans as of December 31, 2001.

                              -------------------

    Various economic assumptions are used in the measurement of RISAs and loss estimates. As of the date of securitization, the key assumptions used for securitizations completed during the year indicated are as follows:

                                         NONCONFORMING           PRIME          EQUIPMENT
                                          RESIDENTIAL         HOME EQUITY        LEASING
                                       ------------------   ----------------   -----------
                                        2001        2000    2001       2000    2001   2000
                                        ----        ----    ----       ----    ----   ----
Prepayment Speed:
    Initial Rate.....................    n/a       13.73%    n/a      10.00%    n/a   n/a
    Peak Rate........................    n/a       35.00%    n/a      30.00%    n/a   n/a
    Weighted Average Life (in
      years).........................    n/a         2.4     n/a        2.1     n/a   n/a
Estimated Credit Losses:
    Annual Basis.....................    n/a        1.14%    n/a       0.20%    n/a   1.00%
    Percentage of Original Balance...    n/a        2.84%    n/a       0.47%    n/a   2.00%
    Discount Rate....................    n/a       12.00%    n/a      12.00%    n/a   8.00%

    The following sensitivity table provides the effects of an immediate 10% and 20% adverse change to key economic assumptions on RISAs and loss estimates as of December 31, 2001:

                                                  NONCONFORMING      PRIME      EQUIPMENT
                                                   RESIDENTIAL    HOME EQUITY    LEASING
                                                   -----------    -----------    -------
                                                           (DOLLARS IN MILLIONS)
Peak Prepayment Speed Assumption (Annual
  Rate)(1)......................................     26% CPR        30% CPR         n/a
  Impact on Fair Value of 10% Adverse Change....    $   (9.6)      $   (2.8)        n/a
  Impact on Fair Value of 20% Adverse Change....    $  (19.3)      $   (5.2)        n/a
Estimated Credit Loss Assumption(1)
  (Percentage of Original Balance)..............        3.98%          0.19%       3.69%
  Impact on Fair Value of 10% Adverse Change        $  (12.4)      $   (0.1)     $ (2.3)
  Impact on Fair Value of 20% Adverse Change        $  (24.7)      $   (0.3)     $ (4.5)
  RISA Discount Rate(1).........................        12.00%       10.09%         n/a
  Impact on Fair Value of 10% Adverse Change....    $   (6.9)      $   (0.5)        n/a
  Impact on Fair Value of 20% Adverse Change....    $  (13.6)      $   (1.0)        n/a

---------

(1) The assumptions used at the time of securitization and the assumptions used in subsequently measuring the carrying amount/fair value of the RISA and cash reserve accounts, while not the same, are conservative estimates at different points in time.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    These sensitivities are hypothetical and should be used with caution. The effect of a variation in a particular assumption on the fair value of the RISA and loss estimates is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

    The table below summarizes certain cash flows received from and paid to securitization trusts:

                                                               YEAR ENDED DECEMBER 31
                                                              ------------------------
                                                                2001           2000
                                                                ----           ----
                                                                   (IN THOUSANDS)
Proceeds From New Securitizations...........................  $     --      $1,412,303
Cash Flows Received from Interests Retained.................   193,357         130,720
Servicing Fees Received.....................................    21,766          24,450
Prepayment and Late Fees Received...........................    17,662          13,365
Net Servicing Advances......................................   (61,749)        (44,246)

    The following table presents quantitative information about delinquencies, net credit losses and components of securitized and portfolio loans and leases:

                                             2001                                      2000
                            ---------------------------------------   ---------------------------------------
                                                          SMALL TO                                  SMALL TO
                                                         MID TICKET                                MID TICKET
                            NONCONFORMING   PRIME HOME   EQUIPMENT    NONCONFORMING   PRIME HOME   EQUIPMENT
                             RESIDENTIAL      EQUITY       LEASES      RESIDENTIAL      EQUITY       LEASES
                             -----------      ------       ------      -----------      ------       ------
                                                         (DOLLARS IN THOUSANDS)
Average Assets:
   Securitized and Sold...   $3,086,984      $383,157    $  276,895    $3,665,639      $452,213     $383,804
   Portfolio..............      993,436       510,812       733,716       345,397       160,187      177,728
                             ----------      --------    ----------    ----------      --------     --------
    Total Managed
      Assets..............   $4,080,420      $893,969    $1,010,611    $4,011,036      $612,400     $561,532
                             ----------      --------    ----------    ----------      --------     --------
                             ----------      --------    ----------    ----------      --------     --------
Year-End Assets:
   Securitized and Sold...   $2,627,332      $303,527    $  207,131    $3,625,033      $471,873     $359,457
   Portfolio..............      918,458       688,798       926,271       781,861       238,162      325,281
                             ----------      --------    ----------    ----------      --------     --------
    Total Managed
      Assets..............   $3,545,790      $992,325    $1,133,402    $4,406,894      $710,035     $684,738
                             ----------      --------    ----------    ----------      --------     --------
                             ----------      --------    ----------    ----------      --------     --------
Net Charge-Offs:
    Total Managed
      Assets..............   $   63,651      $  2,816    $   17,430    $   31,582      $  1,406     $  9,096
                             ----------      --------    ----------    ----------      --------     --------
                             ----------      --------    ----------    ----------      --------     --------
Net Charge-Offs to Average
 Assets:
    Total Managed
      Assets..............         1.56%         0.31%         1.72%         0.79%         0.23%        1.62%
                             ----------      --------    ----------    ----------      --------     --------
                             ----------      --------    ----------    ----------      --------     --------
90 Days or More
   Delinquencies to
   Year-End Assets:
    Total Managed
      Assets..............        13.85%         0.21%         1.08%         7.78%         0.16%        1.82%
                             ----------      --------    ----------    ----------      --------     --------
                             ----------      --------    ----------    ----------      --------     --------

NOTE 16 -- DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    Provident Bank uses derivative instruments to manage its interest rate risk. These instruments include interest rate swaps, interest rate caps and interest rate floors. In addition, forward delivery commitments are entered by Red Mortgage Capital, Inc. to assist with the issuance of mortgage-backed securities.

    Interest rate swaps are agreements between two parties to exchange periodic interest payments that are calculated on a notional principal amount. Provident Bank enters into swaps to synthetically alter the repricing characteristics of specific assets, liabilities and off-balance sheet loan

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

securitizations. As only interest payments are exchanged, cash requirements and credit risk are significantly less than the notional amounts.

    Interest rate caps protect against the impact of rising interest rates on interest-bearing financial instruments. When interest rates go above a cap's strike rate, the cap provides for receipt of payments based on its notional amount. Interest rate floors work similarly to interest rate caps, however, floors protect interest earning assets against the impact of falling interest rates.

    Interest rate derivative instruments have a credit risk component based on the ability of a counterparty to meet the obligations to Provident Bank under the terms of the instruments. Notional principal amounts express the volume of the transactions, but Provident Bank's potential exposure to credit risk is limited only to the market value of the instruments. Provident Bank manages its credit risk in these instruments through counterparty credit policies. At December 31, 2001, Provident Bank had bilateral collateral agreements in place with its counterparties, against which Provident Bank has pledged investment securities with a carrying value of $138 million as collateral. There were no past due amounts on any instruments as of December 31, 2001. Provident Bank has never experienced a credit loss related to these instruments.

    As discussed in Note 1, Provident Bank adopted the provisions of SFAS
No. 133, 'Accounting for Derivative Instruments and Hedging Activities', on January 1, 2001. SFAS No. 133 requires that derivatives be recognized as either assets or liabilities in the balance sheet and that those instruments be measured at fair value. The accounting for the gain or loss resulting from the change in fair value depends on the intended use of the derivative. For a derivative used to hedge changes in fair value of a recognized asset or liability, or an unrecognized firm commitment, the gain or loss on the derivative will be recognized in earnings together with the offsetting loss or gain on the hedged item. This results in earnings recognition only to the extent that the hedge is ineffective in achieving offsetting changes in fair value. For a derivative used to hedge changes in cash flows associated with forecasted transactions, the gain or loss on the effective portion of the derivative will be deferred, and reported as accumulated other comprehensive income, a component of shareholders' equity, until such time the hedged transaction affects earnings. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings.

    Fair Value Hedging Strategy: Provident Bank uses interest rate swaps to assist in the management of its interest rate risk. The interest rate swaps effectively modify Provident Bank's exposure to interest risk by converting fixed rate liabilities, generally time deposits and long-term debt, to a floating rate. These interest rate swaps involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreements without an exchange of the underlying principal amounts.

    As the changes in fair value of the hedged items offset the changes in fair value of the derivatives, no material gain or loss was recognized at the time of adoption of SFAS No. 133 or for the year ended December 31, 2001.

    Cash Flow Hedging Strategy: Provident Bank has also entered into interest rate swap agreements to reduce the impact of interest rate changes on future interest payments of on and off-balance sheet financing. These interest rate swaps convert floating rate debt to a fixed rate basis. These interest rate swaps have generally been used to hedge interest payments involving floating rate debt and off-balance sheet securitization transactions with maturities up to December 2012.

    Upon the adoption of SFAS No. 133 and for the year ended December 31, 2001, Provident Bank recorded reductions in accumulated other comprehensive income of $28.3 million and $54.4 million, respectively. No gain or loss was recognized at the time of adoption or for the full year of 2001 as a result of ineffective cash flow hedges. During the next twelve months, management expects to reclassify $29.8 million of net losses on derivative instruments from accumulated other

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

comprehensive income to earnings which it believes will be offset by improved cash flows of the hedged items associated with these derivative instruments. Management's expectation is that the net effect of the hedging transactions will result in no material impact on the Statement of Income over the next twelve months.

    A summary of the notional amount of the interest rate derivatives, as segregated by its related hedge, at December 31 follows:

                                             INTEREST RATE
                                                 SWAPS         INTEREST RATE CAPS
                                            ----------------   ------------------   INTEREST
                                            RECEIVE    PAY                            RATE
                                             FIXED    FIXED    PURCHASED    SOLD     FLOORS
                                             -----    -----    ---------    ----     ------
                                                             (IN MILLIONS)
At December 31, 2001:
    Off-Balance Sheet Securitizations.....  $  270    $2,317    $1,944     $1,944    $   --
    Certificates of Deposit...............   2,472        --        --         --        --
    Long-Term/Subordinated Debt...........     718       910     1,010      1,010        --
    Premium Index Deposits................      --       195        --         --        --
    Loans.................................      --        45        --         --        --
    For Customers' Purposes...............      --        --        48         --        --
                                            ------    ------    ------     ------    ------
        Totals............................  $3,460    $3,467    $3,002     $2,954    $   --
                                            ------    ------    ------     ------    ------
                                            ------    ------    ------     ------    ------
At December 31, 2000:
    Off-Balance Sheet Securitizations.....  $  338    $1,966    $2,167     $2,167    $   --
    Certificates of Deposit...............   2,412        --        --         --        --
    Long-Term/Subordinated Debt...........     748     1,034       696        696        --
    Premium Index Deposits................      --       195        --         --        --
    Loans/Securities......................      --        47        --         --     2,000
    For Customers' Purposes...............      --        --        48         --        --
                                            ------    ------    ------     ------    ------
        Totals............................  $3,498    $3,242    $2,911     $2,863    $2,000
                                            ------    ------    ------     ------    ------
                                            ------    ------    ------     ------    ------

    Summary information with respect to the interest rate derivatives used to manage Provident Bank's interest rate sensitivity at December 31, 2001 follows:

                                                    INTEREST RATE
                                                        SWAPS         INTEREST RATE CAPS
                                                   ----------------   -------------------
                                                   RECEIVE    PAY
                                                    FIXED    FIXED    PURCHASED     SOLD
                                                    -----    -----    ---------     ----
                                                           (DOLLARS IN MILLIONS)
Notional Amount..................................  $3,460    $3,467     $3,002     $2,954
Gross Unrealized Gains...........................      57         6         85         --
Gross Unrealized Losses..........................     (74)     (124)        --        (85)
Weighted Average:
    Receive Rate 6.55%                               2.24%    n/a       n/a
    Pay Rate.....................................    2.23%     6.29%    n/a         n/a
    Strike Rate..................................   n/a       n/a         8.97%      8.97%
    Life (in years)..............................    11.9       8.6       13.0       13.2

    The expected notional maturities of Provident Bank's interest rate derivative portfolio at December 31, 2001 are as follows:

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                           INTEREST RATE
                                               SWAPS         INTEREST RATE CAPS
                                          ----------------   -------------------
                                          RECEIVE    PAY
                                           FIXED    FIXED    PURCHASED     SOLD     TOTAL
                                           -----    -----    ---------     ----     -----
                                                           (IN MILLIONS)
Less than 1 Year........................  $   --    $  260     $   48     $   --   $   308
From 1 to 5 Years.......................   1,033       756         --         --     1,789
From 5 to 10 Years......................     566     1,753         --         --     2,319
From 10 to 15 Years.....................     794       335      2,954      2,954     7,037
More than 15 Years......................   1,067       363         --         --     1,430
                                          ------    ------     ------     ------   -------
        Total...........................  $3,460    $3,467     $3,002     $2,954   $12,883
                                          ------    ------     ------     ------   -------
                                          ------    ------     ------     ------   -------

NOTE 17 -- CREDIT RISK TRANSFER INSTRUMENTS, CREDIT COMMITMENTS AND STANDBY LETTERS OF CREDIT:

    During 2001 and 2000, Provident Bank entered into credit risk transfer transactions. Under the 2001 transaction, Provident Bank transferred 97 1/2% of the credit risk on a $.9 billion auto lease portfolio, while retaining a 2 1/2% first-loss position. Under the 2000 transaction, Provident Bank transferred 98% of the credit risk on a $1.8 billion auto lease portfolio, while retaining a 2% first-loss position. As a result of these transactions, Provident Bank was able to lower its credit concentration in auto leasing while reducing its regulatory capital requirements. As of December 31, 2001, the credit risk on $2.3 billion of on and off-balance sheet auto leases has been transferred from Provident Bank.

    Commitments to extend credit are financial instruments in which Provident Bank agrees to provide financing to customers based on predetermined terms and conditions. Since many of the commitments to extend credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Provident Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by Provident Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

    Standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral is obtained based on management's credit assessment of the customer.

    Provident Bank's commitments to extend credit which are not reflected in the balance sheet at December 31 are as follows:

                                                       2001     2000
                                                       ----     ----
                                                       (IN MILLIONS)
Commitments to Extend Credit........................  $2,153   $2,519
Standby Letters of Credit...........................     193      213

NOTE 18 -- TRANSACTIONS WITH AFFILIATES:

    At December 31, 2001, Carl H. Lindner, members of his immediate family and trusts for their benefit, owned 44% of American Financial Group's Common Stock. This group, along with Carl H. Lindner's siblings and entities controlled by them, or established for their benefit, owned 46% of Provident Financial's Common Stock. Provident Bank leases its home office space and other office space from a trust, for the benefit of a subsidiary of American Financial Group. Rentals

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

charged by American Financial Group and affiliates for the years ended December 31, 2001 and 2000 amounted to $3.1 million and $3.0 million, respectively.

    Provident Bank has had certain transactions with various executive officers, directors and principal holders of equity securities of Provident Financial and its subsidiaries and entities in which these individuals are principal owners. Various loans and leases have been made as well as the sale of repurchase agreements to these persons. Such loans and leases to these persons aggregated approximately $42.8 million and $42.5 million at December 31, 2001 and 2000, respectively. During 2001, new loans and leases aggregating $22.5 million were made to such parties and loans and leases aggregating $22.2 million were repaid. All of the loans and leases were made at market interest rates and, in the opinion of management, all amounts are fully collectible. Additionally, repurchase agreements in the amount of $7.7 million and $12.8 million had been sold to these persons at December 31, 2001 and 2000, respectively. All of these transactions were at market interest rates.

    Provident Bank has also borrowed funds from its parent. Details of these borrowings are provided within the long-term debt table of Note 8 of the Consolidated Financial Statements.

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

    Carrying values and estimated fair values for certain financial instruments as of December 31 are shown in the following table. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Because no secondary market exists for many of Provident Bank's assets and liabilities, the derived fair values are calculated estimates, and the fair values provided herein do not necessarily represent the actual values which may be realized in the disposition of these instruments. The aggregate fair value amounts presented do not represent the underlying value of Provident Bank. What is presented below is a point-in-time valuation that is affected, in part, by unrealized gains and losses resulting from management's implementation of its program to manage overall interest rate risk. It is not management's intention to immediately dispose of a significant portion of its financial instruments. As a result, the following fair value information should not be interpreted as a forecast of future earnings and cash flows.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                       2001                        2000
                                             -------------------------   ------------------------
                                              CARRYING                    CARRYING
                                                VALUE      FAIR VALUE      VALUE      FAIR VALUE
                                                -----      ----------      -----      ----------
                                                                (IN THOUSANDS)
Financial Assets:
    Cash and Cash Equivalents..............  $   501,219   $   501,219   $  369,028   $   369,028
    Trading Account Securities.............      101,156       101,156       41,949        41,949
    Loans Held for Sale....................      217,914       217,914      206,168       206,168
    Investment Securities..................    3,493,530     3,493,530    2,964,036     2,964,036
    Loans and Leases.......................   10,495,823    10,581,838    9,076,901     9,094,739
    Less: Reserve for Losses...............     (243,005)           --     (156,652)           --
                                             -----------   -----------   ----------   -----------
        Net Loans and Leases...............   10,252,818    10,581,838    8,920,249     9,094,739
Financial Liabilities:
    Deposits...............................    9,004,350     9,017,337    8,897,919     8,841,460
    Short-Term Debt........................    1,717,924     1,717,924      457,105       457,105
    Long-Term Debt.........................    3,240,306     3,157,488    3,022,748     3,014,251
Derivative Instruments:
    Interest Rate Swaps....................     (134,566)     (134,566)          --       (74,173)
    Interest Rate Caps.....................           --            --           --        (2,523)
    Interest Rate Floors...................           --            --           --        12,889

    The following methods and assumptions were used by Provident Bank in estimating its fair value disclosures for financial instruments:

    Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

    Trading account securities and investment securities: Fair values for trading account securities and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Retained interest in securitized assets is valued using discounted cash flow techniques. Significant assumptions used in the valuation are shown in Note 15.

    Loans and leases: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain residential mortgage loans and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans and leases are estimated using discounted cash flow analyses and interest rates currently being offered for loans and leases with similar terms to borrowers of similar credit quality. The fair values disclosed for loans held for sale are equal to their carrying amounts.

    Deposits: The fair values disclosed for demand deposits are equal to their carrying amounts. The carrying amounts for variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    Short-term debt: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

    Long-term debt: The fair values of long-term borrowings that are traded in the markets are equal to their quoted market prices. The fair values of other long-term borrowings (other than deposits) are estimated using discounted cash flow analyses, based on Provident Bank's current incremental borrowing rates for similar types of borrowing arrangements.

                      THE PROVIDENT BANK AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Derivative instruments: For 2001, the fair value of derivative instruments has been recognized as either assets or liabilities in the balance sheet in accordance to SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities'. For 2000, the fair value of derivative instruments was not recognized in the balance sheet. The fair value of derivative instruments is based upon current market quotes.

NOTE 20 -- ADDITIONAL INFORMATION:

    Legal Contingencies: Provident Bank is subject to litigation in the ordinary course of business. Management does not expect such litigation will have a material adverse effect on Provident Bank's financial position.

    Restrictions on Cash and Noninterest Bearing Deposits: Federal Reserve Board regulations require that Provident Bank maintain a certain minimum reserve balance. The average amount of those reserve balances for the year ended December 31, 2001, was approximately $62.6 million.

    Other Real Estate and Equipment Owned: At December 31, 2001 and 2000, the carrying value of other real estate and equipment owned was $20.9 million and $8.8 million, respectively.

    Restricted Assets: Provident Bank formed the subsidiaries listed below to account for and support the process of transferring, securitizing and/or selling of vehicle and equipment leases. These subsidiaries are separate legal entities and each maintains books and records with respect to its assets and liabilities. The assets of these subsidiaries, which are included in the consolidated financial statements, are not available to secure financing or otherwise satisfy claims of creditors of Provident Bank or any of its other subsidiaries.

    The subsidiaries and their total assets as of December 31, 2001 and 2000 follow:

                                                                 DECEMBER 31,
                                                              -------------------
SUBSIDIARY                                                      2001       2000
----------                                                      ----       ----
Provident Auto Leasing Company..............................  $546,686   $376,631
Provident Auto Rental LLC 2000-1............................   374,242    381,754
Provident Auto Rental LLC 2001-1............................   345,432         --
Provident Auto Rental LLC 1999-1............................   202,473    174,763
Provident Lease Receivables Company LLC.....................   193,139    233,566
Provident Auto Rental LLC 2000-2............................   159,537     24,236
Provident Auto Rental Company LLC 1998-2....................    41,306     34,556
Provident Auto Rental Company LLC 1998-1....................    37,330     31,291

    The above amounts include items which are eliminated in the Consolidated Financial Statements.

    Restrictions on Transfer of Funds from Subsidiaries to Parent: The transfer of funds by Provident Bank to the parent as dividends, loans or advances is subject to various laws and regulations that limit the amount of such transfers that can be made without regulatory approval. The maximum amount available for dividend distribution that may be paid in 2002 by Provident Bank to its parent without regulatory approval is approximately $46.6 million, plus 2002 net income. Pursuant to Federal Reserve and State regulations, the maximum amount available to be loaned to affiliates (as defined), including its Parent, by Provident Bank, was approximately $166.3 million to any single affiliate, and $332.6 million to all affiliates combined of which $60.8 million was loaned at December 31, 2001.

________________________________________________________________________________

                                     [LOGO]

                            PFGI CAPITAL CORPORATION

                              6,000,000 PRIDES 'sm'
              (INITIALLY CONSISTING OF 6,000,000 INCOME PRIDES 'sm')

                               -----------------
                                   PROSPECTUS
                               -----------------

                              MERRILL LYNCH & CO.


                                  JUNE , 2002


'sm' Service mark of Merrill Lynch & Co., Inc.
________________________________________________________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following sets forth the estimated expenses in connection with the offering described in this Registration Statement:


Securities and Exchange Commission registration fee.........  $   15,870
NASD filing fee.............................................      17,750
NYSE listing fee............................................      55,000
Legal fees and expenses.....................................     570,000
Printing and engraving expenses.............................     150,000
Accountants' fees and expenses..............................      35,000
Blue Sky fees and expenses..................................       2,000
Transfer agent and registrar fees...........................       1,000
Fees and expenses of J.P. Morgan Trust Company..............      13,500
Rating Agency Fees..........................................     150,000
Miscellaneous expenses......................................      30,000
                                                              ----------
    Total...................................................  $1,030,120
                                                              ----------
                                                              ----------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

(a) Provident Financial Group, Inc.

    Ohio Revised Code, Section 1701.13(E), allows indemnification by Provident Financial Group, Inc. to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of Provident Financial Group, Inc., by reason of the fact that he is or was a director, officer, employee or agent of Provident Financial Group, Inc., against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Provident Financial Group, Inc. and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of Provident Financial Group, Inc., except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the registrant unless deemed otherwise by the court. Indemnification is to be made by a majority vote of a quorum of disinterested directors or the written opinion of independent counsel or by the stockholders or by the court. Provident Financial Group, Inc.'s Code of Regulations extends such indemnification.

(b) PFGI Capital Corporation.

    Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. PFGI Capital Corporation's charter contains such a provision which eliminates directors' and officers' liabilities to the maximum extent permitted by Maryland law.

    PFGI Capital Corporation's charter and Bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of PFGI Capital Corporation and at the request of PFGI Capital Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent and who is made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of PFGI

Capital Corporation and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. PFGI Capital Corporation's charter and Bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of it in any of the capacities described above and any employee or agent of it or its predecessor.

    Maryland law requires a corporation (unless its charter provides otherwise, which the PFGI Capital Corporation's charger does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 16. EXHIBITS.

    See Exhibit Index.

ITEM 17. UNDERTAKINGS.

    Each undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (5) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on June 6, 2002.


                                          PROVIDENT FINANCIAL GROUP, INC.

                                          BY: /S/ CHRISTOPHER J. CAREY
                                              ..................................
                                             NAME: CHRISTOPHER J. CAREY
                                             TITLE: EXECUTIVE VICE PRESIDENT AND
                                          CHIEF FINANCIAL OFFICER

                                          PFGI CAPITAL CORPORATION

                                          BY: /S/ TAYFUN TUZUN
                                              ..................................
                                             NAME: TAYFUN TUZUN
                                             TITLE: TREASURER AND DIRECTOR

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of Provident Financial Group, Inc. and PFGI Capital Corporation, hereby severally constitute Robert L. Hoverson, Mark E. Magee and Christopher J. Carey and each of them singly, our true and lawful attorneys-in-fact, with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and any registration statement in connection with this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Provident Financial Group, Inc. and PFGI Capital Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto (or such registration statement filed pursuant to Rule 462(b)).


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 6, 2002.


               SIGNATURE                                          TITLE
               ---------                                          -----
                   *                     Chief Executive Officer and Director (Principal
 ......................................    Executive Officer) of Provident Financial Group, Inc.
         (ROBERT L. HOVERSON)

       /s/ CHRISTOPHER J. CAREY          Executive Vice President and Chief Financial Officer
 ......................................    (Principal Financial Officer and Principal Accounting
        (CHRISTOPHER J. CAREY)             Officer) of Provident Financial Group, Inc. and
                                           President of PFGI Capital Corporation

               SIGNATURE                                          TITLE
               ---------                                          -----
                   *                     Director of Provident Financial Group, Inc.
 ......................................
            (JACK M. COOK)

                   *                     Director of Provident Financial Group, Inc.
 ......................................
        (THOMAS D. GROTE, JR.)

                   *                     Director of Provident Financial Group, Inc.
 ......................................
          (JOSEPH A. PEDOTO)

                   *                     Director of Provident Financial Group, Inc.
 ......................................
         (SIDNEY A. PEERLESS)

                   *                     Director of Provident Financial Group, Inc.
 ......................................
          (JOSEPH A. STEGER)

           /S/ TAYFUN TUZUN              Treasurer and Director of PFGI Capital Corporation
 ......................................
            (TAYFUN TUZUN)


 /s/ ANTHONY M. STOLLINGS                Director of PFGI Capital Corporation
 ......................................
       (ANTHONY M. STOLLINGS)



 /s/ MARK E. MAGEE                       Director of PFGI Capital Corporation
 ......................................
       (MARK E. MAGEE)



* By Christopher J. Carey, attorney-in-fact.

                               INDEX TO EXHIBITS


EXHIBITS
--------
Exhibit 1'D'      Form of Underwriting Agreement to be entered into among
                  Provident Financial Group, Inc., The Provident Bank, PFGI
                  Capital Corporation, Merrill Lynch & Co., Merrill Lynch,
                  Pierce, Fenner & Smith Incorporated, as representative of
                  the several Underwriters
Exhibit 3.1*      Articles of Incorporation of Provident Financial Group, Inc.
Exhibit 3.2*      Code of Regulations of Provident Financial Group, Inc.
Exhibit 3.3***    Articles of Incorporation of PFGI Capital Corporation
Exhibit 3.4***    Bylaws of PFGI Capital Corporation
Exhibit 3.5'D'    Amended and Restated Articles of Incorporation of PFGI
                  Capital Corporation
Exhibit 4.1**     Form of Common Stock Certificate of Provident Financial
                  Group, Inc.
Exhibit 4.2'D'    Form of Forward Purchase Contract Agreement to be entered
                  into among Provident Financial Group, Inc., The Provident
                  Bank, PFGI Capital Corporation and J.P. Morgan Trust
                  Company, National Association, as forward purchase contract agent
Exhibit 4.3'D'    Form of Income PRIDES (included as Exhibit A to Exhibit 4.2 hereto)
Exhibit 4.4'D'    Form of Pledge Agreement to be entered into between
                  Provident Financial Group, Inc. and J.P. Morgan Trust
                  Company, National Association, as collateral agent,
                  custodial agent and securities intermediary and forward
                  purchase contract agent
Exhibit 4.5'D'    Form of Series A Preferred Stock Certificate of PFGI Capital
                  Corporation
Exhibit 4.6'D'    Form of Remarketing Agreement to be entered into among
                  Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
                  Incorporated, as Remarketing Agent, J.P. Morgan Trust
                  Company, National Association, as forward purchase contract agent, Provident Financial Group, Inc., the Provident Bank and PFGI Capital Corporation
Exhibit 5.1'D'    Opinion of Keating, Muething & Klekamp, P.L.L. as to the
                  legality of the Common Stock of Provident Financial Group,
                  Inc. registered hereunder
Exhibit 5.2'D'    Opinion and consent of Shearman & Sterling as to the
                  legality of the forward purchase contracts of Provident
                  Financial Group, Inc. and the Income PRIDES registered
                  hereunder
Exhibit 5.3'D'    Opinion of Ballard Spahr Andrews & Ingersoll, LLP as to the
                  legality of the Preferred Stock of PFGI Capital Corporation registered hereunder
Exhibit 8'D'      Tax opinion and consent of Shearman & Sterling
Exhibit 10.1'D'   Form of Master Participation and Servicing Agreement to be
                  entered into between The Provident Bank and PFGI Capital
                  Corporation
Exhibit 10.2'D'   Form of Management Agreement to be entered into between The
                  Provident Bank and PFGI Capital Corporation
Exhibit 10.3'D'   Form of Exchange Agreement to be entered into between The
                  Provident Bank and PFGI Capital Corporation
Exhibit 23.1'D'   Consent of Keating, Muething & Klekamp, P.L.L. (included in
                  Exhibit 5.1 hereto)
Exhibit 23.2'D'   Consents of Shearman & Sterling (included in Exhibits 5.2
                  and 8.1 hereto)
Exhibit 23.3'D'   Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5.3 hereto)
Exhibit 23.4'D'   Consent of Ernst & Young LLP
Exhibit 23.5'D'   Consent of Ernst & Young LLP

Exhibit 24.1*** Power of Attorney (included on signature page to Part II of this registration statement)
Exhibit 99.1***   Consent of Christopher J. Carey, Nominee for Director
Exhibit 99.2***   Consent of Mark E. Magee, Nominee for Director
Exhibit 99.3***   Consent of John Rubenbauer, Nominee for Director
Exhibit 99.4***   Consent of Anthony M. Stollings, Nominee for Director
Exhibit 99.5***   Consent of Robert Pompey, Nominee for Director
Exhibit 99.6***   Consent of Dett Hunter, Nominee for Director
Exhibit 99.7***   Consent of James Berry, Nominee for Director
Exhibit 99.8***   Consent of J. David Rosenberg, Nominee for Director

---------
  'D' Filed herewith

  * Incorporated herein by reference to the Annual Report of Provident Financial Group, Inc. filed on Form 10-K for the year ended December 31, 2001


 ** Description of the Common Stock contained in the Form 10 of Provident
    Bancorp, Inc. (a predecessor to Provident), dated September 9, 1980

*** Previously filed


                              STATEMENT OF DIFFERENCES
                              ------------------------

The dagger symbol shall be expressed as.................................... 'D'
The service mark symbol shall be expressed as.............................. 'sm'